The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No.: 333-136378

SUBJECT TO COMPLETION, DATED OCTOBER 4, 2007

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 7, 2007)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

MXN         % Notes due 20

The MXN              aggregate principal amount of notes due 20     (the “Notes”) will bear interest at the rate of     % per annum. Interest on the Notes is payable semi-annually in arrears on April      and October      of each year, beginning on April     , 2008. The Notes will mature on October     , 20    .

The Notes will be issued in minimum denominations of MXN 1,000,000 principal amount and integral multiples of MXN 1,000,000 in excess thereof. The Notes will be represented by one or more global notes registered in the name of a nominee of a common depositary for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes have not been registered in the Mexican National Securities Registry (Registro Nacional de Valores), and therefore they are not the subject of a public offer in Mexico. Intermediation of the Notes in Mexico is subject to the restrictions of the Mexican securities market law. Any investor of Mexican nationality that purchases these Notes will do so under its own responsibility. The information contained in this prospectus supplement and the accompanying prospectus (other than the information relating to our ratings as published by Moody’s, Standard & Poor’s and Fitch) is the exclusive responsibility of us and has not been reviewed by the National Banking and Securities Commission of Mexico (Comisión Nacional Bancaria y de Valores).

The Notes are expected to be rated “A+” by Fitch Ratings Ltd., “A” by Standard & Poor’s Rating Services, a division of The McGraw Hill Companies Inc. and “Aa3” by Moody’s Investors Service, Inc. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization. There can be no assurance that these ratings will remain in effect for a given period or that these ratings will not be revised by the rating agencies in the future.

	Per Note		Total
Public offering price		%	MXN
Underwriting discounts		%	MXN
Proceeds to us, before expenses		%	MXN

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including October     , 2007.

An application will be filed to list the Notes on the International Quotation System (Sistema Internacional de Cotizaciones) of the Mexican Stock Exchange.

The underwriter expects to deliver the Notes to investors through the book-entry facilities of Euroclear and Clearstream on or about October     , 2007.

Lead Manager and Bookrunner

Merrill Lynch & Co.

Prospectus Supplement Dated                     , 2007

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Prospectus Supplement

Prospectus

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean the Republic of Korea. All references to the “Government” mean the government of Korea. References to “US$” or “U.S. dollars” are to the lawful currency of the United States; and references to “pesos” or “MXN” are to the lawful currency of Mexico. All references to “Mexico” contained in this prospectus supplement mean the United Mexican States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated May 7, 2007. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-136378, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION

IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 16-1, Youidodong, Yongdeungpo-ku, Seoul 150-996, The Republic of Korea.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions” on page S-88.

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering MXN              principal amount of         % notes due              20    . The Notes will bear interest at the rate of         % per annum, payable semi-annually in arrears on April              and October              of each year, beginning on April     , 2008. Interest on the Notes will accrue from October     , 2007 and will be calculated based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of MXN 1,000,000 principal amount and integral multiples of MXN 1,000,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of a common depositary for Euroclear and Clearstream.

We do not have any right to redeem the Notes prior to maturity.

Payment Currency

Payment of principal, interest, additional amounts and any other amounts due in respect of the Notes will be made in Mexican pesos, except in circumstances as set forth under “Description of the Notes—Payment Currency.”

Listing

An application will be filed to list the Notes on the International Quotation System (Sistema Internacional de Cotizaciones) of the Mexican Stock Exchange.

Rating

The Notes are expected to be rated “A+” by Fitch Ratings Ltd. (“Fitch”), “A” by Standard & Poor’s Rating Services, a division of The McGraw Hill Companies Inc. (“S&P”) and “Aa3” by Moody’s Investors Service, Inc. (“Moody’s”). A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization. There can be no assurance that these ratings will remain in effect for a given period or that these ratings will not be revised by the rating agencies in the future.

Form and settlement

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear and Clearstream. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in Euroclear and Clearstream, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. Ownership of beneficial interest in the Notes will be limited to persons who are participants in Euroclear and Clearstream (including Indeval) and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the Notes will take place through Euroclear and Clearstream participants. See “Clearance and Settlement—Transfers Within and Between Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the respective Notes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment on or about October     , 2007, which we expect will be the fourth business day following the date of this prospectus supplement, referred to as “T+4.” You should note that initial trading of the Notes may be affected by the T+4 settlement. See “Underwriting—Delivery of the Notes.”

RISK FACTOR

Prior to making an investment decision, prospective purchasers of the Notes should carefully consider, along with the other matters set out in this prospectus supplement and the accompanying prospectus, the following factor.

If the Mexican Peso Depreciates Against the U.S. Dollar, the Effective U.S. Dollar Yield on the Notes Will Decrease Below the Interest Rate on the Notes, and the Amount Payable at Maturity May Be Less Than Your Investment, Resulting in a Loss to You

Exchange rates between the U.S. Dollar and the Mexican peso have varied significantly from year to year and period to period. Historical peso/U.S. Dollar exchange rates are presented under “Exchange Rates” in this prospectus supplement. Mexican governmental policies or actions or political or economic developments in Mexico or elsewhere could lead to significant and sudden changes in the exchange rate between the peso and the U.S. Dollar. If the Mexican peso depreciates against the U.S. Dollar, the effective yield on the Notes measured in U.S. Dollars will decrease below the interest rate on the Notes and the amount payable on the Notes at maturity in Mexican pesos may be less than your U.S. Dollar investment, resulting in a loss to you. Depreciation of the Mexican peso against the U.S. Dollar may also adversely affect the market value of the Notes.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for our general operations, including repayment of our maturing debt and other obligations.

EXCHANGE RATES

Since December 22, 1994, Mexico has maintained a floating exchange rate policy, with Banco de México (Mexico’s central bank) intervening in the foreign exchange market from time to time to minimize volatility and ensure an orderly market. There can be no assurance that the government will maintain its current policies with regard to the peso or that the peso will not further depreciate or appreciate significantly in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end noon buying rate in New York City for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. Dollar. The rates have not been restated in constant currency units and therefore represent nominal historical figures.

	High	Low	Average[1]	Period End
Period
2002	10.4250	9.0000	9.7530	10.4250
2003	11.4060	10.1130	10.8043	11.2420
2004	11.6300	10.8050	11.3095	11.1540
2005	11.4100	10.4100	10.9400	10.6300
2006	11.4600	10.4315	10.9055	10.7995
2007:
January	11.0920	10.7650	10.9500	11.0019
February	11.1999	10.9160	11.0040	11.1666
March	11.1846	11.0130	11.1144	11.0427
April	11.0305	10.9240	10.9802	10.9295
May	10.9308	10.7380	10.8221	10.7380
June	10.9785	10.7116	10.8330	10.7901
July	11.0110	10.7276	10.8146	10.9311
August	11.2692	10.9265	11.0438	11.0320
September	11.1482	10.9255	11.0319	10.9315

1	Average of month-end rates, for annual periods.

On October 1, 2007, the noon buying rate in New York City for cable transfers in pesos published by the Federal Reserve Bank of New York was MXN 10.9130 to U.S.$1.00.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated May 7, 2007. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Overview

As of June 30, 2007, we had (Won)17,379.7 billion of outstanding loans, including (Won)11,528.6 billion of outstanding export credits, (Won)3,559.2 billion of outstanding overseas investment credits and (Won)1,571.4 billion of outstanding import credits, as compared to (Won)15,051 billion of outstanding loans, including (Won)9,818 billion of outstanding export credits, (Won)3,212 billion of outstanding overseas investment credits and (Won)1,300 billion of outstanding import credits as of December 31, 2006.

Capitalization

As of June 30, 2007, our authorized capital was (Won)4,000 billion and our capitalization was as follows:

	June 30, 2007(1)
	Actual		As Adjusted
	(billions of Won)
	(unaudited)
Long-Term Debt(2)(3)(4):
Borrowings in Korean Won	(Won)	—	(Won)	—
Borrowings in Foreign Currencies		—		—
Export-Import Financing Debentures		9,066.4		9,066.4
The Notes offered hereby		—		(5)

Total Long-Term Debt		9,066.4

Capital and Reserves:
Paid-in Capital(6)		3,305.8		3,305.8
Legal Reserve(7)		210.3		210.3
Voluntary Reserve(7)		614.5		614.5
Unappropriated Retained Earnings		88.5		88.5
Accumulated Other Comprehensive Income(8)		651.5		651.5

Total Capital and Reserves	(Won)	4,870.5	(Won)	4,870.5

Total Capitalization(7)	(Won)	13,936.9	(Won)

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since June 30, 2007.
(2)	We have translated borrowings in foreign currencies into Won at the rate of (Won)926.8 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on June 30, 2007.
(3)	As of June 30, 2007, we had contingent liabilities totaling (Won)52,916.8 billion, which consisted of (Won)25,691.1 billion under outstanding guarantees and acceptances and (Won)27,225.7 billion under contingent guarantees and acceptances issued on behalf of our clients. As of June 30, 2007, we had entered into 56 interest rate related derivative contracts with a notional amount of (Won)6,045.5 billion and 67 currency related derivative contracts with a notional amount of (Won)4,129.4 billion in accordance with our policy to hedge interest rate and currency risks.

(4)	All our borrowings, whether domestic or international, are unsecured and unguaranteed.
(5)	Translated from Mexican pesos into Won based on the following exchange rates: (a) MXN 10.79 to US$1.00, the noon buying rate as quoted by the Federal Reserve Bank of New York and (b) (Won)926.8 to US$1.00, the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., each as of June 30, 2007.
(6)	Authorized ordinary share capital is (Won)4,000 billion and issued fully-paid ordinary share capital is (Won)3,305.8 billion. See “Government Support and Supervision” in this prospectus supplement and the accompanying prospectus.
(7)	See “Government Support and Supervision” in the accompanying prospectus for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.
(8)	Previously classified as capital adjustments. Effective January 1, 2007, we adopted a set of new accounting standards issued by the Korea Accounting Standard Board and reclassified certain components of our balance sheet, income statement and cash flow statement. See “Notes to Non-Consolidated Financial Statements of June 30, 2007—Note 2”.

Selected Financial Statement Data

The following tables present financial information for the six months ended June 30, 2006 and 2007 and as of December 31, 2006 and June 30, 2007:

	Six Months Ended June 30,
	2007		2006
	(billions of won)
	(unaudited)
Income Statement Data
Total Interest Income	(Won)	466.0	(Won)	320.7
Total Interest Expenses		326.5		217.9
Net Interest Income		139.5		102.8
Total Revenues		938.1		789.7
Total Expenses		821.9		583.0
Income before Income Taxes		116.2		206.7
Income Tax Benefit (expense)		(27.7)		(56.8)
Net Income		88.5		149.9

	As of June 30, 2007 (unaudited)		As of December 31, 2006
	(billions of won)
Balance Sheet Data
Total Loans(1)	(Won)	17,379.7	(Won)	15,050.5
Total Borrowings(2)		13,682.9		11,798.7
Total Assets		19,831.8		17,448.5
Total Liabilities		14,961.3		12,688.5
Total Shareholders’ Equity(3)		4,870.5		4,759.9

(1)	Includes bills bought, foreign exchange bought and others without present value discounts.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

For the six months ended June 30, 2007, we had net income of (Won)88.5 billion compared to net income of (Won)149.9 billion for the six months ended June 30, 2006.

The principal factors for the decrease in net income for the six months ended June 30, 2007 compared to the six months ended June 30, 2006 included:

•

a decrease in gain on disposal of available-for-sale securities to (Won)55.6 billion for the six months ended June 30, 2007 from (Won)184.4 billion in the same period of 2006; the (Won)55.6 billion gain in the six months ended June 30, 2007 reflected principally the sale of our equity interest in SK Networks and the (Won)184.4 billion gain in the six months ended June 30, 2006 reflected principally the sale of our equity interest in Korea Exchange Bank;

•

an increase in net foreign exchange trading losses to (Won)110.7 billion in the six months ended June 30, 2007 from (Won)44.8 billion in the same period of 2006, primarily due to losses on Euro-denominated liability transactions resulting from the appreciation of the Euro against the Won and losses on Dollar-denominated asset transactions resulting from the depreciation of the Dollar against the Won; and

•

an increase in provision for acceptance and guarantee losses to (Won)84.0 billion in the six months ended June 30, 2007 from (Won)28.2 billion in the same period of 2006, primarily due to an increase in guarantees.

The above factors were partially offset by (1) net gain on derivative instruments of (Won)99.3 billion in the six months ended June 30, 2007 compared to net loss on derivative instruments of (Won)28.3 billion in the same period of 2006 and (2) an increase in net interest income to (Won)139.5 billion in the six months ended June 30, 2007 from (Won)102.8 billion in the same period of 2006.

As of June 30, 2007, our total assets increased by 13.7% to (Won)19,831.8 billion from (Won)17,448.5 billion as of December 31, 2006, primarily due to a 15.5% increase in loans to (Won)17,379.7 billion as of June 30, 2007 from (Won)15,050.5 billion as of December 31, 2006.

As of June 30, 2007, our total liabilities increased by 17.9% to (Won)14,961.3 billion from (Won)12,688.5 billion as of December 31, 2006. The increase in liabilities was primarily due to a 21.7% increase in debentures to (Won)12,182.3 billion as of June 30, 2007 from (Won)10,011.8 billion as of December 31, 2006.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The appreciation of the Won against the Dollar for the six months ended June 30, 2007 compared to the same period of 2006 partially offset the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt, respectively.

As of June 30, 2007, our total shareholders’ equity increased by 2.3% to (Won)4,870.5 billion from (Won)4,759.9 billion as of December 31, 2006 primarily due to an increase in retained earnings by (Won)71.7 billion.

Operations

Loan Operations

In the first half of 2007, we provided total loans of (Won)10,508.3 billion, an increase of 19.7% from the same period of 2006.

The following table sets out the total amounts of our outstanding loans, categorized by type of credit, as of June 30, 2007:

	June 30, 2007		As % of June 30, 2007 Total
	(billions of Won)
Export Credits(1)
Ships	(Won)	4,088.7	23.5%
Industrial Plants		2,516.6	14.5
Machinery		473.0	2.7
Foreign Exchange Bought		664.7	3.8
Trade Bill Rediscount		956.4	5.5
Others(2)		2,829.2	16.3

Sub-total		11,528.6	66.3

Overseas Investment Credits		3,559.2	20.5
Import Credits		1,571.4	9.1
Others(3)		354.2	2.0
Call Loans and Inter-bank Loans in Foreign Currency		366.3	2.1

Total	(Won)	17,379.7	100.0%

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, and miscellaneous other items.
(3)	Includes domestic usance, loans for debt-equity swap, advances for customers, and miscellaneous other items.
Source:	Internal accounting records

Export Credits

As of June 30, 2007, export credits in the amount of (Won)11,528.6 billion represented 66.3% of our total outstanding loans. Our disbursements of export credits amounted to (Won)7,957.8 billion in the first half of 2007, an increase of 17.1% over the same period of 2006, which was mainly due to an increase in demand for loan financing from both domestic exporters and foreign importers.

Overseas Investment Credits

As of June 30, 2007, overseas investment credits amounted to (Won)3,559.2 billion, representing 20.5% of our total outstanding loans. Our disbursements of overseas investment credits in the first half 2007 increased by 25.8% to (Won)1,044.2 billion over the same period of 2006, primarily due to an increase in natural resources development projects undertaken by Korean companies in the first half of 2007.

Import Credits

As of June 30, 2007, import credits in the amount of (Won)1,571.4 billion represented 9.1% of our total outstanding loans. Our disbursements of import credits amounted to (Won)1,488.3 billion in the first half of 2007, an increase of 41.0% over the same period of 2006, which was mainly due to an increase in demand for financing for raw materials used for export and domestic consumption.

Guarantee Operations

Guarantee commitments as of June 30, 2007 increased to (Won)52,916.8 billion from (Won)45,707.8 billion as of December 31, 2006. Guarantees we had confirmed as of June 30, 2007 increased to (Won)25,691.1 billion from (Won)22,313.6 billion as of December 31, 2006.

In the first half of 2007, we issued project related confirmed guarantees in the amount of (Won)9,739.0 billion, an increase of 50.1% over the same period of 2006, which was mainly due to increased demand for advance payment guarantees arising from the increasingly active shipbuilding sector.

For further information regarding our guarantee and letter of credit operations, see “Notes to Non-Consolidated Financial Statements of June 30, 2007—Note 11”.

Description of Assets and Liabilities

Total Credit Exposure

The following table sets out our Credit Exposure as of June 30, 2007, categorized by type of exposure extended:

	June 30, 2007
	(billions of Won, except for percentages)
A Loans in Won	(Won)	3,648	8.6%
B Loans in Foreign Currencies		12,605	29.7
C Loans (A+B)		16,253	38.3
D Other Loans		761	1.8
E Call Loans and Inter-bank Loans in Foreign Currency		366	0.9
F Loan Credits (C+D+E)		17,380	41.0
G Allowances for Possible Loan Losses		(646)	(1.5)
H Present Value Discount (PVD)		(41)	(0.1)
I Loan Credits including PVD (F-G-H)		16,693	39.4
J Guarantees		25,691	60.6
K Credit Exposure (I+J)		42,384	100.0

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (excluding call loans and inter-bank loans in foreign currency) as of June 30, 2007, categorized by geographic area(1)(2):

	June 30, 2007		As % of June 30, 2007 Total
	(billions of Won, except for percentages)
Asia	(Won)	6,585.0	38.7%
Europe		4,543.2	26.7
Middle East		2,571.7	15.1
Central and South America		666.2	3.9
North America		2,109.7	12.4
Africa		45.4	0.3
Others		492.2	2.9

Total	(Won)	17,013.4	100.0%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.
(2)	Excludes call loans, inter-bank loans in foreign currency, and loan value adjustments.
Source:	Internal accounting records.

Individual Exposure

As of June 30, 2007, our largest Credit Exposure was to Hyundai Heavy Industries Group companies in the amount of (Won)9,434 billion.

As of June 30, 2007, our second largest and third largest Credit Exposures respectively were to Samsung Group companies in the amount of (Won)6,799 billion and to Daewoo Shipbuilding & Marine Engineering in the amount of (Won)3,612 billion.

The following table sets out our five largest Credit Exposures as of June 30, 2007(1):

Rank	Name of Borrower	Loans		Guarantees		Total
		(billions of Won)
1	Hyundai Heavy Industries	(Won)	50.9	(Won)	9,382.7	(Won)	9,433.5
2	Samsung		53.1		6,746.1		6,799.2
3	Daewoo Shipbuilding & Marine Engineering		—		3,611.9		3,611.9
4	Hyundai Motor Co.		801.0		399.9		1,200.9
5	SK		625.5		503.3		1,128.8

(1)	Includes loans and guarantees extended to affiliates.

Source: Internal accounting records.

As of June 30, 2007, our Credit Exposure to SK Networks and its subsidiaries amounted to (Won)213.3 billion and was classified as normal. Provisioning for such Credit Exposure was at 2.4% as of June 30, 2007.

Asset Quality

Asset Classifications

The following table provides information on our asset quality and loan loss reserves as of June 30, 2007:

	As of June 30, 2007
	Loan Amount(1)		Minimum Reserve Ratio	Loan Loss Reserve(2)
	(in billions of Won, except percentages)
Normal	(Won)	69,481.3	0.7%	(Won)	871.6
Precautionary		360.9	7.0%		57.6
Sub-standard		58.1	20.0%		25.0
Doubtful		15.7	50.0%		13.9
Estimated Loss		14.3	100.0%		14.3

Total	(Won)	69,930.3		(Won)	982.4

(1)	These figures include loans (excluding interbank loans and call loans), domestic usance, bills bought, foreign exchange bought, advances for customers, and confirmed and unconfirmed acceptances and guarantees.
(2)	These figures include present value discount.

Reserves for Credit Losses

The following table sets out our 10 largest non-performing assets as of June 30, 2007.

Borrower	Loans		Guarantees	Total
	(billions of Won)
Banco Santos S.A.	(Won)	3.9	—	(Won)	3.9
I-Texfil Ltd		3.7	—		3.7
Choongnam Vietnam Textile Co., Ltd		3.5	—		3.5
Pioneer (Cayman) Co., Ltd.		2.0	—		2.0
Dongjin Global Textile Corp.		1.7	—		1.7
Ajin Paper & Packing Co.		1.7	—		1.7
Daewoo Electronics DE Mexico S.A.		1.1	—		1.1
Choongnam Spinning Co., Ltd.		1.1	—		1.1
Hyun Yang Co., Ltd.		1.0	—		1.0
Government of the Russian Federation.		1.0	—		1.0

Total	(Won)	20.6	—	(Won)	20.6

As of June 30, 2007, our exposure to the government of the Russian Federation amounted to (Won)149.4 billion and we had established a 19% provisioning level for that credit exposure.

We cannot provide any assurance that our current level of exposure to non-performing assets will continue in the future or that any of our borrowers (including our largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

As of June 30, 2007, the amount of our non-performing assets was (Won)27.6 billion, a decrease of 37.3% from (Won)43.8 billion as of December 31, 2006, which was mainly due to the enhanced overall asset quality of our assets.

The following table sets forth information regarding our loan loss reserves as of June 30, 2007:

	June 30, 2007
	(billions of Won, except for percentages)
Loan Loss Reserve (A)	(Won)	982.4
NPA (B)(1)		27.6
Total Equity (C)		4,870.5
Reserve to NPA (A/B)		3,559.4%
Equity at Risk [(B-A)/C]		—

(1)	Non-performing assets, which are defined as (a) assets classified as doubtful and estimated loss, (b) assets for which principal or interest payments are delinquent by more than 3 months or (c) assets exempted from interest payments due to restructuring or rescheduling.

Source: Internal accounting records.

Investments

As of June 30, 2007, our total investment in securities amounted to (Won)2,589.2 billion, representing 13.1% of our total assets.

The following table sets out the composition of our investment securities as of June 30, 2007:

Type of Investment Securities	Amount		%
	(billions of Won)
Available-for-Sale Securities	(Won)	2,496.9	96.4%
Securities Held-to-Maturity		—	—
Investments in Associates		92.2	3.6%

Total	(Won)	2,589.2	100.0%

For further information relating to the classification guidelines and methods of valuation for unrealized gains and losses on our securities, see “Notes to Non-Consolidated Financial Statements of June 30, 2007—Note 2”.

Guarantees and Acceptances and Contingent Liabilities

As of June 30, 2007, we had issued a total amount of (Won)25,691.1 billion in confirmed guarantees and acceptances, of which (Won)25,688.9 billion, representing 99.99% of the total amount, was classified as normal and (Won)2.2 billion, representing 0.01% of the total amount, was classified as precautionary.

Derivatives

As of June 30, 2007, our outstanding loans made at floating rates of interest totaled approximately (Won)11,279 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately (Won)7,712 billion, including those raised in Singapore dollars, Hong Kong dollars, and Euros and swapped into U.S. dollar floating rate borrowings. As of June 30, 2007, we had entered into 67 currency related derivative contracts with a notional amount of (Won)4,129.4 billion and valuation for BIS capital ratio purposes of (Won)21 billion and had entered into 56 interest rate related derivative contracts with a notional amount of (Won)6,045.5 billion and valuation for BIS capital ratio purposes of (Won)33 billion. See “Notes to Non-Consolidated Financial Statements of June 30, 2007—Note 14”.

Sources of Funding

We raised a net total of (Won)10,876 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during the first half of 2007, an increase of 21.0% from (Won)8,986 billion in the same period of 2006. The total loan repayments, including prepayments by our clients, during the first half of 2007 amounted to (Won)825.1 billion, an increase of 22.1% from (Won)675.6 billion during the same period of 2006.

As of June 30, 2007, we had no outstanding borrowings from the Government. We issued Won-denominated domestic bonds in the aggregate amount of (Won)920 billion during the first half of 2007.

During the first half of 2007, we issued eurobonds in the aggregate principal amount of US$1,630.5 million in various types of currencies under our existing Euro medium term notes program (the “EMTN Program”), a 227.0% increase from US$498.6 million in the same period of 2006. These bond issues consisted of offerings of US$150 million, CHF 350 million, HK$2,063 million, Singapore $60 million, and Brazilian Real 1,827 million. In addition, we issued global bonds during the first half 2007 in the aggregate amount of US$300 million and Euro 750 million under our U.S. shelf registration statement (the “U.S. Shelf Program”) compared with US$600 million and Euro 325 million in the same period of 2006. As of June 30, 2007, the outstanding amounts of our notes and debentures were US$7,695 million, JPY 35,000 million, CHF 350 million, Euro 1,375 million, British Pound 15 million, Singapore $350 million, HK$3,874 million and Brazilian Real 2,227 million.

In the first half of 2007, we repaid all of the outstanding amounts previously borrowed from foreign financial institutions and as of June 30, 2007, we had no outstanding borrowings from foreign financial institutions.

As of June 30, 2007, our total paid-in capital amounted to (Won)3,306 billion, and the Government, The Bank of Korea and the Korea Development Bank owned 60.1%, 35.2% and 4.7%, respectively, of our paid-in capital.

As of June 30, 2007, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), (Won)13,683 billion, was equal to 10.8% of the authorized amount of (Won)126,570 billion.

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of June 30, 2007:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency(1)	2008		2009		2010		2011		Thereafter
	(billions of won)
Won	(Won)	790	(Won)	80	(Won)	130	(Won)	—	(Won)	—
Foreign		1,785		2,116		834		1,205		3,416

Total Won Equivalent	(Won)	2,575	(Won)	2,196	(Won)	964	(Won)	1,205	(Won)	3,416

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on June 30, 2007, as announced by the Seoul Money Brokerage Services Ltd.

As of June 30, 2007, our foreign currency assets maturing within three months, six months and one year exceeded our foreign currency liabilities coming due within such periods by US$850 million, US$1,023 million and US$1,314 million, respectively. As of June 30, 2007, our total foreign currency liabilities exceeded our total foreign currency assets by US$21 million.

Capital Adequacy

As of June 30, 2007, our capital adequacy ratio was 10.81%, a decrease from 11.88% as of December 31, 2006, which was primarily the result of an increase in guarantees.

The following table sets forth our capital base and capital adequacy ratios reported as of June 30, 2007:

	June 30, 2007
	(millions of Won, except for percentages)
Tier I	(Won)	4,217,604
Paid-in Capital		3,305,755
Retained Earnings		915,977
Deductions from Tier I Capital		4,128
Capital Adjustments		—
Deferred Tax Asset		(201)
Others		(3,927)
Tier II (General Loan Loss Reserves)		888,914
Deductions from all capital		—
Total Capital		5,106,518
Risk Adjusted Assets		47,250,711

Capital Adequacy Ratios
Tier I		8.93%
Tier I and Tier II		10.81%

Source: Internal accounting records.

Overseas Operations

The table below sets forth information regarding our subsidiaries as of June 30, 2007:

	Principal Place of Business	Type of Business	Our Holding	Book Value
			(%)	(billions of Won)
Kexim Bank (UK) Ltd.	United Kingdom	Commercial Banking	100.0%	(Won)	43.0
KEXIM (Asia) Ltd.	Hong Kong	Commercial Banking	100.0		29.3
P.T. Koexim Mandiri Finance	Indonesia	Leasing and Factoring	85.0		11.7
Kexim Vietnam Leasing Co., Ltd.	Vietnam	Leasing and Guarantees	100.0		6.8

Management and Employees

Management

The members of the Board of Executive Directors are currently as follows:

Name	Age	Executive Director Since	Position
Cheon-Sik Yang	57	September 11, 2006	Chairman and President
Jin-Ho Kim	60	April 1, 2005	Deputy President
Jung-Jun Kim	58	April 1, 2005	Executive Director
Sung-Uk Hong	58	May 20, 2005	Executive Director
Tae-Sung Chung	58	May 20, 2005	Executive Director
Yong-An Choi	57	May 20, 2005	Executive Director
Jung-Ha Choi	56	December 29, 2006	Executive Director

The members of the Operations Committee are currently as follows:

Name	Age	Member Since	Position
Cheon-Sik Yang	56	September 11, 2006	Chairman and President of KEXIM
Sung-Jin Kim	56	September 1, 2005	Deputy Minister, Ministry of Finance and Economy
Tae-Yeol Cho	52	January 16, 2007	Deputy Minister, Ministry of Foreign Affairs and Trade
Suk-Woo Hong	54	March 19, 2007	Deputy Minister, Ministry of Commerce, Industry and Energy
Dae-Dong Park	56	March 28, 2007	Standing Commissioner, Financial Supervisory Commission
Han-Keun Yoon	54	May 8, 2006	Assistant Governor, The Bank of Korea
Jang-Soo Kim	62	February 27, 2006	Vice Chairman, The Korea Federation of Banks
Chang-Moo Yoo	56	May 11, 2006	Executive Vice Chairman, Korea International Trade Association
Sung-Bum Park	57	May 31, 2004	Deputy President, Korea Export Insurance Corporation

Employees

As of June 30, 2007, we had 656 employees. As of June 30, 2007, 343 employees were members of our labor union. We have never experienced a work stoppage of a serious nature.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED BALANCE SHEETS

As of June 30, 2007 and December 31, 2006

	Korean Won
	2007		2006
	(In millions)
ASSETS
Due from banks (Notes 3, 15, 19 and 22)	(Won)	77,281	(Won)	134,494
Securities (Notes 4, 15 and 19)		2,589,174		2,557,857
Loans (Notes 5, 6, 15, 19 and 21)		17,379,740		15,050,506
Adjustment on loans in foreign currencies (Note 5)		(33,465)		(8,314)
Allowance for possible loan losses (Note 6)		(686,799)		(643,400)
Tangible assets (Note 7)		37,712		39,010
Other assets (Notes 8 and 14)		468,121		318,320

	(Won)	19,831,767	(Won)	17,448,473

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Borrowings (Notes 9, 15, 19 and 21)	(Won)	13,682,905	(Won)	11,798,737
Other liabilities (Notes 2, 10, 11, 12, 14 and 18)		1,278,364		889,802

		14,961,269		12,688,539

SHAREHOLDERS’ EQUITY:
Capital stock (Note 13)		3,305,755		3,305,755
Accumulated other comprehensive income (Note 4)		651,503		612,607
Retained earnings (Note 13)		913,240		841,572

		4,870,498		4,759,934

	(Won)	19,831,767	(Won)	17,448,473

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF INCOME

For the three months and six months ended June 30, 2007

	Korean Won
	Three months		Six months
	(In millions)
OPERATING REVENUES:
Interest income (Notes 15 and 21):
Interest on due from banks	(Won)	1,965	(Won)	3,693
Interest on securities		185		378
Interest on loans		234,834		461,939

		236,984		466,010

Gain on disposal of available-for-sale securities (Note 4):		35,758		55,555

Gain on disposal of loans		—		575

Foreign exchange trading income		—		23,226

Derivative instrument:
Gain on financial derivatives trading		38,352		63,693
Gain on valuation of financial derivatives (Note 14)		88,765		154,169
Gain on valuation of fair value hedged items		21,955		56,124

		149,072		273,986

Commission income (Note 21)		31,635		63,233

Dividend on available-for-sale securities		48,513		52,152

Total operating revenues		501,962		934,737

OPERATING EXPENSES:
Interest expenses (Notes 15 and 21):
Interest on call money		5,766		12,974
Interest on borrowings		15,219		29,427
Interest on debentures		142,686		284,083
Other interest expenses		12		12

		163,683		326,496

Provision for possible loan losses (Note 6)		27,878		48,730

Foreign exchange trading losses		68,601		133,910

Derivative instrument:
Loss on financial derivatives trading		41,145		79,911
Loss on valuation of financial derivatives (Note 14)		12,317		47,530
Loss on valuation of fair value hedged items		25,670		47,260

		79,132		174,701

Commission expenses		362		613

General and administrative expenses (Note 16)		30,316		49,523

Other operating expenses:
Provision for acceptance and guarantee losses (Note 11)		55,439		84,025
Provision for unused credit line of loan commitments (Note 11)		651		2,519
Other operating expenses		74		752

		56,164		87,296

Total operating expenses		426,136		821,269

OPERATING INCOME	(Won)	75,826	(Won)	113,468

NON-OPERATING INCOME (Notes 4 and 17)		2,413		3,394
NON-OPERATING EXPENSES (Note 17)		465		635

NET INCOME BEFORE INCOME TAX		77,774		116,227
INCOME TAX EXPENSE (Note 18)		17,153		27,728

NET INCOME	(Won)	60,621	(Won)	88,499

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENT OF CASH FLOWS

For the six months ended June 30, 2007

	Korean Won
	2007
	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	(Won)	88,499

Adjustments to reconcile net income to net cash used in operating activities:
Amortization of bond discounts		21,884
Provision for possible loan losses		48,730
Foreign exchange trading losses		133,910
Loss on financial derivatives trading		79,911
Loss on valuation of financial derivatives		47,530
Loss on valuation of fair value hedged items		47,260
Provision for acceptance and guarantee losses		84,025
Provision for unused credit line of loan commitments		2,519
Depreciation		1,724
Amortization		990
Provision for severance benefits		1,907
Loss on disposal of tangible assets		1
Dividends on securities using the equity method		196
Amortization of present value discount		(2,591)
Amortization of bond premium		(532)
Gain on disposal of available-for-sale securities		(55,555)
Gain on disposal of loans		(575)
Foreign exchange trading income		(23,226)
Gain on financial derivatives trading		(63,693)
Gain on valuation of financial derivatives		(154,169)
Gain on valuation of fair value hedged items		(56,124)
Gain on disposal of tangible assets		(657)
Gain on valuation of securities using the equity method		(2,300)

		111,165

Changes in assets and liabilities resulting from operations:
Net decrease in available-for-sale securities		85,158
Net increase in loans		(2,423,187)
Net increase in accrued income		(51,613)
Net increase in financial derivatives assets		(11,180)
Net increase in unpaid foreign exchange liabilities		179,367
Net increase in payables		2,018
Net increase in accrued expenses		92,107
Net decrease in deferred income tax liabilities		(7,375)
Net decrease in deferred revenue		(2,427)
Net increase in financial derivatives liabilities		17,001
Payment of severance benefits		(1,723)
Others, net		21,374

		(2,100,480)

Net cash used in operating activities		(1,900,816)

(Continued)

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

For the six months ended June 30, 2007

	Korean Won
	2007
	(In millions)
CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of tangible assets	(Won)	29
Purchase of tangible assets		(429)
Purchase of intangible assets		(361)
Disposal of non-business use properties		670
Purchase of non-business use properties		(730)
Net increase in other assets		(1,568)

Net cash used in investing activities		(2,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in foreign borrowings		70,257
Net decrease in call money		(356,670)
Net increase in debentures		511,412
Net increase in foreign debentures		1,637,816
Payment of dividends		(16,831)

Net cash provided by financing activities		1,845,984

NET DECREASE IN DUE FROM BANKS		(57,221)

DUE FROM BANKS, BEGINNING OF THE PERIOD		132,034

DUE FROM BANKS, END OF THE PERIOD (Note 22)	(Won)	74,813

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the six months ended June 30, 2007

	Capital Stock		Accumulated other comprehensive income		Retained earnings		Total
	(In millions)
January 1, 2007	(Won)	3,305,755	(Won)	612,607	(Won)	841,572	(Won)	4,759,934
Dividends		—		—		(16,831)		(16,831)

Retained earnings after appropriations		—		—		824,741		—
Net income		—		—		88,499		88,499
Gains on valuation of available-for-sale securities		—		39,587		—		39,587
Gains on valuation of securities using equity method		—		(691)		—		(691)

June 30, 2007	(Won)	3,305,755	(Won)	651,503	(Won)	913,240	(Won)	4,870,498

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

For the three months and six months ended June 30, 2007

1.     General:

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under the Export-Import Bank of Korea Act (the “EXIM Bank Act”) to engage in facilitating export and import transactions, overseas investments and overseas resources development through the extension of loans and other financial facilities. The Bank has eleven domestic branches, four overseas subsidiaries and twelve overseas offices as of June 30, 2007.

The Bank has (Won)4,000,000 million of authorized capital and as of June 30, 2007, its paid-in capital is (Won)3,305,755 million through several capital increases. The Bank is owned by the Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”) and Korea Development Bank with 60.11%, 35.24% and 4.65% shareholding, respectively, as of June 30, 2007.

The Bank, as an agent of the Government, has managed The Economic Development Cooperation Fund and the Inter-Korean Cooperation Fund (the “Funds”) since June 1987 and March 1991, respectively. The Funds are managed under separate accounts from the Bank’s own accounts and not included in the accompanying non-consolidated financial statements. The related management commissions are received from the Government.

2.     Summary of Significant Accounting Policies:

Basis of Non-consolidated Financial Statement Presentation

The Bank maintains its official accounting records in Korean Won and prepares statutory non-consolidated financial statements in the Korean language (Hangul) in conformity with the accounting principles and banking accounting standards generally accepted in the Republic of Korea. Certain accounting principles and banking accounting standards applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles and banking accounting practices in other countries. Accordingly, these non-consolidated financial statements are intended for use by those who are informed about Korean accounting principles and practices. The accompanying financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language non-consolidated financial statements. Certain information included in the Korean language financial statements, but not required for a fair presentation of the Bank’s financial position, results of operations or cash flows, is not presented in the accompanying financial statements.

The significant accounting policies followed by the Bank in preparing the accompanying financial statements are summarized below.

Interest Income Recognition

The Bank applies the accrual basis in recognizing interest income related to deposits, loans and securities, except for non-secured uncollectible receivables. Interest on loans, whose principal or interest is past due at the balance sheet date, is generally not accrued, with the exception of interest on certain loans secured by guarantee of governments or government agencies, or collateralized by bank deposits. When a loan is placed on non-accrual status, previously accrued interest is generally reversed

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

and deducted from current interest income; and future interest income is recognized on cash basis in accordance with the accounting standards of the banking industry. As of June 30, 2007 and December 31, 2006, the accrued interest income not recognized in the accompanying financial statements based on the above criteria, amounted to (Won)48,664 million and (Won)16,373 million, respectively.

Classification of Securities

At acquisition, the Bank classifies securities into one of the following categories: trading, available-for-sale, held-to-maturity and securities using the equity method, depending on marketability, acquisition purpose and ability to hold. Debt and equity securities that are bought and held for the purpose of selling them in the near term and actively traded over-the-counter are classified as trading securities. Debt securities with fixed and determinable payments and fixed maturity that an enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities. Securities that should be valuated with the equity method are classified as securities using the equity method. Debt and equity securities not classified as the above are categorized as available-for-sale securities.

If the objective and ability to hold securities of the Bank change, available-for-sale securities can be reclassified as held-to-maturity securities and vice-versa. However, if the Bank sells held-to-maturity securities or requires the issuer to redeem the securities early in the current year and the proceeding two years, or if it reclassifies held-to-maturity securities as available-for-sale securities, all debt securities that are owned or purchased cannot be classified as held-to-maturity securities. On the other hand, trading securities cannot be re-categorized as available-for-sale or held-to-maturity securities and the other categories cannot be reclassified as trading securities. Nevertheless, trading securities can be reclassified as available-for-sale securities only when the fair value of the trading securities cannot be readily determinable.

Valuation of Securities

(1)    Valuation of Trading Securities

Trading equity and debt securities are initially recognized at acquisition cost plus incidental expenses determined by the individual method. When the face value of trading debt securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over the remaining term of the securities. After initial recognition, trading securities are valued at fair value if the fair value of trading securities differs from its acquisition cost. The carrying value is adjusted to the fair value and the resulting valuation gain or loss is charged to current operations.

(2)    Valuation of Held-to-maturity Securities

Held-to-maturity securities are initially recognized at acquisition cost plus incidental expenses, determined by the individual method. When the face value of held-to-maturity securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

the remaining term of the securities. If collectible value is below the amortized cost and the pervasive evidence of impairment exists, the carrying value is adjusted to collectible value and the resulting valuation loss is charged to current operations.

(3)    Valuation of Available-for-sale Securities

Available-for-sale securities are initially recognized at acquisition cost plus incidental expenses, determined by the individual method. The effective interest method is applied to amortize the difference between the face value and the acquisition cost over the remaining term of the debt security. After initial recognition, available-for-sale securities are stated at fair value, with the net unrealized gain or loss presented as gain or loss on valuation of available-for-sale securities in accumulated other comprehensive income. Accumulated other comprehensive income of securities are charged to current operations in a lump sum at the time of disposal or impairment recognition. Non-marketable equity securities are stated at acquisition cost on the financial statements if the fair value of the securities is not reliably determinable.

If the fair value of equity securities (net asset fair value in case of non-marketable equity securities stated at acquisition cost) is below the acquisition cost and the pervasive evidence of impairment exists, the carrying value is adjusted to fair value and the resulting valuation loss is charged to current operations. If the collectible value of debt securities is below the amortized cost and the pervasive evidence of impairment exists, the carrying value is adjusted to collectible value and the resulting valuation loss is charged to current operations. With respect to impaired securities, any unrealized valuation gain or loss of securities previously included in the accumulated other comprehensive income is reversed.

(4)    Valuation of Securities Using the Equity Method

Equity securities held for investment in companies in which the Bank is able to exercise significant influence over the investees are accounted for using the equity method. The Bank’s share in net income or net loss of investees is included in current operations. Changes in the retained earnings of investee are reflected in the retained earnings. Changes in the capital surplus, capital adjustments or accumulated other comprehensive income of investee are reflected as gain or loss on valuation of securities accounted for using the equity method in accumulated other comprehensive income.

(5)    Recovery of Loss on Impairment of Available-for-Sale Securities and Held-to-Maturity Securities

If the reasons for impairment losses on available-for-sale securities no longer exist, the recovery is recorded in current operations under operating revenue up to amount of the previously recognized impairment loss as reversal of impairment loss on available-for-sale securities and any excess is included in accumulated other comprehensive income as gain on valuation of available-for-sale securities. However, if the increases in the fair value of the impaired securities are not regarded as the recovery of the impairment, the increases in the fair value are recorded as gain on valuation of available-for-sale securities in accumulated other comprehensive income. For non-marketable

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

equity securities, which were impaired based on the net asset fair value, the recovery is recorded up to their acquisition cost.

(6)    Reclassification of Securities

When held-to-maturity securities are reclassified to available-for-sale securities, those securities are accounted for at fair value on the reclassification date and the difference between the fair value and book value is reported in accumulated other comprehensive income as gain or loss on valuation of available-for-sale securities. When available-for-sale securities are reclassified to held-to-maturity securities, gain or loss on valuation of available-for-sale securities, which had been recorded until the reclassification date, continue to be included in accumulated other comprehensive income and be amortized using the effective interest rate method and the amortized amount is charged to interest income until maturity. The difference between the fair value at the reclassification date and face value of the reclassified securities to held-to-maturity securities is amortized using effective interest rate method and the amortized amount is charged to interest income. In addition, when certain trading securities lose their marketability, such securities are reclassified as available-for-sale securities at fair market value as of reclassification date.

Allowance for Loan Losses

The Supervisory Regulation of Banking Business (the “Supervisory Regulation”) legislated by the Financial Supervisory Commission (FSC) requires the Bank to classify all credits into five categories as normal, precautionary, substandard, doubtful, or estimated loss based on borrowers’ repayment capability using Forward Looking Criteria (the “FLC”) as well as past due period and status of any bankruptcy proceedings. The Supervisory Regulation also requires the Bank to provide the minimum rate of loan loss provision for each category balance using the prescribed minimum percentages. Based on the standards, the Bank generates the credit ratings considering the borrowers’ industry risk, individual credit risk and financial risk based on the FLC as follows:

Classification	Credit ratings	Provision rates
Normal	P1~ P6	0.70% or more
Precautionary	SM	15% or more
Substandard	S	40% or more
Doubtful	D	90% or more
Estimated loss	F	100%

Provisions are applied to all loans excluding call loans and inter-bank loans, which are classified as ‘normal’.

Loans classified as normal have been subdivided into domestic loans and overseas loans. The former was again subdivided into small and medium-sized business loans and big enterprise loans. The allowance was assessed based on the rate of basic provision and default risk by maturity (the variation of accumulated average bankruptcy rates for periods assessed by domestic credit rating agencies). The rate of basic allowance for small and medium-sized business loans was computed using the historical

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

loss experience rate based on the loss experience for the past seven years. However, the domestic banks’ average provision rate for normal loans is applied to the allowance for big enterprise loans due to the lack of statistical significance of the difference between the historical loss experience rate and actual rate of losses on credits. The allowance for overseas normal loans is assessed based on the sovereign credit ratings and type of borrowers (public or private). The provisions are the differences between the discounted value of the sovereign loans and the present value of the risk-free loan with the same conditions. The applied rate for private business is one grade lower than the rate for the public business with the same credit risk. In addition, the Bank provided additional allowance for the top 5 businesses loan and for the 5 sovereign loans in terms of its balance whose credit ratings are lower than C1 in regards with sovereignty considering the credit centralization risk in terms of borrowers’ sovereignty and business.

Pursuant to the Supervisory Regulation of Banking Business, the Bank has provided the allowance for possible losses on acceptances and guarantees to unconfirmed acceptances and guarantees and unused credit line of loan commitments based on the credit classification and minimum rate of loss provision prescribed by the Financial Supervisory Service and the cash conversion factor of the respective exposures.

Restructuring of Loans

The equity interest in the debtors, net of real estates and/or other assets received as full or partial satisfaction of the Bank’s loans, collected through reorganization proceedings, court mediation or debt restructuring agreements of parties concerned, is recorded at fair value at the time of the restructuring. In cases where the fair value of the assets received are less than the book value of the loan (book value before allowances), the Bank offsets first the book value against allowances for loans and then recognizes provisions for loans. Impairment losses for loans that were restructured in a troubled debt restructuring involving a modification of terms are computed by the difference between the present value of future cash flows under debt restructuring agreements discounted at effective interest rates at the time when loans are originated and the book value before allowances for loans. If the amount of allowances already established is less than the impairment losses under the workout plans, the Bank establishes additional allowances for the difference. Otherwise, the Bank reverses the allowances for loan losses.

Valuation of Receivables and Payables at Present Value

Receivables and payables incurred through long-term installment transactions, long-term borrowing and lending transactions, and other similar transactions are stated at the present value of expected future cash flows, unless the difference between nominal value and present value is immaterial. Present value discount or premium is amortized using the effective interest rate method and credited or charged to interest income or interest expense.

Valuation and Depreciation of Tangible Assets

Tangible assets are stated at acquisition cost or production cost including the incidental expenses and capital expenditures, except for assets revalued upward in accordance with the Asset Revaluation

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

Law of Korea. Routine maintenance and repairs are expensed as incurred. Expenditures that result in the enhancement of the value or extension of the useful lives of the facilities involved are capitalized as additions to tangible assets.

Depreciation is computed using the declining-balance method (straight-line method for buildings purchased since January 1, 1995 and leasehold improvements) based on the estimated useful lives of the assets as prescribed by the Corporate Income Tax Law of Korea as follows:

Years
Buildings	10~60
Vehicles	4
Furniture and fixtures	4~20

Valuation and Amortization of Intangible Assets

Intangible assets included in other assets are recorded at the production cost or purchase cost, plus incidental expenses and capital expenditures, and deducted by purchase discount, if any. Expenditures incurred in conjunction with the development of new products or technology and others, in which the elements of costs can be individually identified and future economic benefits expected, are capitalized as development costs under intangible assets. Intangible assets are amortized using the reasonable amortization method over the reasonable useful life under 5 years for development costs and other intangible assets.

Recognition of Asset Impairment

When the book value of assets (other than securities and assets valued at present value) exceeds the collective value of the assets due to obsolescence, physical damage or a sharp decrease in market value and the difference is material, the book value are adjusted to collective value in the balance sheet and the resulting impairment loss is charged to current operations. If the collective value of the assets increases in subsequent years, the increase in value is credited to operations as gain until the collective value equals the book value of assets that would have been determined had no impairment loss been recognized. The Bank assessed the collective value based on expected selling price or appraisal value.

Amortization of Discount (Premium) on Debentures

Discount or premium on debentures issued is amortized over the period from issuance to maturity using the effective interest rate method. Amortization of discount or premium is recognized as interest expense or interest income on the debentures.

Contingent Liabilities

A possible obligation that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Bank is recognized as contingent liabilities when it is probable that an outflow of resources embodying economic benefits required and the amount of the obligation can be measured with

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

sufficient reliability. Where the effect of the time value of money is material, the amount of the liabilities is the present value of the expenditures expected to be required to settle the obligation. In addition, as some or all expenditures required to settle a provision are expected to be reimbursed by another party, the reimbursement is recognized as separate assets in the balance sheet and related income may be offset against expense in the income statement.

Accrued Severance Benefits

Employees and directors with more than one year of employment are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of employment and rate of pay at the time of termination. The Bank had deposited the partial amount of future estimated severance benefits in National Pension Fund in accordance with the former National Pension Law. These are recorded as contra accounts of accrued severance benefits of the Bank.

Accounting for Financial Derivative Instruments

The Bank accounts for financial derivative instruments pursuant to the Interpretations on Financial Accounting Standards 53-70 on accounting for financial derivative instruments. Financial derivative instruments are classified as used for trading activities or for hedging activities according to their transaction purpose. All derivative instruments are accounted for at fair value with the valuation gain or loss recorded as an asset or a liability. If the derivative instrument is not part of a transaction qualifying as a hedge, the adjustment to fair value is reflected in current operations.

The accounting for derivative transactions that are part of a qualified hedge based both on the purpose of the transaction and on meeting the specified criteria for hedge accounting differs depending on whether the transaction is a fair value hedge or a cash flow hedge. Fair value hedge accounting is applied to a derivative instrument designated as hedging the exposure to changes in the fair value of an asset or a liability or a firm commitment (hedged item) that is attributable to a particular risk. The gain or loss both on the hedging derivative instruments and on the hedged item attributable to the hedged risk is reflected in current operations. Cash flow hedge accounting is applied to a derivative instrument designated as hedging the exposure to variability in expected future cash flows of an asset or a liability or a forecasted transaction that is attributable to a particular risk. The effective portion of gain or loss on a derivative instrument designated as a cash flow hedge is recorded as accumulated other comprehensive income and the ineffective portion is recorded in current operations. The effective portion of gain or loss recorded as accumulated other comprehensive income is reclassified to current earnings in the same period during which the hedged forecasted transaction affects earnings.

Income Tax Expense

Income tax expense is the amount currently payable for the period added to or deducted from the changes in deferred income taxes. However, deferred income tax assets are recognized only if the future tax benefits from accumulated temporary differences and any tax loss carryforwards are realizable. The difference between the amount currently payable for the period and income tax expense is accounted for as deferred income tax assets or liabilities, which will be charged or credited to income tax expense in the period each temporary difference reverses in the future. Deferred income tax

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

assets or liabilities are calculated based on the expected tax rate to be applied at the reversal period of the related assets or liabilities. Tax payable and deferred income tax assets or liabilities with regards to certain items are charged or credited directly to related components of shareholders’ equity.

Accounting for Foreign Currency Transactions and Translation

The Bank maintains its accounts in Korean Won. Transactions in foreign currencies are recorded in Korean Won based on the prevailing rate of exchange on the transaction date. The Korean Won equivalent of assets and liabilities denominated in foreign currencies are translated in these financial statements based on the basic rate ((Won)926.80 and (Won)929.60 to USD 1.00 at June 30, 2007 and December 31, 2006, respectively) announced by Seoul Money Brokerage Service, Ltd. or cross rates for other currencies other than U.S. Dollars at the balance sheet dates. Translation gains and losses are credited or charged to operations. Financial statements of overseas branches are translated based on the basic rate at the balances sheet dates.

Discontinued Operation

A discontinued operation refers to a component of the Bank that is capable of being distinguished operationally for financial reporting purposes and is capable of being identified as a major line of business or geographical area of operations, and that the Bank, pursuant to a single plan of discontinuance, substantially disposes in its entirety, such as by selling it in a single transaction; sells off its assets and settles its liabilities individually or in small groups; or terminates it through abandonment. The income (loss) from continuing operation and discontinued operation was not distinguished and separately presented as there was no discontinued operation in the prior year and current period.

Application of the Statement of Korea Accounting Standards

The Korea Accounting Standard Board (KASB) under the Korea Accounting Institute (KAI) issued the Statements of Korea Accounting Standards (SKAS) for achieving a set of Korean accounting standards that should be internationally acceptable and comparable based on SKAS Act 92. The Bank adopted SKAS No.1 (Accounting Changes and Error Corrections) through SKAS No.20 (Related Party Disclosures) (excluding SKAS No.11 and No.14) as of or before December 31, 2006, and SKAS No.11 (Discontinued Operation) and SKAS No.21 (Preparation and Presentation of Financial Statements) through SKAS No.25 (Consolidated Financial Statements) have been adopted since January 1, 2007.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

With the adoption of SKAS No.21 (Preparation and Presentation of Financial Statements) and SKAS No.24 (Preparation and Presentation of Financial Statements [Financial Industry]), the Bank included the statement of changes in shareholders’ equity in the financial statements, and reclassified the components of the balance sheets as follows:

Classification	Before	After

Assets	- Due from banks	- Due from banks

	- Securities	- Securities

	- Loans	- Loans

	- Fixed assets	- Tangible assets

	- Other assets	- Other assets

Liabilities	- Borrowings	- Borrowings

	- Debentures	- Other liabilities

- Other liabilities

Shareholders’ Equity	- Common stock	- Common stock

	- Retained earnings	- Retained earnings

	- Capital adjustments	- Accumulated other comprehensive incomes

In addition, a discontinued operation is separately presented in the income statements and extraordinary items are no longer reported separately. The Bank has reclassified the components of the income statements; such as, gains or losses relating to available-for-sale securities and sale of loans that were presented under non-operating revenue (expenses) are currently presented under operating revenue (expenses). The effect of the changes in the classification of the income statement for the six months ended June 30, 2007 is as follows (Unit: In millions):

Classification	Before		After		Effect
Operating Revenue	(Won)	878,607	(Won)	934,737	(Won)	56,130
Operating Expenses		821,269		821,269		—

Operating Income		57,338		113,468		56,130
Non-operating Revenue		59,524		3,394		(56,130)
Non-operating Expenses		635		635		—

Income before Income Tax		116,227		116,227		—
Income Tax Expense		27,728		27,728		—

Net Income	(Won)	88,499	(Won)	88,499	(Won)	—

(*)	Income from continuing operation was not separately presented as there was no gain (loss) from discontinued operation.

In addition, the Bank has reclassified the components of the cash flows; such as, changes in available-for-sale securities, held-to-maturity securities and loans that were presented under cash flows from investing activities are currently presented under cash flows from operating activities.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

With earlier adoption of amended SKAS No.2 (Interim Financial Reporting), the Bank presented the statements of cash flows and changes in shareholders’ equity for year-to-date period of the current fiscal year.

Earning Per Share

Earning per share is not computed because the capital of the Bank does not stem from stock issuance.

Reclassification

Certain accounts of the prior period were reclassified to conform to the current period’s presentation for comparative purposes; however, reclassifications had no effect on the previously reported prior period net income or shareholders’ equity of the Bank.

3.    Due from Banks:

(1)	Due from banks in local currency and foreign currencies as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	Financial institution	Interest (%)	2007		2006
Local currency:
Due from BOK	BOK	—	(Won)	13	(Won)	53
Current deposits	KEB and others	—		1,160		937
Time deposits	Woori Bank	5.00		2,000		2,000
Others	SC First Bank and others	3.60~4.43		14,068		64,860

				17,241		67,850

Foreign currency:
Current deposits	KEB	—		5,332		7,618
Time deposits	KEB	5.36		37,072		37,184
Demand deposits	Bank of New York and others	3.00~5.00		15,876		18,191
Off-shore due from banks on demand	JP Morgan Chase Bank, N.A., New York and others	—		1,760		3,651

				60,040		66,644

			(Won)	77,281	(Won)	134,494

(2)	Restricted due from banks as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	Financial institution	Interest (%)	2007		2006
Due from bank in local currency(*):
Time deposits	Woori Bank	5.00	(Won)	2,000	(Won)	2,000
Others	Industrial Bank of Korea	3.60		468		460

			(Won)	2,468	(Won)	2,460

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(*)	The deposit in Won is the amount remaining after settling the principal of the Daewoo Poland FSO loan with the proceeds from the sale of the related collateral (shares of Doosan Infracore Co., Ltd). This deposit is restricted for the settlement of additional incidental costs (legal costs and others) arising from the aforementioned loan.

(3)	Due from banks by financial institution as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007						2006
	Local currency		Foreign currencies		Total		Local currency		Foreign currencies		Total
Banks	(Won)	17,241	(Won)	60,040	(Won)	77,281	(Won)	67,850	(Won)	66,625	(Won)	134,475
Others		—		—		—		—		19		19

	(Won)	17,241	(Won)	60,040	(Won)	77,281	(Won)	67,850	(Won)	66,644	(Won)	134,494

(4)	The maturities of due from banks as of June 30, 2007 were as follows (Won in millions):

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Total
Due from bank in local currency	(Won)	15,241	(Won)	—	(Won)	2,000	(Won)	17,241
Due from bank in foreign currencies		22,968		—		37,072		60,040

	(Won)	38,209	(Won)	—	(Won)	39,072	(Won)	77,281

4.    Securities:

(1)	Securities as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Available-for-sale securities:
Marketable equity securities	(Won)	1,403,174	(Won)	1,349,646
Unlisted equity securities		1,082,271		1,106,046
Equity investments		1,276		1,276
Government and public bonds		1		1
Securities in foreign currencies		10,208		10,332

		2,496,930		2,467,301

Securities using the equity method		92,244		90,556

	(Won)	2,589,174	(Won)	2,557,857

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	Marketable equity securities as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
KEB	40,314,387	6.25	(Won)	518,040	(Won)	554,323
Daewoo International Corporation(*1)	10,996,400	11.58		369,006		404,261
SK Networks Co., Ltd.(*1)	11,218,220	4.69		258,490		259,713
Industrial Bank of Korea	8,501,153	2.10		145,795		160,247
Hyundai Corporation(*1)	1,031,600	4.62		19,695		21,567
Hyundai IT Corporation(*1)	2,337,955	9.06		4,660		2,928
DKME Co., Ltd.(*1)	6,200	0.11		73		135

			(Won)	1,315,759	(Won)	1,403,174

(*1)	The securities (except 260,820 shares of SK Networks Co., Ltd) were restricted to sale as of June 30, 2007.

For the six months ended June 30, 2007, 1,672,880 shares of common stock and 469,932 shares of callable preferred stock of SK Networks Co., Ltd. released from lock-up were disposed for (Won)85,157 million and its gain on disposal of available-for-sale securities amounting to (Won)55,555 million was recorded in operating revenues.

2006

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
KEB	40,314,387	6.25	(Won)	568,433	(Won)	518,040
Daewoo International Corporation(*1)	10,996,400	11.58		420,612		369,006
SK Networks Co., Ltd.(*1)	12,891,100	5.39		131,206		297,037
Industrial Bank of Korea	8,501,153	2.10		149,195		145,795
Hyundai Corporation(*1)	1,031,600	4.62		18,940		19,695
DKME Co., Ltd.(*1)	6,200	0.11		95		73

			(Won)	1,288,481	(Won)	1,349,646

(*1)	The securities were restricted to sale as of December 31, 2006.

In 2006, 49,485,973 shares of 5 companies including 49,134,208 shares of KEB were disposed for (Won)443,737 million and its gain on disposal of available-for-sale securities amounting to (Won)184,369 million was recorded in non-operating income.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(3)	Unlisted equity securities as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Highway Corp.	95,000,000	4.82	(Won)	950,000	(Won)	950,000
Industrial Bank of Korea (Preferred stock)	6,210,000	11.69		101,179		105,353
SK Networks Co., Ltd. (Preferred stock)	317,501	9.64		21,500		25,483
Korea Ship Finance	254,000	14.99		1,270		1,270
Daewoo Electronics Corp.	224,580	0.21		263		152
Others	4,959	—		13		13

			(Won)	1,074,225	(Won)	1,082,271

As of June 30, 2007, the Bank valuated the shares of Industrial Bank of Korea (Preferred stock), SK Networks Co., Ltd. (Preferred stock) and Daewoo Electronics Corp. at fair value based on the report of external evaluation agencies. The remaining shares were recorded at acquisition costs since the fair value was difficult to assess. The shares of SK Networks Co., Ltd. (Preferred stock) and Daewoo Electronics Corp. are restricted to sale as of June 30, 2007.

2006

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Highway Corp.	95,000,000	5.20	(Won)	950,000	(Won)	950,000
Industrial Bank of Korea (Preferred stock)	6,210,000	11.69		103,539		101,179
SK Networks Co., Ltd. (Preferred stock)	787,433	9.64		49,465		53,321
Korea Ship Finance	254,000	14.99		1,270		1,270
Daewoo Electronics Corp.	224,580	0.21		791		263
Others	4,959	—		4		13

			(Won)	1,105,069	(Won)	1,106,046

As of December 31, 2006, the Bank valuated the shares of Industrial Bank of Korea (Preferred stock), SK Networks Co., Ltd. (Preferred stock) and Daewoo Electronics Corp. at fair value based on the report of external evaluation agencies. The remaining shares were recorded at acquisition costs since the fair value was difficult to assess. The shares of SK Networks Co., Ltd. (Preferred stock) and Daewoo Electronics Corp. are restricted to sale as of December 31, 2006.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Equity investments as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Asset Management Corporation	0.47	(Won)	1,220	(Won)	1,220
Korea Money Broker Corporation	0.56		56		56

		(Won)	1,276	(Won)	1,276

2006

	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Asset Management Corporation	0.47	(Won)	1,220	(Won)	1,220
Korea Money Broker Corporation	0.56		56		56

		(Won)	1,276	(Won)	1,276

(5)	Government and public bonds as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Acquisition cost		Fair value		Book value
Government and public bonds	(Won)	1	(Won)	1	(Won)	1

2006
	Acquisition cost		Fair value		Book value
Government and public bonds	(Won)	1	(Won)	1	(Won)	1

(6)	Securities in foreign currencies as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007				2006
	Acquisition cost		Book value		Acquisition cost		Book value
Foreign securities	(Won)	10,152	(Won)	10,208	(Won)	10,183	(Won)	10,332

The acquisition cost of securities in foreign currencies as of June 30, 2007 and December 31, 2006 were translated in these financial statements based on the basic rate ((Won)926.80 and (Won)929.60 to USD 1.00 at June 30, 2007 and December 31, 2006, respectively). The book values of securities in

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

foreign currencies as of June 30, 2007 and December 31, 2006 were assessed by applying base prices per bond announced on a recent trading day by securities valuation agencies or by using a rate of return presented by experienced bond dealers.

(7)	Securities using the equity method as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Balance sheet date	Ownership (%)	Acquisition cost		Net asset value		Book value
KEXIM Bank UK Limited	2007.6.30	100.00	(Won)	37,106	(Won)	44,605	(Won)	44,605
KEXIM Vietnam Leasing Co.	2007.6.30	100.00		12,048		7,033		7,033
PT. KOEXIM Mandiri Finance	2007.6.30	85.00		4,513		11,688		11,510
KEXIM Asia Limited	2007.6.30	100.00		27,804		29,096		29,096

			(Won)	81,471	(Won)	92,422	(Won)	92,244

As of June 30, 2007, (Won) 2,300 million of the valuation gain on securities using the equity method and (Won) 691 million of the loss on valuation of securities using the equity method was recognized in accumulated other comprehensive income. The difference between the book value of the securities using the equity method and the net asset value of PT. KOEXIM Mandiri Finance, amounting to (Won) (178) million is the outstanding balance of negative goodwill as of June 30, 2007.

2006

	Balance sheet date	Ownership (%)	Acquisition cost		Net asset value		Book value
KEXIM Bank UK Limited	2006.12.31	100.00	(Won)	36,482	(Won)	43,029	(Won)	43,029
KEXIM Vietnam Leasing Co.	2006.12.31	100.00		12,085		6,777		6,777
PT. KOEXIM Mandiri Finance	2006.12.31	85.00		4,548		11,693		11,477
KEXIM Asia Limited	2006.12.31	100.00		27,888		29,265		29,273

			(Won)	81,003	(Won)	90,764	(Won)	90,556

As of December 31, 2006, (Won)4,564 million of the valuation gain on securities using the equity method and (Won)3 million of the loss on valuation of securities using the equity method was recognized in accumulated other comprehensive income. The difference between the book value of the securities using the equity method and the net asset value of PT. KOEXIM Mandiri Finance, amounting to (Won)(216) million is the outstanding balance of negative goodwill as of December 31, 2006. The difference between the book value of the securities using the equity method and the net asset value of KEXIM Asia Limited amounted to (Won)8 million, which was unrealized gain from inter-company transactions as of December 31, 2006.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(8)	Available-for-sale securities not recorded at fair value as of June 30, 2007 were as follows (Won in millions):

	Book value		Reason
Unlisted equity securities	(Won)	951,283	Difficulty in calculation of the fair value
Equity investment		1,276	Difficulty in calculation of the fair value

	(Won)	952,559

(9)	The securities portfolio, by country, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Available -for-sale securities		Securities using the equity method		Total		Ratio (%)
Securities in local currency
Korea	(Won)	2,486,722	(Won)	—	(Won)	2,486,722	96.05

Securities in foreign currencies
UK		—		44,605		44,605	1.72
Hong Kong		2,782		29,096		31,878	1.23
Indonesia		—		11,510		11,510	0.44
Vietnam		—		7,033		7,033	0.27
India		4,644		—		4,644	0.18
Korea		2,782		—		2,782	0.11

		10,208		92,244		102,452	3.95

	(Won)	2,496,930	(Won)	92,244	(Won)	2,589,174	100.00

2006

	Available -for-sale securities		Securities using the equity method		Total		Ratio (%)
Securities in local currency
Korea	(Won)	2,456,969	(Won)	—	(Won)	2,456,969	96.06

Securities in foreign currencies
UK		—		43,029		43,029	1.68
Hong Kong		2,811		29,273		32,084	1.26
Indonesia		—		11,477		11,477	0.45
Vietnam		—		6,777		6,777	0.26
India		4,704		—		4,704	0.18
Korea		2,817		—		2,817	0.11

		10,332		90,556		100,888	3.94

	(Won)	2,467,301	(Won)	90,556	(Won)	2,557,857	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(10)	Securities as of June 30, 2007 and December 31, 2006 were classified as follows (Won in millions):

2007

	Available -for-sale securities		Securities using the equity method		Total		Ratio (%)
Stock and equity investment	(Won)	2,486,721	(Won)	92,244	(Won)	2,578,965	99.61
Fixed interest rate bonds		10,209		—		10,209	0.39

	(Won)	2,496,930	(Won)	92,244	(Won)	2,589,174	100.00

2006

	Available -for-sale securities		Securities using the equity method		Total		Ratio (%)
Stock and equity investment	(Won)	2,456,968	(Won)	90,556	(Won)	2,547,524	99.60
Fixed interest rate bonds		10,333		—		10,333	0.40

	(Won)	2,467,301	(Won)	90,556	(Won)	2,557,857	100.00

(11)	Term structure of debt securities among available-for-sale securities as of June 30, 2007 was as follows (Won in millions):

	Due in 1 year or less		Due after 1 year to 5 years		Total
Available-for-sale securities	(Won)	10,208	(Won)	1	(Won)	10,209

(12)	Changes in accumulated other comprehensive income for the six months ended June 30, 2007 were as follows (Won in millions):

	Beginning balance		Increase (decrease)		Disposal (Realization)		Ending balance
Securities using the equity method	(Won)	(31)	(Won)	(691)	(Won)	—	(Won)	(722)

Available-for-sale securities:
Equity securities		612,252		69,209		29,548		651,913
Debt securities		386		(74)		—		312

		612,638		69,135		29,548		652,225

	(Won)	612,607	(Won)	68,444	(Won)	29,548	(Won)	651,503

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

5.    Loans:

(1)	Loans as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Loans in local currency:
Loans for export	(Won)	2,596,920	(Won)	2,101,265
Loans for overseas investment		65,171		64,266
Loans for import		730,090		700,011
Others		254,230		216,982
Privately placed bonds		1,251		1,801
Debt for equity swap(*1)		115		—

		3,647,777		3,084,325

Loans in foreign currencies:
Loans for export		6,541,122		5,521,867
Loans for overseas investment		3,501,140		3,157,163
Trading note rediscount loans		956,378		776,828
Loans for import		841,349		599,988
Overseas funding loans		659,181		662,562
Domestic usance bills		88,567		108,720
Privately placed bonds		16,794		27,070
Inter-bank loans		19,959		41,091
Others		136		152

		12,624,626		10,895,441
Valuation adjustment of loans in foreign currencies(*2)		(33,465)		(8,314)

		12,591,161		10,887,127

Bills bought in local currency		95,514		113,637

Bills bought in foreign currencies		664,689		616,029

Advances for customers		771		3,520

Call loans:
Call loans in local currency		—		160,000
Call loans in foreign currencies		346,366		177,554

		346,366		337,554

Allowance for loan losses		(686,799)		(643,400)

	(Won)	16,659,479	(Won)	14,398,792

(*1)	Loans are expected to be swapped for equity based on the agreement of related parties. The loans are recognized at the lower of the book value of the loans or the fair value of the equities to be converted, and the difference in the values is recognized as allowances for loan losses.
(*2)	Interest rate swap was contracted to hedge the changes in the fair value of loan commitment in foreign currencies resulting from the volatility in the interest rate. The loss on valuation of loan commitment, which was confirmed, was recognized as valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	Loans in local currency and foreign currencies, by customer, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Loans in local currency		Loans in foreign currencies		Total		Ratio (%)
Large corporations	(Won)	2,522,635	(Won)	3,832,563	(Won)	6,355,198	39.06
Small and medium-sized company(*)		1,125,142		784,353		1,909,495	11.73
Public and others		—		8,007,710		8,007,710	49.21

	(Won)	3,647,777	(Won)	12,624,626	(Won)	16,272,403	100.00

2006

	Loans in local currency		Loans in foreign currencies		Total		Ratio (%)
Large corporations	(Won)	2,114,949	(Won)	3,561,675	(Won)	5,676,624	40.60
Small and medium-sized company(*)		969,376		749,886		1,719,262	12.30
Public and others		—		6,583,880		6,583,880	47.10

	(Won)	3,084,325	(Won)	10,895,441	(Won)	13,979,766	100.00

(*)	Small and medium-sized company is described in Paragraph 1 of Article 2 of the Small and Medium-sized Company Law.

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

(3)	Loans, by industry, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	(Won)	3,066,384	(Won)	4,051,649	(Won)	409,160	(Won)	7,527,193	43.31
Transportation		58,580		4,498,098		38,151		4,594,829	26.44
Finance and insurance		1,251		2,197,238		600,127		2,798,616	16.10
Wholesale and retail		273,889		363,689		47,388		684,966	3.94
Real estate, renting and the related business		210,960		57,666		—		268,626	1.55
Construction		—		45,691		—		45,691	0.26
Public and others		36,713		1,410,595		12,514		1,459,822	8.40

	(Won)	3,647,777	(Won)	12,624,626	(Won)	1,107,340	(Won)	17,379,743	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

2006

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	(Won)	2,671,405	(Won)	3,580,334	(Won)	338,190	(Won)	6,589,929	43.79
Transportation		46,680		3,550,697		48,804		3,646,181	24.23
Finance and insurance		1,801		2,005,727		286,072		2,293,600	15.24
Wholesale and retail		263,568		388,569		39,321		691,458	4.59
Real estate, renting and the related business		—		58,082		—		58,082	0.39
Construction		70,486		122,750		—		193,236	1.28
Public and others		30,385		1,189,282		358,353		1,578,020	10.48

	(Won)	3,084,325	(Won)	10,895,441	(Won)	1,070,740	(Won)	15,050,506	100.00

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Loans, by country of borrower, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Asia:
Korea	(Won)	3,647,777	(Won)	3,530,234	(Won)	501,677	(Won)	7,679,688	44.19
Iran		—		869,943		145,237		1,015,180	5.84
China		—		611,742		149,691		761,433	4.38
Indonesia		—		514,199		—		514,199	2.96
Singapore		—		388,125		20,584		408,709	2.35
India		—		393,448		344		393,792	2.27
Saudi Arabia		—		250,488		3,751		254,239	1.46
Others		—		728,680		157,023		885,703	5.10

		3,647,777		7,286,859		978,307		11,912,943	68.55

Europe:
Netherlands		—		330,739		—		330,739	1.90
France		—		320,802		278		321,080	1.85
Belgium		—		320,036		943		320,979	1.85
Russia		—		292,835		2,171		295,006	1.70
Others		—		1,460,877		90,081		1,550,958	8.92

		—		2,725,289		93,473		2,818,762	16.22

America:
USA		—		325,042		32,681		357,723	2.06
Mexico		—		130,238		—		130,238	0.75
Brazil		—		92,247		—		92,247	0.53
Others		—		912,944		63		913,007	5.25

		—		1,460,471		32,744		1,493,215	8.59

Africa:
South Africa		—		3,707		1,924		5,631	0.03
Others		—		414,884		59		414,943	2.39

		—		418,591		1,983		420,574	2.42

Oceania:
Australia and others		—		733,416		833		734,249	4.22

	(Won)	3,647,777	(Won)	12,624,626	(Won)	1,107,340	(Won)	17,379,743	100.00

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

2006

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Asia:
Korea	(Won)	3,084,325	(Won)	3,218,125	(Won)	528,074	(Won)	6,830,524	45.38
Iran		—		824,278		180,702		1,004,980	6.68
China		—		659,177		133,591		792,768	5.27
Indonesia		—		500,603		85		500,688	3.33
India		—		326,536		1,259		327,795	2.18
Vietnam		—		162,517		10,504		173,021	1.15
Qatar		—		95,005		—		95,005	0.63
Others		—		378,672		73,659		452,331	3.00

		3,084,325		6,164,913		927,874		10,177,112	67.62

Europe:
France		—		334,745		36		334,781	2.23
Russia		—		323,694		6,140		329,834	2.19
Netherlands		—		302,338		—		302,338	2.01
Belgium		—		262,712		510		263,222	1.75
Others		—		1,365,142		95,135		1,460,277	9.70

		—		2,588,631		101,821		2,690,452	17.88

America:
USA		—		346,195		33,947		380,142	2.52
Mexico		—		163,608		—		163,608	1.09
Brazil		—		86,669		—		86,669	0.57
Others		—		735,895		3,956		739,851	4.92

		—		1,332,367		37,903		1,370,270	9.10

Africa:
Liberia		—		330,168		350		330,518	2.20
South Africa		—		3,718		1,512		5,230	0.03

		—		333,886		1,862		335,748	2.23

Oceania:
Australia and others		—		475,644		1,280		476,924	3.17

	(Won)	3,084,325	(Won)	10,895,441	(Won)	1,070,740	(Won)	15,050,506	100.00

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(5)	The loans that were restructured due to court receiverships and compositions as of June 30, 2007 were as follows (Won in millions):

	Company	Amount		Allowances
Court receiverships and composition	Choongnam Spinning Co., Ltd. and 4 other companies	(Won)	5,769	(Won)	3,425
Individual agreements	Financial loan to Russia and 3 other companies		237,431		36,604

		(Won)	243,200	(Won)	40,029

(6)	Changes in the present value discounts relating to the restructured loans for the six months ended June 30, 2007 were as follows (Won in millions):

	Discount rate (%)	Term (year)	Beginning balance		Increase		Decrease		Ending balance
Court receiverships and composition	1.30~4.99	2~10	(Won)	657	(Won)	1,071	(Won)	158	(Won)	1,570
Individual agreements(*1)	4.24~5.30	6~18		43,181		—		3,593		39,588

			(Won)	43,838	(Won)	1,071	(Won)	3,751	(Won)	41,158

(*1)	The overdue financial loans to Russia amount to USD 422 million (the principal and interest amounting to USD 262 million and USD 160 million, respectively). In accordance with the bilateral agreement between the Government and Russia, the Bank restructured the remaining loan balances of USD 299 million after exempting the interest of the relevant loans amounting to USD 123 million. As of June 30, 2007, the amounts of restructured financial loans to Russia and their present value discounts are (Won)182,299 million and (Won)32,871 million, respectively.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(7)	Term structure of loans as of June 30, 2007 was as follows (Won in millions):

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Due in 3 months or less	(Won)	644,492	(Won)	1,707,688	(Won)	870,480	(Won)	3,222,660	18.54
Due after 3 months to 6 months		1,025,159		1,034,047		112,372		2,171,578	12.49
Due after 6 months to 1 year		1,594,434		886,504		29,965		2,510,903	14.45
Due after 1 year to 2 years		100,768		506,355		26,332		633,455	3.64
Due after 2 years to 3 years		11,886		906,771		7,022		925,679	5.33
Due after 3 years to 4 years		7,300		491,471		—		498,771	2.87
Due after 4 years to 5 years		49,248		589,177		9,425		647,850	3.73
Due after 5 years		214,490		6,502,613		51,744		6,768,847	38.95

	(Won)	3,647,777	(Won)	12,624,626	(Won)	1,107,340	(Won)	17,379,743	100.00

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

6.    Allowances for Loan Losses:

(1)	The allowances for loan losses as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Loans in local currency	(Won)	92,426	(Won)	87,506
Loans in foreign currencies		552,119		504,808
Bills bought in local currency and foreign currencies		42,247		50,621
Advances for customers		7		465

	(Won)	686,799	(Won)	643,400

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	As of June 30, 2007 and December 31, 2006, loan balances and allowances for loan losses by credit risk classification were as follows (Won in millions):

2007

	Loan balance classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	3,579,574	(Won)	13,001	(Won)	44,343	(Won)	5,570	(Won)	5,289	(Won)	3,647,777
Loans in foreign currencies		12,332,508		243,128		13,289		6,773		8,969		12,604,667
Bills bought in local currency and foreign currencies		653,770		102,634		440		3,359		—		760,203
Advances for customers		771		—		—		—		—		771

	(Won)	16,566,623	(Won)	358,763	(Won)	58,072	(Won)	15,702	(Won)	14,258	(Won)	17,013,418

The present value discounts were not reflected to the amount of loans stated above. Inter-bank loans of (Won)19,959 million and call loans of (Won)346,366 million were excluded because these were classified as normal. The valuation adjustment of loans in foreign currencies of (Won)(33,465) million was also excluded.

	Allowance for loan losses classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	60,107	(Won)	2,562	(Won)	19,200	(Won)	5,268	(Won)	5,289	(Won)	92,426
Loans in foreign currencies		459,032		71,685		6,011		6,422		8,969		552,119
Bills bought in local currency and foreign currencies		16,104		22,732		190		3,221		—		42,247
Advances for customers		7		—		—		—		—		7

	(Won)	535,250	(Won)	96,979	(Won)	25,401	(Won)	14,911	(Won)	14,258	(Won)	686,799

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

2006

	Loan balance classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	2,834,348	(Won)	241,792	(Won)	—	(Won)	3,732	(Won)	4,453	(Won)	3,084,325
Loans in foreign currencies		10,597,422		235,979		3,716		8,606		8,627		10,854,350
Bills bought in local currency and foreign currencies		649,252		60,104		11,163		9,147		—		729,666
Advances for customers		773		2,747		—		—		—		3,520

	(Won)	14,081,795	(Won)	540,622	(Won)	14,879	(Won)	21,485	(Won)	13,080	(Won)	14,671,861

The present value discounts were not reflected to the amount of loans stated above. Inter-bank loans of (Won)41,091 million and call loans of (Won)337,554 million were excluded because these were classified as normal. The valuation adjustment of loans in foreign currencies of (Won)(8,314) million was also excluded.

	Allowance for loan losses classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	42,366	(Won)	37,156	(Won)	—	(Won)	3,531	(Won)	4,453	(Won)	87,506
Loans in foreign currencies		414,390		71,948		1,645		8,198		8,627		504,808
Bills bought in local currency and foreign currencies		20,812		16,350		4,834		8,625		—		50,621
Advances for customers		5		460		—		—		—		465

	(Won)	477,573	(Won)	125,914	(Won)	6,479	(Won)	20,354	(Won)	13,080	(Won)	643,400

(3)	Changes in allowances for loan losses for the six months ended June 30, 2007 and for the year ended December 31, 2006 were as follows (Won in millions):

	2007		2006
Beginning balance	(Won)	643,400	(Won)	570,161
Provision for possible loan losses		48,730		123,430
Write-off		—		(4,699)
Debt for equity swap		(1,668)		(485)
Decrease in present value discounts		(2,680)		(9,631)
Changes in exchange rates and others(*)		(983)		(35,376)

Ending balance	(Won)	686,799	(Won)	643,400

(*)	Changes in exchange rates and others were mainly derived from the movements in foreign currency translation on allowances for loan losses and recovery of written-off loans.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Percentage of the allowance for loan losses to loans subject to allowance for loan losses as of June 30, 2007 and for the previous 2 years were as follows (Won in millions):

	2007.6.30		2006.12.31		2005.12.31
Loans subject to allowance for possible loan losses	(Won)	17,013,418	(Won)	14,671,861	(Won)	11,837,894
Allowances for loan losses		686,799		643,400		570,161

Percentage (%)		4.04		4.39		4.82

7.    Tangible Assets:

(1)	Tangible assets and the related accumulated depreciation as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007						2006
	Acquisition cost		Accumulated depreciation		Book value		Acquisition cost		Accumulated depreciation		Book value
Land	(Won)	4,484	(Won)	—	(Won)	4,484	(Won)	4,484	(Won)	—	(Won)	4,484
Buildings		43,633		13,546		30,087		43,633		12,800		30,833
Vehicles		1,730		1,324		406		1,689		1,274		415
Equipments		14,120		11,385		2,735		13,868		10,590		3,278

	(Won)	63,967	(Won)	26,255	(Won)	37,712	(Won)	63,674	(Won)	24,664	(Won)	39,010

(2)	The published value of land was (Won)94,674 million and (Won)81,246 million as of June 30, 2007 and December 31, 2006, respectively, based on the Laws on Disclosure of Land Price and Valuation of Land.

(3)	Changes in book value of tangible assets for the six months ended June 30, 2007 were as follows (Won in millions):

	Beginning balance		Acquisition		Disposal		Depreciation		Ending balance
Land	(Won)	4,484	(Won)	—	(Won)	—	(Won)	—	(Won)	4,484
Buildings		30,833		—		—		746		30,087
Vehicles		415		126		2		133		406
Equipments		3,278		303		1		845		2,735

	(Won)	39,010	(Won)	429	(Won)	3	(Won)	1,724	(Won)	37,712

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Tangible assets, which have been insured as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

		2007				2006
	Insurance company	Book value		Insured amount		Book value		Insured amount
Buildings	LIG Insurance Co., Ltd. and others	(Won)	30,087	(Won)	27,489	(Won)	30,833	(Won)	27,489
Equipments	LIG Insurance Co., Ltd. and others		2,735		3,103		3,278		2,866

		(Won)	32,822	(Won)	30,592	(Won)	34,111	(Won)	30,355

In addition to the above, the Company carries manufacturing liability insurance ((Won)80 million coverage per accidental death and maximum coverage of (Won)300 million per accident), gas liability insurance and comprehensive auto insurance.

8.    Other Assets:

(1)	Other assets as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Guarantee deposits	(Won)	21,772	(Won)	20,212
Accounts receivable		47		47
Accrued income		240,100		188,487
Prepaid expenses		20,500		34,604
Advance payments		4		—
Financial derivative assets (Note 14)		166,117		55,652
Intangible assets		3,751		4,380
Sundry assets		15,830		14,938

	(Won)	468,121	(Won)	318,320

(2)	Intangible assets as of June 30, 2007 were as follows (Won in millions):

	Book value
Acquisition cost	(Won)	10,525
Accumulated amortization		6,774

	(Won)	3,751

(3)	Changes in intangible assets for the six months ended June 30, 2007 were as follows (Won in millions):

	Book value
Beginning balance	(Won)	4,380
Increase		361
Amortization		990

Ending balance	(Won)	3,751

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Sundry assets as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Other loans	(Won)	8,405	(Won)	8,557
Other suspense payments		1,274		1,002
Suspense payments on credit		5		5
Others		6,146		5,374

	(Won)	15,830	(Won)	14,938

9.    Borrowings:

(1)	Borrowings as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	Financial institution	Interest rate (%)	2007		2006
Call money:
Local currency	Woori CSAM and others	4.42~4.44	(Won)	40,000	(Won)	300,000
Foreign currencies	Sumitomo Mitsui Bank	Libor + 0.74		122,591		219,260

				162,591		519,260

Borrowings in foreign currencies:
Borrowings from banks	Sumitomo Mitsui Bank	Libor + 0.77		3,762		224,034
CP	UBS AG and others	0.80~5.85		1,245,644		902,130
Off-shore borrowings	Bank of China and others	2.88~5.45		—		32,751
Other borrowings	Overseas banks	0.08~0.80		88,567		108,720

				1,337,973		1,267,635

Gain on valuation of fair value hedged items (current year portion)				—		(667)
Loss on valuation of fair value hedged items (prior year portion)				—		748

				1,337,973		1,267,716

Debentures:
Local currency:
Fixed rate debentures in local currency		4.63~5.44		1,230,000		680,000
Discount on debentures				(36,674)		(14,827)

				1,193,326		665,173

Foreign currencies:
Floating rates debentures in foreign currencies		Libor3M+0.04 and others		2,861,432		6,095,087
Fixed rates debentures in foreign currencies		1.84~12.61		8,281,290		3,372,732

				11,142,722		9,467,819

Gain (Loss) on valuation of fair value hedged items (current year portion)				(33,827)		11,527
Gain on valuation of fair value hedged items (prior year portion)				(70,466)		(84,040)

				11,038,429		9,935,306

Premiums on debentures				406		939
Discounts on debentures				(49,820)		(49,657)

				10,989,015		9,346,588

				12,182,341		10,011,761

			(Won)	13,682,905	(Won)	11,798,737

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	Call money and borrowings in foreign currencies from financial institutions as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007						2006
	Call money		Borrowings in foreign currencies		Total		Call money		Borrowings in foreign currencies		Total
Banks	(Won)	162,591	(Won)	1,249,406	(Won)	1,411,997	(Won)	519,260	(Won)	1,158,915	(Won)	1,678,175
Others		—		88,567		88,567		—		108,720		108,720

	(Won)	162,591	(Won)	1,337,973	(Won)	1,500,564	(Won)	519,260	(Won)	1,267,635	(Won)	1,786,895

(3)	Term structure of borrowings as of June 30, 2007 was as follows (Won in millions):

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Due after 1 year to 3 years		Due after 3 years		Total
Call money in local currency	(Won)	40,000	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	40,000
Call money in foreign currencies		122,591		—		—		—		—		122,591
Borrowings in foreign currencies		1,176,227		119,500		42,246		—		—		1,337,973
Debentures in local currency		—		230,000		790,000		210,000		—		1,230,000
Debentures in foreign currencies		473,728		1,038,016		774,533		3,574,837		5,281,608		11,142,722

	(Won)	1,812,546	(Won)	1,387,516	(Won)	1,606,779	(Won)	3,784,837	(Won)	5,281,608	(Won)	13,873,286

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

10.    Other Liabilities:

(1)	Other liabilities as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Accrued severance benefits (Notes 2 and 12)	(Won)	27,692	(Won)	27,509
Less: Transfer to National Pension (Note 12)		(9)		(10)
Allowance for possible losses on acceptances and guarantees (Note 11)		336,481		253,543
Allowance for unused credit line of loan commitments (Note 11)		28,246		25,814
Foreign exchange settlement account-credit		194,497		15,130
Accounts payable		6,724		4,706
Accrued expenses		297,756		205,649
Deferred income tax liabilities (Note 18)		84,674		77,295
Unearned revenues		148,407		150,834
Guarantees deposits received		133		100
Financial derivatives liabilities (Note 14)		104,469		87,468
Sundry liabilities		49,294		41,764

	(Won)	1,278,364	(Won)	889,802

(2)	Sundry liabilities as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Suspense receipts	(Won)	48,109	(Won)	39,194
Taxes withheld		1,146		2,504
Others		39		66

	(Won)	49,294	(Won)	41,764

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

11.    Acceptances and Guarantees and Allowance for Possible Losses:

(1)	Acceptances and guarantees as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Confirmed acceptances and guarantees:
Local currency:
Guarantees for performance of contracts	(Won)	19,965	(Won)	24,432
Guarantees for repayment of advances		31,459		40,625
Others		58,634		1,264

		110,058		66,321

Foreign currencies:
Guarantees for performance of contracts		2,395,346		2,179,230
Guarantees for repayment of advances		22,032,499		18,957,040
Acceptances for letters of guarantee for importers letter		11,844		6,161
Acceptances on import credit memorandum		26,517		75,097
Others		1,114,866		1,029,793

		25,581,072		22,247,321

		25,691,130		22,313,642

Unconfirmed acceptances and guarantees:
Letters of credit		124,455		123,688
Others		27,101,236		23,270,464

		27,225,691		23,394,152

	(Won)	52,916,821	(Won)	45,707,794

(2)	Confirmed and unconfirmed acceptances and guarantees by classification and allowances for possible losses on confirmed and unconfirmed acceptances and guarantees as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007					2006
	Acceptances and guarantees		Allowance		Ratio (%)	Acceptances and guarantees		Allowance		Ratio (%)
Confirmed acceptances and guarantees:
Normal	(Won)	25,688,976	(Won)	212,294	0.83	(Won)	22,311,455	(Won)	168,821	0.76
Precautionary		2,154		168	7.78		2,187		172	7.86

		25,691,130		212,462	0.83		22,313,642		168,993	0.76

Unconfirmed acceptances and guarantees(*):
Normal		27,225,662		124,016	0.46		23,394,094		84,545	0.36
Precautionary		29		3	10.34		58		5	8.62

		27,225,691		124,019	0.46		23,394,152		84,550	0.36

	(Won)	52,916,821	(Won)	336,481	0.64	(Won)	45,707,794	(Won)	253,543	0.55

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(*)	In 2005, the Bank started to provide allowance for possible losses on unconfirmed acceptances and guarantees at the same rate of allowance for loan losses applicable to the related borrowers, also considering the credit adjustment rates to off-balance sheet items announced by FSS (See Note 2).

(3)	Changes in allowances for possible losses on confirmed and unconfirmed acceptances and guarantees for the six months ended June 30, 2007 and for the year ended December 31, 2006 were as follows (Won in millions):

	2007		2006
Beginning balance	(Won)	253,543	(Won)	227,670
Provision of allowance for possible losses		84,025		45,026
Changes in foreign exchange rates and others		(1,087)		(19,153)

Ending balance	(Won)	336,481	(Won)	253,543

(4)	Acceptances and guarantees, by industry, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	(Won)	23,415,896	91.14	(Won)	27,054,509	99.37	(Won)	50,470,405	95.38
Construction		1,540,525	6.00		27,444	0.10		1,567,969	2.96
Finance and insurance		490,745	1.91		11,452	0.04		502,197	0.95
Wholesale and retail		128,950	0.50		39,771	0.15		168,721	0.32
Services		18,157	0.07		18,577	0.07		36,734	0.07
Others		96,857	0.38		73,938	0.27		170,795	0.32

	(Won)	25,691,130	100.00	(Won)	27,225,691	100.00	(Won)	52,916,821	100.00

2006

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	(Won)	20,248,696	90.75	(Won)	23,212,911	99.23	(Won)	43,461,607	95.09
Construction		1,454,143	6.51		20,973	0.09		1,475,116	3.23
Finance and insurance		365,404	1.64		36,946	0.16		402,350	0.88
Wholesale and retail		128,576	0.58		17,107	0.07		145,683	0.32
Services		33,525	0.15		18,011	0.07		51,536	0.11
Others		83,298	0.37		88,204	0.38		171,502	0.37

	(Won)	22,313,642	100.00	(Won)	23,394,152	100.00	(Won)	45,707,794	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(5)	Acceptances and guarantees, by country of borrower, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	(Won)	25,072,000	97.59	(Won)	27,141,868	99.69	(Won)	52,213,868	98.67
India		91,789	0.36		72,372	0.27		164,161	0.31
Hong Kong		55,608	0.21		—	—		55,608	0.11
Iran		38,041	0.15		126	0.00		38,167	0.07
Japan		18,265	0.07		—	—		18,265	0.03
Vietnam		—	—		316	0.00		316	0.00

		25,275,703	98.38		27,214,682	99.96		52,490,385	99.19

America:
USA		178,531	0.69		3,102	0.01		181,633	0.34
Mexico		35,270	0.14		—	—		35,270	0.07
Dominican Rep.		1,326	0.01		—	—		1,326	0.00

		215,127	0.84		3,102	0.01		218,229	0.41

Europe:
UK		124,589	0.49		1,360	0.01		125,949	0.24
France		75,711	0.29		6,547	0.02		82,258	0.16

		200,300	0.78		7,907	0.03		208,207	0.40

	(Won)	25,691,130	100.00	(Won)	27,225,691	100.00	(Won)	52,916,821	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

2006

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	(Won)	21,790,047	97.66	(Won)	23,269,002	99.47	(Won)	45,059,049	98.58
India		76,453	0.34		88,204	0.38		164,657	0.36
Iran		40,881	0.18		126	0.00		41,007	0.09
Japan		19,776	0.09		—	—		19,776	0.04
Vietnam		—	—		397	0.00		397	0.00

		21,927,157	98.27		23,357,729	99.85		45,284,886	99.07

America:
USA		127,960	0.58		3,112	0.01		131,072	0.29
Mexico		58,665	0.26		—	—		58,665	0.13
Dominican Rep.		2,660	0.01		—	—		2,660	0.01

		189,285	0.85		3,112	0.01		192,397	0.43

Europe:
UK		126,227	0.56		1,364	0.01		127,591	0.28
France		50,559	0.23		31,947	0.13		82,506	0.18
Poland		20,414	0.09		—	—		20,414	0.04

		197,200	0.88		33,311	0.14		230,511	0.50

	(Won)	22,313,642	100.00	(Won)	23,394,152	100.00	(Won)	45,707,794	100.00

(6)	Percentages of allowances for possible losses to acceptances and guarantees subject to allowances for possible losses as of June 30, 2007 and for the previous 2 years were as follows (Won in millions):

	2007.6.30		2006.12.31		2005.12.31
Acceptances and guarantees subject to allowances for possible losses	(Won)	52,916,821	(Won)	45,707,794	(Won)	36,538,422
Allowances		336,481		253,543		227,670

Percentage (%)		0.64		0.55		0.62

(7)	Unused credit line of loan commitments and allowances for on credit line of loan commitments as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Unused credit line of loan commitments	(Won)	6,315,115	(Won)	6,827,643
Allowances		28,246		25,814

Percentage (%)		0.45		0.38

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

The Bank started to apply the rate of allowances for possible losses on loans, which is classified as normal and of which maturity is less than 1 year to unused credit line of loan commitments pursuant to the guideline of allowances for possible losses to off-balance sheets items in 2005. The allowances for possible losses were recognized considering the credit adjustment rates to off-balance sheet items announced by the FSS and recorded as allowance for unused credit line of loan commitments.

(8)	Changes in allowances for on credit line of loan commitments for the six months ended June 30, 2007 and for the year ended December 31, 2006 were as follows (Won in millions):

	2007		2006
Beginning balance	(Won)	25,814	(Won)	27,597
Provision for allowance		2,519		256
Changes in exchange rates and others		(87)		(2,039)

Ending balance	(Won)	28,246	(Won)	25,814

12.    Accrued Severance Benefits:

Changes in accrued severance benefits for the six months ended June 30, 2007 and for the year ended December 31, 2006 were as follows (Won in millions):

2007

	Beginning balance		Provision		Payment		Ending balance
Accrued severance benefits	(Won)	27,509	(Won)	1,907	(Won)	1,724	(Won)	27,692
National Pension		(10)		—		(1)		(9)

	(Won)	27,499	(Won)	1,907	(Won)	1,723	(Won)	27,683

2006

	Beginning balance		Provision		Payment		Ending balance
Accrued severance benefits	(Won)	22,950	(Won)	6,337	(Won)	1,778	(Won)	27,509
National Pension		(10)		—		—		(10)

	(Won)	22,940	(Won)	6,337	(Won)	1,778	(Won)	27,499

13.    Shareholders’ Equity:

(1)	Capital stock

The authorized capital stock of the Bank as of June 30, 2007 was (Won)4,000,000 million and the capital stock amounted to (Won)3,305,755 million and (Won)3,305,755 million as of June 30, 2007 and December 31, 2006, respectively. The Bank increased its capital stock by (Won)10,000 million from the Government on July 3, 2006. The Bank does not issue share certificates.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	Retained earnings

1) Legal reserve

In accordance with the EXIM Bank Act, the Bank reserves 20 percent of unappropriated retained earnings as the legal reserve, until the accumulated reserve equals to its capital stock.

2) Voluntary reserve

The Bank appropriates the remaining balance, net of legal reserve and dividend payments, to voluntary reserve.

14.    Contingencies and Commitments:

(1)	Other commitments as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Unused credit line of loan commitments	(Won)	6,315,115	(Won)	6,827,643
Written-off loans		135,029		136,002

	(Won)	6,450,144	(Won)	6,963,645

(2)	Pending litigations.

Ten lawsuits were filed by the Bank with aggregate claims of (Won)195,000 million and 2 lawsuits were filed against the Bank involving aggregate damages of (Won)200 million; they are all pending as of June 30, 2007.

The management of the Bank believes that the ultimate liability from the lawsuits, if any, will not materially affect the financial position of the Bank.

The aforementioned pending litigations (the first trial is currently underway) have been filed by Jaesoon, Park claiming revocation of provisional attachment relating to the debt guarantees of Chungnam Spinning Co., Ltd. and by Kibo Technology Fund claiming action of cancellation of creditors on obliteration of mortgage.

(3)	Sales of the shares of Korea Exchange Bank (“KEB”).

The Bank sold 30,865,792 shares of Korea Exchange Bank (“KEB”) to LSF-KEB Holdings, SCA (“LSF”) on October 30, 2003 at (Won)5,400 per share. LSF exercised its call option, which was issued by the Bank in relation to the aforementioned sales transaction, and additionally purchased 49,134,208 shares of KEB at (Won)8,487.50 per share in the current fiscal year (refer to Note 4 (2) to the financial statements).

In addition to the above, if certain conditions in the mutual agreement between the Bank and LSF are met when LSF sells its KEB shares; then, the Bank has the right to ask LSF to sell the remaining shares of KEB for the same conditions and LSF also has the right to ask the Bank to sell the remaining shares (when LSF sells theirs) for the same conditions.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Details of transactions of derivatives instruments were as follows as of and for the six months ended June 30, 2007 and the year ended December 31, 2006 (Won in millions):

2007

	Outstanding contract amount						Gain (loss) on valuation (S/I)						Gain (loss) on Valuation (B/S)
	Total		Hedging Purpose		Hedge Accounting		Total		Hedging Purpose		Hedge Accounting
Currency forwards	(Won)	327,340	(Won)	327,340	(Won)	—	(Won)	653 (1,604)	(Won)	653 (1,604)	(Won)	— —	(Won)	653 (1,604)
Currency swaps		3,802,090		2,040,077		1,762,013		98,614 (20,095)		45,404 (2,141)		53,210 (17,954)		116,188 (19,306)
Interest rate swaps		6,045,512		790,282		5,255,230		54,650 (25,831)		5,745 (391)		48,905 (25,440)		47,314 (83,559)
Stock option		7,500		7,500		—		252		252		—		1,962

	(Won)	10,182,442	(Won)	3,165,199	(Won)	7,017,243	(Won)	154,169 (47,530)	(Won)	52,054 (4,136)	(Won)	102,115 (43,394)	(Won)	166,117 (104,469)

2006

	Outstanding contract amount						Gain (loss) on valuation (S/I)						Gain (loss) on Valuation (B/S)
	Total		Hedging Purpose		Hedge Accounting		Total		Hedging Purpose		Hedge Accounting
Currency forwards	(Won)	501,498	(Won)	501,498	(Won)	—	(Won)	1,304 (2,102)	(Won)	1,304 (2,102)	(Won)	— —	(Won)	1,304 (2,102)
Currency swaps		1,533,542		1,510,087		23,455		67,436 (1,820)		67,436 (971)		— (849)		36,074 (1,511)
Interest rate swaps		5,451,828		737,619		4,714,209		26,636 (12,697)		2,350 (1,472)		24,286 (11,225)		16,564 (83,855)
Stock option		7,500		7,500		—		1,710		1,710		—		1,710

	(Won)	7,494,368	(Won)	2,756,704	(Won)	4,737,664	(Won)	97,086 (16,619)	(Won)	72,800 (4,545)	(Won)	24,286 (12,074)	(Won)	55,652 (87,468)

The Bank holds derivative instruments for its trading activities and hedging activities, to manage the interest rate risk and foreign currencies exchange risk derived from loans, debentures and borrowings. Outstanding contractual amount and gain (loss) on valuation relating to hedge accounting resulted from derivative instruments accounted for using hedge accounting methods pursuant to the Interpretations on Financial Accounting Standards 53-70.

Hedged items consist of loans and debentures to which fair value hedge accounting is applied. Loss on the hedged item attributable to the hedged risk amounting to (Won)24,963 million for loans and gain amounting to (Won)33,827 million for debentures have been recognized for the six months ended June 30, 2007.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

15.    Interest Income and Interest Expenses:

The average balance of the interest bearing assets and liabilities, and the related interest income and expenses as of and for the six months ended June 30, 2007 was as follows (Won in millions):

	2007
	Average balance		Interest incomes/expenses
Interest income bearing assets
Loans	(Won)	16,486,121	(Won)	461,939
Due from banks		77,259		3,693
Securities		10,388		378

	(Won)	16,573,768	(Won)	466,010

Interest expense bearing liabilities
Borrowings	(Won)	1,946,636	(Won)	42,401
Debentures		11,109,294		284,083

	(Won)	13,055,930	(Won)	326,484

Loans included call loans and borrowings included call money.

16.    General and Administrative Expenses:

General and administrative expenses for the six months ended June 30, 2007 were as follows (Won in millions):

	2007
Financial management expenses:
Salaries and wages	(Won)	27,042
Others		13,640

		40,682

Economic cooperation management expenses		414

Other general and administrative expenses:
Severance benefits (Note 12)		1,907
Depreciation (Note 7)		1,724
Amortization expense of intangible assets (Note 8)		990
Taxes and dues		183
Fund contributions		3,623

		8,427

	(Won)	49,523

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

17.    Non-operating Income and Expenses:

Non-operating income and expenses for the six months ended June 30, 2007 were as follows (Won in millions):

	2007
Non-operating income:
Gain on disposal of tangible assets	(Won)	657
Rental income		10
Gain on valuation of securities using the equity method (Note 4)		2,300
Others		427

	(Won)	3,394

Non-operating expenses:
Loss on disposal of tangible assets	(Won)	1
Others		634

	(Won)	635

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

18.    Income Tax Expense:

(1)	The differences between net income before income tax and taxable income pursuant to Korean Corporate Income Tax Law for the six months June 30, 2007 were as follows (Won in millions):

	Amount
I. Net income before income tax	(Won)	116,227
II. Non temporary differences:
(1) Entertainment expenses		2
(2) Undesignated donations		38
(3) Interest paid		157
(4) Sundry profits		(150)
(5) Dividend earned		(15,203)

		(15,156)

III. Temporary differences:
1. Additions:
(1) Loss (gain) on fair value hedges		64,118
(2) Gain on valuation of derivative instruments (prior period)		43,119
(3) Loss on valuation of derivative instruments (current period)		83,559
(4) Allowance for loan losses (current period)		306,197
(5) Allowance for possible losses of confirmed and unconfirmed acceptances and guarantees (current period)		336,481
(6) Unused credit line of loan commitments (current period)		28,246
(7) Allowance for severance benefits		1,475
(8) Depreciation		753
(9) Debt-to-equity swap		1,668
(10) Others		8,624

		874,240

2. Deductions:
(1) Gain (loss) on fair value hedges		70,828
(2) Loss on valuation of derivative instruments (prior period)		86,751
(3) Gain on valuation of derivative instruments (current period)		62,756
(4) Allowance for loan losses (prior period)		308,016
(5) Allowance for possible losses of confirmed acceptances and guarantees (prior period)		253,543
(6) Unused credit line of loan commitments (prior period)		25,814
(7) Depreciation		186
(8) Gain on valuation of securities using the equity method		2,300
(9) Debt-to-equity swap		25,972
(10) Others		12,087

		848,253

IV. Taxable income	(Won)	127,058

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	Changes in accumulated temporary difference for the six months ended June 30, 2007 were as follows (Won in millions):

	Beginning(*)		Decrease		Increase		Ending
Loss (gain) on fair value hedges	(Won)	(64,118)	(Won)	(64,118)	(Won)	(70,828)	(Won)	(70,828)
Depreciation		2,162		186		753		2,729
Allowance for severance benefits		16,259		—		1,475		17,734
Allowance for loan losses		308,016		308,016		306,197		306,197
Gain on valuation of securities using the equity method		(18,675)		—		(2,300)		(20,975)
Loss on valuation of derivative instruments		86,751		86,751		83,559		83,559
Gain on valuation of derivative instruments		(43,119)		(43,119)		(62,756)		(62,756)
Available-for-sale securities (KEB)		(114,692)		—		—		(114,692)
Convertible stock		96,924		25,972		1,668		72,620
Allowance for possible losses of confirmed and unconfirmed acceptances and guarantees		253,543		253,543		336,481		336,481
Unused credit line of loan commitments		25,814		25,814		28,246		28,246
Others		15,527		12,087		8,624		12,064

		564,392		605,132		631,119		590,379

Statutory tax rate		27.5%						27.5%
Tax effect		155,209						162,354

Deferred tax effect from available-for-sale securities		(232,370)						(247,028)

Deferred tax liabilities	(Won)	(77,161)					(Won)	(84,674)

Difference amounting to (Won)134 million between closing statements and statement of tax reconciliation in 2006 was reflected in the current period. The beginning balance of accumulated temporary difference was adjusted on the prior-period final income tax.

(3)	Income tax expense for the six months ended June 30, 2007 and for the year ended December 31, 2006 was as follows (Won in millions):

	2007		2006
Income tax currently payable	(Won)	34,926	(Won)	34,767
Changes in deferred tax assets (liabilities)		7,513		(78,670)
Changes due to adjustment for the prior-period final income tax		(53)		(83)
Income tax expense charged to capital		(14,658)		107,343

	(Won)	27,728	(Won)	63,357

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	The statutory income tax rate applicable to the Bank is 27.5% for the six months ended June 30, 2007 and for the year ended December 31, 2006. However, due to tax adjustments, the effective tax rates for the six months ended June 30, 2007 and for the year ended December 31, 2006 were 23.9% and 27.3%, respectively.

19.    Assets and Liabilities Denominated in Foreign Currencies:

(1)	Significant assets denominated in foreign currencies as of June 30, 2007 and December 31, 2006 were as follows:

	2007				2006
	USD in thousands		Korean won in millions		USD in thousands		Korean won in millions
Due from banks	USD	64,782	(Won)	60,040	USD	71,690	(Won)	66,644
Available-for-sale securities		11,014		10,208		11,115		10,332
Securities using the equity method		99,530		92,244		97,413		90,556
Call loans		373,722		346,366		191,000		177,554
Bills bought in foreign currencies		717,187		664,689		662,682		616,029
Loans		13,621,737		12,624,626		11,720,570		10,895,441
Advance for customers		832		771		3,787		3,520

	USD	14,888,804	(Won)	13,798,944	USD	12,758,257	(Won)	11,860,076

(2)	Significant liabilities denominated in foreign currencies as of June 30, 2007 and December 31, 2006 were as follows:

	2007				2006
	USD in thousands		Korean won in millions		USD in thousands		Korean won in millions
Call money	USD	132,274	(Won)	122,591	USD	235,865	(Won)	219,260
Borrowings		1,443,648		1,337,973		1,363,635		1,267,635
Debentures		12,022,790		11,142,722		10,184,831		9,467,819

	USD	13,598,712	(Won)	12,603,286	USD	11,784,331	(Won)	10,954,714

Foreign currencies other than U.S. Dollar were translated into U.S. dollar amounts at the exchange rates announced by Seoul Money Brokerage Services, Ltd. (See Note 2).

20.    Comprehensive Income:

Comprehensive income for the six months ended June 30, 2007 was as follows (Unit: In millions):

	2007
Net income	(Won)	88,499
Other comprehensive income:
Gain on valuation of available-for-sale securities		39,587
Loss on valuation of securities using the equity method		(691)

	(Won)	127,395

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

21.    Related Party Transactions:

(1)	Related parties (all subsidiaries listed below are included in consolidation) as of June 30, 2007 were as follows (Won in millions):

	Capital		No. of shares	Ownership (%)
KEXIM Bank UK Limited	(Won)	37,106	149,999	100.00
KEXIM Vietnam Leasing Co.		12,048	400,000	100.00
PT. KOEXIM Mandiri Finance		4,513	Limited company	85.00
KEXIM Asia Limited		27,804	Limited company	100.00

(2)	Significant balances of assets and liabilities, and income and expenses from significant transactions with related parties as of and for the six months ended June 30, 2007 were as follows (Won in millions):

(Assets)

	Loans in foreign currencies		Call loans		Total
KEXIM Bank UK Limited	(Won)	71,806	(Won)	42,633	(Won)	114,439
KEXIM Vietnam Leasing Co.		49,584		—		49,584
PT. KOEXIM Mandiri Finance		75,720		—		75,720
KEXIM Asia Limited		45,468		9,268		54,736

	(Won)	242,578	(Won)	51,901	(Won)	294,479

(Liabilities)

Debentures in foreign currencies
KEXIM Bank UK Limited	(Won)	4,634

(Transactions)

	Interest income		Interest expenses		Commission income
KEXIM Bank UK Limited	(Won)	3,079	(Won)	265	(Won)	15
KEXIM Vietnam Leasing Co.		1,281		—		3
PT. KOEXIM Mandiri Finance		2,086		—		—
KEXIM Asia Limited		1,435		—		1

	(Won)	7,881	(Won)	265	(Won)	19

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(3)	Related parties (all subsidiaries listed below are included in consolidation) as of December 31, 2006 were as follows (Won in millions):

Related parties	Capital		No. of shares	Ownership (%)
KEXIM Bank UK Limited	(Won)	36,482	149,999	100.00
KEXIM Vietnam Leasing Co.		12,085	400,000	100.00
PT. KOEXIM Mandiri Finance		4,548	Limited company	85.00
KEXIM Asia Limited		27,888	Limited company	100.00

(4)	Significant balances of assets and liabilities with related parties as of December 31, 2006 were as follows (Won in millions):

(Assets)

	Loans in foreign currencies		Call loans		Total
KEXIM Bank UK Limited	(Won)	106,164	(Won)	5,578	(Won)	111,742
KEXIM Vietnam Leasing Co.		46,945		—		46,945
PT. KOEXIM Mandiri Finance		76,227		—		76,227
KEXIM Asia Limited		32,536		—		32,536

	(Won)	261,872	(Won)	5,578	(Won)	267,450

(Liabilities)

Debentures in foreign currencies
KEXIM Bank UK Limited	(Won)	4,648

22.    Statements of Cash Flows:

(1)	The statements of cash flows for the Bank are presented by the indirect method. Cash flows from the Bank’s major business including loans on credit and security transactions are classified as cash flows from operating activities and those from the receipts and borrowings are classified as cash flows from financing activities. Other cash flows are included in cash flows from operating activities.

(2)	Due from banks in the statements of cash flows for the six months ended June 30, 2007 and for the year ended December 31, 2006 were as follows (won in millions):

	2007		2006
Due from banks in local currency	(Won)	17,241	(Won)	67,850
Restricted due from banks		(2,468)		(2,460)
Due from banks in foreign currencies		60,040		66,644

	(Won)	74,813	(Won)	132,034

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(3)	Significant transactions not involving cash inflows and outflows for the six months ended June 30, 2007 were as follows (Won in millions):

	2007
Increase in gain on valuation of available-for-sale securities	(Won)	54,603
Recognition of deferred income tax liabilities due to valuation of the securities using the equity method		(691)
Increase in available-for-sale securities resulting from the debt for equity swap		4,659

	(Won)	58,571

23.    Employee Welfare:

The Bank extends housing loans and operates in-house cafeteria, scholarship, medical insurance, workmen’s compensation, physical training facilities and recreational facilities, in order to enhance the employee welfare. Employee welfare expenses for the six months ended June 30, 2007 were as follows (Won in millions):

	2007
Meal expenses	(Won)	39
Medical expenses		23
Fringe benefits		2,944
Healthcare expenses		116

	(Won)	3,122

THE REPUBLIC OF KOREA

The Economy

Gross Domestic Product

The following table sets out the composition of the Republic’s GDP at current and constant 2000 market prices and the annual average increase in the Republic’s GDP.

Gross Domestic Product(1)

	2005	2006(2)	As % of GDP 2006(2)
	(billions of won)
Gross Domestic Product at Current Market Prices:
Private	426,690.6	453,870.4	53.5
Government	114,838.2	125,526.8	14.8
Gross Capital Formation	243,659.5	252,536.9	29.8
Change in Inventories	6,420.0	6,345.4	0.7
Exports of Goods and Services	342,588.0	366,502.8	43.2
Less Imports of Goods and Services	(323,466.8)	(357,154.9)	(42.1)
Statistical Discrepancy	6,206.3	6,594.4	0.8

Expenditures on Gross Domestic Product	810,515.9	847,876.4	100.0
Net Factor Income from the Rest of the World	(1,216.1)	(15.2)	(0.0)

Gross National Product(1)	809,299.8	847,861.3	100.0

Gross Domestic Product at Constant 2000 Market Prices:
Private	360,720.6	375,901.7	49.5
Government	88,120.6	93,267.9	12.3
Gross Capital Formation	208,076.6	214,224.9	28.2
Change in Inventories	21.8	(399.8)	(0.1)
Exports of Goods and Services	390,443.5	438,805.2	57.8
Less Imports of Goods and Services	(323,604.7)	(360,331.3)	(47.5)
Statistical Discrepancy	(629.8)	(2,634.0)	0.3

Expenditures on Gross Domestic Product	723,126.8	759,234.4	100.0
Net Factor Income from the Rest of the World in the Terms of Trade	(1,030.3)	(29.5)	(0.0)

Trading Gains and Losses from Changes	(46,437.8)	(68,118.2)	(9.0)

Gross National Income(3)	675,658.7	691,086.7	91.0

Percentage Increase (Decrease) of GDP over Previous Year
At Current Prices	4.0	4.6
At Constant 2000 Market Prices	4.2	5.0

(1)	GDP plus net factor income from the rest of the world is equal to the Republic’s gross national product.
(2)	Preliminary.
(3)	GDP plus net factor income from the rest of the world and trading gains and losses from changes in the terms of trade is equal to the Republic’s gross national income.
Source:	National Accounts Year 2006; The Bank of Korea.

The following tables set out the Republic’s GDP by economic sector at current and constant 2000 market prices:

Gross Domestic Product by Economic Sector

(at current market prices)

	2005	2006(1)	As % of GDP 2006(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	24,631.4	24,473.3	2.9
Mining and Manufacturing	207,327.2	212,503.3	25.1
Mining and Quarrying	2,626.2	2,667.9	0.3
Manufacturing	204,701.0	209,835.4	24.7
Electricity, Gas and Water	16,838.7	17,558.9	2.1
Construction	66,375.0	68,434.3	8.1
Services:	406,301.6	430,832.0	50.8
Wholesale and Retail Trade, Restaurants and Hotels	67,862.2	70,945.9	8.4
Transportation, Storage and Communication	52,429.5	54,194.3	6.4
Financial Intermediation	60,483.5	63,697.4	7.5
Real Estate, Renting and Business Activities	90,482.4	96,427.5	11.4
Public Administration and Defense:
Compulsory Social Security	45,429.4	49,018.4	5.8
Education	41,569.8	44,427.9	5.2
Health and Social Work	23,069.3	25,683.6	3.0
Other Service Activities	24,975.6	26,437.0	3.1
Taxes less subsidies on products	89,041.7	94,074.6	11.1

Gross Domestic Product at Current Prices	810,515.9	847,876.4	100.0

Net Factor Income from the Rest of the World	(1,216.1)	(15.2)	(0.0)
Gross National Income at Current Price	809,299.8	847,861.3	100.0

(1)	Preliminary.

Source: National Accounts Year 2006; The Bank of Korea.

Gross Domestic Product by Economic Sector

(at constant 2000 market prices)

	2005	2006(1)	As % of GDP 2006(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	25,446.6	24,785.3	3.3
Mining and Manufacturing	210,587.0	228,153.8	30.1
Mining and Quarrying	1,913.7	1,965.8	0.3
Manufacturing	208,673.3	226,188.0	29.8
Electricity, Gas and Water	18,360.7	19,005.6	2.5
Construction	51,413.0	51,360.9	6.8
Services:	338,176.8	353,131.5	46.5
Wholesale and Retail Trade, Restaurants and Hotels	60,687.0	62,792.5	8.3
Transportation, Storage and Communication	53,254.2	55,748.9	7.3
Financial Intermediation	48,392.3	50,683.5	6.7
Real Estate, Renting and Business Activities	77,247.9	80,800.7	10.6
Public Administration and Defense:
Compulsory Social Security	32,662.5	33,642.7	4.4
Education	30,174.2	30,983.4	4.1
Health and Social Work	14,752.8	15,811.5	2.1
Other Service Activities	21,006.9	21,768.3	2.9
Taxes less subsidies on products	79,141.8	83,697.4	11.0

Gross Domestic Product at Market Prices	723,126.8	759,234.4	100.0

(1)	Preliminary.

Source: National Accounts Year 2006; The Bank of Korea.

GDP growth in 2005 was 4.2% at constant market prices, as aggregate private and general government consumption expenditures increased by 3.9% and gross domestic fixed capital formation increased by 2.4%, each compared with 2004.

Based on preliminary data, GDP growth in 2006 was 5.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.5% and gross domestic fixed capital formation increased by 3.2%, each compared with 2005.

Based on preliminary data, GDP growth in the first quarter of 2007 was 4.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.3% and gross domestic fixed capital formation increased by 7.0%, each compared with the same period of 2006. Based on preliminary data, GDP growth in the second quarter of 2007 was 5.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.5% and gross domestic fixed capital formation increased by 6.7%, each compared with the same period of 2006.

Principal Sectors of the Economy

Industrial Sectors

The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production:

Industrial Production

	2000 Index Weight(1)	2000	2005	2006
Mining	36.2	100.0	93.8	92.5
Coal	4.7	100.0	88.5	91.1
Metal Ores	0.8	100.0	107.1	121.3
Others	30.7	100.0	94.2	91.9
Manufacturing	9,362.9	100.0	134.0	148.1
Food Products and Beverages	658.8	100.0	108.3	108.8
Tobacco Products	53.4	100.0	113.5	126.9
Textiles	472.7	100.0	63.5	58.2
Apparel and Fur Articles	210.3	100.0	86.6	93.7
Tanning and Dressing of Leather	97.6	100.0	58.8	58.6
Wood and Wood and Cork Products	62.2	100.0	104.4	111.7
Pulp, Paper and Paper Products	193.2	100.0	109.3	109.4
Publishing, Printing and Reproduction of Record Media	226.8	100.0	92.6	92.6
Coke, Refined Petroleum Products and Nuclear Fuel	309.9	100.0	97.0	98.2
Chemicals and Chemical Products	856.9	100.0	122.7	127.0
Rubber and Plastic Products	429.9	100.0	118.0	124.4
Non-Metallic Mineral Products	331.5	100.0	101.3	101.9
Basic Metals	566.2	100.0	118.0	121.3
Fabricated Metal Products	414.8	100.0	98.4	101.7
Machinery and Equipment	812.5	100.0	123.0	131.3
Office, Accounting and Computing Machinery	330.8	100.0	78.0	77.9
Electrical Machinery and Apparatus and Others	379.8	100.0	120.1	128.7
Radio, Television and Communication Equipment	1,481.0	100.0	258.1	323.1
Medical Precision and Optical Instrument, Watches	105.0	100.0	98.9	97.2
Motor Vehicles, Trailers and Semitrailers	916.1	100.0	138.3	150.2
Other Transport Equipment	274.6	100.0	156.3	173.8
Furniture and Other Manufactured Goods	178.9	100.0	78.0	73.4
Electricity and Gas	600.9	100.0	137.5	143.5
All Items	10,000.0	100.0	134.1	147.6
Percentage Increase (Decrease) of All Items Over Previous Year		16.8	6.3	10.1

(1)	Index weights were established on the basis of an industrial census in 2000 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.

Source: The Bank of Korea.

Industrial production increased by 10.1% in 2006 primarily due to strong exports and increased domestic consumption.

Manufacturing

In 2006, the manufacturing sector increased production by 10.5%. In 2006, light industry recorded a 1.1% production increase due to increased production of wood, apparel and leather products.

Automobiles. In 2006, automobile production increased by 3.8%, domestic sales recorded an increase of 1.8% and exports recorded an increase of 2.3%, compared with 2005.

Electronics. In 2006, electronics production increased by 10.0%, based on preliminary data, and exports increased by 11.7%, each compared with 2005 primarily due to continued growth in exports of semiconductor memory chips and global information technology products. In 2006, export sales of semiconductor memory chips constituted approximately 11.5% of the Republic’s total exports.

Iron and Steel. In 2006, crude steel production totaled 48.4 million tons, an increase of 1.2% from 2005. Domestic sales increased by 5.3% and exports increased by 14.2%.

Shipbuilding. In 2006, the Republic’s shipbuilding orders amounted to 19.6 million compensated gross tons, an increase of 44.1% compared to 2005.

Agriculture, Forestry and Fisheries

Based on preliminary data, in 2006, production in the agriculture, forestry and fisheries industry decreased by 2.6% compared to 2005 primarily due to decreased production of rice, fruits and corns.

Construction

Based on preliminary data, in 2006, production in the construction industry decreased by 0.1% compared to 2005 primarily due to a slight decrease in residential and commercial construction.

Electricity and Gas

The following table sets out the Republic’s dependence on imports for energy consumption:

Dependence on Imports for Energy Consumption

	Total Energy Consumption	Imports	Imports Dependence Ratio
	(millions of tons of oil equivalents, except ratios)
2005	228.6	221.1	96.7
2006	231.5	224.0	96.8

Source: Korea Energy Economics Institute.

The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

Consumption of Energy by Source

	Coal		Petroleum		Nuclear		Others		Total
	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%
	(millions of tons of oil equivalents, except percentages)
2005	54.8	24.0	101.5	44.4	36.7	16.1	35.6	15.5	228.6	100.0
2006	56.7	24.5	101.4	43.8	37.2	16.1	36.2	15.6	231.5	100.0

Source: Korea Energy Economics Institute.

Services Sector

Based on preliminary data, in 2006, the output of the transportation, storage and communications sector increased by 4.7%. Based on preliminary data, in 2006, the output of the financing, real estate and business service subsector increased by 4.2% compared to 2005.

Prices, Wages and Employment

The inflation rate, on an annualized basis, was 2.1% in the first quarter of 2007 and 2.4% in the second quarter of 2007. The unemployment rate was 3.6% in the first quarter of 2006 and 3.2% in the second quarter of 2007.

The Financial System

Structure of the Financial Sector

In July 2007, the Korean National Assembly passed the Act on Capital Markets and Financial Investment Business, or ACMFIB, under which various industry-based capital markets regulatory systems currently in place will be consolidated into a single regulatory system. The ACMFIB, which will become effective in February 2009, will expand the scope of permitted investment-related financial products and activities through expansive definitions of financial instruments and function-based regulations that allow financial investment companies to offer a wider range of financial services, as well as strengthening investor protection and disclosure requirements.

Securities Markets

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated.

March 31, 2007	1,452.6
April 30, 2007	1,542.2
May 31, 2007	1,700.9
June 30, 2007	1,743.6
July 31, 2007	1,933.3
August 31, 2007	1,873.2
September 28, 2007	1,946.5

The Korea Composite Stock Price Index was 1,962.7 on October 1, 2007.

Monetary Policy

Interest Rates

On July 12, 2007, the Bank of Korea raised the benchmark call rate to 4.75% from 4.5%, which was further raised to 5.0% on August 9, 2007.

Foreign Exchange

The following table sets forth the market average exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. on each of the dates indicated.

Exchange Rates

March 31, 2007	940.3
April 30, 2007	929.4
May 31, 2007	929.9
June 30, 2007	926.8
July 31, 2007	923.2
August 31, 2007	939.9
September 28, 2007	920.7

The market average exchange rate was (Won)917.3 to US$1.00 on October 1, 2007.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account deficit of approximately US$1.4 billion in the first half of 2007 compared with a current account deficit of US$0.4 billion in the same period of 2006, primarily due to an increase in deficit from the service account from US$8.9 billion to US$10.6 billion, which was partially offset by an increase in surplus from the goods account from US$12.6 billion to US$13.2 billion.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$0.8 billion in the first half 2007. Exports increased by 14.5% to US$177.9 billion and imports increased by 13.8% to US$169.9 billion from US$155.4 billion of exports and US$149.3 billion of imports, respectively, in the same period of 2006.

In April 2007, the Republic and the United States reached an agreement on a bilateral free trade agreement, or FTA, which was subsequently signed by both nations in June 2007. The FTA was submitted for ratification to the Korean National Assembly in September 2007. The FTA is scheduled to be submitted for ratification to the U.S. Congress in the second half of 2007 or the first half of 2008.

Foreign Currency Reserves

The Government’s foreign currency reserves amounted to US$255.3 billion as of August 31, 2007.

Government Finance

The following table shows consolidated Government revenues and expenditures for the periods indicated:

Consolidated Central Government Revenues and Expenditures

	2005	2006(1)
	(billions of won)
Total Revenues	191,467	207,517
Current Revenues	190,166	206,084
Total Tax Revenues	127,466	165,359
Income Profits and Capital Gains	54,456	60,367
Tax on Property	4,683	6,281
Tax on Goods and Services	53,401	54,996
Customs Duties	6,318	6,858
Others	8,608	8,954
Social Security Contribution	24,906	27,315
Non-Tax Revenues	37,795	40,725
Capital Revenues	1,282	1,433
Total Expenditures and Net Lending	187,946	202,880
Total Expenditures	184,922	197,134
Current Expenditures	160,274	171,134
Goods and Services	36,165	38,987
Interest Payments	10,094	12,150
Subsidies and Other Transfers(2)	111,448	119,997
Subsidies	724	764
Other Transfers(2)	110,724	119,233
Non-Financial Public Enterprises Expenditures	2,566	2,554
Capital Expenditures	24,648	26,000
Net Lending	3,024	5,746

(1)	Preliminary.
(2)	Includes transfers to local governments, non-profit institutions, households and abroad.

Source: Ministry of Finance and Economy; Korea National Statistical Office.

Based on preliminary data, in 2006, revenues increased by approximately 8.4% compared to 2005, which represented 27.3% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of (Won)4.6 trillion in 2006.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global notes before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-136378.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York (formerly JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The Notes are initially limited to MXN              aggregate principal amount and will mature on October     , 20     (the “Maturity Date”). The Notes will bear interest at the rate of         % per annum, payable semi-annually in arrears on April     and October     of each year (an “Interest Payment Date”), beginning on April     , 2008. Interest on the Notes will accrue from October     , 2007. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in Mexico City, The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes through an agent in London, England that we will maintain for these purposes. Initially that agent will be The Bank of New York. We may change the paying agent without prior notice to the holders of the Notes.

Payment Currency

Payment of principal, interest, additional amounts and any other amounts due in respect of the Notes will be made in Mexican pesos.

If, at the time any payment of principal, interest, additional amounts and any other amounts in respect of the Notes is due (each a “Required Payment”), the Mexican peso is no longer (i) used by the government of Mexico for the payment of public and private debts or (ii) used for settlement of transactions by public institutions in Mexico or within the international banking community or (iii) expected to be available, as a result of circumstances beyond our control, we shall be entitled to satisfy our obligations in respect of such Required Payment by making such Required Payment in U.S. Dollars (the “Alternative Payment Amount”), on the basis of the USD/MXN bid-spot foreign exchange rate, expressed as the number of U.S. Dollars (or part thereof) as at 12:30 p.m. (New York time) on the second business day prior to the relevant date of payment, for which one Mexican peso could be purchased as quoted on Reuters screen <MXN=D2> (or its successor page for the purpose of displaying such rates) or, if such rate is not available on such second business day, on the basis of the rate most recently available prior to such second business day. Any payment made under such circumstances in U.S. Dollars will constitute valid payment and will not constitute a default in respect of the Notes. Our communications, opinions and decisions given, expressed, made or obtained by us hereunder shall be in our sole discretion and shall (in the absence of manifest error, willful default or bad faith) be conclusive for all purposes and binding on us, the fiscal agent, the paying agents and the holders of the Notes. By acceptance thereof, purchasers of the Notes will be deemed to have acknowledged and agreed to, and to have waived any and all actual or potential conflicts of interest that may arise as a result of, the calculation of the Alternative Payment Amount by us.

Denomination

The Notes will be issued in minimum denominations of MXN 1,000,000 principal amount and integral multiples of MXN 1,000,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear and Clearstream. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in Euroclear and Clearstream (including Indeval), will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. Ownership of beneficial interests in the Notes will be limited to persons who are participants in Euroclear and Clearstream and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the Notes will take place through Euroclear and Clearstream participants. See “Clearance and Settlement—Transfers Within and Between Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Copies of the Fiscal Agency Agreement are available for inspection during normal business hours by the Noteholders at the office for the time being of The Bank of New York at 101 Barclays Street, 4 East, New York, NY 10286.

Notices

While the Notes are represented by the global note deposited with the common depositary for Euroclear and Clearstream, notices to holders may be given by delivery to Euroclear and Clearstream, and such notices will be deemed to be given on the date of delivery to Euroclear and Clearstream. The fiscal agent will also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures, nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

Euroclear and Clearstream

Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through Euroclear and Clearstream

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear and Clearstream. Beneficial interests in the Notes can only be held in the form of book-entry interests through Euroclear/ Clearstream participants in such systems, or indirectly through organizations that are Euroclear/ Clearstream participants in such systems. Owners of book-entry interests in the Notes will receive payments relating to their Notes in Mexican pesos.

We and the fiscal agent generally will treat the registered holder of the Notes, initially The Bank of New York Depository (Nominees) Limited, as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including Euroclear, Clearstream and their respective Euroclear/Clearstream participants, to exercise any of the rights granted to holders of Notes.

Indeval

Holders of the Notes may own beneficial interests in the global notes through the facilities of S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”) in Mexico, which is a participant in each of Clearstream and Euroclear. Indeval is a privately owned securities depositary that is authorized and acts as a clearinghouse, depositary and central custodian for securities in Mexico. As such, Indeval provides settlement and transfer services and is the registration agent for Mexican securities transactions, eliminating the need for physical transfer of securities. Holders who own beneficial interests in the Notes through Indeval may be required to certify as to their residency in accordance with the procedures of Indeval.

Transfers Within and Between Euroclear and Clearstream

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

UNITED STATES TAX CONSIDERATIONS

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in the Notes, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriter

We and the underwriter named below (the “Underwriter”) have entered into a Terms Agreement dated October     , 2007 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of Underwriter
Merrill Lynch International	MXN

Under the terms and conditions of the Underwriting Agreement, if the Underwriter takes any of the Notes, then the Underwriter is obligated to take and pay for all of the Notes.

The Underwriter initially proposes to offer the Notes directly to the public at the offering price described on the cover page. After the initial offering of the Notes, the Underwriter may from time to time vary the offering price and other selling terms.

The Notes are a new class of securities with no established trading market. The Notes are expected to be offered to the public in the United Kingdom pursuant to an exemption under applicable rules of the Financial Services and Markets Act 2000, as amended (the “FSMA”). An application will be filed to list the Notes on the International Quotation System (Sistema Internacional de Cotizaciones) of the Mexican Stock Exchange and, upon obtaining such listing, the Notes may be purchased by certain institutional investors in Mexico pursuant to the provisions of the Mexican securities market law.

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriter may be required to make in respect of any such liabilities.

In connection with this issue, Merrill Lynch International (or any person acting on its behalf) may overallot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that Merrill Lynch International (or any person acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the closing date and 60 days after the date of the allotment of the Notes. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

The amount of net proceeds is MXN            after deducting underwriting discounts but not estimated expenses. Expenses associated with this offering, to be paid by us, are estimated to be approximately MXN            . The Underwriter has agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions and other related services with us and our affiliates for which the Underwriter and/or its affiliates have received or may receive customary fees and reimbursement of out-of-pocket expenses.

Delivery of the Notes

We expect to make delivery of the Notes, against payment on or about October     , 2007, which we expect will be the fourth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement, because the Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

The Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

The Underwriter has represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

Mexico

The Notes have not been registered in the Mexican National Securities Registry (Registro Nacional de Valores), and therefore they are not the subject of a public offer in Mexico. Intermediation of the Notes in Mexico is subject to the restrictions of the Mexican securities market law. Any investor of Mexican nationality that purchases these Notes will do so under its own responsibility.

United Kingdom

The Underwriter has represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

The Netherlands

The Underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any Notes other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

Japan

The Underwriter has represented and agreed that the Notes have not been and will not be registered under the Securities and Exchange Law of Japan; it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

The Underwriter has represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

The Underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, the Underwriter represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The Underwriter further has represented and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) by operation of law.

SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN

KOREAN GAAP AND U.S. GAAP

The financial statements of corporations in the Republic of Korea are prepared in accordance with the relevant laws and regulations of the Republic of Korea and in conformity with accounting principles generally accepted in Korea (“Korean GAAP”), as established by the Korean Securities and Futures Commission (the “FSC”) and, effective 27th July, 2000, the Korea Accounting Standards Board. In many respects the recognition and measurement of transactions under Korean GAAP is similar to accounting principles generally accepted in the United States of America (“U.S. GAAP”). However, there are differences, some of which are summarized below. Also, the form and content of financial statements presented under Korean GAAP differ from that required by U.S. GAAP.

The summary below does not identify all recognition, measurement, classification, presentation or disclosure differences that would affect the manner in which transactions or events are presented in the financial statements and footnotes. This summary is not an exhaustive list of all differences between Korean and U.S. GAAP. In making an investment decision, investors must rely upon their own examination of us, the terms of the offering and our financial information. Potential investors should consult their own professional advisors for an understanding of the differences between Korean GAAP and U.S. GAAP, and how these differences might affect the financial information herein. Additionally, no attempt has been made to identify all disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements or notes thereto. Further, no attempt has been made to identify future differences between Korean GAAP and U.S. GAAP as a result of prescribed changes in accounting standards. Regulatory bodies that promulgate Korean GAAP and U.S. GAAP have significant ongoing projects that could affect future comparisons such as this one. Finally, no attempt has been made to identify all future differences between Korean GAAP and U.S. GAAP that may affect our financial information as a result of transactions or events that may occur in the future.

Consolidation

Under Korean GAAP, financial statements are prepared on a non-consolidated basis and also on a consolidated basis for entities with subsidiaries or controlled companies. Certain large business groups are required by the Government to prepare combined financial statements. Under U.S. GAAP, the primary financial statements are prepared on a consolidated basis. In limited cases, non-consolidated financial information for the parent company only and combined financial statements may be presented as supplementary information.

Under Korean GAAP, when consolidated financial statements are presented, investments in subsidiaries and substantially controlled entities must be consolidated. Substantial control is deemed to exist when the investor is the largest shareholder owning more than 30% of the investee’s outstanding voting shares. Beginning in 2000, other “substantial control” criteria were added; for example, the ability to appoint more than 50% of the board of directors. Companies with prior year’s total assets of less than (Won)7 billion or newly established companies with initial capital of less than (Won)7 billion need not be consolidated. However, companies excluded from consolidation should be accounted for under the equity method if the change in their net equity is significant. Prior to 2000, subsidiaries whose activities were dissimilar from those of the parent were also excluded from the parent’s consolidated financial statements. Subsidiaries whose activities are dissimilar from those of the parent must now be included in the parent’s consolidated financial statements. U.S. GAAP generally requires consolidation of all majority-owned subsidiaries with certain exceptions related to control by other than a majority interest or an inability to exercise operating control over the subsidiary. In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” which was replaced by a revision to FIN 46 (“FIN 6R”) in December 2003. FIN 46R has broadened the approach to consolidation and requires companies to make additional considerations when assessing consolidation requirements. See below for discussion of FIN 46R impacts.

In general, the consolidation methods or procedures under Korean GAAP are conceptually similar to U.S. GAAP, however, there may be differences in application.

Consolidation of Variable Interest Entities

Under Korean GAAP there are no comprehensive standards or criteria for the consolidation of special-purpose companies. Special-purpose companies established under the Korea Asset Securitization Act for the purpose of holding certain financial assets and which are limited to passive activities are normally not consolidated in Korean GAAP financial statements if they do not otherwise meet the consolidation criteria under Korean GAAP.

Under U.S. GAAP, such special-purpose companies are generally consolidated if the sponsoring company has a controlling financial interest in the entity or if there is not sufficient third party equity at risk. On 17th January, 2003, FASB issued Interpretation No. 46—“Consolidation of Variable Interest Entities,” which was replaced by a revision to FIN 46 (“FIN 46R”) in December 2003 and which addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. The principle behind the new Interpretation is that if a company absorbs a majority of expected losses and/or receives a majority of expected residual returns in an entity, which is defined in the Interpretation as a variable interest entity, the entity should be included in the consolidated financial statements. Therefore, under U.S. GAAP, it is more likely that Korean special-purpose companies with nominal capital investments would be included in the consolidated financial statements.

Under Korean GAAP there are no comprehensive standards or criteria for the consolidation of variable interest entities. Such entities are normally not consolidated in Korean GAAP financial statements if they do not otherwise meet the consolidation criteria under Korean GAAP.

Business Combinations

Under Korean GAAP, business combinations involving other than commonly controlled entities are accounted for as either a purchase or a pooling of interests, depending on the specific circumstances. In a purchase combination, the difference between the purchase consideration and the fair value of the net assets acquired is accounted for as goodwill or as negative goodwill. Goodwill is amortized over its estimated economic life, not to exceed 20 years. Negative goodwill, which does not exceed the fair value of non-monetary assets acquired, is amortized over the weighted estimated average economic lives of non-monetary assets. Negative goodwill, which exceeds the fair value of non-monetary assets acquired, is credited to operations in the year of purchase. If shares are purchased after control of a subsidiary has been obtained, the difference between the acquisition cost and net assets acquired is credited or charged to capital surplus. Acquisitions are accounted for assuming such transactions occur as of the date of the audited or reviewed financial statements of the acquired company which are closest to the date of acquisition.

Effective 1st July, 2001, U.S. GAAP no longer permits pooling of interests and there are significant differences in the accounting for intangible assets including goodwill. (For more details relating to intangible assets, see “Intangible Assets.”) Also, companies that must comply with the accounting requirements of the United States Securities and Exchange Commission are required to apply “push down” accounting for acquisitions in which substantially all of the outstanding common shares of the acquiree are acquired.

Securities

Under Korean GAAP, debt and equity securities bought and held for the purpose of selling them in the near term are classified as marketable securities and other securities are classified as investment securities.

Marketable securities and investment securities are initially carried at cost, using the weighted average or the moving average method. The following paragraphs describe the subsequent accounting for securities by the type of security.

Marketable securities are reported at fair value, and valuation gains or losses are reported in current operations.

Investments in equity securities with readily determinable fair values and investments in available-for-sale debt securities are reported at fair value with unrealized gains or losses reported as a capital adjustment in shareholders’ equity until realized. Declines in the fair value which are anticipated not to be recoverable are recorded as impairment losses in current operations after eliminating any previously recorded capital adjustment for temporary changes. Subsequent recoveries or other future changes in fair value are recorded as a capital adjustment in shareholders’ equity.

Investments in equity securities that do not have readily determinable fair values are reported at cost, except for declines in our proportionate equity of the underlying book value of the investees which are anticipated not to be recoverable, which are recorded as impairment losses in current operations. Subsequent recoveries are also recorded in current operations up to the original cost of the investment.

Investments in debt securities which we have the intent and ability to hold to maturity are carried at cost, adjusted for the amortization or accretion of premiums or discounts. Premiums and discounts on held-to-maturity debt securities are amortized or accreted over the life of the debt securities using the effective interest method. Declines in the fair value of debt securities which are anticipated not to be recoverable are recorded as impairment losses in current operations. Subsequent recoveries are also recorded in current operations up to the amortized cost of the investment.

If our objectives change, a marketable security can be reclassified to investment securities, but only as of a balance sheet date. The difference between the fair value of the security as of the balance sheet date and the book value is recognized as gain or loss on valuation of marketable securities and credited or charged to current operations. Investment securities cannot be reclassified to marketable securities.

Starting from 2003, securities under Korean GAAP are classified into three categories, trading, available-for-sale and held-to-maturity similar to U.S. GAAP. In addition, all trading securities and available-for-sale and held-to-maturity securities which will mature or be disposed of within a year are reported as short-term investment securities. Other available-for-sale and held-to-maturity securities are reported as long-term investment securities. Under revisions to Korean GAAP, available-for-sale equity securities, which do not have readily determinable fair value, are reported at estimated fair value unless the fair value cannot be reliably estimated, in which case they are stated at cost and a recovery gain from impairment is recorded, if certain conditions are met, up to the lesser of amortized cost of the held-to-maturity securities which would have been recorded if an impairment loss had not been recognized and the previously recorded impairment loss for available-for-sale securities.

Under U.S. GAAP, Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities” requires investments in all debt securities and equity securities with readily determinable fair value to be classified into three categories and accounted for as follows: (1) Debt securities that a company has the positive intent and ability to hold to maturity are reported at amortized cost; (2) Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are reported at fair value with unrealized gains and losses included in earnings; and (3) Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, a component of equity. For individual securities classified as either held-to-maturity or available-for-sale, if a decline in fair value below the cost is judged to be other than temporary, the cost basis of the individual securities is written down to fair value and the amount of write-down is included in earnings. An impairment write-down creates a new cost basis which is not changed for subsequent recoveries of fair value.

Under U.S. GAAP, transfers of securities between categories may be done whenever circumstances change, however, transfers into or from the trading category are rare and the sale or transfer of a held-to-maturity security shall be considered to be inconsistent with its original classification, resulting in a taint of our intent to hold other debt securities to maturity, with limited exceptions.

Equity Method for Investments in Affiliates

Under Korean GAAP, use of the equity method for more than 20% (15% for the banking institutions)-owned investments is required, except for companies with assets of less than (Won)7 billion where the effect of its change in net assets on the investor’s financial statements is not material. The excess of our investment account over the corresponding share of stockholders’ equity of an investee is amortized over a period not exceeding 20 years. Under Korean GAAP, an investor generally stops application of the equity method of accounting when the investment balance is reduced to zero due to negative equity of the investee. Unrealized profit or loss from the sales or disposal between the investor and the investee is eliminated to the extent of the investor’s corresponding share.

Under the revisions to Korean GAAP, SKAS No. 15 “The Equity Method of Accounting,” effective from the fiscal years beginning after December 31, 2004, the excess of our investment account over the corresponding share of stockholders’ equity of an investee is amortized as goodwill or negative goodwill. Goodwill is amortized over its estimated economic life, not to exceed 20 years. Negative goodwill, which does not exceed the fair value of non-monetary assets acquired, is amortized over the weighted estimated average economic lives of non-monetary assets. Negative goodwill, which exceeds the fair value of non-monetary assets acquired, is credited to operations in the year of purchase. Even though the investment balance is reduced to zero due to negative equity of the investee, if the investor has preferred stock of, or long-term accounts receivable (including loans receivable but excluding trade accounts receivable and collectibles receivable through pleaded assets) from, the investee, additional loss is recognized in current operations. Unrealized profit or loss from the upstream or downstream transactions is eliminated to the extent of the investor’s corresponding proportional interest in the investee. However, if the investee is a consolidated subsidiary, all of the unrealized profit or loss from the downstream transactions is eliminated since the net assets and net income in the non-consolidated financial statements of the investor should generally be equal to those in its consolidated financial statements.

Under U.S. GAAP, an investor applies the equity method of accounting to investments where the investor exercises significant influence over the investee, typically for investments where 20-50% of the equity is owned. The excess of our investment account over the corresponding share of stockholders’ equity of an investee is not amortized under U.S. GAAP effective in 2002. When the investor has loans to and other securities of the investee or a commitment to fund ongoing operations of the investee, the investor is required to record losses in addition to its investment balance. Intercompany profits and losses are eliminated until realized by the investor as if an investee enterprise were consolidated, and accordingly, the elimination of the intercompany profit and losses is allocated proportionately between the investor and investee.

Other than the differences described above, in general, the equity method of accounting under Korean GAAP is conceptually similar to U.S. GAAP, however, there could be certain differences in application.

Derivative Instruments

Under Korean GAAP, all derivative instruments are recorded at fair value of rights and obligations arising from such derivative instruments as assets and liabilities, which are stated at fair value. The gains and losses that result from the change in the fair value of derivative instruments are reported in current earnings. Cash flow hedge accounting is applied to a derivative instrument designated as hedging the exposure to variability in expected future cash flow of an asset or a forecasted transaction that is attributable to a particular risk. The effective portion of gain or loss on a derivative instrument designated as a cash flow hedge is recorded as a capital adjustment and the ineffective portion is recorded in current operations. The effective portion of gain or loss recorded as a capital adjustment is reclassified to current earnings in the same period during which the hedged forecasted transaction affects earnings. If the hedged transaction results in the acquisition of an asset or the incurrence of a liability, the gain or loss in capital adjustment is added to or deducted from the asset or the liability.

Under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 149 and SFAS No. 155, we are required to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through current operations. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the changes in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of the derivative’s changes in fair value will be immediately recognized in current earnings. Under U.S. GAAP, there are strict requirements to apply hedge accounting and there are detailed rules and case studies for derivative accounting.

In general, the accounting for derivatives under Korean GAAP is conceptually similar to U.S. GAAP, however, there could be certain significant differences in application.

Accounting for Transfers of Assets

Under Korean GAAP, transfers of assets, which are conducted in accordance with the Korean Asset Securitization Act, are recorded as sales. Gains or losses on sales are determined as the difference between the carrying amount of the assets sold and the net proceeds received, and recognition should be given to the potential cost of the recourse obligation.

Under U.S. GAAP, such transactions result in recording transferred assets as sold only if the transferor has surrendered control over the transferred assets and all the following are met:

•	transferred assets have been isolated from the transferor presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership,

•

each transferee (or, if the transferee is a qualifying special-purpose entity, each holder of its beneficial interests) has the right to pledge or exchange the assets (or beneficial interests) it received, and no condition both constrains the transferee (or holder) from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor, and

•

the transferor does not maintain effective control over the transferred assets through either (1) an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity or (2) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call.

In addition, there are additional strict requirements that often result in the consolidation of the financial statements of the transferee special-purpose vehicle. Upon completion of a transfer of assets that satisfies the conditions to be accounted for as a sale, the transferor is required to recognize all assets obtained and liabilities incurred in the transaction, including assets or liabilities related to servicing.

Loans and Receivables

Under Korean GAAP, an allowance for bad debts is provided for estimated uncollectible accounts on a reasonable and objective basis, however, financial institutions frequently provide an allowance for bad debts in accordance with the minimum ratios set by Korean regulatory agencies, based on the classification of the relevant assets. Under Korean GAAP, when the interest rate and repayment period are changed unfavorably for the creditor by a court imposition such as commencement of reorganization or by mutual agreement and the difference between the nominal value and the present value is material, the difference is presented as bad debt expense. U.S. GAAP requires that impaired loans, including restructured loans, be measured based on comparison of the recorded loan balance to the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Property, Plant and Equipment

Under Korean GAAP, property, plant and equipment are stated at cost, except for those assets that are stated at their appraised values in accordance with the Asset Revaluation Law of Korea. In connection with the revaluation, a new basis for depreciation is established. The revaluation increment, net of a 3% asset revaluation tax, is first applied to offset any accumulated deficit and the remainder is credited to capital surplus. Asset revaluation is not permitted after 1st January, 2001. Impairment of long-lived assets are required to be charged to expense when incurred similar to U.S. GAAP as described below, except that if the recoverable value of the asset exceeds the adjusted book value of the asset in subsequent years, the recovery of previously recognized losses is recognized as a gain in subsequent periods until the recoverable value equals the book value of the assets which would have been recorded if the loss were not recognized (i.e., after recognition of foregone depreciation).

U.S. GAAP does not permit asset revaluation, unless the recorded amount of an asset is not recoverable, in which case a loss is recognized. U.S. GAAP requires entities to perform separate calculations for long-lived assets to be held and used in order to determine whether recognition of an impairment loss is required and, if so, to measure the impairment. For assets held for use, impairment exists if the sum of expected future cash flows (undiscounted and without interest charges) expected to result from use and eventual disposition is less than the asset’s carrying value. Measurement of impairment is based on the fair value of the asset. An impairment loss creates a new book basis and subsequent recoveries of the fair value are not recognized. U.S. GAAP also requires long-lived assets and certain identifiable intangibles to be disposed of by sale to be reported at the lower of the carrying value or fair value less selling expense.

Under Korean GAAP, companies were not required to record a liability related to the future retirement of property, plant and equipment. Beginning in 2003, when the estimated cost of dismantling and removing an asset and restoring the site, after the termination of the asset’s useful life, meets the criteria for recognition of provisions, the present value of the estimated expenditure shall be included in the acquisition cost of the tangible asset. At the time of acquisition, the present value of the estimated expenditure is accounted for asset and liability, respectively. Such acquisition cost of asset is depreciated over its estimated useful lives and the difference between the present value and notional amounts of liability is amortized using the effective interest rate method over the period from the acquisition to termination of the assets. If such liability is newly imposed due to a change in law or contract, such cost is to be added to the acquisition cost of the tangible asset when the related liability is recorded. However, if such cost is incurred over the useful lives of the assets, it shall be charged to the current operations of the period in which it is incurred. Under U.S. GAAP, beginning in 2003, SFAS No. 143—“Accounting for Asset Retirement Obligations” provides accounting and reporting standards for recognizing the cost associated with legal obligations related to the retirement of tangible long-lived assets. The fair value of asset retirement obligations is to be recognized in the period in which they are incurred if a reasonable estimate of fair value can be made. The corresponding amount is capitalized as part of the carrying amount of the long-lived asset and expensed over the asset’s useful life.

Provisions, Contingent Liabilities and Contingent Assets

Under Korean GAAP, a company records a liability provision for expenses matched with the related income in the current period if the expense is certain and if the amount of the expense is reasonable. If a decrease in net assets is certain and the loss can be reasonably estimated, a contingent loss is recognized in current operations. However, a contingency gain is not recognized in current operations until the contingent conditions are resolved.

Under the revisions to Korean GAAP (which is similar to U.S. GAAP), SKAS No. 17 “Provisions, Contingent Liabilities and Contingent Assets,” effective from fiscal year beginning after December 31, 2004, a company recognizes a provision if, and only if:

•	a present obligation (legal or constructive) has arisen as a result of a past event (the obligating event);

•	payment is probable, or more likely than not; and

•	the amount can be estimated reliably.

Also, the provisions are stated at present value, if the difference between nominal and present value is material.

Intangible Assets

Under Korean GAAP, intangible assets, including goodwill, are amortized over a reasonable period not to exceed 20 years unless the contractual right or legal right exceeds 20 years. Under U.S. GAAP, intangible assets are amortized over the useful life unless that life is indefinite. Intangible assets with indefinite useful life and goodwill are not amortized, however, they are tested for impairment at minimum on an annual basis.

Under Korean GAAP, bond issuance costs are offset against the proceeds of the bond and amortized using the effective interest method over the life of the debt instrument and stock issuance costs are recorded as a reduction of paid-in capital. Under U.S. GAAP, bond issuance costs are reflected as deferred charges in other assets and otherwise accounted for as under Korean GAAP and stock issuance costs are treated as a reduction of the proceeds.

Under Korean GAAP, certain development costs are capitalized only if the costs can be clearly identified and the future economic benefits are probable, and are amortized over the estimated useful lives (not to exceed 20 years) from the year the relevant asset is placed in use. Ordinary research and development costs are expensed as incurred. Organization costs related to establishing a new company can be capitalized. Starting in 2003, such organization costs are expensed as incurred. Under U.S. GAAP, all research and development costs and organization costs are expensed as incurred.

Accounting for Income Taxes

Under Korean GAAP, the income tax provision includes current and deferred income taxes which are provided based on temporary differences between the book and tax bases of assets or liabilities at future expected tax rates and net operating loss carryforwards and tax credit carryforwards. Deferred taxes are not recognized for temporary differences related to unrealized gains and losses on investment securities that are reported in a separate component of stockholders’ equity. Deferred tax assets are adjusted based on the likelihood of realizability. Accounting for income taxes under Korean GAAP is similar to that required under U.S. GAAP, however, U.S. GAAP requires that a valuation allowance be recorded if it is “more likely than not” that such deferred tax assets will not be realized and deferred taxes are recognized for unrealized gains and losses on available-for-sale investment securities and based on currently enacted tax rates.

Under Korean GAAP, deferred tax assets and liabilities are presented in the balance sheet as a single, net non-current number. Under U.S.GAAP, deferred tax assets and liabilities are separated into their current and non-current portions based on the classification of the related asset or liability for financial reporting purposes.

Under the revisions to Korean GAAP, SKAS No. 16 “Accounting for Income Taxes,” effective for fiscal years beginning after December 31, 2004, deferred taxes are recognized for temporary differences related to unrealized gains and losses on available-for-sale equity securities that are reported in a separate component of stockholders’ equity (which is similar to U.S. GAAP). Also, deferred tax assets and liabilities are separated into their current and non-current portions based on the classification of the related asset or liability for financial reporting purposes.

Financing Costs

Under previous Korean GAAP effective until 2002, financing costs (including interest and foreign exchange gains/losses) incurred on borrowings to finance the purchase of investment securities, intangible assets, construction of property, plant and equipment and manufacture of inventories on a long-term basis are required to be capitalized. Starting from 2003, such financing costs may be either reflected in current operations or capitalized, however, an accounting method once adopted should be consistently applied and there are certain restrictions for the capitalisable foreign exchange gains/losses.

Under U.S. GAAP, only interest expense is to qualify for capitalisation and no foreign currency translation gain or loss on monetary asset and liabilities qualifies for capitalisation. In addition, qualifying assets for interest capitalisation are more limited than those under Korean GAAP.

Accounting and Disclosure Requirements for Guarantees

Under Korean GAAP, a guarantor accounts for guarantees issued in accordance with loss contingencies. Also, Korean GAAP does not require extensive disclosures of guarantees.

Under U.S. GAAP, beginning for guarantees issued or modified after December 31, 2002, a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee in accordance with FASB Interpretation No. 45. In addition, there is a disclosure requirement, including the maximum potential amount of future payments the guarantor could be required to make and the carrying value of the liability.

Appropriations of Retained Earnings

Under Korean GAAP, proposed appropriations of retained earnings at year-end, including dividends payable, are required to be reflected in the current year’s balance sheet, although the actual appropriations are approved by stockholders at their regular meeting to be held annually in the following year. Under U.S. GAAP, dividends are recorded as a liability as of the date of declaration by the board of directors. Starting from 2003, the revisions to Korean GAAP require that proposed appropriations of retained earnings at year-end be recorded when approved by stockholders.

Retirement and Severance Benefits

Under the Korean labor law, employees with more than one year of service are entitled to receive a lump sum payment upon voluntary or involuntary termination of their employment. The amount of the benefit is based on the terminated employee’s length of employment and rate of pay prior to termination. Korean GAAP requires that a company record the vested benefit obligation at the balance sheet date assuming all employees were to terminate their employment as of that date. The change in the vested benefit obligation during the year is recorded as the current year’s severance expense.

U.S. GAAP requires employee benefits to be recorded in accordance with Statements of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions,” No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” No. 112, “Employers’ Accounting for Postemployment Benefits” and No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” U.S. GAAP generally requires the use of actuarial methods for measuring annual employee benefit costs including the use of assumptions as to the rate of salary progression and discount rate, the amortization of prior service costs over the remaining service period of active employees and the immediate recognition of a liability when the accumulated benefit obligation exceeds the fair value of plan assets. U.S. GAAP also requires employers to recognize the obligation to provide postemployment benefits if the obligation is attributable to employees’ services already rendered, employees’ rights to those benefits accumulate or vest, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated. Also, U.S. GAAP requires certain additional disclosures not required under Korean GAAP.

Under U.S. GAAP, for employee benefit plans with characteristics similar to Korean plans, if the vested benefit obligation is greater than the present value of the projected benefit obligation, a company may record a pension liability equal to the vested benefit obligation at the balance sheet date. Under these circumstances, the periodic pension expense is equal to the change in the vested benefit obligation during the year and there is no significant difference between Korean GAAP and U.S. GAAP.

Revenue Recognition

Under previous Korean GAAP, product revenues are recognized when goods are sold and delivered and service revenues are recognized on the percentage completion method. Under the revisions to Korean GAAP, starting from 2003, sales of goods are recognized as revenue when all of the following conditions have been met:

•	significant risks and rewards of ownership of the goods have been transferred to the buyer;

•	neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold is retained;

•	the amount of revenue, transaction costs and other related costs occurred or to occur can be measured reliably; and

•	it is probable that the economic benefits associated with the transaction will flow into the company.

Revenue arising from the use of the company’s assets by others that generates interest, royalties and dividends is recognized when the amount of revenue can be measured reliably and it is probable that the economic benefits associated with the transaction will flow into the company. Also, service revenues are recognized on the percentage completion method.

Under U.S. GAAP, revenue should be recognized when the earnings process is completed or virtually completed and the revenue is realized or realizable. The following criteria are the generally criteria required for product sales revenue recognition:

•	pervasive evidence that an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the seller’s price to the buyer is fixed or determinable; and

•	collectibility is reasonably assured.

There may be differences in application of revenue recognition between Korean GAAP and U.S. GAAP in areas where the two GAAPs are conceptually similar.

Changes in Accounting Policy

Under Korean GAAP, the cumulative effect of certain accounting changes was charged or credited to beginning retained earnings and certain pro forma financial information was required to be disclosed. If information was not available to determine the impact on beginning retained earnings, the change could have been accounted for prospectively. For fiscal years beginning after 31st March, 2001, prior year financial statements are restated and the cumulative effect from retroactive application is adjusted through the opening balance of retained earnings in the earliest year presented. U.S. GAAP requires the recognition of the cumulative effect on prior years of most accounting changes in the year of the change or, in certain limited cases, retroactive restatement.

Prior Period Adjustments

Under Korean GAAP, prior period adjustments were reflected by restating the comparative information, although in practice, such adjustments were sometimes reflected as a charge to beginning retained earnings. Effective for calendar year 2002, with early adoption in 2001 allowed, all adjustments, except for fundamental errors, are reflected as non-operating income or expense in the current year’s financial statements. Fundamental errors will be accounted for by restating the comparative information.

Under U.S. GAAP prior period adjustments are generally limited to material errors in prior period financial statements and are reflected as a restatement of those financial statements.

Comprehensive Income

Under Korean GAAP, there is no requirement to present comprehensive income. Under U.S. GAAP, comprehensive income includes all changes in shareholders’ equity during an accounting period except those resulting from investments by or distributions to owners, including certain items not included in the current results of operations.

Statement of Cash Flows

Under Korean GAAP, cash flows from restricted deposits, key money deposits and intangible assets are reported as investing activities. Under U.S. GAAP, cash flows from cash flows from restricted deposits and key money deposits are reported as operating activities and cash flows from intangible assets are reported as operating or investing activities depending on their nature.

Additional Disclosures

Compared with Korean GAAP, U.S. GAAP requires additional footnote disclosure for income taxes, employee benefit plans, fair value of financial instruments, pro forma financial information and segments.

Additional Differences

U.S. GAAP provides for special industry practices for several industries which may differ from Korean GAAP. Examples of these industries are oil and gas producers, insurance, financial services, broadcasting, cable television, franchising, real estate, regulated operations and construction contractors. Also, companies registering securities in the United States must prepare financial statements in compliance with the accounting requirements of the United States Securities and Exchange Commission.

Our management believes that the application of U.S. GAAP to our financial statements would have a material and significant impact upon the financial results and disclosure as reported under Korean GAAP. Potential investors should consult their own professional advisors for an understanding of the differences between Korean GAAP and U.S. GAAP and how those differences might affect the financial information included herein.

Korean Accounting and Disclosures Related to Banking Institutions

Banks in Korea are subject to accounting standards and disclosure requirements that differ in significant respects from those applicable to banks in other countries, including the United States. In particular, our financial statements are prepared in accordance with Korean GAAP and, where applicable, accounting and reporting guidelines prescribed by Korean bank regulatory authorities, which differ in certain material respects from U.S. GAAP as applied to banks. Below is a description of the significant differences between Korean GAAP and U.S. GAAP relating to banking institutions. In addition, there may be less publicly available information about Korean banks, than is regularly made available by financial institutions in other countries.

Allowance for Possible Loan Losses

Under previous Korean GAAP, the allowance for possible loan losses was generally determined based on regulations issued by Korean banking regulatory authorities. The Korean banking regulations with respect to loan classification and provisioning were, in certain material respects, less stringent than those applicable to banks in the United States. At the end of 1999, the FSC has changed its regulations concerning the method of classifying loans and provisioning for loan losses so as to fully reflect a borrower’s capacity to repay and not just solely past performance. We measure allowances for possible loan losses by the discounted cash flow method and loan loss experience ratio on a single loan and certain group of loans, and the percentage of loan loss allowance established by the FSC.

Under U.S. GAAP, the allowance for possible loan losses is determined by management utilizing judgment, historical experience, and an analysis of the specific terms and conditions of individual loans and guarantees. Under U.S. GAAP, the allowance for possible loan losses is required to be established at a level that is deemed adequate to provide for all known and inherent losses that existed at the balance sheet date. Loans are written off when they are deemed improbable of collection.

Pursuant to SFAS No. 114, as amended, a loan is deemed impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan. An impaired loan should be valued at the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical alternative, at the loan’s observable market value or the fair value of the loan’s collateral if the loan is collateral dependent.

The method to provide allowances for loan losses under Korean GAAP is conceptually similar to one in U.S. GAAP, however, there may be differences in application. In addition, regulatory approval is required for Korean banking institutions to charge off loans, which generally allows loans to be written off in a later period than banking institutions in the United States.

Loan Fees and Origination Costs

Under previous Korean GAAP, all costs incurred in the origination of loans were charged to expense as incurred. Loan commitment, origination and other fees were recognized in income when received.

Under U.S. GAAP, loan origination fees are deferred and recognized over the life of the loan as additional interest income. Direct loan origination costs are deferred and recognized over the life of the loan as a reduction of interest income. Loan commitment fees are deferred and, if the commitment is exercised, recognized over the life of the loan as additional interest. If the loan commitment expires unexercised, the commitment fee is recognized in income.

Starting from 2003, the accounting treatment for loan origination fees and costs under Korean GAAP became similar to those under U.S. GAAP.

Recognition of Interest Income

Korean GAAP requires recognition of interest income on an accrual basis, except for non-secured uncollectible receivables. Interest on loans, whose principal or interest is past due at the balance sheet date, is generally not accrued, with the exception of interest on certain loans secured by guarantee of governments, government agencies and collateral of bank deposits. Previously accrued interest is generally reversed to income when a loan is placed on non-accrual status.

Under U.S. GAAP, interest is generally accounted for on an accrual basis. Loans are generally placed on non-accrual status when they are 90 days past due. Previously accrued interest is generally reversed to income when a loan is placed on non-accrual status, unless both principal and interest are ultimately protected by sound collateral values and are in the process of collection. If the ultimate collectibility of a principal is in doubt, any payment received on a loan on which accrual of interest has been suspended is accounted for as a reduction of the principal balance to the extent necessary to eliminate such doubt.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Shin & Kim, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriter by Davis Polk & Wardwell, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell may rely as to matters of Korean law upon the opinion of Shin & Kim.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 11235-0000158. Our authorized share capital is (Won)4,000 billion. As of June 30, 2007, our paid-in capital was (Won)3,305.8 billion.

Our board of directors can be reached at the address of our registered office: c/o 16-1, Youido- dong, Yongdeungpo-ku, Seoul 150-996, The Republic of Korea.

The issue of the Notes has been authorized by our Executive Director in charge on September 18, 2007. On September 19, 2007, we filed our report on the proposed issuance of the Notes with the Ministry of Finance and Economy of Korea.

Except as disclosed in this prospectus supplement and the accompanying prospectus, since December 31, 2006, there has been no material adverse change in our financial condition. In addition, except as disclosed in this prospectus supplement and the accompanying prospectus, since June 30, 2007, there has been no material adverse change in our capitalization as described in the table appearing on page S-11 of this prospectus supplement which is material in the context of the issue of the Notes.

Deloitte Anjin LLC has given and not withdrawn its written consent for the purposes of paragraph 8(2) of Appendix 1 Part C of the Listing Rules to the issue of this prospectus supplement and the accompanying prospectus with references to its auditors’ reports on the financial statements as of and for the years ended December 31, 2006 and 2005 and with references to Deloitte Anjin LLC, in each case in the form and context in which they appear.

Except as disclosed in this prospectus supplement and the accompanying prospectus, neither we nor any of our subsidiaries is involved in any legal or arbitration proceedings that may have, or have had during the 12 months preceding the date of this document, a significant effect on our financial position nor are we aware that any such proceedings are pending or threatened.

The registration statement with respect to us and the Notes has been filed with the U.S. Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post- effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the U.S. Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, USA.

The Notes have been accepted for clearance through Euroclear and Clearstream:

Common Code	ISIN
032206921	XS0322069211

PROSPECTUS

The Export-Import Bank of Korea

$4,000,000,000

Debt Securities

Warrants to Purchase Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 7, 2007

i

CERTAIN DEFINED TERMS AND CONVENTIONS

All references to “Korea” or the “Republic” contained in this prospectus mean The Republic of Korea. All references to the “Government” mean the government of Korea. All references to the “Bank” mean The Export-Import Bank of Korea.

Unless otherwise indicated, all references to “won”, “Won” or “(Won)” contained in this prospectus are to the currency of Korea, references to “U.S. dollars”, “Dollars”, “$” or “US$” are to the currency of the United States of America, references to “Euro” or “ €” are to the currency of the European Union, references to “Yen” or “¥” are to the currency of Japan and references to “CHF” are to the currency of Switzerland.

In this prospectus, where information has been prepared in thousands, millions or billions of units, amounts may have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. All discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for our general operations.

THE EXPORT-IMPORT BANK OF KOREA

Overview

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended (the “KEXIM Act”). Since our establishment, we have been promoting the export and competitiveness of Korean goods and services in international markets. To this end, we have introduced financing facilities and implemented lending policies that are responsive to the needs of Korean exporters.

Our primary purpose, as stated in the KEXIM Act, is to “promote the sound development of the national economy and economic cooperation with foreign countries by extending the financial aid required for export and import transactions, overseas investment and the development of natural resources abroad.” Over the years, we have developed various financing facilities and lending policies that are consistent with the Government’s overall economic policies. In the latter part of the 1980s, as a result of changing trade conditions and the increased internationalization of the Korean economy, overseas investment credits and import credits were promoted and began to constitute an important portion of our business. In recent years, we have focused on the development of new financing facilities, including structured financing for ships and project financing for the construction of industrial plants and the development of natural resources abroad.

As of December 31, 2006, we had (Won)15,051 billion of outstanding loans, including (Won)9,818 billion of outstanding export credits, (Won)3,212 billion of outstanding overseas investment credits and (Won)1,300 billion of outstanding import credits, as compared to (Won)12,189 billion of outstanding loans, including (Won)8,065 billion of outstanding export credits, (Won)2,227 billion of outstanding overseas investment credits and (Won)1,195 billion of outstanding import credits as of December 31, 2005.

Although our management has control of our day-to-day operations, our operations are subject to the close supervision of the Government. The Government’s determination each fiscal year regarding the amount of financial support to extend to us, in the form of loans, contributions to capital or transfers of our income to reserves, plays an important role in determining our lending capacity. The Government has the power to appoint or dismiss our President, Deputy President, Executive Directors and Auditor. Moreover, the Minister of Finance and Economy of the Republic has, on behalf of the Republic, signed the registration statement of which this Prospectus forms a part.

The Government supports our operations pursuant to Article 37 of the KEXIM Act. Article 37 of the KEXIM Act provides that “the annual net losses of the Export-Import Bank of Korea shall be offset each year by the reserve, and if the reserve be insufficient, the Government shall provide funds to cover the deficit.” As a result of the KEXIM Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserves, consisting of our surplus and capital surplus items, are insufficient to cover any of our annual net losses. In light of the above, if we have insufficient funds to make any payment under any of our obligations, including the debt securities covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 37 do not, however, constitute a direct guarantee by the Government of our obligations, and the provisions of the KEXIM Act, including Article 37, may be amended at any time by action of the National Assembly.

Capitalization

As of December 31, 2006, our authorized capital was (Won)4,000 billion and capitalization was as follows:

	December 31, 2006(1)
	(billions of Won)
Long-Term Debt(2)(3)(4)(5) :
Borrowings in Korean Won	(Won)	—
Borrowings in Foreign Currencies		—
Export-Import Financing Debentures		6,513.5

Total Long-term Debt		6,513.5

Capital and Reserves:
Paid-in Capital(6)		3,305.8
Legal Reserve(7)		176.6
Voluntary Reserve(7)		496.6
Unappropriated Retained Earnings		168.3
Capital Adjustments		612.6

Total Capital and Reserve	(Won)	4,759.9

Total Capitalization(7)	(Won)	11,273.4

(1)	Except as described in this prospectus, since December 31, 2006, there has been no material adverse change in our capitalization.
(2)	We have translated borrowings in foreign currencies into Won at the rate of (Won)929.6 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on December 31, 2006.
(3)	As of December 31, 2006, we had contingent liabilities totaling (Won)45,707.8 billion, which consisted of (Won)22,313.6 billion under outstanding guarantees and acceptances and (Won)23,394.2 billion under contingent guarantees and acceptances issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of December 31, 2006, see “Notes to Non-Consolidated Financial Statements of December 31, 2006 and 2005 – Note 12”. See also “Notes to Non-Consolidated Financial Statements of December 31, 2006 and 2005—Notes 15” for a description of our commitments and contingencies as of December 31, 2006.
(4)	As of December 31, 2006, we had entered into 60 interest rate related derivative contracts with an aggregate notional amount of (Won)5,452 billion and 38 currency related derivative contracts with an aggregate notional amount of (Won)2,035 billion in accordance with our policy to hedge interest rate and currency risks. See “Notes to Non-Consolidated Financial Statements of December 31, 2006 and 2005—Note 15”.
(5)	See “Sources of Funding” for an explanation of these sources of funds. All the borrowings of the Bank, whether domestic or international, are unsecured and unguaranteed.
(6)	Authorized ordinary share capital is (Won)4,000 billion and issued fully-paid ordinary share capital is (Won)3,306 billion. See “Government Support and Supervision—Government Support”.
(7)	See “Government Support and Supervision” for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.

Business

Purpose and Authority

We were established in 1976 as a special governmental financial institution pursuant to the KEXIM Act. The KEXIM Act, the Enforcement Decree of the KEXIM Act (the “KEXIM Decree”) and our Articles of Incorporation (the “By-laws”) define and regulate our powers and authority. We are treated as a special juridical entity under Korean law and are not subject to certain of the laws regulating activities of commercial banks.

We were established, as stated in the KEXIM Act, to “promote the sound development of the national economy and economic cooperation with foreign countries by extending the financial aid required for export and import transactions, overseas investment and the development of natural resources abroad.” As an instrument in serving the Government’s public policy objectives, we do not seek to maximize our profits. We do, however, strive to maintain an adequate level of profitability to strengthen our equity base in order to support the growth in the volume of our business.

Our primary purpose has been the provision of loans to facilitate Korean exports of capital goods and technical services. Most of our activities have been carried out pursuant to this authority and we characterize such loans as export credits. In September 1998, the Government amended the KEXIM Act and KEXIM Decree to expand the types of goods eligible for export credits that we may extend to include non-capital goods and to permit us to provide certain trade financing for transactions that require less than six months for completion.

We have the authority to undertake a range of other financial activities. These fall into three principal categories:

•	overseas investment credits;

•	import credits; and

•	guarantee facilities.

Overseas investment credits consist of loans to finance Korean overseas investments and projects. Import credits include the extension of loans to finance Korean imports of essential materials and natural resources. Guarantee facilities are made available to support the obligations of Korean exporters and importers.

We also have the authority to administer, on behalf of the Government, the Government’s Economic Development Cooperation Fund and the Inter-Korea Cooperation Fund, formerly known as South and North Korea Co-operation Fund.

We may also undertake other business activities incidental to the foregoing, including currency and interest rate swap transactions. We have engaged in such swap transactions for hedging purposes only.

Government Support and Supervision

The Government’s determination each fiscal year, regarding the amount of financial support to extend to us, plays an important role in determining our lending capacity. Such support has included contributions to capital, loans and transfers of our income to reserves.

Our authorized capital was (Won)30 billion when the Government enacted the KEXIM Act in 1969. The National Assembly amended the KEXIM Act and increased our authorized capital to (Won)150 billion in 1974, (Won)500 billion in 1977 and (Won)1,000 billion in 1986. The Government further increased our authorized capital to (Won)2,000 billion in January 1998 and (Won)4,000 billion in September 1998.

As of December 31, 1996, the capital contribution from the Government was approximately (Won)686 billion, all in cash. Since 1997, the Government has made capital contributions not only in cash but also in the form of shares of common stock of Government-affiliated entities. In 1997, the Government contributed (Won)185 billion in cash and in the form of shares of common stock of KT&G (formerly known as Korea Tobacco&Ginseng Corporation). In 1998, the Government contributed (Won)805 billion in cash and in the form of shares of common stock of KT&G, Korea Electric Power Corporation and Korea Highway Corporation. From 1999 to 2004, the Government contributed (Won)1,100 billion in cash to our capital, directly and indirectly through The Bank of Korea and the Korea Development Bank.

In April 2005, the Government contributed (Won)500 billion in the form of shares of common stock of Korea Highway Corporation owned by the Government and (Won)20 billion in cash to our capital to further support our lending to Korean manufacturers and exporters, in accordance with the Government policy to promote the Republic’s exports by providing such entities with the funds required for the construction and export of capital goods (such as industrial plants, industrial machinery, natural resource development, information infrastructure and overseas construction projects). In addition, in July 2006, the Government contributed (Won)10 billion in cash to our capital. Taking into account these capital contributions, as of December 31, 2006, our total paid-in capital was (Won)3,306 billion, compared to (Won)3,296 billion as of December 31, 2005.

Pursuant to the KEXIM Act, only the Government, The Bank of Korea, the Korea Development Bank, certain designated domestic banking institutions, exporters’ associations and international financial organizations may contribute to our paid-in capital. As of December 31, 2006, the Government directly owned 60.1% of our paid-in capital and indirectly owned, through The Bank of Korea and the Korea Development Bank, 35.2% and 4.7%, respectively, of our paid-in capital. See “Notes to Non-Consolidated Financial Statements of December 31, 2006 and 2005—Note 14”.

In addition to contributions to our capital, the Government provides funding for our financing activities. The Government, directly and through The Bank of Korea and the Korea Development Bank, has made loans available to us for our lending activities. We did not have any borrowing outstanding from the Government as of December 31, 2006.

The Government also supports our operation pursuant to Articles 36 and 37 of the KEXIM Act. Article 36 of the KEXIM Act and our Articles provide that we shall apply our net income earned during each fiscal year, after deduction of depreciation expense for such fiscal year, in the following manner and in order of priority:

•	first, 20% of such net income is transferred to our legal reserve until the total amount of our legal reserve equals the total amount of our paid-in capital;

•

second, if the Minister of Finance and Economy approves such distribution, the balance of any such net income, after such transfer to the legal reserve, is distributed to the institutions, other than the Government, that have contributed to our capital (up to a maximum 15% annual dividend rate); and

•

third, the remaining balance of any such net income is distributed in whatever manner our Operations Committee determines and the Minister of Finance and Economy approves, such as additions to our voluntary reserve. As of December 31, 2006, we had a legal reserve of (Won)177 billion and a voluntary reserve of (Won)497 billion.

Article 37 of the KEXIM Act provides that “the annual net losses of the Export-Import Bank of Korea shall be offset each year by the reserve, and if the reserve be insufficient, the Government shall provide funds to cover the deficit.” As a result of the KEXIM Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserves are insufficient to cover any of our annual net losses. In light of this provision, if we have insufficient funds to make any payment under any of our obligations, the Government would take appropriate steps by making a capital contribution, by allocating funds or by taking other action to enable us to make such payment when due. The provisions of Article 37 do not, however, constitute a direct guarantee by the Government of our obligations, and the provisions of the KEXIM Act, including Article 37, may be amended at any time by action of the National Assembly.

The Government closely supervises our operations including in the following ways:

•	the President of the Republic appoints our President upon the recommendation of the Minister of Finance and Economy;

•	the Minister of Finance and Economy appoints our Deputy President and Executive Directors upon the recommendation of our President;

•	one month prior to the beginning of each fiscal year, we must submit our proposed program of operations and budget for the fiscal year to the Minister of Finance and Economy for his approval;

•	the Minister of Finance and Economy must approve our operating manual, which sets out guidelines for all principal operating matters, including the range of permitted financings;

•	the Board of Audit and Inspection, a Government department, examines our settlement of accounts annually;

•

each of the Minister of Finance and Economy and the Financial Supervisory Commission has broad authority to require reports from us on any matter and to examine our books, records and other documents. On the basis of the reports and examinations, the Minister of Finance and Economy may issue any orders it deems necessary to enforce the KEXIM Act or delegate examinations to the Financial Supervisory Commission;

•

the Financial Supervisory Commission may supervise our operations to ensure managerial soundness based upon the KEXIM Decree and the Bank Supervisory Regulations of the Financial Supervisory Commission and may issue orders deemed necessary for such supervision;

•

we must submit our annual report to the Ministry of Finance and Economy within two months after the end of each fiscal year and to the National Assembly within nine months after the end of each fiscal year outlining our operations and analyzing our activities during the relevant fiscal year; and

•	we may amend our By-laws and operating manual only with the approval of the Minister of Finance and Economy.

Selected Financial Statement Data

You should read the following financial statement data together with our financial statements and notes included in this prospectus:

	Year Ended December 31,
	2002		2003		2004		2005		2006
	(billions of Won)
Income Statement Data
Total Interest Income	(Won)	447.6	(Won)	370.6	(Won)	411.1	(Won)	514.1	(Won)	741.6
Total Interest Expense		299.1		260.0		319.3		392.3		488.6
Net Interest Income		148.5		110.6		91.9		121.8		253.0
Total Revenues		641.7		693.3		849.9		1,224.0		1,279.1
Total Expenses		570.8		631.8		743.6		917.7		1,047.4
Income before Income Taxes		70.9		61.5		106.3		306.3		231.7
Income Tax Benefit (expense)		(16.6)		(17.4)		(28.8)		(81.8)		(63.4)
Net Income		54.3		44.1		77.5		224.5		168.3

	As of December 31,
	2002		2003		2004		2005		2006
	(billions of Won)
Balance Sheet Data
Total Loans(1)	(Won)	9,281.7	(Won)	9,779.9	(Won)	10,127.2	(Won)	12,188.8	15,050.5
Total Borrowings(2)		7,318.0		7,740.9		7,842.6		9,221.8	11,798.7
Total Assets		10,606.5		11,281.6		12,170.6		15,155.8	17,448.5
Total Liabilities		7,796.9		8,103.1		8,626.5		10,277.4	12,688.5
Total Shareholders’ Equity(3)		2,809.6		3,178.5		3,544.1		4,878.4	4,759.9

(1)	Includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

2006

We had net income of (Won)168.3 billion in 2006 compared to net income of (Won)224.5 billion in 2005.

The principal factors for the decrease in net income in 2006 compared to 2005 included:

•

net foreign exchange trading losses of (Won)87 billion in 2006 compared to net foreign exchange trading income of (Won)80 billion in 2005, primarily due to losses on Euro-denominated liability transactions resulting from the appreciation of the Euro against the Won and losses on Dollar-denominated asset transactions resulting from the depreciation of the Dollar against the Won; and

•

a decrease in gains on disposal of available-for-sale securities to (Won)184 billion in 2006 from (Won)261 billion in 2005; the (Won)261 billion gain in 2005 reflected principally the sale of our equity interest in Industrial Bank of Korea and the (Won)184 billion gain in 2006 reflected principally the sale of our equity interest in Korea Exchange Bank.

The above factors were partially offset by an increase in net interest income by (Won)131 billion.

As of December 31, 2006, our total assets increased by 15.1% to (Won)17,448 billion from (Won)15,156 billion as of December 31, 2005, primarily due to a 23.5% increase in loans to (Won)15,051 billion as of December 31, 2006 from (Won)12,189 billion as of December 31, 2005, which was partially offset by a 20.4% decrease in securities to (Won)2,558 billion as of December 31, 2006 from (Won)3,215 billion as of December 31, 2005.

As of December 31, 2006, our total liabilities increased by 23.5% to (Won)12,689 billion from (Won)10,277 billion as of December 31, 2005. The increase in liabilities was primarily due to a 16.8% increase in debentures to (Won)10,012 billion as of December 31, 2006 from (Won)8,571 billion as of December 31, 2005 and a 174.5% increase in borrowings to (Won)1,787 billion as of December 31, 2006 from (Won)651 billion as of December 31, 2005.

The increase in assets and liabilities is primarily due to an increase in the volume of loans and debt. The appreciation of the Won against the Dollar in 2006 compared to 2005 partially offset the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of December 31, 2006, our total shareholders’ equity decreased by 2.4% to (Won)4,760 billion from (Won)4,878 billion as of December 31, 2005 due to a decrease in valuation gains on available-for-sale securities and securities under the equity method by (Won)283 billion, which offset an increase in paid-in capital as a result of the Government’s (Won)10 billion capital injection and an increase in retained earnings by (Won)155 billion.

2005

We had net income of (Won)224.5 billion in 2005 compared to net income of (Won)77.5 billion in 2004.

The principal factors for the increase in net income in 2005 compared to 2004 included:

•

an increase in gains on disposal of available-for-sale securities to (Won)261 billion in 2005 from (Won)10 billion in 2004, primarily due to gain from the sale of our equity interest in Industrial Bank of Korea; and

•

net foreign exchange trading income of (Won)80 billion in 2005 compared to net foreign exchange trading losses of (Won)66 billion in 2004, primarily due to gains on Euro- and Yen-denominated liability transactions resulting from depreciation of the Euro and Yen against the Won.

The above factors were partially offset by new provision for loan losses of (Won)140 billion in 2005.

As of December 31, 2005, our total assets increased by 24.5% to (Won)15,156 billion from (Won)12,171 billion as of December 31, 2004, primarily due to a 20.4% increase in loans to (Won)12,189 billion as of December 31, 2005 from (Won)10,127 billion as of December 31, 2004.

As of December 31, 2005, our total liabilities increased by 19.1% to (Won)10,277 billion from (Won)8,627 billion as of December 31, 2004. The increase in liabilities was primarily due to a 27.1% increase in debentures to (Won)8,571 billion as of December 31, 2005 from (Won)6,744 billion as of December 31, 2004, which was partially offset by a 40.8% decrease in borrowings to (Won)651 billion as of December 31, 2005 from (Won)1,099 billion as of December 31, 2004.

The increase in assets and liabilities is primarily due to an increase in the volume of loans and debt. The appreciation of the Won against the Dollar in 2005 compared to 2004 partially offset the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of December 31, 2005, our total shareholders’ equity increased by 37.6% to (Won)4,878 billion from (Won)3,544 billion as of December 31, 2004 due to an increase in paid-in capital as a result of the Government’s (Won)520 billion capital injection and an increase in retained earnings by (Won)223 billion as well as an increase in valuation gains on available-for-sale securities and securities under the equity method by (Won)591 billion.

Operations

Loan Operations

Our primary objective since our establishment has been to promote the export and competitiveness of Korean goods and services in international markets. To this end, we have introduced various financing facilities and implemented lending policies that are responsive to the needs of Korean exporters and foreign importers. Over the years, we have also developed financing facilities and lending policies that are consistent with the Government’s overall economic policies. In the latter part of the 1980s, as a result of changing trade conditions and the increased internationalization of the Korean economy, overseas investment credits and import credits were promoted and began to constitute an important portion of our business. Our lending programs include (1) export credits to Korean exporters or foreign buyers of Korean goods and services, (2) overseas investment credits to Korean firms and (3) import credits to Korean importers.

Before approving a credit, we consider:

•	economic benefits to the Republic;

•	the industry’s rank in the order of priorities established by the Government’s export-import policy;

•	credit risk associated with the loans to be extended; and

•	the goal of diversifying our lending activities.

The KEXIM Act and the By-laws provide that we may extend credit only where repayment “is considered probable.” Accordingly, we carefully investigate the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan is made only if we believe there is reasonable assurance of repayment. See “Credit Policies, Credit Approval and Risk Management?Credit Approval”.

We are currently required by the KEXIM Act and the KEXIM Decree to make loans with original maturities of not more than 25 years. The overall average life of our loans is approximately 3 years.

In 2006, we provided total loans of (Won)16,812 billion, an increase of 11.5% from the previous year, while our loan commitments amounted to (Won)19,699 billion, an increase of 14.6% from the previous year. The increase in loan disbursements was attributable mainly to increases in disbursements of overseas investment credits, which increased by 55.1% from the previous year. The increase in disbursements of overseas investment credits was due to the growth of natural resources development projects by Korean firms in 2006.

The following table sets out the total amounts of our outstanding loans, categorized by type of credit:

	As of December 31,
	2004		2005		2006		As % of 2006 Total
	(billions of Won)
Export Credits(1)
Ships	(Won)	1,297.6	(Won)	2,069.0	(Won)	3,249.3	21.6%
Industrial Plants		1,830.7		1,850.2		2,205.6	14.7
Machinery		317.1		406.9		352.7	2.3
Foreign Exchange Bought		384.4		637.7		616.0	4.1
Trade Bill Rediscount		632.6		565.4		776.8	5.2
Others(2)		2,008.9		2,535.7		2,617.2	17.4

Sub-total		6,471.3		8,064.9		9,817.6	65.3

Overseas Investment Credits		1,489.8		2,226.9		3,211.9	21.3
Import Credits		1,110.2		1,194.5		1,300.0	8.6
Others(3)		369.6		351.6		342.4	2.3
Call Loans and Inter-bank Loans in Foreign Currency		686.3		350.9		378.6	2.5

Total	(Won)	10,127.2	(Won)	12,188.8		15,050.5	100.0

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, etc.
(3)	Includes domestic usance, loans for debt-equity swap, advances for customers, etc.

Source: Internal accounting records

The following table sets out our new loan commitments, categorized by type of credit:

New Loan Commitments by Type of Credit

	Year Ended December 31,
	2004		2005		2006		As % of 2006 Total
	(billions of Won)
Export Credits(1)
Ships	(Won)	4,861.3	(Won)	3,051.6	(Won)	2,643.2	13.4
Industrial Plants		948.9		1,764.1		1,327.6	6.7
Machinery		737.2		625.0		918.7	4.7
Foreign Exchange Bought		1,280.9		2,156.0		2,417.0	12.3
Trade Bill Rediscount		1,759.8		1,844.1		2,487.6	12.6
Others(2)		3,087.5		4,256.5		4,983.4	25.3

Sub-total		12,675.6		13,697.3		14,777.5	75.0

Overseas Investment Credits		1,387.3		1,937.8		2,410.0	12.2
Import Credits		1,467.4		1,548.3		2,511.4	12.8

Total	(Won)	15,530.3	(Won)	17,183.4	(Won)	19,698.9	100.0%

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, etc.

Source: Internal accounting records

Export Credits

We offer export credits to either domestic suppliers or foreign buyers to finance export transactions.

Export Credits to domestic suppliers include:

•	export loans to Korean exporters that export capital goods such as ships, industrial plants and machinery;

•	pre-shipment credit to Korean exporters or manufacturers producing export products;

•	technical service credit to Korean companies that export technical services abroad, including overseas construction projects;

•	short-term trade financing to Korean exporters that manufacture export goods under short-term export contracts;

•	small business export credit to small and medium-sized enterprises that manufacture export goods or supply materials needed by their primary exporters;

•	rediscount on trade bills to domestic commercial banks for exporters;

•	forfeiting to Korean exporters by discounting trade bills under the usance line of credit from export transactions on a non-recourse basis; and

•	export factoring to Korean exporters by discounting trade receivables that occurs from open account export transactions on credit on a non-recourse basis.

Export credits to foreign buyers include:

•	direct loans to foreign buyers that purchase Korean goods and services;

•

project finance to foreign companies that intend to import industrial plants, facilities and technical services from Korea for large-scale projects, of which the cash flows from such projects are the main source for repayment;

•	structured finance to foreign shipping companies that purchase ships from Korean shipyards, of which the repayment usually depends on the cash flows generated by the operation of ships; and

•	interbank export loans to creditworthy banks in foreign countries to help foreign buyers obtain credit for the purchase of goods and services of Korean origin.

As of December 31, 2006, export credits in the amount of (Won)9.817.6 billion represented 65.3% of our total outstanding loans.

Our new commitments for export credits in 2006 amounted to (Won)14,777.5 billion, an increase of 7.9% from (Won)13,697.3 billion in 2005. This increase in new commitments for export credits was due to an increase in demand for loan financing from both domestic exporters and foreign importers.

We offer export credits to Korean manufacturers and exporters in order to provide them with the funds required for the construction and export of Korean capital goods and technical services designated in our operating manual. Capital goods eligible for export credit financings currently include ships, industrial plants, industrial machinery and overseas construction projects. With respect to eligible items supported by our export credits, ships have traditionally had the largest share of our export credit operations. In September 1998, the Government amended the KEXIM Act to expand the types of goods eligible for our export credits to include non-capital goods.

We offer export loans and technical service credits to domestic suppliers at fixed (no less than the Commercial Interest Reference Rate) or floating rates of interest with maturities of up to twelve years for ships and maturities of varying terms, from two to fifteen years, for financings of other eligible items. We typically require a minimum down payment of 20% of the contract amount for ship export financings and a minimum down payment of 15% for financings of other eligible items. When the credit rating of a prospective borrower does not meet our internal rating criteria, these export credits are secured by promissory notes issued in connection with the relevant transaction, or letters of guarantees or letters of credit issued or confirmed by a creditworthy international bank or the importer’s government or central bank. Other terms and conditions under such export credit facilities must be in accordance with the Arrangement on Guidelines for Officially Supported Export Credits by the Organization for Economic Cooperation and Development. We offer direct loans to foreign buyers, project finance to project companies and structured finance for ships to foreign shipping companies under similar terms and conditions as export credit financings to domestic suppliers. We offer interbank export loans to overseas banks to facilitate imports by foreign importers of Korean manufactured goods. Interbank export loans are offered at fixed or floating rates of interest with maturities of up to ten years.

Overseas Investment Credits

We extend overseas investment credits to either Korean companies or foreign companies in which a Korean company has an equity share, to finance investments in eligible overseas businesses and projects. Such financing programs include:

•	overseas investment credit to Korean companies that invest abroad in the form of capital subscription, acquisition of stocks and long-term credit;

•	overseas project credit to Korean companies or their overseas subsidiaries engaging in businesses outside Korea;

•	major resources development credit to Korean companies for development of natural resources and acquisition of mining rights abroad; and

•	overseas business credit to foreign companies in which Korean companies have an equity stake, in the form of funds for purchasing equipment or working capital.

As of December 31, 2006, overseas investment credits amounted to (Won)3,211.9 billion, representing 21.3% of our total outstanding loans.

Our disbursements and commitments of overseas investment credits in 2006 increased by 55.1% to (Won)2,092.6 billion and by 24.4% to (Won)2,410.0 billion, respectively, over the previous year. Most of the overseas investment credits were loans to foreign companies in which a Korean company has an equity share.

Proposals for overseas investment credits to finance the acquisition of important materials or the development of natural resources for the Korean economy, as determined by the Government, are given priority, together with projects that promote the export of Korean goods and services. As a result, projects financed by our overseas investment credit program have been mainly in the fields of manufacturing or development of natural resources.

We offer overseas investment credits at either fixed or floating rates of interest with maturities up to 25 years (with a maximum five-year grace period on repayment). Such facilities may require security in the form of a bank guarantee, pledge or mortgage on the borrower’s local assets. Depending upon the size of the borrower, we will provide up to 100% of the financing required for the overseas investment project.

Import Credits

We offer import credits to Korean companies that directly import essential materials, natural resources and high-technology materials whose stable and timely supply is required for the national economy, or to Korean companies that import such items after developing them overseas. Import credits are extended for importation of eligible items, including nuclear fuels, aircraft, mineral ores, crude oil, lumber, wood pulp, grains, cotton, sugar, and equipment and machinery for research and development, and for use in advanced technological industries.

As of December 31, 2006, import credits in the amount of (Won)1,300.0 billion represented 8.8% of our total outstanding loans. New commitments and disbursements of import credits amounted to (Won)2,488.6 billion and (Won)2,511.4 billion, respectively, in 2006, an increase of 49.8% and 62.2%, respectively, over the previous year, which was mainly due to the increased demand in financing for raw materials used for export and domestic consumption. Our efforts to improve the import credit program also contributed to the increase in new commitments and disbursements of import credits, as we expanded the eligible items for import credits and launched a revolving line of credit program.

We offer import credits at either fixed or floating rates of interest with maturities up to ten years for equipment and machinery and shorter maturities of up to two years for other items, which may require security in the form of a bank guarantee, pledge or mortgage on the borrower’s local assets. Depending upon the size of the borrower, we will provide up to 90% of the import contract amount.

Guarantee Operations

We provide guarantees in favor of Korean commercial banks and foreign banks or foreign importers in respect of the obligations of Korean exporters in order to facilitate export and import financings. Such guarantee programs for Korean exporters and importers include (1) financial guarantees to co-financing banks that provide loans for transactions that satisfy our eligibility requirements and (2) project-related guarantees to foreign importers for the performance of Korean exporters on eligible projects in the form of bid bonds, advance payment bonds, performance bonds and retention bonds. Guarantee commitments as of December 31, 2006 amounted to (Won)45,707.8 billion, an increase of 25.1% over the previous year. Guarantees we confirmed as of December 31, 2006 totaled (Won)22,313.6 billion, an increase of 10.9% over the previous year.

We mainly issue project-related guarantees, which include:

•

advanced payment guarantees that are issued to overseas importers of Korean goods and services to support obligations to refund down payments made to Korean exporters in the event of a failure to deliver the goods to be exported; and

•	performance guarantees that are issued to foreign importers to support the performance by Korean exporters of their contractual obligations.

In 2006, we issued project related confirmed guarantees in the amount of (Won)13,943.2 billion, an increase of 9.1% over the previous year, which was mainly due to an increased need for advance payment guarantees arising from the increasingly active shipbuilding sector.

We also issue letters of credit to foreign exporters to assist in the financing of projects approved in connection with import credit loans, and to Korean exporters to assist in the financing of projects approved in connection with export credit loans.

For further information regarding our guarantee and letter of credit operations, see “Notes to Non-Consolidated Financial Statements of December 31, 2006 and 2005—Note 12”.

Government Account Operations

Economic Development Co-operation Fund

In 1987, the Government established the Economic Development Co-operation Fund (the “EDCF”) to provide loans, at concessional interest rates, to governments or agencies of developing countries for projects that contribute to industrial development or economic stabilization of such countries. We administer the EDCF on behalf of the Government and are responsible for project appraisal, documentation and administrative work relating to the EDCF Loans. The EDCF business accounts are maintained separately from our own account on behalf of the Government, and we derive no separate income or expenditures from our operation of the EDCF business. Government contributions constitute the primary funding source of the EDCF. Loan disbursements by the EDCF in 2006 amounted to (Won)136 billion for 25 projects in 19 countries, a decrease of 17.1% from the previous year. As of December 31, 2006, the total outstanding loans extended by the EDCF was (Won)1,425 billion, an increase of 8.3% from the previous year

Inter-Korea Co-operation Fund

In 1991, the Government established the Inter-Korea Cooperation Fund (the “IKCF”), formerly known as South and North Korea Co-operation Fund, to promote mutual exchanges and co-operation between the Republic and North Korea by engaging in funding and financing activities to support exchange of home visits, cultural activities, sports, academic co-operation, trade and economic co-operation between the two countries. We administer the IKCF under the initiative and policy direction of the Ministry of Unification. The IKCF business accounts are maintained separately from our own account. Government contributions constitute the primary funding source of the IKCF. The IKCF disbursements during 2006 amounted to (Won)471 billion for 176 projects, and cumulative total disbursements as of December 31, 2006 were (Won)4,463 billion, an increase of 11.8% from (Won)3,992 billion as of December 31, 2005.

Other Operations

We engage in various other activities related to our financing activities.

Activities in which we currently engage include:

•

country information services performed by the Overseas Economic Research Institute, which conducts country studies and country risk evaluation to assist in the efficient utilization of our financial resources;

•

export credit advisory services, which are aimed at bringing about a larger share of overseas bidding by giving Korean exporters a wide range of knowledge on the country, industry, market and financial situation of the importing country in the early stage of the tendering process or contract negotiations;

•	consulting services by in-house professionals including lawyers, accountants and regional experts who consult on international transactions; and

•	management of Korea’s foreign direct investment database.

Description of Assets and Liabilities

Except where expressly indicated otherwise, loans in Won and loans in foreign currencies are collectively referred to as the “Loans”. Bills bought, foreign exchange bought and advances for customers are collectively referred to as the “Other Loans”. Loans and Other Loans are collectively referred to as the “Loan Credits”. Confirmed guarantees and acceptances are collectively referred to as the “Guarantees”. Loan Credits and Guarantees are collectively referred to as the “Credit Exposure”.

Total Credit Exposure

We extend credits to support export and import transactions, overseas investment projects and other relevant products in various forms including loans and guarantees.

The following table sets out our Credit Exposure as of December 31, 2004, 2005 and 2006, categorized by type of exposure extended:

		As of December 31,
		2004			2005			2006
		(billions of Won, except for percentages)
A	Loans in Won	(Won)	1,818	6.5%	(Won)	2,479	7.8%	(Won)	3,084	8.4%
B	Loans in Foreign Currencies		6,937	24.6		8,554	27.0		10,855	29.6
C	Loans (A+B)		8,755	31.1		11,034	34.8		13,939	38.0
D	Other Loans		686	2.4		804	2.5		733	2.0
E	Call Loans and Inter-bank Loans in Foreign Currency		686	2.4		351	1.1		379	1.0
F	Loan Credits (C+D+E)		10,127	35.9		12,189	38.4		15,051	41.0
G	Allowances for Possible Loan Losses		(396)	(1.4)		(518)	(1.6)		(601)	(1.6)
H	Present Value Discount (PVD)		(61)	(0.2)		(52)	(0.2)		(43)	(0.1)
I	Loan Credits including PVD (F-G-H)		9,670	34.3		11,619	36.6		14,407	39.3
J	Guarantees		18,508	65.7		20,116	63.4		22,314	60.7
K	Credit Exposure (I+J)		28,178	100.0		31,735	100.0		36,721	100.0

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (excluding call loans and inter-bank loans in foreign currency) as of December 31, 2004, 2005 and 2006, categorized by geographic area(1) :

	As of December 31(1)(2),
	2004		2005		2006		As % of 2006 Total
	(billions of Won)
Asia	(Won)	3,982	(Won)	5,194		5,802	39.6%
Europe		1,484		2,466		3,830	26.1
Middle East		1,246		1,708		2,020	13.8
Central and South America		831		748		825	5.6
North America		1,785		1,586		1,876	12.8
Africa		11		10		108	0.7
Others		102		126		211	1.4

Total	(Won)	9,441	(Won)	11,838	(Won)	14,672	100.0%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.
(2)	Excludes call loans, inter-bank loans in foreign currency, and loan value adjustments.

Source: Internal accounting records.

We engage in business related to Iran, including transactions involving as counterparties Iranian banks that may be indirectly owned or controlled by the Iranian government. The U.S. State Department has designated Iran as a state sponsor of terrorism, and U.S. law generally prohibits U.S. persons from doing business in Iran. We are a Korean bank and our activities with respect to Iran have not involved any U.S. person in either a managerial or operational role and have been subject to policies and procedures designed to ensure compliance with applicable Korean laws and regulations.

Our business related to Iran consists solely of extensions of credit and financing provided in connection with exports of South Korean goods and services to Iran and our disbursements of Iran-related credits are made directly to Korean suppliers or exporters except certain credits made to Iranian banks. Such activities have involved export-related credits to finance the export contracts of Korean exporters supplying goods and services to Iranian companies, credit line extensions to Iranian banks to finance consumer products exports by Korean exporters, extensions of credit through non-recourse discounting of export trade bills, and purchases of promissory notes securing export transactions. Our Loans to Iran represented 5.8%, 6.0% and 5.8% of our total assets as of December 31, 2004, December 31, 2005 and December 31, 2006, respectively, and also represented 7.0%, 7.4% and 6.7% of our Loan Credits, respectively, as of the above dates. Our total revenues from transactions with Iran in 2004, in 2005 and in 2006 represented 5.9%, 4.1% and 5.4% of our total revenues, respectively, in those periods.

We are aware, through press reports and other means, of initiatives by governmental entities in the U.S. and by U.S. institutions such as universities and pension funds, to adopt laws, regulations or policies prohibiting transactions with or investment in, or requiring divestment from, entities doing business with Iran. It is possible that such initiatives may result in our being unable to gain or retain entities subject to such prohibitions as customers or as investors in our debt securities. In addition, our reputation may suffer due to our association with Iran. Such a result could have significant adverse effects on our business or the price of our debt securities.

Individual Exposure

The KEXIM Decree imposes limits on our aggregate credits extended to a single person or business group. As of the date hereof, we are in compliance with such requirements.

As of December 31, 2006, our largest Credit Exposure was to Hyundai Heavy Industries Group Companies in the amount of (Won)8,627 billion.

As of December 31, 2006, our second largest and third largest Credit Exposures were to Samsung Group companies in the amount of (Won)5,569 billion and to Daewoo Shipbuilding & Marine Engineering in the amount of (Won)2,974 billion.

The following table sets out our five largest Credit Exposures as of December 31, 2006(1):

Rank	Name of Borrower	Loans		Guarantees		Total
		(billions of Won)
1	Hyundai Heavy Industries	(Won)	59	(Won)	8,568	(Won)	8,627
2	Samsung		91		5,478		5,569
3	Daewoo Shipbuilding & Marine Engineering		—		2,974		2,974
4	Hyundai Motor Co.		735		355		1,090
5	Hanjin Heavy Industries Co.		179		809		988

(1)	Includes loans and guarantees extended to affiliates.

Source: Internal accounting records.

In October 2003, SK Networks and its principal creditors agreed to a restructuring plan under its debt workout program which, among other things, allowed foreign creditors to cash out their debts at a buyout rate of 43% of the face value of the outstanding debt owed to them. In accordance with the decision of the creditor financial institution committee of SK Networks, (Won)201 billion of our loans to SK Networks was exchanged for equity of SK Networks, consisting of (Won)80.2 billion in common shares, (Won)85.0 billion in callable preferred shares and (Won)35.8 billion in convertible bonds.

As of December 31, 2006, our Credit Exposure to SK Networks and its subsidiaries amounted to (Won)564 billion and was classified as precautionary. Provisioning for such Credit Exposure was at 15.0% as of December 31, 2006. In April 2007, SK Networks graduated from its debt workout program. Accordingly, we will reclassify our Credit Exposure to SK Networks and its subsidiaries as normal from the end of May 2007.

The following table sets out our exposure to SK Networks as of December 31, 2006(1):

Classification	Outstanding loans		Securities		Total
(billions of Won)
Normal		—		—		—
Precautionary	(Won)	213.6	(Won)	350.0	(Won)	563.6
Substandard		—		—		—
Doubtful		—		—		—
Estimated Loss		—		—		—

Total	(Won)	213.6	(Won)	350.0	(Won)	563.6

(1)	Includes exposures to SK Networks’ overseas subsidiaries.

Asset Quality

The Supervisory Regulation of Banking Business (“Supervisory Regulation”) legislated by the Financial Supervisory Commission requires banks, including us, to analyze and classify their credits into one of five categories as normal, precautionary, substandard, doubtful or estimated loss by taking into account borrowers’ repayment capacity as well as a number of other factors including the financial position, profitability, transaction history of the relevant borrower and the value of any collateral or guarantee taken as security for the extension of credit. Categorizations are applied to all loans except call loans and interbank loans, which are classified as normal. The Supervisory Regulation also requires banks, including us, to provide the minimum rate of loan loss provision for each category. Credit categorizations and minimum reserve ratios are as follows:

Normal	Credits extended to customers which, in consideration of their business and operations, financial conditions and future cash flows, do not raise concerns regarding their ability to repay the credits. 0.7% or more reserves required.

Precautionary	Credits extended to customers (1) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have potential risks with respect to their ability to repay the credits in the future, although there have not occurred any immediate risks of default in repayment; or (2) which are in arrears for one month or more but less than three months. 7.0% or more reserves required.

Substandard	(1) Credits extended to customers, which in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred considerable risks for default in repayment as the customers’ ability to repay has deteriorated; or (2) that portion which is expected to be collected of total credits (a) extended to customers which have been in arrears for three months or more, (b) extended to customers which are judged to have incurred serious risks due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses or (c) of “Doubtful Customers” or “Estimated-loss Customers” (each as defined below). 20% or more reserves required.

Doubtful	That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Doubtful Customers”) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred serious risks of default in repayment due to noticeable deterioration in their ability to repay; or (2) customers which have been in arrears for three months or more but less than twelve months. 50% or more reserves required.

Estimated Loss	That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Estimated-loss Customers”), which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have to be accounted as a loss as the inability to repay became certain due to serious deterioration in their ability to repay; (2) customers which have been in arrears for twelve months or more; or (3) customers which are judged to have incurred serious risks of default in repayment due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses. 100% reserves required.

In November 2004, the Financial Supervisory Commission announced loan loss provisioning guidelines for banks, which include a requirement that banks take into account “expected loss” based on their own “historical loss” with respect to credits in establishing their allowance for loan losses, instead of establishing such allowances based on the classification of credits under the current asset classification criteria.

Based on the guidelines, we established new loan loss provisioning levels taking into account a borrower’s industry risk, individual credit risk and financial risk based on our system for evaluating “expected loss”. In 2005, we also modified our loan loss provisioning methodology with respect to normal loans. Loans classified as normal were categorized either as domestic loans or overseas loans. Domestic loans were further subdivided as (i) small-sized business loans, (ii) medium-sized business loans or (iii) big enterprise loans. Our loan loss provisioning level for domestic loans was established based on a basic loan loss provisioning rate and default risk level according to the term of such loan (i.e., the year of maturity). The basic loan loss provisioning rate for small and medium-sized business loans was calculated based on our system for evaluating “historical loss”. With respect to the basic loan loss provisioning rate for big enterprise loans, we did not have enough statistical data for historical loan losses with respect to such loans so we applied an average rate of other Korean banks’ provisioning levels for normal loans. Our loan loss allowance for overseas normal loans was calculated based on sovereign credit ratings and on whether a borrower was a public or private enterprise. In addition, we changed our reserve policies for confirmed acceptances and guarantees pursuant to the amended Supervisory Regulation of Banking Business. We have also established reserves for unconfirmed acceptances and guarantees since January 1, 2005. For more detailed information on modifications with respect to loan loss provisioning, see “Notes to Non-Consolidated Financial Statements of December 31, 2006 and 2005—Note 2”.

Asset Classifications

The following table provides information on our loan loss reserves:

	As of December 31, 2005					As of December 31, 2006
	Loan Amount(1)		Minimum Reserve Ratio	Loan Loss Reserve(2)		Loan Amount(1)		Minimum Reserve Ratio	Loan Loss Reserve(2)
	(in billions of Won, except percentages)
Normal	(Won)	47,555.3	0.5%	(Won)	594.5	(Won)	59,787.3	0.7%	(Won)	730.9
Precautionary		750.4	2.0%		144.4		542.9	7.0%		126.1
Sub-standard		36.0	20.0%		25.8		14.9	20.0%		6.5
Doubtful		26.9	50.0%		25.4		21.5	50.0%		20.3
Estimated Loss		7.7	100.0%		7.7		13.1	100.0%		13.1

Total	(Won)	48,376.3		(Won)	797.8	(Won)	60,379.7		(Won)	896.9

(1)	These figures include loans (excluding interbank loans and call loans), domestic usance, bills bought, foreign exchange bought, advances for customers, confirmed and unconfirmed acceptances and guarantees.
(2)	These figures include present value discount.

Reserves for Credit Losses

The following table sets out our 10 largest non-performing assets as of December 31, 2006. Non-performing assets (“NPA”) are (i) assets classified as doubtful and estimated loss, (ii) assets in delinquency of repayments of principal or interest more than three months, or (iii) assets exempted from interest payments due to restructuring or rescheduling.

Borrower	Loans		Guarantees	Total
	(billions of Won)
Hyundai IT Corp.	(Won)	9.1	—	(Won)	9.1
Choongnam Vietnam Textile Co., Ltd		6.8	—		6.8
Banco Santos S.A.		3.9	—		3.9
I-Texfil Ltd		3.8	—		3.8
Government of the Russian Federation.		2.4	—		2.4
Pioneer (Cayman) Co., Ltd.		2.0	—		2.0
Dongjin Global Textile Corp.		1.7	—		1.7
Ajin Paper & Packing Co.		1.7	—		1.7
S.CAM Co., Ltd.		1.7	—		1.7
Daewoo Electronics DE Mexico S.A.		1.4	—		1.4

Total	(Won)	34.5	—	(Won)	34.5

In the early 1990’s, at the direction of the Government, we extended a commodity loan in the aggregate amount of US$466 million to Vnesheconombank, the Bank for Foreign Economic Affairs of the former Soviet Union, which was guaranteed by the government of the former Soviet Union, as part of the Government’s policy to enhance economic cooperation between the two countries. Since the dissolution of the Soviet Union, the Government has been negotiating repayment terms with the government of the Russian Federation, which has agreed to assume the guarantee of the former Soviet Union in respect of the obligations of Vnesheconombank under such loan. In 1995, the two governments came to an agreement on a repayment schedule in respect of approximately half of the loan. Since the agreement was made, US$229 million of the principal was repaid.

In June 2003, the two governments reached an agreement as to the rescheduling of the remaining portion of the loan and the change of the borrower from Vnesheconombank to the government of the Russian Federation. As a result, in September 2003, we upgraded the classification of the outstanding (Won)258 billion (including accrued and unpaid interest) of our exposure to the government of the Russian Federation from estimated loss to doubtful in terms of asset quality and established a 70% provisioning level for that credit exposure. In June 2004, we further upgraded the classification of our exposure to the government of the Russian Federation from doubtful to precautionary in terms of asset quality, following the continued repayment of the loan by the government of the Russian Federation in accordance with the agreed payment schedule. As of December 31, 2006, our exposure to the government of the Russian Federation amounted to (Won)204 billion and we established a 19% provisioning level for that credit exposure.

We cannot provide any assurance that our current level of exposure to non-performing assets will continue in the future or that any of its borrowers (including its largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

As of December 31, 2006, the amount of our non-performing assets was (Won)44 billion, a decrease of 64.8% from (Won)125 billion as of December 31, 2005, which was mainly due to the enhanced asset quality of our assets.

The following table sets forth our reserves for possible credit losses as of December 31, 2005 and 2006:

	As of December 31,
	2005		2006
	(billions of Won, except for percentages)
Loan Loss Reserve (A)	(Won)	797.8	(Won)	896.9
NPA (B)(1)		125.4		43.8
Total Equity (C)		4,878.4		4,759.9
Reserve to NPA (A/B)		636.2%		2,047.7%
Equity at Risk [(B-A)/C]		—		—

(1)	Non-performing assets, which are defined as (a) assets classified as doubtful and estimated loss, (b) assets in delinquency of repayments of principles or interests more than 3 months or (c) assets exempted from interest payments due to restructuring or rescheduling.

Source: Internal accounting records.

The following table sets forth our actual loan loss reserve ratios under the Financial Supervisory Commission guidelines as of December 31, 2005 and 2006:

Classification of Loans	Financial Supervisory Commission Guidelines(1)	Actual Reserve Coverage (as of December 31, 2005)	Actual Reserve Coverage (as of December 31, 2006)
Normal	More than 0.7%	3.4%	3.4%
Precautionary	More than 7.0%	16.8%	16.8%
Substandard	More than 20%	43.4%	43.5%
Doubtful	More than 50%	94.2%	94.6%
Estimated Loss	100%	100.0%	100.0%

(1)	Effective December 31, 2006, the Financial Supervisory Commission increased the minimum loan loss reserve ratio for normal and precautionary to 0.7% and 7.0 respectively, from 0.5% and 2.0%.

Investments

Under the KEXIM Decree, we are not allowed to hold stocks or securities of more than three years’ maturity in excess of 60% of our equity capital. However, investment in the following securities is not subject to this restriction:

•	Government bonds;

•	BOK currency stabilization bonds;

•	securities acquired via Government investment; and

•	securities acquired through investment approved by the Government, for research related to our operations or our financing.

As of December 31, 2006, our total investment in securities amounted to (Won)2,558 billion, representing 14.7% of our total assets. Our securities portfolio consists primarily of available-for-sale securities. Available-for-sale securities mainly comprise equity securities in Korea Exchange Bank and Industrial Bank of Korea which were recapitalized by the Government through us and equity securities in Korea Highway Corporation which were in-kind contributions made by the Government to us. In October 2005, we sold 32,000,000 shares of common stock, which represented 79.0% of our holding of common stock in Industrial Bank of Korea, for (Won)420.6 billion. In May 2006, we sold 49,134,208 shares of common stock, which represented 54.9% of our holding of common stock in Korea Exchange Bank, for (Won)417.0 billion.

The following table sets out the composition of our securities as of December 31, 2006:

Type of Investment Securities	Amount		%
	(billions of Won)
Available-for-sale Securities	(Won)	2,467.3	96.5%
Securities held-to-maturity		—	—
Investments in Associates		90.6	3.5%

Total	(Won)	2,557.9	100.0%

For further information relating to the classification guidelines and methods of valuation for unrealized gains and losses on our securities, see “Notes to Non-Consolidated Financial Statements of December 31, 2006 and 2005—Note 2”.

Guarantees and Acceptances and Contingent Liabilities

We have credit risk factors that are not reflected on the balance sheet, which include risks associated with guarantees and acceptances. Guarantees and acceptances do not appear on the balance sheet, but rather are recorded as an off-balance sheet item in the notes to the financial statements. Guarantees and acceptances include financial guarantees, project related guarantees, such as bid bond, advance payment bond, performance bond or retention bond, and acceptances and advances relating to trade financings such as letters of credit or import freight. Contingent liabilities, for which the guaranteed amounts were not finalized, appear as unconfirmed guarantees and acceptance items in the notes to the financial statements as off-balance sheet items.

As of December 31, 2006, we issued a total amount of (Won)22,313.6 billion in confirmed guarantees and acceptances, of which (Won)22,311.5 billion, representing 99.99% of the total amount, were classified as normal and (Won)2.2 billion, representing 0.01% of the total amount, were classified as precautionary.

Derivatives

The objective in our strategy and policies on derivatives is to actively manage and minimize our foreign exchange and interest rate risks. We do not take proprietary derivative positions. It is our policy to hedge all currency and interest rate risks wherever possible (taking into consideration the cost of hedging). We use various hedging instruments, including foreign exchange forwards and options, interest rate swaps, and cross currency swaps.

Under our internal trading rules that have been submitted to the Financial Supervisory Service, our policy is to engage in derivative transactions mainly for hedging our own position. As part of our total exposure management system, we monitor our exposure to derivatives and may make real-time inquiries, which enables our Risk Management Department to check our exposure on a regular basis. Under the guidelines set by the Financial Supervisory Service, we are required to submit reports on our derivatives exposure to the Financial Supervisory Service on a quarterly basis. As a measure to reduce the risk of intentional manipulation or error, we have separated responsibility for different functions such as initiation, authorization, approval, recording, monitoring and reporting to the Financial Supervisory Service. The Risk Management Department conducts regular reviews of derivative transactions to monitor any breach of compliance with the relevant regulatory requirements.

As of December 31, 2006, our outstanding loans made at floating rates of interest totaled approximately (Won)9,878 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately (Won)6,902 billion, including those raised in Japanese yen, Singapore dollars, Hong Kong dollars, Euros and Australian dollars and swapped into U.S. dollar floating rate borrowings. As a result, we are exposed to possible interest rate risks to the extent that the amount of our loans made at floating rates of interest exceeds the amount of our borrowings made at floating rates of interest. Foreign exchange risk arises because a majority of our assets and liabilities is denominated in non-Won currencies. In order to match our currency and interest rate structure, we generally enter into swap transactions. As of December 31, 2006, we had entered into 38 currency related derivative contracts with a notional amount of (Won)2,035 billion and valuation for BIS capital ratio purposes of (Won)4.5 billion and had entered into 60 interest rate related derivative contracts with a notional amount of (Won)5,452 billion and valuation for BIS capital ratio purposes of (Won)12.1 billion. See “Notes to Non-Consolidated Financial Statements of December 31, 2006 and 2005—Note 15”.

Sources of Funding

We obtain funds primarily through borrowings from the Government or governmental agencies, the issuance of bonds in both domestic and international capital markets, borrowings from domestic and foreign financial institutions, capital contributions and internally generated funds. Internally generated funds result from various activities we carried on and include principal and interest payments on our loans, fees from guarantee operations and other services, and income from marketable securities we hold.

We raised a net total of (Won)17,281 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during 2006, a 12.3% increase compared with the previous year’s (Won)15,384 billion. The total loan repayments, including prepayments by our clients, during 2006 amounted to (Won)13,422 billion, an increase of 8.6% from (Won)12,361 billion during 2005.

Since our establishment, borrowings from the Government have provided a substantial portion of our financial resources. As of December 31, 2003, the outstanding amount of our borrowings from the Government was (Won)1,188 billion, which consisted of (Won)110 billion in Won and (Won)1,078 billion in foreign currencies. In 2004, we repaid all of the amounts borrowed from the Government and as of December 31, 2004, 2005 and 2006, we had no outstanding borrowings from the Government. Instead, we issued Won-denominated domestic bonds in the aggregate amount of (Won)500 billion and (Won)680 billion during 2005 and 2006, respectively.

We have diversified our funding sources by borrowing from various overseas sources and issuing long-term floating-rate notes and fixed-rate debentures in the international capital markets. These issues were in foreign currencies, including Dollars, Japanese Yen, Euro, British Pound, Hong Kong Dollar, Singapore Dollar and Brazilian Real and have original maturities ranging from one to ten years. During 2006, we issued eurobonds in the aggregate principal amount of US$2,476 million in various types of currencies under our existing Euro medium term notes program (the “EMTN Program”), a 257.3% increase compared with the previous year’s US$693 million. These bond issues consisted of offerings of US$1,460 million, HK$3,219 million, Singapore $540 million, British Pound 15 million, Euro 25 million and Brazilian Real 400 million. In addition, we issued global bonds during 2006 in the aggregate amount of US$600 million and Euro 325 million under our U.S. shelf registration statement (the “U.S. Shelf Program”), a 31.5% decrease compared with the previous year’s US$1,500 million. As of December 31, 2006, the outstanding amounts of such notes and debentures were US$8,125 million, Euro 775 million, British Pound 28 million, Singapore $590 million, HK$3,219 million and Brazilian Real 400 million. In January 2007, we issued eurobonds in the aggregate principal amount of CHF 350 million pursuant to the EMTN Program and in February 2007, we issued global bonds in the aggregate principal amount of Euro 750 million pursuant to the U.S. Shelf Program.

Our credit rating by rating agencies in connection with issuances of debt securities in the international capital markets has historically been identical to that of the Government. See “The Republic of Korea—The Economy—Economic Developments since 1997—Credit rating changes” for the Government’s credit ratings. However, in August 2006, Moody’s Investor Service, Inc., or Moody’s, implemented a revised rating methodology for government-related financial institutions which relies on the “local currency deposit ceiling” of a country, instead of the applicable government bond rating used under the previous methodology, in assessing a government’s ability to extend financial support to a troubled institution. The Republic’s local currency deposit ceiling is rated higher than the Government’s bond rating. As a result, following a review prompted by the change in rating methodology, Moody’s announced on October 30, 2006 that it had upgraded our long-term currency debt rating from A3 to Aa3.

We also borrow from foreign financial institutions in the form of loans that are principally made by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to ten years. As of December 31, 2006, the outstanding amount of such borrowings from foreign financial institutions decreased to (Won)23 billion from (Won)153 billion as of December 31, 2005.

Our paid-in capital has increased from time to time since our establishment. From April 1997 to December 2006, the Government contributed (Won)2,620 billion to our capital. As of December 31, 2006, our total paid-in capital amounted to (Won)3,306 billion, and the Government, The Bank of Korea and the Korea Development Bank owned 60.1%, 35.2% and 4.7%, respectively, of our paid-in capital.

In connection with our fund raising activities, we have from time to time sold third parties promissory notes, including related guarantees, acquired as collateral in connection with export credit financings.

The KEXIM Act provides that the aggregate outstanding principal amount of all of our borrowings, including the total outstanding export-import financing debentures we issued in accordance with the KEXIM Decree, may not exceed an amount equal to thirty times the sum of our paid-in capital plus our reserves. As of December 31, 2006, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), (Won)11,799 billion, was equal to 9.5% of the authorized amount of (Won)124,420 billion.

We are not permitted to accept demand or time deposits.

Each year we must submit to the Government for its approval an operating plan which includes our target levels for different types of funding. The following table is the part of the operating plan dealing with fund-raising for 2007:

Sources of Fund	(billions of Won)
Capital Contribution	(Won)	5
Borrowings		7,305
Collection of Loans		14,075
Repayment of Debts		3,615

Net Collection of Loans		10,460
Others		230

Total	(Won)	18,000

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of December 31, 2006:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency (1)	2007	2008	2009	2010	Thereafter
	(billions of won)
Won	680	—	—	—	—
Foreign	2,978	969	1,615	837	3,093

Total Won Equivalent	3,658	969	1,615	837	3,093

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on December 31, 2006, as announced by the Seoul Money Brokerage Services Ltd.

Normally we determine the level of our foreign currency reserves based upon an estimate, at any given time, of aggregate loan disbursements to be made over the next two to three months. Our average foreign currency reserves in 2005 and 2006 were approximately US$388 million and US$279 million, respectively. Although we currently believe that such reserves, together with additional borrowings available under our uncommitted short-term backup credit facilities and commercial paper programs, will be sufficient to repay our outstanding debt as it becomes due, there can be no assurance that we will continue to be able to borrow under such credit facilities, or that the devaluation of the Won will not adversely affect our ability to access funds sufficient to repay our foreign currency denominated indebtedness in the future. In addition to maintaining sufficient foreign currency reserves, we monitor the maturity profile of our foreign currency assets and liabilities to ensure that there are sufficient maturing assets to meet our liabilities as they become due. As of December 31, 2006, our foreign currency assets maturing within six months and one year exceeded our foreign currency liabilities coming due within such periods by US$410 million and US$88 million, respectively. As of December 31, 2006, our foreign currency liabilities coming due within 3 months exceeded our foreign currency assets maturing within such periods by US$338 million and our total foreign currency liabilities exceeded our total foreign currency assets by US$51 million. As of March 31, 2007, our foreign currency assets maturing within three months, six months and one year exceeded our foreign currency liabilities coming due within such periods by US$863 million, US$1,279 million and US$870 million, respectively. As of March 31, 2007, our total foreign currency liabilities exceeded our total foreign currency assets by US$23 million.

Debt Record

We have never defaulted in the payment of principal of, or interest on, any of our obligations.

Credit Policies, Credit Approval and Risk Management

Credit Policies

The Credit Policy Department functions as our centralized policy-making and planning division with respect to our lending activities. The Credit Policy Department formulates and revises our internal regulations on loan programs, sets basic lending guidelines on a country basis and gathers data from our various operating groups and produces various internal and external reports.

Credit Approval

We have multiple levels of loan approval authority, depending on the loan amount and other factors such as the nature of the credit, the conditions of the transaction, and whether the loan is secured. Our Executive Board of Directors can approve loans of any amount. The Chief Executive Committee, Credit Committee, Loan Officer Committee, Director Generals and Directors (Team Heads) each have authority to approve loans up to a specified amount. The amount differs depending on the type of loan and certain other factors, for example, whether a loan is collateralized or guaranteed.

At each level of authority, loan applications are reviewed on the basis of the feasibility of the project from a technical, financial and economic point of view in addition to evaluating the probability of recovery. In conducting such a review, the following factors are considered:

•	eligibility of the transaction under our financing criteria;

•	country risk of the country of the borrower and the country in which the related project is located;

•	credit risk of the borrower;

•	a supplier’s ability to perform under the related supply contract;

•	legal disputes over the related project and supply contract; and

•	availability of collateral.

When the credit rating of a prospective borrower does not meet our internal rating criteria, our policy is to ensure that the loans are either guaranteed by leading international banks or governments or made on a partially or fully secured basis. Guarantees are required if the credit rating of a prospective borrower does not meet our internal rating criteria. As of December 31, 2006, approximately 14.8% of our total outstanding loans were guaranteed by banks or governments and made on a partially or fully secured basis.

Risk Management

Our overall risk management policy is set by the Risk Management Committee, which meets on a quarterly basis and from time to time to establish tolerance limits for various exposures, whereas the overall risk management is overseen by the Risk Management Department, which is responsible for monitoring risk exposure.

The Risk Management Department reports our loan portfolio to the Financial Supervisory Service on a quarterly basis. The Risk Management Department also monitors our operating groups’ compliance with internal guidelines and procedures. To manage liquidity risk, we review the strategy for the sources and uses of funds, with each division submitting projected sources and uses to the Treasury Department. The Risk Management Department and the Treasury Department continually monitor our overall liquidity and the Treasury Department prepares both weekly and monthly cashflow forecasts. Our policy is to maintain a liquidity level, which can cover loan disbursements for a period of two to three months going forward. We protect ourselves from potential liquidity squeezes by maintaining sufficient amount of liquid assets with additional back-up of short-term credit lines.

Our core lending activities expose us to market risk, mostly in the form of interest rate and foreign currency risks. The Risk Management Department reports six-month projections of our interest rate and foreign exchange gap positions to the Risk Management Committee on a quarterly basis. We also monitor changes in, and matches of, foreign currency assets and liabilities in order to reduce exposure to currency fluctuations.

One of the key components of our risk management policy, which also affects our fund-raising efforts, is to monitor matches of asset maturities and liability maturities. The average maturity as of December 31, 2006 for our Won- and foreign currency-denominated loans was five months and 37 months, respectively, and for Won- and foreign currency-denominated liabilities was five months and 34 months, respectively.

We follow an overall risk management process where we:

•	determine the risk management objectives;

•	identify key exposures;

•	measure key risks; and

•	monitor risk management results.

Our risk management system is a continuous system that is frequently evaluated and updated on an ongoing basis.

Capital Adequacy

Under the Financial Supervisory Service’s guidelines on risk-adjusted capital which were introduced in consideration of the standards we set for International Settlement, all banks in Korea, including us, are required to maintain a capital adequacy ratio (Tier I and Tier II) of at least 8% on a consolidated basis. To the extent that we fail to maintain this ratio, the Korean regulatory authorities may require corrective measures ranging from management improvement recommendations to emergency measures such as disposal of assets. As of December 31, 2006, our capital adequacy ratio was 11.88%, a decrease from 13.87% as of December 31, 2005, primarily as a result of an increase in guarantees.

The following table sets forth our capital base and capital adequacy ratios reported as of December 31, 2004, 2005 and 2006:

	2004		2005		2006
	(millions of Won, except for percentages)
Tier I	(Won)	3,070,729	(Won)	3,979,959	(Won)	4,127,951
Paid-in Capital		2,775,755		3,295,755		3,305,755
Retained Earnings		465,838		689,189		841,692
Deductions from Tier I Capital		170,864		4,984		19,496
Capital Adjustments		—		—
Deferred Tax Asset		(165,349)		(98)		(184)
Others		(5,515)		(4,886)		(19,312)
Tier II (General Loan Loss Reserves)		482,261		841,633		798,772
Deductions from all capital		—		—		—
Total Capital		3,552,990		4,821,592		4,926,723
Risk Adjusted Assets		27,628,275		34,750,728		41,487,822
Capital Adequacy Ratios
Tier I		11.11%		11.45%		10.00%
Tier I and Tier II		12.86%		13.87%		11.88%

Source: Internal accounting records.

Overseas Operations

We maintain an international presence through 12 overseas representative offices, which are located in New York, Tokyo, Beijing, Sâo Paolo, Frankfurt, Paris, Washington D.C., Shanghai, New Delhi, Dubai, Moscow and Mexico City.

We also has three wholly-owned subsidiaries, KEXIM Bank (UK) Ltd., London, KEXIM (Asia) Ltd., Hong Kong, and KEXIM Vietnam Leasing Co., Ltd., Ho Chi Minh City. These subsidiaries are engaged in the merchant banking and lease financing businesses, and assist us in raising overseas financing. We also own 85.0% of P.T. Koexim Mandiri Finance, a subsidiary in Jakarta, which is primarily engaged in the business of lease financing.

The table below sets forth brief details of our subsidiaries as of December 31, 2006:

	Principal Place of Business	Type of Business	Book Value		Bank’s Holding
			(billions of Won)		(%)
Kexim Bank (UK) Ltd.	United Kingdom	Commercial Banking	(Won)	43.0	100.0%
KEXIM (Asia) Ltd.	Hong Kong	Commercial Banking		29.3	100.0
P.T. Koexim Mandiri Finance	Indonesia	Leasing and Factoring		11.7	85.0
Kexim Vietnam Leasing Co., Ltd.	Vietnam	Leasing and Guarantees		6.8	100.0

Property

Our head office is located at 16-1 Yoido-Dong, Youngdeungpo-Gu, Seoul 150-996, Korea, a 34,820 square meter building completed in 1985 on a site of 9,110 square meters and owned by us. In addition to the head office, we own a staff training center located near Seoul on a site of 47,881 square meters. We also maintain 11 branches in Seoul, Pusan, Kwangju, Taegu, Changwon, Daejeon, Suwon, Inchon, Ulsan, Chungju and Jeonju. Our domestic branch offices and overseas representative offices are located in facilities held under long-term leases.

Management and Employees

Management

Our governance and management is the responsibility of our Board of Executive Directors, which has authority to decide important matters relating to our business. All of the members of the Board of Executive Directors are full-time executives of KEXIM. The Board of Executive Directors is chaired by our President and is comprised of seven Executive Directors consisting of the President, the Deputy President and five other Executive Directors. The President of Korea appoints our President upon the recommendation of the Minister of Finance and Economy. The Minister of Finance and Economy appoints the Deputy President and all the other Executive Directors upon the recommendation of our President. All Board members serve for three years and are eligible for re-appointment for successive terms of office.

The members of the Board of Executive Directors are as follows:

Name	Age	Executive Director Since	Position
Cheon-Sik Yang	56	September 11, 2006	Chairman and President
Jin-Ho Kim	59	April 1, 2005	Deputy President
Jung-Jun Kim	57	April 1, 2005	Executive Director
Sung-Uk Hong	57	May 20, 2005	Executive Director
Tae-Sung Chung	57	May 20, 2005	Executive Director
Yong-An Choi	56	May 20, 2005	Executive Director
Jung-Ha Choi	55	December 29, 2006	Executive Director

Our basic policy guidelines for activities are established by the Operations Committee. According to the By-laws, the Operations Committee is composed of officials nominated as follows:

•	President of KEXIM;

•	official of the Ministry of Finance and Economy, nominated by the Minister of Finance and Economy;

•	official of the Ministry of Foreign Affairs and Trade, nominated by the Minister of Foreign Affairs and Trade;

•	official of the Ministry of Commerce, Industry and Energy, nominated by the Minister of Commerce, Industry and Energy;

•	official of the Ministry of Construction and Transportation, nominated by the Minister of Construction and Transportation;

•	official of the Financial Supervisory Commission, nominated by the Chairman of the Financial Supervisory Commission;

•	executive director of The Bank of Korea, nominated by the Governor of The Bank of Korea;

•	executive director of the Korea Federation of Banks, nominated by the Chairman of the Korea Federation of Banks;

•

representative of an exporters’ association (Korea International Trade Association), nominated by the Minister of Finance and Economy after consultation with the Minister of Commerce, Industry and Energy; and

•	executive director of the Korea Export Insurance Corporation established under the Export Insurance Act, nominated by the Chairman and President of the Korea Export Insurance Corporation.

The members of the Operations Committee are currently as follows:

Name	Age	Member Since	Position
Cheon-Sik Yang	56	September 11, 2006	Chairman and President of KEXIM
Sung-Jin Kim	56	September 1, 2005	Deputy Minister, Ministry of Finance and Economy
Tae-Yeol Cho	52	January 16, 2007	Deputy Minister, Ministry of Foreign Affairs and Trade
Suk-Woo Hong	54	March 19, 2007	Deputy Minister, Ministry of Commerce, Industry and Energy
Dae-Dong Park	56	March 28, 2007	Standing Commissioner, Financial Supervisory Commission
Han-Keun Yoon	54	May 8, 2006	Assistant Governor, The Bank of Korea
Jang-Soo Kim	62	February 27, 2006	Vice Chairman, The Korea Federation of Banks
Chang-Moo Yoo	56	May 11, 2006	Executive Vice Chairman, Korea International Trade Association
Sung-Bum Park	57	May 31, 2004	Deputy President, Korea Export Insurance Corporation

Employees

As of December 31, 2006, we had 665 employees. As of December 31, 2006, 343 employees were members of our labor union. We have never experienced a work stoppage of a serious nature. Every year during the fourth quarter, the management and union negotiate and enter into a collective bargaining agreement that has a one-year duration. The most recent collective bargaining agreement was entered into in December 2006.

Financial Statements and the Auditors

The Minister of Finance and Economy appoints our Auditor who is responsible for examining our financial operations and auditing our financial statements and records. The present Auditor is Jeong-Sang Choi, who was appointed for a three-year term on April 13, 2005.

We prepare our financial statements annually for submission to the Minister of Finance and Economy, accompanied by an opinion of the Auditor. Although we are not legally required to have financial statements audited by external auditors, an independent public accounting firm has audited our non-consolidated financial statements commencing with such non-consolidated financial statements as of and for the year ended December 31, 1983 and consolidated financial statements commencing with such financial statements as of and for the year ended December 31, 1998. As of the date of this prospectus, our external auditor is Deloitte Anjin LLC (member of Deloitte Touche Tohmatsu), located at 14F, Hanwha Securities Bldg., 23-5 Yoido-Dong, Youngdeungpo-Gu, Seoul, Korea, who has audited our financial statements as of and for the years ended December 31, 2006 and 2005 included in this prospectus.

Our financial statements appearing in this prospectus were prepared in conformity with Korean law and in accordance with generally accepted accounting principles in the Republic, summarized in “Notes to Non-Consolidated Financial Statements of December 31, 2006 and 2005—Note 2”. These principles and procedures differ in certain material respects from generally accepted accounting principles in the United States.

We recognize interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans and debt securities, other than those collateralized with security deposits or guaranteed by financial institutions, is recognized on a cash basis. Interest expense is recorded on an accrual basis.

We classify securities that are actively and frequently bought and sold as trading securities. We classify debt securities with fixed or determinable payments and fixed maturities, and which we intend to hold to maturity, as held-to-maturity securities. We classify investments that are categorized as neither trading securities nor held-to-maturity securities as available-for-sale securities. We record our trading and available-for-sale securities, except for non-marketable equity securities classified as available-for-sale securities, at market value. We record our non-marketable equity securities classified as available-for-sale securities at the cost of acquisition. We record held-to-maturity securities at amortized cost. We recognize impairment losses on securities in current operations when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

We record debenture issuance costs as discounts on debentures and amortize them over the maturity period of the debentures using the effective interest method.

We record our equity investments in companies in which we exercise significant control or influence by using the equity method, pursuant to which we account for adjustments in the value of our investments resulting from changes to the investee’s net asset value.

We record the value of our premises and equipment on our balance sheet on the basis of a revaluation conducted as of July 1, 1998. The Minister of Finance and Economy approved the revaluation in accordance with applicable Korean law. We value additions to premises and equipment since such date at cost.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors of

The Export-Import Bank of Korea:

We have audited the accompanying non-consolidated balance sheets of The Export-Import Bank of Korea (the “Bank”) as of December 31, 2006 and 2005, and the related non-consolidated statements of income, appropriations of retained earnings and cash flows for the years then ended, all expressed in Korean Won. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2006 and 2005, and the results of its operations, changes in its retained earnings and cash flows for the years then ended, in conformity with accounting principles generally accepted in the Republic of Korea (See Note 2).

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying financial statements are not intended to present the financial position, results of operations and cash flows in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices used in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

Deloitte Anjin LLC

Seoul, Korea

January 19, 2007

Notice to Readers

This report is effective as of January 19, 2007, the auditors’ report date. Certain subsequent events or circumstances may have occurred between the auditors’ report date and the time the auditors’ report is read. Such events or circumstances could significantly affect the accompanying financial statements and may result in modifications to the auditors’ report.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED BALANCE SHEETS

As of December 31, 2006 and 2005

	Korean Won
	2006		2005
	(In millions)
ASSETS
Due from banks (Notes 3, 16, 20 and 22)	(Won)	134,494	(Won)	44,047
Securities (Notes 4, 16 and 20)		2,557,857		3,214,932
Loans (Notes 5, 6, 16, 20 and 21)		15,050,506		12,188,754
Adjustment on loans in foreign currencies (Note 5)		(8,314)		(7,313)
Allowance for possible loan losses (Note 6)		(643,400)		(570,161)
Fixed assets (Note 7)		43,390		45,263
Other assets (Notes 8 and 15)		313,940		240,243

	(Won)	17,448,473	(Won)	15,155,765

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Borrowings (Notes 9, 16 and 20)	(Won)	1,786,976	(Won)	651,249
Debentures (Notes 10, 16, 20 and 21)		10,011,761		8,570,536
Other liabilities (Notes 2, 11, 12, 13, 15 and 19)		889,802		1,055,592

		12,688,539		10,277,377

SHAREHOLDERS’ EQUITY:
Capital stock (Note 14)		3,305,755		3,295,755
Retained earnings (Net income of (Won)168,316 million in 2006 and (Won)224,491 million in 2005) (Note 14)		841,572		687,027
Capital adjustments (Note 4)		612,607		895,606

		4,759,934		4,878,388

	(Won)	17,448,473	(Won)	15,155,765

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF INCOME

For the years ended of December 31, 2006 and 2005

	Korean Won
	2006		2005
	(In millions)
OPERATING REVENUES:
Interest income (Notes 16 and 21):
Interest on due from banks	(Won)	4,260	(Won)	1,949
Interest on available-for-sale securities		761		834
Interest on held-to-maturity securities		450		1,177
Interest on loans		736,121		510,112

		741,592		514,072

Commission income (Note 21)		134,321		124,227

Other operating income:
Dividends on available-for-sale securities		8,993		6,382
Foreign exchange trading income		22,433		94,397
Gain on financial derivatives trading		72,433		59,626
Gain on valuation of financial derivatives (Note 15)		97,086		70,329
Gain on valuation of fair value hedged items		12,587		53,182
Reversal of acceptance and guarantee losses (Note 12)		—		11,366
Other operating income		—		67

		213,532		295,349

Total operating revenues		1,089,445		933,648

OPERATING EXPENSES:
Interest expenses (Notes 16 and 21):
Interest on borrowings		22,461		13,532
Interest on call money		32,782		11,146
Interest on debentures		433,391		367,651

		488,634		392,329

Commission expense		1,767		1,625

Other operating expenses:
Provision for possible loan losses (Note 6)		123,430		140,374
Provision for acceptance and guarantee losses (Note 12)		45,026		—
Provision for unused credit line of loan commitments (Note 12)		256		27,597
Foreign exchange trading losses		109,367		13,960
Loss on financial derivatives trading		126,136		77,551
Loss on valuation of financial derivatives (Note 15)		16,619		138,521
Loss on valuation of fair value hedged items		25,050		24,997
Other operating expenses		439		17

		446,323		423,017

General and administrative expenses (Note 17)		105,668		99,583

Total operating expenses		1,042,392		916,554

OPERATING INCOME		47,053		17,094

NON-OPERATING INCOME (Notes 4 and 18)		189,661		290,316
NON-OPERATING EXPENSES (Notes 4 and 18)		5,041		1,135

ORDINARY INCOME		231,673		306,275
EXTRAORDINARY ITEM		—		—

NET INCOME BEFORE INCOME TAX		231,673		306,275
INCOME TAX EXPENSE (Note 19)		63,357		81,784

NET INCOME	(Won)	168,316	(Won)	224,491

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF APPROPRIATIONS OF RETAINED EARNINGS

For the years ended December 31, 2006 and 2005

	Korean Won
	2006		2005
	(In millions)
RETAINED EARNINGS BEFORE APPROPRIATIONS:
Retained earnings carried over from prior year	(Won)	—	(Won)	—
Net income		168,316		224,491

		168,316		224,491

APPROPRIATIONS:
Legal reserve		33,663		44,898
Voluntary reserve		117,821		165,822
Dividends (Note 14)		16,832		13,771

		168,316		224,491

UNAPPROPRIATED RETAINED EARNINGS TO BE CARRIED FORWARD TO SUBSEQUENT YEAR	(Won)	—	(Won)	—

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended of December 31, 2006 and 2005

	Korean Won
	2006		2005
	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	(Won)	168,316	(Won)	224,491

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for possible loan losses		123,430		140,374
Provision for acceptance and guarantee losses		45,026		—
Provision for unused credit line of loan commitments		256		27,597
Foreign exchange trading losses		109,367		13,960
Loss on financial derivatives trading		126,136		77,551
Loss on valuation of financial derivatives		16,619		138,521
Loss on valuation of fair value hedged items		25,050		24,997
Depreciation		3,888		4,045
Amortization		1,788		1,656
Provision for severance benefits		6,337		6,900
Amortization of bond discounts		30,192		91,309
Loss on disposal of tangible assets		44		73
Loss on disposal of available-for-sale securities		4		—
Loss on redemption of available-for-sale securities		858		—
Impairment loss of available-for-sale securities		479		—
Loss on disposal of loans		47		—
Other non-operating expenses		153		—
Foreign exchange trading income		(22,433)		(94,397)
Gain on financial derivatives trading		(72,433)		(59,626)
Gain on valuation of financial derivatives		(97,086)		(70,329)
Gain on valuation of fair value hedged items		(12,587)		(53,182)
Reversal of acceptance and guarantee losses		—		(11,366)
Amortization of bond premium		(1,213)		(1,184)
Gain on disposal of tangible assets		(31)		(21)
Gain on disposal of available-for-sale securities		(184,369)		(260,689)
Gain on valuation of securities using the equity method		(4,564)		(3,656)
Amortization of present value discount		(5,578)		(8,467)

		89,380		(35,934)

(Continued)

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For the years ended of December 31, 2006 and 2005

	Korean Won
	2006		2005
	(In millions)
Changes in assets and liabilities resulting from operations:
Net increase in accrued income	(Won)	(48,572)	(Won)	(40,269)
Net increase in deferred income tax assets		—		(17,897)
Net increase (decrease) in payables		(84,787)		67,286
Net increase in accrued expenses		47,842		44,962
Net increase in deferred income tax liabilities		27,069		—
Net increase in deferred revenue		27,380		33,387
Net decrease in export taxes		(1,419)		—
Payment of severance benefits		(1,778)		(2,329)
Net decrease in unpaid foreign exchange liabilities		(84,095)		(83,943)
Others, net		2,753		(31,903)

		(115,607)		(30,706)

Net cash provided by operating activities		142,089		157,851

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans		(3,009,327)		(2,052,519)
Net decrease in available-for-sale securities		443,902		408,398
Net decrease in held-to-maturity securities		8,104		70,514
Net decrease in securities using the equity method		—		7,632
Net decrease (increase) in financial derivatives		(33,503)		11,289
Net increase in other assets		(7,481)		(6,289)

Net cash used in investing activities		(2,598,305)		(1,560,975)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in foreign borrowings		920,233		(344,514)
Net increase (decrease) in call money		215,494		(102,828)
Net increase in debentures		152,632		481,515
Net increase in foreign debentures		1,259,615		1,325,044
Net increase in capital		10,000		20,000
Payment of dividends		(13,771)		(1,550)

Net cash provided by financing activities		2,544,203		1,377,667

NET INCREASE (DECREASE) IN DUE FROM BANKS		87,987		(25,457)

DUE FROM BANKS, BEGINNING OF THE YEAR		44,047		69,504

DUE FROM BANKS, END OF THE YEAR (Note 22)	(Won)	132,034	(Won)	44,047

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2006 and 2005

1.    General:

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under the Export-Import Bank of Korea Act (the “EXIM Bank Act”) to engage in facilitating export and import transactions, overseas investments and overseas resources development through the extension of loans and other financial facilities. The Bank has eleven domestic branches, four overseas subsidiaries and twelve overseas offices as of December 31, 2006.

The Bank has (Won) 4,000,000 million of authorized capital and as of December 31, 2006, its paid-in capital is (Won) 3,305,755 million through several capital increases. The Bank is owned by the Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”) and Korea Development Bank with 60.11%, 35.24% and 4.65% shareholding, respectively, as of December 31, 2006.

The Bank, as an agent of the Government, has managed The Economic Development Cooperation Fund and the Inter-Korean Cooperation Fund (the “Funds”) since June 1987 and March 1991, respectively. The Funds are managed under separate accounts from the Bank’s own accounts and not included in the accompanying non-consolidated financial statements. The related management commissions are received from the Government.

2.    Summary of Significant Accounting Policies:

Basis of Non-consolidated Financial Statement Presentation

The Bank maintains its official accounting records in Korean Won and prepares statutory non-consolidated financial statements in the Korean language (Hangul) in conformity with the accounting principles and banking accounting standards generally accepted in the Republic of Korea. Certain accounting principles and banking accounting standards applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles and banking accounting practices in other countries. Accordingly, these non-consolidated financial statements are intended for use by those who are informed about Korean accounting principles and practices. The accompanying financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language non-consolidated financial statements. Certain information included in the Korean language financial statements, but not required for a fair presentation of the Bank's financial position, results of operations or cash flows, is not presented in the accompanying financial statements.

The significant accounting policies followed by the Bank in preparing the accompanying financial statements are summarized below.

Interest Income Recognition

The Bank applies the accrual basis in recognizing interest income related to deposits, loans and securities, except for non-secured uncollectible receivables. Interest on loans, whose principal or interest is past due at the balance sheet date, is generally not accrued, with the exception of interest on certain loans secured by guarantee of governments or government agencies, or collateralized by bank

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

deposits. When a loan is placed on non-accrual status, previously accrued interest is generally reversed and deducted from current interest income; and future interest income is recognized on cash basis in accordance with the accounting standards of the banking industry. As of December 31, 2006 and 2005, the accrued interest income not recognized in the accompanying financial statements based on the above criteria, amounted to (Won)16,373 million and (Won)7,342 million, respectively.

Classification of Securities

At acquisition, the Bank classifies securities into one of the following categories: trading, available-for-sale, held-to-maturity and securities using the equity method, depending on marketability, acquisition purpose and ability to hold. Debt and equity securities that are bought and held for the purpose of selling them in the near term and actively traded over-the-counter are classified as trading securities. Debt securities with fixed and determinable payments and fixed maturity that an enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities. Securities that should be valuated with the equity method are classified as securities using the equity method. Debt and equity securities not classified as the above are categorized as available-for-sale securities.

If the objective and ability to hold securities of the Bank change, available-for-sale securities can be reclassified as held-to-maturity securities and vice-versa. However, if the Bank sells held-to-maturity securities or requires the issuer to redeem the securities early in the current year and the proceeding two years, or if it reclassifies held-to-maturity securities as available-for-sale securities, all debt securities that are owned or purchased cannot be classified as held-to-maturity securities. On the other hand, trading securities cannot be re-categorized as available-for-sale or held-to-maturity securities and the other categories cannot be reclassified as trading securities. Nevertheless, trading securities can be reclassified as available-for-sale securities only when the fair value of the trading securities cannot be readily determinable.

Valuation of Securities

(1)    Valuation of Trading Securities

Trading equity and debt securities are initially recognized at acquisition cost plus incidental expenses determined by the individual moving average method or individual method. When the face value of trading debt securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over the remaining term of the securities. After initial recognition, trading securities are valued at fair value if the fair value of trading securities differs from its acquisition cost. The carrying value is adjusted to the fair value and the resulting valuation gain or loss is charged to current operations.

(2)    Valuation of Held-to-maturity Securities

Held-to-maturity securities are initially recognized at acquisition cost plus incidental expenses, determined by the individual method. After initial recognition, held-to-maturity securities are valued at amortized cost. The effective interest method is applied to amortize the difference between the face value and the acquisition cost over the remaining term of the securities. If

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

collectible value is below the acquisition cost and pervasive evidence of impairment exists, the carrying value is adjusted to fair value and the resulting valuation loss is charged to current operations.

(3)    Valuation of Available-for-sale Securities

Available-for-sale securities are initially recognized at acquisition cost plus incidental expenses, determined by the individual moving average method or individual method. After initial recognition, the effective interest method is applied to amortize the difference between the face value and the acquisition cost over the remaining term of the available-for-sale debt security. Available-for-sale equity securities are valued at fair value, and the net unrealized gain or loss is presented as gain or loss on valuation of available-for-sale securities in capital adjustments. Accumulated capital adjustment of securities is charged to current operations in lump sum at the time of disposal or impairment recognition. Non-marketable equity securities are stated at acquisition cost on the accompanying financial statements if the fair value of the securities is not credibly determinable.

For available-for sale equity securities, if the decline in the fair value of equity securities is below the acquisition cost and pervasive evidence of impairment exists, the carrying value is adjusted to fair value and the resulting valuation loss is charged to current operations. For available-for-sale debt securities, if the decline in the collectible value of debt securities is below the amortized cost and pervasive evidence of impairment exists, the carrying value is adjusted to collectible value and the resulting valuation loss is charged to current operations. With respect to impaired securities, any unrealized valuation gain or loss of securities previously included in the capital adjustment account is reversed.

(4)    Valuation of Securities Using the Equity Method

Investments in equity securities of the investee of which the Bank is able to exercise significant influence over by participating in the financial and operating policy decisions of the investee are accounted for using the equity method. The Bank’s share of the profit or the loss of the investees is recognized in the Bank’s profit or loss. If the changes in the investee’s retained earnings are generated from the investee’s correction of significant errors, of which impact on the Bank’s financial statements is not significant, the changes are reflected as gain or loss on valuation of securities using the equity method in current operations. In addition, if the changes in the investee’s retained earnings are generated from the investee’s accounting changes, the changes are reflected as positive or negative changes in retained earnings from the application of the equity method in the retained earnings of the Bank. Changes in the capital surplus or other capital accounts of the investee are reflected as positive or negative changes in capital from the application of the equity method in the capital adjustment of the Bank.

(5)    Recovery of Loss on Impairment of Available-for-Sale Securities and Held-to-Maturity Securities

For available-for-sale securities, the recovery is recorded in non-operating income up to the amount of the previously recognized impairment loss as recovery of loss on impairment of available-for-sale securities and any excess is included in the capital adjustment account as gain

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

on valuation of available-for-sale securities. However, if increase in the fair value of the impaired securities is not regarded as the recovery of the impairment, the increase in the fair value is recorded as gain or loss on valuation of available-for-sale securities in capital adjustments. For non-marketable equity securities, which were impaired based on the net asset fair value, the recovery is recorded up to their acquisition cost. For held-to-maturity securities, the recovery is recorded in non-operating income up to the amount of the previously recognized impairment loss as recovery of loss on impairment of held-to-maturity securities.

(6)    Reclassification of Securities

When held-to-maturity securities are reclassified as available-for-sale securities, those securities are stated at the fair value on the reclassification date and the difference between the fair value and book value are accounted on the capital adjustment account as gain or loss on valuation of available-for-sale securities. When available-for-sale securities are reclassified as held-to-maturity securities, gain or loss on valuation of available-for-sale securities, which had been recorded until the reclassification date, continue to be stated on the capital adjustment account and is amortized using the effective interest rate and charged to interest income upon maturity. The difference between the fair value on the reclassification date and face value of the securities reclassified as held-to-maturity securities is amortized using the effective interest rate and charged to interest income.

Allowance for Loan Losses

The Supervisory Regulation of Banking Business (the “Supervisory Regulation”) legislated by the Financial Supervisory Commission (FSC) requires the Bank to classify all credits into five categories as normal, precautionary, substandard, doubtful, or estimated loss based on borrowers’ repayment capability using Forward Looking Criteria (the “FLC”) as well as past due period and status of any bankruptcy proceedings. The Supervisory Regulation also requires the Bank to provide the minimum rate of loan loss provision for each category balance using the prescribed minimum percentages. Based on the standards, the Bank generates the credit ratings considering the borrowers’ industry risk, individual credit risk and financial risk based on the FLC as follows:

Classification	Credit ratings	Provision rates
Normal	P1~P6	0.70% or more
Precautionary	SM	15% or more
Substandard	S	40% or more
Doubtful	D	90% or more
Estimated loss	F	100%

Provisions are applied to all loans excluding call loans and inter-bank loans, which are classified as ‘normal’.

The Bank modified the provision method for normal loans in the prior year. Loans classified as normal have been subdivided into domestic loans and overseas loans. The former was again subdivided into small and medium-sized business loans and big enterprise loans. The allowance was assessed

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

based on the rate of basic provision and default risk by maturity (the variation of accumulated average bankruptcy rates for periods assessed by domestic credit rating agencies). The rate of basic allowance for small and medium-sized business loans was computed using the historical loss experience rate based on the loss experience for the past seven years. However, the domestic banks’ average provision rate for normal loans is applied to the allowance for big enterprise loans due to the lack of statistical significance of the difference between the historical loss experience rate and actual rate of losses on credits. The allowance for overseas normal loans is assessed based on the sovereign credit ratings and type of borrowers (public or private). The provisions are the differences between the discounted value of the sovereign loans and the present value of the risk-free loan with the same conditions. The applied rate for private business is one grade lower than the rate for the public business with the same credit risk. In addition, the Bank provided additional allowance for the top 5 businesses loan and for the 5 sovereign loans in terms of its balance whose credit ratings are lower than D+ in regards with sovereignty considering the credit centralization risk in terms of borrowers’ sovereignty and business.

Pursuant to the amended Supervisory Regulation, the Bank changed the provision method of allowance for loan losses on the confirmed acceptance and guarantee. The Bank additionally provided allowance for unconfirmed acceptance and guarantee, and for unused credit line of loan commitments since January 1, 2005. Due to the aforementioned changes, allowance for loan losses and unused credit line of loan commitments increased by (Won) 186,852 million and (Won) 27,597 million, respectively and allowance for loan losses on confirmed and unconfirmed acceptances and guarantees decreased by (Won) 40,607 million as of December 31, 2005, and income before income tax decreased by (Won)173,842 million in 2005.

Restructuring of Loans

The equity interest in the debtors, net of real estates and/or other assets received as full or partial satisfaction of the Bank’s loans, collected through reorganization proceedings, court mediation or debt restructuring agreements of parties concerned, is recorded at fair value at the time of the restructuring. In cases where the fair value of the assets received are less than the book value of the loan (book value before allowances), the Bank offsets first the book value against allowances for loans and then recognizes provisions for loans. Impairment losses for loans that were restructured in a troubled debt restructuring involving a modification of terms are computed by the difference between the present value of future cash flows under debt restructuring agreements discounted at effective interest rates at the time when loans are originated and the book value before allowances for loans. If the amount of allowances already established is less than the impairment losses under the workout plans, the Bank establishes additional allowances for the difference. Otherwise, the Bank reverses the allowances for loan losses.

Valuation of Receivables and Payables at Present Value

Receivables and payables incurred through long-term installment transactions, long-term borrowing and lending transactions, and other similar transactions are stated at the present value of expected future cash flows, unless the difference between nominal value and present value is immaterial. Present value discount or premium is amortized using the effective interest rate method and credited or charged to interest income or interest expense.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

Valuation and Depreciation of Tangible Assets

Tangible assets included in fixed assets are stated at acquisition cost or production cost including the incidental expenses and capital expenditures, except for assets revalued upward in accordance with the Asset Revaluation Law of Korea. Routine maintenance and repairs are expensed as incurred. Expenditures that result in the enhancement of the value or extension of the useful lives of the facilities involved are capitalized as additions to tangible assets.

Depreciation is computed using the declining-balance method (straight-line method for buildings purchased since January 1, 1995 and leasehold improvements) based on the estimated useful lives of the assets as prescribed by the Corporate Income Tax Law of Korea as follows:

Years
Buildings	10~60
Vehicles	4
Furniture and fixtures	4~20

Valuation and Amortization of Intangible Assets

Intangible assets included in fixed assets are recorded at the production cost or purchase cost, plus incidental expenses and capital expenditures, and deducted by purchase discount, if any. Expenditures incurred in conjunction with the development of new products or technology and others, in which the elements of costs can be individually identified and future economic benefits expected, are capitalized as development costs under intangible assets. Intangible assets are amortized using the reasonable amortization method over the reasonable useful life under 5 years for development costs and other intangible assets.

Recognition of Asset Impairment

When the book value of assets (except for trading securities, available for securities and assets valued at present value) exceeds the recoverable value of the assets due to obsolescence, physical damage or a sharp decrease in market value and the difference is material, those assets are adjusted to recoverable value in the balance sheet and the resulting impairment loss is charged to current operations. If the recoverable value of the assets increases in subsequent years, the increase in value is credited to operations as a gain until the recoverable value equals the book value of the assets before the impairment loss was recognized.

Amortization of Discount (Premium) on Debentures

Discount or premium on debentures issued is amortized over the period from issuance to maturity using the effective interest rate method. Amortization of discount or premium is recognized as interest expense or interest income on the debentures.

Accrued Severance Benefits

Employees and directors with more than one year of employment are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

employment and rate of pay at the time of termination. The accrued severance benefits that would be payable assuming all eligible employees and directors were to resign amount to (Won)27,509 million and (Won)22,950 million as of December 31, 2006 and 2005, respectively. The accrued severance benefits are included in other liabilities.

The Bank had deposited the partial amount of future estimated severance benefits in National Pension Fund in accordance with the former National Pension Law. These are recorded as contra accounts of accrued severance benefits of the Bank (See Note 11).

Accounting for Financial Derivative Instruments

The Bank accounts for financial derivative instruments pursuant to the Interpretations on Financial Accounting Standards 53-70 on accounting for financial derivative instruments. Financial derivative instruments are classified as used for trading activities or for hedging activities according to their transaction purpose. All derivative instruments are accounted for at fair value with the valuation gain or loss recorded as an asset or a liability. If the derivative instrument is not part of a transaction qualifying as a hedge, the adjustment to fair value is reflected in current operations.

The accounting for derivative transactions that are part of a qualified hedge based both on the purpose of the transaction and on meeting the specified criteria for hedge accounting differs depending on whether the transaction is a fair value hedge or a cash flow hedge. Fair value hedge accounting is applied to a derivative instrument designated as hedging the exposure to changes in the fair value of an asset or a liability or a firm commitment (hedged item) that is attributable to a particular risk. The gain or loss both on the hedging derivative instruments and on the hedged item attributable to the hedged risk is reflected in current operations. Cash flow hedge accounting is applied to a derivative instrument designated as hedging the exposure to variability in expected future cash flows of an asset or a liability or a forecasted transaction that is attributable to a particular risk. The effective portion of gain or loss on a derivative instrument designated as a cash flow hedge is recorded as a capital adjustment and the ineffective portion is recorded in current operations. The effective portion of gain or loss recorded as a capital adjustment is reclassified to current earnings in the same period during which the hedged forecasted transaction affects earnings.

Income Tax Expense

Income tax expense is the amount currently payable for the period added to or deducted from the changes in deferred income taxes. However, deferred income tax assets are recognized only if the future tax benefits from accumulated temporary differences and any tax loss carryforwards are realizable. The difference between the amount currently payable for the period and income tax expense is accounted for as deferred income tax assets or liabilities, which will be charged or credited to income tax expense in the period each temporary difference reverses in the future. Deferred income tax assets or liabilities are calculated based on the expected tax rate to be applied at the reversal period of the related assets or liabilities. Tax payable and deferred income tax assets or liabilities with regards to certain items are charged or credited directly to related components of shareholders’ equity.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

Accounting for Foreign Currency Transactions and Translation

The Bank maintains its accounts in Korean Won. Transactions in foreign currencies are recorded in Korean Won based on the prevailing rate of exchange on the transaction date. The Korean Won equivalent of assets and liabilities denominated in foreign currencies are translated in these financial statements based on the basic rate ((Won) 929.60 and (Won) 1,013.00 to USD 1.00 at December 31, 2006 and 2005, respectively) announced by Seoul Money Brokerage Service, Ltd. or cross rates for other currencies other than U.S. Dollars at the balance sheet dates. Translation gains and losses are credited or charged to operations. Financial statements of overseas branches are translated based on the basic rate at the balances sheet dates.

Application of the Statement of Korea Accounting Standards

The Korea Accounting Standard Board (KASB) under the Korea Accounting Institute (KAI) issued Statements of Korea Accounting Standards (SKAS) for achieving a set of Korean accounting standards that are internationally acceptable and comparable. The Bank has implemented SKAS No.1 (Accounting Changes and Correction of Errors) through No.17 (Provisions, Contingent Liabilities and Contingent Assets) (excluding No.11 and No.14) on or before January 1, 2005. Also, the Bank has additionally implemented SKAS No.19 (Lease) and No.20 (Related Party Disclosures) prospectively since January 1, 2006.

Earning Per Share

Earning per share is not computed because the capital of the Bank does not stem from stock issuance.

Reclassification

Certain accounts of the prior period were reclassified to conform to the current period’s presentation for comparative purposes; however, reclassifications had no effect on the previously reported prior period net income or shareholders’ equity of the Bank.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

3.    Due from Banks:

(1)	Due from banks in local currency and foreign currencies as of December 31, 2006 and 2005 were as follows (Won in millions):

	Financial institution	Interest (%)	2006		2005
Local currency:
Due from BOK	BOK	—	(Won)	53	(Won)	12
Current deposits	KEB and others	—		937		882
Time deposits	Woori Bank	4.68		2,000		—
Others	SC First Bank and others	3.62~4.31		64,860		5,000

				67,850		5,000

Foreign currency:
Current deposits	KEB	—		7,618		7,976
Time deposits	KEB	5.28		37,184		—
Demand deposits	Bank of New York and others	3.00~5.00		18,191		28,923
Off-shore due from banks on demand	JP Morgan Chase Bank, N.A., New York and others	—		3,651		1,254

				66,644		38,153

			(Won)	134,494	(Won)	44,047

(2)	Restricted due from banks as of December 31, 2006 and 2005 were as follows (Won in millions):

	Financial institution	Interest (%)	2006		2005
Due from bank in local currency(*):
Time deposits	Woori Bank	4.68	(Won)	2,000	(Won)	—
Others	Industrial Bank of Korea	3.62		460		—

			(Won)	2,460	(Won)	—

(*)	The deposit in Won is the amount remaining after settling the principal of the Daewoo Poland FSO loan with the proceeds from the sale of the related collateral (shares of Doosan Infracore Co., Ltd). This deposit is restricted for the settlement of additional incidental costs (legal costs and others) arising from the aforementioned loan.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(3)	Due from banks by financial institution as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006						2005
	Local currency		Foreign currencies		Total		Local currency		Foreign currencies		Total
Banks	(Won)	67,850	(Won)	66,625	(Won)	134,475	(Won)	5,894	(Won)	38,153	(Won)	44,047
Others		—		19		19		—		—		—

	(Won)	67,850	(Won)	66,644	(Won)	134,494	(Won)	5,894	(Won)	38,153	(Won)	44,047

(4)	The maturities of due from banks as of December 31, 2006 were as follows (Won in millions):

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Total
Due from bank in local currency	(Won)	65,850	(Won)	—	(Won)	2,000	(Won)	67,850
Due from bank in foreign currencies		29,460		—		37,184		66,644

	(Won)	95,310	(Won)	—	(Won)	39,184	(Won)	134,494

4.    Securities:

(1)	Securities as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Available-for-sale securities:
Marketable equity securities	(Won)	1,349,646	(Won)	1,981,867
Unlisted equity securities		1,106,046		1,123,346
Equity investment		1,276		1,276
Government and public bonds		1		1
Securities in foreign currencies		10,332		11,469
Beneficiary certificates		—		1,366

		2,467,301		3,119,325

Held-to-maturity securities:
Securities in foreign currencies		—		8,104

Securities using the equity method		90,556		87,503

	(Won)	2,557,857	(Won)	3,214,932

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(2)	Marketable equity securities as of December 31, 2006 and 2005 were as follows (Won in millions):

2006

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
KEB	40,314,387	6.25	(Won)	568,433	(Won)	518,040
Daewoo International Corporation(*1)	10,996,400	11.58		420,612		369,006
SK Networks Co., Ltd.(*1)	12,891,100	5.39		131,206		297,037
Industrial Bank of Korea	8,501,153	2.10		149,195		145,795
Hyundai Corporation(*1)	1,031,600	4.62		18,940		19,695
DKME Co., Ltd.(*1)	6,200	0.11		95		73

			(Won)	1,288,481	(Won)	1,349,646

(*1)	The securities were restricted to sale as of December 31, 2006.

In 2006, 49,485,973 shares of 5 companies including 49,134,208 shares of KEB were disposed for (Won) 443,737 million and its gain on disposal of available-for-sale securities amounting to (Won)184,369 million was recorded in non-operating expenses.

2005

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
KEB	89,448,595	13.87	(Won)	769,258	(Won)	1,261,225
Daewoo International Corporation(*1)	10,996,400	11.58		114,363		420,612
Industrial Bank of Korea	8,501,153	2.10		61,718		149,195
SK Networks Co., Ltd.(*1)	12,891,100	5.44		86,834		131,206
Hyundai Corporation(*1)	1,031,600	4.62		2,746		18,940
Daewoo Precision Industries Co., Ltd.	23,100	0.24		398		431
Others	38,079	—		185		258

			(Won)	1,035,502	(Won)	1,981,867

(*1)	The securities were restricted to sale as of December 31, 2005.

In 2005, 32,000,000 shares of Industrial Bank of Korea were disposed for (Won) 420,608 million ((Won)13,144 per share) and its gain on disposal of available-for-sale securities amounting to (Won)260,608 million was recorded in non-operating expenses.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(3)	Unlisted equity securities as of December 31, 2006 and 2005 were as follows (Won in millions):

2006

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Highway Corp.	95,000,000	5.20	(Won)	950,000	(Won)	950,000
Industrial Bank of Korea (Preferred stock)	6,210,000	11.69		103,539		101,179
SK Networks Co., Ltd. (Preferred stock)	787,433	9.64		49,465		53,321
Korea Ship Finance	254,000	14.99		1,270		1,270
Daewoo Electronics Corp.	224,580	0.21		791		263
Others	4,959	—		4		13

			(Won)	1,105,069	(Won)	1,106,046

As of December 31, 2006, the Bank valuated the shares of Industrial Bank of Korea (Preferred stock), SK Networks Co., Ltd. (Preferred stock) and Daewoo Electronics Corp. at fair value based on the report of external evaluation agencies. The remaining shares were recorded at acquisition costs since the fair value was difficult to assess. The shares of SK Networks Co., Ltd. (Preferred stock) and Daewoo Electronics Corp. are restricted to sale as of December 31, 2006.

2005

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Highway Corp.	95,000,000	5.20	(Won)	950,000	(Won)	950,000
Industrial Bank of Korea (Preferred stock)	6,210,000	11.69		42,830		103,539
SK Networks Co., Ltd. (Preferred stock)	1,077,804	9.70		59,562		67,705
Korea Ship Finance	254,000	14.99		1,270		1,270
Daewoo Electronics Corp.	224,580	0.21		1,024		791
Daewoo Precision Industries Co., Ltd. (Preferred stock)	7,700	0.28		39		39
Others	41,753	—		2		2

			(Won)	1,054,727	(Won)	1,123,346

As of December 31, 2005, the Bank valuated the shares of Industrial Bank of Korea (Preferred stock) and Daewoo Electronics Corp. at fair value based on the report of external evaluation agencies. The remaining shares were recorded at acquisition costs since the fair value was difficult to assess. The 50,000,000 shares of Korea Highway Corp. invested by the Government were recorded at the higher of the face value ((Won) 10,000 per share) or the fair value at the investment date in accordance with article 4.6 of the Investment in Kind of National Property Act. The shares of SK Networks Co., Ltd. (Preferred stock) and Daewoo Electronics Corp. are restricted to sale as of December 31, 2005.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(4)	Equity investment as of December 31, 2006 and 2005 were as follows (Won in millions):

2006

	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Asset Management Corporation	0.47	(Won)	1,220	(Won)	1,220
Korea Money Broker Corporation	0.56		56		56

		(Won)	1,276	(Won)	1,276

2005

	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Asset Management Corporation	0.47	(Won)	1,220	(Won)	1,220
Korea Money Broker Corp.	0.56		56		56

		(Won)	1,276	(Won)	1,276

(5)	Government and public bonds in debt securities as of December 31, 2006 and 2005 were as follows (Won in millions):

2006

	Acquisition cost		Fair value		Book value
Government and public bonds	(Won)	1	(Won)	1	(Won)	1

2005

	Acquisition cost		Fair value		Book value
Government and public bonds	(Won)	1	(Won)	1	(Won)	1

(6)	Securities in foreign currencies in debt securities as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006				2005
	Acquisition cost		Book value		Acquisition cost		Book value
Foreign securities	(Won)	10,183	(Won)	10,332	(Won)	10,442	(Won)	11,469

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(7)	Beneficiary certificates as of December 31, 2005 were as follows (Won in millions):

	Face value		Fair value (Book value)
Daewoo Motor Co., Ltd.	(Won)	1,351	(Won)	1,351
Daewoo Commercial Vehicles., Ltd.		15		15

	(Won)	1,366	(Won)	1,366

(8)	Held-to-maturity securities as of December 31, 2005 were as follows (Won in millions):

	Acquisition cost		Adjusted by effective interest rate method		Book value
Securities in foreign currencies	(Won)	8,102	(Won)	8,104	(Won)	8,104

(9)	Securities using the equity method as of December 31, 2006 and 2005 were as follows (Won in millions):

2006

	Balance sheet date	Ownership (%)	Acquisition cost		Net asset value		Book value
KEXIM Bank UK Limited	2006.12.31	100.00	(Won)	36,482	(Won)	43,029	(Won)	43,029
KEXIM Vietnam Leasing Co.	2006.12.31	100.00		12,085		6,777		6,777
PT. KOEXIM Mandiri Finance	2006.12.31	85.00		4,548		11,693		11,477
KEXIM Asia Limited	2006.12.31	100.00		27,888		29,265		29,273

			(Won)	81,003	(Won)	90,764	(Won)	90,556

As of December 31, 2006, (Won) 4,564 million of the valuation gain on securities using the equity method and (Won) 3 million of the change in securities using the equity method incurred from changes in the capital accounts of the investees to be adjusted in capital adjustment were reflected to the book value of securities using the equity method in foreign currencies. The difference between the book value of the securities using the equity method and the net asset value of PT. KOEXIM Mandiri Finance, amounting to (Won) (216) million is the outstanding balance of negative goodwill as of December 31, 2006. The difference between the book value of the securities using the equity method and the net asset value of KEXIM Asia Limited amounted to (Won) 8 million, which was unrealized gain from inter-company transactions as of December 31, 2006.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

2005

	Balance sheet date	Ownership (%)	Acquisition cost		Net asset value		Book value
KEXIM Bank UK Limited	2005.12.31	100.00	(Won)	34,935	(Won)	39,639	(Won)	39,639
KEXIM Vietnam Leasing Co.	2005.12.31	100.00		13,169		7,140		7,140
PT. KOEXIM Mandiri Finance	2005.12.31	85.00		4,557		10,636		10,348
KEXIM Asia Limited	2005.12.31	100.00		30,390		30,368		30,376

			(Won)	83,051	(Won)	87,783	(Won)	87,503

As of December 31, 2005, (Won) 3,656 million of the valuation gain on securities using the equity method and (Won) 198 million of the change in securities using the equity method incurred from changes in the capital accounts of the investees to be adjusted in capital adjustment were reflected to the book value of securities using the equity method in foreign currencies. The difference between the book value of the securities using the equity method and the net asset value of PT. KOEXIM Mandiri Finance, amounting to (Won) (288) million is the outstanding balance of negative goodwill as of December 31, 2005. The difference between the book value of the securities using the equity method and the net asset value of KEXIM Asia Limited amounted to (Won) 8 million, which was unrealized gain from inter-company transactions as of December 31, 2005.

(10)	Available-for-sale securities not recorded at fair value as of December 31, 2006 were as follows (Won in millions):

	Book value		Reason
Unlisted equity securities	(Won)	951,283	Difficulty in calculation of the fair value
Equity investment		1,276	Difficulty in calculation of the fair value

	(Won)	952,559

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(11)	The securities portfolio, by county, as of December 31, 2006 and 2005 were as follows (Won in millions):

2006

	Available -for-sale securities		Held-to- maturity securities		Securities using the equity method		Total		Ratio (%)
Securities in local currency
Korea	(Won)	2,456,969	(Won)	—	(Won)	—	(Won)	2,456,969	96.06

Securities in foreign currencies
UK		—		—		43,029		43,029	1.68
Hong Kong		2,811		—		29,273		32,084	1.26
Indonesia		—		—		11,477		11,477	0.45
Vietnam		—		—		6,777		6,777	0.26
Korea		2,817		—		—		2,817	0.11
India		4,704		—		—		4,704	0.18

		10,332		—		90,556		100,888	3.94

	(Won)	2,467,301	(Won)	—	(Won)	90,556	(Won)	2,557,857	100.00

2005

	Available -for-sale securities		Held-to- maturity securities		Securities using the equity method		Total		Ratio (%)
Securities in local currency
Korea	(Won)	3,107,856	(Won)	—	(Won)	—	(Won)	3,107,856	96.67

Securities in foreign currencies
UK		—		—		39,639		39,639	1.24
Hong Kong		3,128		—		30,376		33,504	1.04
Indonesia		—		—		10,348		10,348	0.32
Vietnam		—		—		7,140		7,140	0.22
Korea		3,140		3,039		—		6,179	0.19
India		5,201		—		—		5,201	0.16
Malaysia		—		5,065		—		5,065	0.16

		11,469		8,104		87,503		107,076	3.33

	(Won)	3,119,325	(Won)	8,104	(Won)	87,503	(Won)	3,214,932	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(12)	Securities as of December 31, 2006 and 2005 were classified as follows (Won in millions):

2006

	Available -for-sale securities		Held-to- maturity securities		Securities using the equity method		Total		Ratio (%)
Stock and equity investment	(Won)	2,456,968	(Won)	—	(Won)	90,556	(Won)	2,547,524	99.60
Fixed interest rate bonds		10,333		—		—		10,333	0.40

	(Won)	2,467,301	(Won)	—	(Won)	90,556	(Won)	2,557,857	100.00

2005

	Available -for-sale securities		Held-to- maturity securities		Securities using the equity method		Total		Ratio (%)
Stock and equity investment	(Won)	3,106,489	(Won)	—	(Won)	87,503	(Won)	3,193,992	99.35
Fixed interest rate bonds		11,470		5,065		—		16,535	0.51
Floating interest rate bonds		—		3,039		—		3,039	0.10
Others		1,366		—		—		1,366	0.04

	(Won)	3,119,325	(Won)	8,104	(Won)	87,503	(Won)	3,214,932	100.00

(13)	Term structure of debt securities among available-for-sale securities as of December 31, 2006 were as follows (Won in millions):

Due in 1 years or less	Due after 1 year to 5 years		Total
(Won)10,332	(Won)	1	(Won)	10,333

(14)	Changes in valuation gain (loss) on available-for-sale securities and securities using the equity method for the year ended December 31, 2006 were as follows (Won in millions):

	Beginning balance		Increase (decrease)		Disposition		Ending balance
Securities using the equity method	(Won)	(28)	(Won)	(3)	(Won)	—	(Won)	(31)

Available-for-sale securities:
Equity securities		895,108		169,422		452,278		612,252
Debt securities		526		(140)		—		386

		895,634		169,282		452,278		612,638

	(Won)	895,606	(Won)	169,279	(Won)	452,278	(Won)	612,607

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

5.    Loans:

(1)	Loans as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Loans in local currency:
Loans for export	(Won)	2,101,265	(Won)	1,670,065
Loans for overseas investment		64,266		40,694
Loans for import		700,011		549,414
Others		216,982		216,982
Privately placed bonds		1,801		1,801
Debt for equity swap(*1)		—		469

		3,084,325		2,479,425

Loans in foreign currencies:
Loans for export		5,521,867		4,454,952
Loans for overseas investment		3,157,163		2,201,779
Trading note rediscount loans		776,828		565,399
Loans for import		599,988		645,087
Overseas funding loans		662,562		538,448
Domestic usance bills		108,720		112,825
Privately placed bonds		27,070		35,455
Inter-bank loans		41,091		62,299
Others		152		238

		10,895,441		8,616,482
Valuation adjustment of loans in foreign currencies(*2)		(8,314)		(7,313)

		10,887,127		8,609,169

Bills bought in local currency		113,637		165,699

Bills bought in foreign currencies		616,029		637,663

Advances for customers		3,520		924

Call loans:
Call loans in local currency		160,000		128,000
Call loans in foreign currencies		177,554		160,561

		337,554		288,561

	(Won)	15,042,192	(Won)	12,181,441

(*1)	Loans are expected to be swapped for equity based on the agreement of related parties. The loans are recognized at the lower of the book value of the loans or the fair value of the equities to be converted, and the difference in the values is recognized as allowances for loan losses.
(*2)	Interest rate swap was contracted to hedge the changes in the fair value of loan commitment in foreign currencies resulting from the volatility in the interest rate. The loss on valuation of loan commitment, which was confirmed, was recognized as valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(2)	Loans in local currency and foreign currencies, by customer, as of December 31, 2006 and 2005 were as follows (Won in millions):

2006

	Loans in local currency		Loans in foreign currencies		Total		Ratio (%)
Large corporations	(Won)	2,114,949	(Won)	3,561,675	(Won)	5,676,624	40.60
Small and medium-sized company(*)		969,376		749,886		1,719,262	12.30
Public and others		—		6,583,880		6,583,880	47.10

	(Won)	3,084,325	(Won)	10,895,441	(Won)	13,979,766	100.00

2005

	Loans in local currency		Loans in foreign currencies		Total		Ratio (%)
Large corporations	(Won)	1,781,687	(Won)	3,540,135	(Won)	5,321,822	47.96
Small and medium-sized company(*)		697,738		628,954		1,326,692	11.96
Public and others		—		4,447,393		4,447,393	40.08

	(Won)	2,479,425	(Won)	8,616,482	(Won)	11,095,907	100.00

(*)	Small and medium-sized company is described in Paragraph 1 of Article 2 of the Small and Medium-sized Company Law.

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

(3)	Loans, by industry, as of December 31, 2006 and 2005 were as follows (Won in millions):

2006

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	(Won)	2,671,405	(Won)	3,580,334	(Won)	338,190	(Won)	6,589,929	43.79
Finance and insurance		1,801		2,005,727		286,072		2,293,600	15.24
Transportation		46,680		3,550,697		48,804		3,646,181	24.23
Wholesale and retail		263,568		388,569		39,321		691,458	4.59
Construction		70,486		122,750		—		193,236	1.28
Real estate, renting and the related business		—		58,082		—		58,082	0.39
Public and others		30,385		1,189,282		358,353		1,578,020	10.48

	(Won)	3,084,325	(Won)	10,895,441	(Won)	1,070,740	(Won)	15,050,506	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

2005

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	(Won)	2,151,138	(Won)	2,488,263	(Won)	324,275	(Won)	4,963,676	40.72
Finance and insurance		1,801		1,674,443		163,506		1,839,750	15.09
Transportation		100		2,152,187		77,125		2,229,412	18.29
Wholesale and retail		242,506		452,891		37,540		732,937	6.01
Construction		—		242,537		—		242,537	2.00
Real estate, renting and the related business		—		59,693		—		59,693	0.49
Public and others		83,880		1,546,468		490,401		2,120,749	17.40

	(Won)	2,479,425	(Won)	8,616,482	(Won)	1,092,847	(Won)	12,188,754	100.00

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(4)	Loans, by country of borrower, as of December 31, 2006 and 2005 were as follows (Won in millions):

2006

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Asia:
Korea	(Won)	3,084,325	(Won)	3,218,125	(Won)	528,074	(Won)	6,830,524	45.38
Iran		—		824,278		180,702		1,004,980	6.68
China		—		659,177		133,591		792,768	5.27
Indonesia		—		500,603		85		500,688	3.33
India		—		326,536		1,259		327,795	2.18
Vietnam		—		162,517		10,504		173,021	1.15
Qatar		—		95,005		—		95,005	0.63
Others		—		378,672		73,659		452,331	3.00

		3,084,325		6,164,913		927,874		10,177,112	67.62

Europe:
France		—		334,745		36		334,781	2.23
Russia		—		323,694		6,140		329,834	2.19
Netherlands		—		302,338		—		302,338	2.01
Belgium		—		262,712		510		263,222	1.75
Others		—		1,365,142		95,135		1,460,277	9.70

		—		2,588,631		101,821		2,690,452	17.88

America:
USA		—		346,195		33,947		380,142	2.52
Mexico		—		163,608		—		163,608	1.09
Brazil		—		86,669		—		86,669	0.57
Others		—		735,895		3,956		739,851	4.92

		—		1,332,367		37,903		1,370,270	9.10

Africa:
Liberia		—		330,168		350		330,518	2.20
South Africa		—		3,718		1,512		5,230	0.03

		—		333,886		1,862		335,748	2.23

Oceania:
Australia and others		—		475,644		1,280		476,924	3.17

	(Won)	3,084,325	(Won)	10,895,441	(Won)	1,070,740	(Won)	15,050,506	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

2005

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Asia:
Korea	(Won)	2,479,425	(Won)	2,892,254	(Won)	412,250	(Won)	5,783,929	47.45
Iran		—		687,867		217,811		905,678	7.43
China		—		607,959		87,642		695,601	5.71
Indonesia		—		468,173		1,477		469,650	3.85
India		—		165,725		740		166,465	1.37
Vietnam		—		138,756		13,735		152,491	1.25
Japan		—		19,778		2,495		22,273	0.18
Others		—		431,810		195,569		627,379	5.15

		2,479,425		5,412,322		931,719		8,823,466	72.39

Europe:
Russia		—		321,820		3,728		325,548	2.67
UK		—		182,676		21,225		203,901	1.67
Germany		—		19,189		63		19,252	0.16
Greece		—		—		408		408	0.01
Others		—		1,201,270		110,120		1,311,390	10.76

		—		1,724,955		135,544		1,860,499	15.27

America:
USA		—		428,420		21,397		449,817	3.69
Mexico		—		237,216		706		237,922	1.95
Canada		—		19,199		57		19,256	0.16
Others		—		296,735		364		297,099	2.44

		—		981,570		22,524		1,004,094	8.24

Africa:
South Africa		—		2,533		254		2,787	0.02
Others		—		219,077		860		219,937	1.80

		—		221,610		1,114		222,724	1.82

Oceania:
Australia and others		—		276,025		1,946		277,971	2.28

	(Won)	2,479,425	(Won)	8,616,482	(Won)	1,092,847	(Won)	12,188,754	100.00

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(5)	The loans that were restructured due to court receiverships and compositions as of December 31, 2006 were as follows (Won in millions):

	Company	Amount		Allowances
Court receiverships and composition	Choongnam Spinning Co., Ltd. and 2 other companies	(Won)	6,785	(Won)	5,318
Individual agreements	Financial loan to Russia and 3 other companies		247,558		37,988

		(Won)	254,343	(Won)	43,306

(6)	Changes in the present value discounts relating to the restructured loans for the year ended December 31, 2006 were as follows (Won in millions):

	Discount rate (%)	Term (year)	Beginning balance		Increase		Decrease		Ending balance
Court receiverships and composition	2.00~4.22	2~9	(Won)	798	(Won)	155	(Won)	291	(Won)	662
Individual agreements(*1)	4.24~5.30	6~18		51,635		—		9,495		42,140

			(Won)	52,433	(Won)	155	(Won)	9,786	(Won)	42,802

(*1)	The overdue financial loans to Russia amount to USD 422 million (the principal and interest amounting to USD 262 million and USD 160 million, respectively). In accordance with the bilateral agreement between the Government and Russia, the Bank restructured the remaining loan balances of USD 299 million after exempting the interest of the relevant loans amounting to USD 123 million. As of December 31, 2006, the amounts of restructured financial loans to Russia and their present value discounts are (Won)189,154 million and (Won)34,526 million, respectively.

(7)	Term structure of loans as of December 31, 2006 was as follows (Won in millions):

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Due in 3 months or less	(Won)	924,901	(Won)	1,368,398	(Won)	755,981	(Won)	3,049,280	20.26
Due after 3 months to 6 months		1,341,581		991,001		161,161		2,493,743	16.57
Due after 6 months to 1 year		671,906		922,598		43,448		1,637,952	10.88
Due after 1 year to 2 years		59,584		566,163		13,589		639,336	4.25
Due after 2 years to 3 years		65,002		584,585		35,215		684,802	4.55
Due after 3 years to 4 years		8,551		577,116		—		585,667	3.89
Due after 4 years to 5 years		12,000		539,967		10,504		562,471	3.74
Due after 5 years		800		5,345,613		50,842		5,397,255	35.86

	(Won)	3,084,325	(Won)	10,895,441	(Won)	1,070,740	(Won)	15,050,506	100.00

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

6.    Allowances for Loan Losses:

(1)	The allowances for loan losses as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Loans in local currency	(Won)	87,506	(Won)	73,049
Loans in foreign currencies		504,808		451,649
Bills bought in local currency and foreign currencies		50,621		45,376
Advances for customers		465		87

	(Won)	643,400	(Won)	570,161

(2)	As of December 31, 2006 and 2005, loan balances and allowances for loan losses by credit risk classification were as follows (Won in millions):

2006

	Loan balance classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	2,834,348	(Won)	241,792	(Won)	—	(Won)	3,732	(Won)	4,453	(Won)	3,084,325
Loans in foreign currencies		10,597,422		235,979		3,716		8,606		8,627		10,854,350
Bills bought in local currency and foreign currencies		649,252		60,104		11,163		9,147		—		729,666
Advances for customers		773		2,747		—		—		—		3,520

	(Won)	14,081,795	(Won)	540,622	(Won)	14,879	(Won)	21,485	(Won)	13,080	(Won)	14,671,861

The present value discounts were not reflected to the amount of loans stated above. Inter-bank loans of (Won) 41,091 million and call loans of (Won) 337,554 million were excluded because these were classified as normal. The valuation adjustment of loans in foreign currencies of (Won) (8,314) million was also excluded.

	Allowance for loan losses classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	42,366	(Won)	37,156	(Won)	—	(Won)	3,531	(Won)	4,453	(Won)	87,506
Loans in foreign currencies		414,390		71,948		1,645		8,198		8,627		504,808
Bills bought in local currency and foreign currencies		20,812		16,350		4,834		8,625		—		50,621
Advances for customers		5		460		—		—		—		465

	(Won)	477,573	(Won)	125,914	(Won)	6,479	(Won)	20,354	(Won)	13,080	(Won)	643,400

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

2005

	Loan balance classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	2,245,400	(Won)	228,158	(Won)	712	(Won)	4,437	(Won)	718	(Won)	2,479,425
Loans in foreign currencies		8,203,641		306,719		19,598		17,303		6,922		8,554,183
Bills bought in local currency and foreign currencies		724,598		57,922		15,703		5,139		—		803,362
Advances for customers		843		—		—		—		81		924

	(Won)	11,174,482	(Won)	592,799	(Won)	36,013	(Won)	26,879	(Won)	7,721	(Won)	11,837,894

The present value discounts were not reflected to the amount of loans stated above. Inter-bank loans of (Won) 62,299 million and call loans of (Won) 288,561 million were excluded because these were classified as normal. The valuation adjustment of loans in foreign currencies of (Won) (7,313) million was also excluded.

	Allowance for loan losses classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	33,187	(Won)	34,648	(Won)	285	(Won)	4,211	(Won)	718	(Won)	73,049
Loans in foreign currencies		330,910		89,331		8,165		16,321		6,922		451,649
Bills bought in local currency and foreign currencies		14,995		8,136		17,399		4,846		—		45,376
Advances for customers		6		—		—		—		81		87

	(Won)	379,098	(Won)	132,115	(Won)	25,849	(Won)	25,378	(Won)	7,721	(Won)	570,161

(3)	Changes in allowances for loan losses for the years ended December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Beginning balance	(Won)	570,161	(Won)	456,945
Provision for possible loan losses		123,430		140,374
Write-off		(4,699)		(12,948)
Debt for equity swap		(485)		(3,641)
Decrease in present value discounts		(9,631)		(8,460)
Changes in exchange rates and others(*)		(35,376)		(2,109)

Ending balance	(Won)	643,400	(Won)	570,161

(*)	Changes in exchange rates and others were mainly derived from the movements in foreign currency translation on allowances for loan losses and recovery of written-off loans.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(4)	Percentage of the allowance for loan losses to loans subject to allowance for loan losses for the previous 3 years were as follows (Won in millions):

	2006		2005		2004
Loans subject to allowance for possible loan losses	(Won)	14,671,861	(Won)	11,837,894	(Won)	9,440,908
Allowances for loan losses		643,400		570,161		456,945

Percentage (%)		4.39		4.82		4.84

7.    Fixed Assets:

(1)	Tangible assets and the related accumulated depreciation as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006						2005
	Acquisition cost		Accumulated depreciation		Book value		Acquisition cost		Accumulated depreciation		Book value
Land	(Won)	4,484	(Won)	—	(Won)	4,484	(Won)	4,484	(Won)	—	(Won)	4,484
Buildings		43,633		12,800		30,833		42,976		11,300		31,676
Vehicles		1,689		1,274		415		1,571		1,028		543
Equipments		13,868		10,590		3,278		12,901		9,034		3,867

	(Won)	63,674	(Won)	24,664	(Won)	39,010	(Won)	61,932	(Won)	21,362	(Won)	40,570

(2)	The published value of land was (Won) 81,246 million and (Won) 69,060 million as of December 31, 2006 and 2005, respectively, based on the Laws on Disclosure of Land Price and Valuation of Land.

(3)	Changes in book value of tangible assets for the year ended December 31, 2006 were as follows (Won in millions):

	Beginning balance		Acquisition		Disposal		Depreciation		Ending balance
Land	(Won)	4,484	(Won)	—	(Won)	—	(Won)	—	(Won)	4,484
Buildings		31,676		657		—		1,500		30,833
Vehicles		543		206		—		334		415
Equipments		3,867		1,478		13		2,054		3,278

	(Won)	40,570	(Won)	2,341	(Won)	13	(Won)	3,888	(Won)	39,010

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(4)	Tangible assets, which have been insured as of December 31, 2006 and 2005 were as follows (Won in millions):

		2006				2005
	Insurance company	Book value		Insured amount		Book value		Insured amount
Buildings	LG Fire & Marine Insurance Co., Ltd. & others	(Won)	30,833	(Won)	27,489	(Won)	31,676	(Won)	28,711
Equipments	LG Fire & Marine Insurance Co., Ltd. & others		3,278		2,866		3,867		2,996

		(Won)	34,111	(Won)	30,355	(Won)	35,543	(Won)	31,707

In addition, the Bank’s head office building and the Global Human Resource Center are covered by gas insurance policy ((Won) 80 million per employee and a maximum coverage of (Won) 300 million per accident) and all vehicles are covered by the comprehensive auto insurances.

(5)	Intangible assets as of December 31, 2006 were as follows (Won in millions):

	Book value
Acquisition cost	(Won)	10,163
Accumulated amortization		5,783

	(Won)	4,380

(6)	Changes in intangible assets for the year ended December 31, 2006 were as follows (Won in millions):

	Book value
Beginning balance	(Won)	4,693
Increase		1,475
Amortization		1,788

Ending balance	(Won)	4,380

8.    Other Assets:

(1)	Other assets as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Guarantee deposits	(Won)	20,212	(Won)	20,360
Accounts receivable		47		567
Accrued income		188,487		139,915
Prepaid expenses		34,604		8,649
Financial derivative instruments (Note 15)		55,652		58,114
Sundry assets		14,938		12,638

	(Won)	313,940	(Won)	240,243

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(2)	Sundry assets as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Other loans	(Won)	8,557	(Won)	7,941
Other suspense payments		1,002		679
Suspense payments on credit		5		7
Others		5,374		4,011

	(Won)	14,938	(Won)	12,638

9.    Borrowings:

(1)	Borrowings as of December 31, 2006 and 2005 were as follows (Won in millions):

	Financial institution	Interest rate (%)	2006		2005
Foreign currencies:
Borrowings from banks	The Bank of Tokyo-Mitsubishi, Ltd and others	Libor + 0.07 ~0.11	(Won)	224,034	(Won)	101,300
CP	UBS AG	0.49~5.43		902,130		80,356
Off-shore borrowings	Bank of China and others	2.88~5.45		32,751		51,594
Other borrowings	Overseas banks	0.07~0.8		108,720		112,825

				1,267,635		346,075

Gain on valuation of fair value hedged items (current year portion)				(667)		(9,433)
Loss on valuation of fair value hedged items (prior year portion)				748		10,841

				1,267,716		347,483

Call money
Local currency	KB and others	4.54~4.61		300,000		—
Foreign currencies	CIMB and others	0.56~5.45		219,260		303,766

				519,260		303,766

			(Won)	1,786,976	(Won)	651,249

(2)	Borrowings from financial institutions as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006						2005
	Foreign currencies		Call money		Total		Foreign currencies		Call money		Total
Banks	(Won)	1,158,915	(Won)	519,260	(Won)	1,678,175	(Won)	233,250	(Won)	303,766	(Won)	537,016
Others		108,720		—		108,720		112,825		—		112,825

	(Won)	1,267,635	(Won)	519,260	(Won)	1,786,895	(Won)	346,075	(Won)	303,766	(Won)	649,841

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(3)	Term structure of borrowings as of December 31, 2006 was as follows (Won in millions):

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Total
Borrowings in foreign currencies	(Won)	917,073	(Won)	331,080	(Won)	19,482	(Won)	1,267,635
Call money in local currencies		300,000		—		—		300,000
Call money in foreign currencies		219,260		—		—		219,260

	(Won)	1,436,333	(Won)	331,080	(Won)	19,482	(Won)	1,786,895

10.    Debentures:

(1)	Debentures as of December 31, 2006 and 2005 were as follows (Won in millions):

	Interest rate (%)	2006		2005
Local currency:
Fixed rate debentures in local currency	4.45~5.01	(Won)	680,000	(Won)	500,000
Discount on debentures			(14,827)		(4,674)

			665,173		495,326

Foreign currencies:
Floating rates debentures in foreign currencies	Libor+0.03 ~0.35		6,095,087		1,556,881
Fixed rates debentures in foreign currencies	3.05~7.7		3,372,732		6,662,773

			9,467,819		8,219,654

Gain (Loss) on valuation of fair value hedged items (current year portion)			11,527		(49,760)
Gain on valuation of fair value hedged items (prior year portion)			(84,040)		(41,823)

			9,395,306		8,128,071

Premiums on debentures			939		2,152
Discounts on debentures			(49,657)		(55,013)

			9,346,588		8,075,210

		(Won)	10,011,761	(Won)	8,570,536

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(2)	Term structure of debentures as of December 31, 2006 was as follows (Won in millions):

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Due after 1 year to 3 years		Due after 3 years		Total
Debentures in local currency	(Won)	200,000	(Won)	170,000	(Won)	310,000	(Won)	—	(Won)	—	(Won)	680,000
Debentures in foreign currencies		1,131,701		305,877		1,516,733		2,583,800		3,929,708		9,467,819

	(Won)	1,331,701	(Won)	475,877	(Won)	1,826,733	(Won)	2,583,800	(Won)	3,929,708	(Won)	10,147,819

11.    Other Liabilities:

(1)	Other liabilities as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Accrued severance benefits (Notes 2 and 13)	(Won)	27,509	(Won)	22,950
Less: Transfer to National Pension (Note 13)		(10)		(10)
Allowance for possible losses on acceptances and guarantees (Note 12)		253,543		227,670
Allowance for unused credit line of loan commitments (Note 12)		25,814		27,597
Foreign exchange settlement account-credit		15,130		99,225
Accounts payable		4,706		89,493
Accrued expenses		205,649		157,806
Deferred income tax liabilities (Note 19)		77,295		157,562
Unearned revenues		150,834		123,454
Guarantees deposits received		100		100
Financial derivatives liabilities (Note 15)		87,468		137,735
Sundry liabilities		41,764		12,010

	(Won)	889,802	(Won)	1,055,592

(2)	Sundry liabilities as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Suspense receipts	(Won)	39,194	(Won)	7,902
Taxes withheld		2,504		1,419
Option premium		—		2,588
Others		66		101

	(Won)	41,764	(Won)	12,010

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

12.    Acceptances and Guarantees and Allowance for Possible Losses:

(1)	Acceptances and guarantees as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Confirmed acceptances and guarantees:
Local currency:
Guarantees for performance of contracts	(Won)	24,432	(Won)	15,982
Guarantees for repayment of advances		40,625		17,001
Others		1,264		3,264

		66,321		36,247

Foreign currencies:
Guarantees for performance of contracts		2,179,230		2,216,338
Guarantees for repayment of advances		18,957,040		16,904,151
Acceptances for letters of guarantee for importers letter		6,161		5,691
Acceptances on import credit memorandum		75,097		105,153
Others		1,029,793		847,950

		22,247,321		20,079,283

		22,313,642		20,115,530

Unconfirmed acceptances and guarantees:
Letters of credit		123,688		67,535
Others		23,270,464		16,355,357

		23,394,152		16,422,892

	(Won)	45,707,794	(Won)	36,538,422

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(2)	Confirmed and unconfirmed acceptances and guarantees by classification and allowances for possible losses on confirmed and unconfirmed acceptances and guarantees as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006					2005
	Acceptances and guarantees		Allowance		Ratio (%)	Acceptances and guarantees		Allowance		Ratio (%)
Confirmed acceptances and guarantees:
Normal	(Won)	22,311,455	(Won)	168,821	0.76	(Won)	19,958,032	(Won)	156,991	0.79
Precautionary		2,187		172	7.86		157,498		12,295	7.81

		22,313,642		168,993	0.76		20,115,530		169,286	0.84

Unconfirmed acceptances and guarantees(*):
Normal		23,394,094		84,545	0.36		16,422,812		58,376	0.36
Precautionary		58		5	8.62		80		8	10.00

		23,394,152		84,550	0.36		16,422,892		58,384	0.36

	(Won)	45,707,794	(Won)	253,543	0.55	(Won)	36,538,422	(Won)	227,670	0.62

(*)	In 2005, the Bank started to provide allowance for possible losses on unconfirmed acceptances and guarantees at the same rate of allowance for loan losses applicable to the related borrowers, also considering the credit adjustment rates to off-balance sheet items announced by FSS (See Note 2).

(3)	Changes in allowances for possible losses on confirmed and unconfirmed acceptances and guarantees for the years ended December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Beginning balance	(Won)	227,670	(Won)	249,260
Provision (reversal) of allowance for possible losses		45,026		(11,366)
Changes in foreign exchange rates and others		(19,153)		(10,224)

Ending balance	(Won)	253,543	(Won)	227,670

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(4)	Acceptances and guarantees, by industry, as of December 31, 2006 and 2005 were as follows (Won in millions):

2006

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	(Won)	20,248,696	90.75	(Won)	23,212,911	99.23	(Won)	43,461,607	95.09
Construction		1,454,143	6.51		20,973	0.09		1,475,116	3.23
Finance and insurance		365,404	1.64		36,946	0.16		402,350	0.88
Wholesale and retail		128,576	0.58		17,107	0.07		145,683	0.32
Services		33,525	0.15		18,011	0.07		51,536	0.11
Others		83,298	0.37		88,204	0.38		171,502	0.37

	(Won)	22,313,642	100.00	(Won)	23,394,152	100.00	(Won)	45,707,794	100.00

2005

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	(Won)	15,621,818	77.66	(Won)	13,043,186	79.42	(Won)	28,665,004	78.45
Construction		1,290,057	6.41		22,525	0.14		1,312,582	3.59
Finance and insurance		272,632	1.36		104,110	0.63		376,742	1.03
Wholesale and retail		108,603	0.54		14,477	0.09		123,080	0.34
Services		110,722	0.55		4,333	0.03		115,055	0.31
Others		2,711,698	13.48		3,234,261	19.69		5,945,959	16.28

	(Won)	20,115,530	100.00	(Won)	16,422,892	100.00	(Won)	36,538,422	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(5)	Acceptances and guarantees, by country of borrower, as of December 31, 2006 and 2005 were as follows (Won in millions):

2006

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	(Won)	21,790,047	97.66	(Won)	23,269,002	99.47	(Won)	45,059,049	98.58
India		76,453	0.34		88,204	0.38		164,657	0.36
Iran		40,881	0.18		126	0.00		41,007	0.09
Japan		19,776	0.09		—	—		19,776	0.04
Vietnam		—	—		397	0.00		397	0.00

		21,927,157	98.27		23,357,729	99.85		45,284,886	99.07

America:
USA		127,960	0.58		3,112	0.01		131,072	0.29
Mexico		58,665	0.26		—	—		58,665	0.13
Dominican Rep.		2,660	0.01		—	—		2,660	0.01

		189,285	0.85		3,112	0.01		192,397	0.43

Europe:
UK		126,227	0.56		1,364	0.01		127,591	0.28
France		50,559	0.23		31,947	0.13		82,506	0.18
Poland		20,414	0.09		—	—		20,414	0.04

		197,200	0.88		33,311	0.14		230,511	0.50

	(Won)	22,313,642	100.00	(Won)	23,394,152	100.00	(Won)	45,707,794	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

2005

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	(Won)	19,676,749	97.82	(Won)	16,164,790	98.43	(Won)	35,841,539	98.09
India		25,436	0.12		153,992	0.94		179,428	0.49
Iran		49,836	0.25		737	—		50,573	0.14
Japan		25,534	0.13		—	—		25,534	0.07
Vietnam		—	—		2,628	0.02		2,628	0.01
Russia		2,139	0.01		—	—		2,139	0.01

		19,779,694	98.33		16,322,147	99.39		36,101,841	98.81

America:
Mexico		110,475	0.55		—	—		110,475	0.30
USA		51,691	0.26		55,692	0.34		107,383	0.29
Dominican Rep.		5,798	0.03		—	—		5,798	0.02

		167,964	0.84		55,692	0.34		223,656	0.61

Europe:
UK		128,761	0.64		11,652	0.07		140,413	0.38
France		14,670	0.07		33,401	0.20		48,071	0.13
Germany		24,441	0.12		—	—		24,441	0.07

		167,872	0.83		45,053	0.27		212,925	0.58

	(Won)	20,115,530	100.00	(Won)	16,422,892	100.00	(Won)	36,538,422	100.00

(6)	Percentages of allowances for possible losses to acceptances and guarantees subject to allowances for possible losses for the previous 3 years were as follows (Won in millions):

	2006		2005		2004
Acceptances and guarantees subject to allowances for possible losses	(Won)	45,707,794	(Won)	36,538,422	(Won)	18,508,094
Allowances		253,543		227,670		249,260

Percentage (%)		0.55		0.62		1.35

(*)	The Bank did not provide allowances for possible losses on unconfirmed acceptances and guarantees up to 2004. Accordingly, those balances as of December 31, 2004 were not included in the above table.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(7)	Unused credit line of loan commitments and allowances for on credit line of loan commitments as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Unused credit line of loan commitments	(Won)	6,827,643	(Won)	7,536,144
Allowances		25,814		27,597

Percentage (%)		0.38		0.37

The Bank started to apply the rate of allowances for possible losses on loans, which is classified as normal and of which maturity is less than 1 year to unused credit line of loan commitments pursuant to the guideline of allowances for possible losses to off-balance sheets items in 2005. The allowances for possible losses were recognized considering the credit adjustment rates to off-balance sheet items announced by FSS and recorded as allowance for unused credit line of loan commitments (See Note 11).

(8)	Changes in allowances for on credit line of loan commitments for the years ended December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Beginning balance	(Won)	27,597	(Won)	—
Provision for allowance		256		27,597
Changes in exchange rates and others		(2,039)		—

Ending balance	(Won)	25,814	(Won)	27,597

13.    Accrued Severance Benefits:

Changes in accrued severance benefits for the years ended December 31, 2006 and 2005 were as follows (Won in millions):

2006

	Beginning balance		Provision		Payment		Ending balance
Accrued severance benefits	(Won)	22,950	(Won)	6,337	(Won)	1,778	(Won)	27,509
National Pension		(10)		—		—		(10)

	(Won)	22,940	(Won)	6,337	(Won)	1,778	(Won)	27,499

2005

	Beginning balance		Provision		Payment		Ending balance
Accrued severance benefits	(Won)	18,379	(Won)	6,900	(Won)	2,329	(Won)	22,950
National Pension		(13)		—		(3)		(10)

	(Won)	18,366	(Won)	6,900	(Won)	2,326	(Won)	22,940

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

14.    Shareholders’ Equity:

(1)	Capital stock

The authorized capital stock of the Bank as of December 31, 2006 was (Won) 4,000,000 million and the capital stock amounted to (Won) 3,305,755 million and (Won) 3,295,755 million as of December 31, 2006 and 2005, respectively. The Bank increased its capital stock by (Won) 10,000 million from the Government on July 3, 2006. The Bank does not issue share certificates.

(2)	Retained earnings

1) Legal reserve

In accordance with the EXIM Bank Act, the Bank reserves 20 percent of unappropriated retained earnings as the legal reserve, until the accumulated reserve equals to its capital stock.

2) Voluntary reserve

The Bank appropriates the remaining balance, net of legal reserve and dividend payments, to voluntary reserve.

3) Cash dividends

Cash dividends to shareholders were declared for the years ended December 31, 2006 and 2005 as follows (Won in millions):

	2006		2005
The Government	(Won)	10,118	(Won)	7,969
The Bank of Korea		5,932		5,126
The Korea Development Bank		782		676

	(Won)	16,832	(Won)	13,771

The rate of cash dividends to net income is 10.00% and 6.13% for the years ended December 31, 2006 and 2005, respectively. The cash dividends are calculated based on the ending balances of investments by shareholders as of December 31, 2006 and the average balances of investments by shareholders as of December 31, 2005.

15.    Contingencies and Commitments:

(1)	Other commitments as of December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Unused credit line of loan commitments	(Won)	6,827,643	(Won)	7,536,144
Written-off loans		136,002		154,127

	(Won)	6,963,645	(Won)	7,690,271

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(2)	Pending litigations.

Seven lawsuits were filed by the Bank with aggregate claims of (Won)136,492 million and 1 lawsuit was filed against the Bank involving aggregate damages of (Won)2 million; they are all pending as of December 31, 2006. The management of the Bank believes that the ultimate liability of the lawsuits, if any, will not materially affect the financial position of the Bank.

The aforementioned pending litigation (the first trial is currently underway) with aggregate damages of (Won)2 million has been filed by Jaesoon, Park claiming revocation of provisional attachment relating to the debt guarantees of Chungnam Spinning Co., Ltd.

(3)	Sales of the shares of Korea Exchange Bank (“KEB”).

The Bank sold 30,865,792 shares of Korea Exchange Bank (“KEB”) to LSF-KEB Holdings, SCA (“LSF”) on October 30, 2003 at (Won)5,400 per share. LSF exercised its call option, which was issued by the Bank in relation to the aforementioned sales transaction, and additionally purchased 49,134,208 shares of KEB at (Won)8,487.50 per share in the current fiscal year (refer to Note 4 (2) to the financial statements).

In addition to the above, if certain conditions in the mutual agreement between the Bank and LSF are met when LSF sells its KEB shares; then, the Bank has the right to ask LSF to sell the remaining shares of KEB for the same conditions and LSF also has the right to ask the Bank to sell the remaining shares (when LSF sells theirs) for the same conditions.

(4)	Details of transactions of derivatives instruments were as follows as of and for the years ended December 31, 2006 and 2005 (Won in millions):

2006

	Outstanding contract amount						Gain (loss) on valuation (S/I)						Gain (loss) on Valuation (B/S)
	Total		Hedging Purpose		Hedge Accounting		Total		Hedging Purpose		Hedge Accounting
Currency forwards	(Won)	501,498	(Won)	501,498	(Won)	—	(Won)	1,304 (2,102)	(Won)	1,304 (2,102)	(Won)	— —	(Won)	1,304 (2,102)
Currency swaps		1,533,542		1,510,087		23,455		67,436 (1,820)		67,436 (971)		— (849)		36,074 (1,511)
Interest rate swaps		5,451,828		737,619		4,714,209		26,636 (12,697)		2,350 (1,472)		24,286 (11,225)		16,564 (83,855)
Stock option		7,500		7,500		—		1,710		1,710		—		1,710

	(Won)	7,494,368	(Won)	2,756,704	(Won)	4,737,664	(Won)	97,086 (16,619)	(Won)	72,800 (4,545)	(Won)	24,286 (12,074)	(Won)	55,652 (87,468)

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

2005

	Outstanding contract amount						Gain (loss) on valuation (S/I)						Gain (loss) on Valuation (B/S)
	Total		Hedging Purpose		Hedge Accounting		Total		Hedging Purpose		Hedge Accounting
Currency forwards	(Won)	109,493	(Won)	109,493	(Won)	—	(Won)	1,350	(Won)	1,350	(Won)	—	(Won)	1,350
Currency swaps		1,088,547		1,036,953		51,594		41,562 (85,180)		41,562 (75,495)		— (9,685)		45,128 (35,312)
Interest rate swaps		5,051,027		1,140,025		3,911,002		27,417 (53,341)		3,112 (2,503)		24,305 (50,838)		11,636 (102,423)

	(Won)	6,249,067	(Won)	2,286,471	(Won)	3,962,596	(Won)	70,329 (138,521)	(Won)	46,024 (77,998)	(Won)	24,305 (60,523)	(Won)	58,114 (137,735)

The Bank holds derivative instruments for its trading activities and hedging activities, to manage the interest rate risk and foreign currencies exchange risk derived from loans, debentures and borrowings. Outstanding contractual amount and gain or loss on valuation for hedging purposes included in the table resulted from both derivative instruments accounted for using hedge accounting methods pursuant to the Interpretations on financial Accounting Standards 53-70.

Hedged items consist of loans, debentures and borrowings to which fair value hedge accounting is applied. Loss on the hedged item attributable to the hedged risk amounting to (Won)1,603 million for loans and (Won)11,527 million for debentures, and gain amounting to (Won)667 million for borrowings have been recognized for the year ended December 31, 2006.

16.    Interest Income and Interest Expenses:

The average balance of the interest bearing assets and liabilities, and the related interest income and expenses as of and for the years ended December 31, 2006 and 2005 were as follows (Won in millions):

	2006				2005
	Average balance		Interest incomes/expenses		Average balance		Interest incomes/expenses
Interest income bearing assets
Loans	(Won)	13,615,220	(Won)	736,121	(Won)	11,293,912	(Won)	510,112
Due from banks		40,729		4,260		25,393		1,949
Securities		17,841		1,211		48,157		2,011

	(Won)	13,673,790	(Won)	741,592	(Won)	11,367,462	(Won)	514,072

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

	2006				2005
	Average balance		Interest incomes/expenses		Average balance		Interest incomes/expenses
Interest expense bearing liabilities
Borrowings	(Won)	1,296,561	(Won)	55,243	(Won)	849,871	(Won)	24,678
Debentures		9,214,156		433,391		7,998,758		367,651

	(Won)	10,510,717	(Won)	488,634	(Won)	8,848,629	(Won)	392,329

Loans included call loans and borrowings included call money.

17.    General and Administrative Expenses:

General and administrative expenses for the years ended December 31 2006 and 2005 were as follows (Won in millions):

	2006		2005
Financial management expenses:
Salaries and wages	(Won)	57,326	(Won)	53,154
Others		27,769		25,968

		85,095		79,122

Economic cooperation management expenses		953		684

Other general and administrative expenses:
Severance benefits (Note 13)		6,337		6,900
Depreciation (Note 7)		3,888		4,045
Amortization expense of intangible assets (Note 7)		1,788		1,656
Taxes and dues		1,588		3,452
Fund contributions		6,019		3,724

		19,620		19,777

	(Won)	105,668	(Won)	99,583

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

18.    Non-Operating Income and Expenses:

Non-operating income and expenses for the years ended December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Non-operating income:
Gain on disposal of tangible assets	(Won)	31	(Won)	21
Rental income		13		19
Gain on disposal of available-for-sale securities (Note 4)		184,369		260,689
Gain on valuation of securities using the equity method (Note 4)		4,564		3,656
Others		684		25,931

	(Won)	189,661	(Won)	290,316

Non-operating expenses:
Loss on disposal of tangible assets	(Won)	44	(Won)	73
Loss on disposal of loans		47		20
Loss on disposal of available-for-sale securities		4		—
Loss on redemption of available-for-sale securities		858		—
Loss on impairment of available-for-sale securities		479		—
Others		3,609		1,042

	(Won)	5,041	(Won)	1,135

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

19.    Income Tax Expense:

(1)	The differences between net income before income tax and taxable income pursuant to Korean Corporate Income Tax Law for the year ended December 31, 2006 were as follows (Won in millions):

	Amount
I. Net income before income tax	(Won)	231,673
II. Non temporary differences:
(1) Entertainment expenses		44
(2) Taxes and dues		48
(3) Interest paid		279
(4) Dividend earned		(2,520)
(5) Others		1,246

		(903)

III. Temporary differences:
1. Additions:
(1) Loss (gain) on fair value hedges		99,979
(2) Gain on valuation of derivative instruments (prior period)		58,114
(3) Loss on valuation of derivative instruments (current period)		86,751
(4) Allowance for loan losses (current period)		308,736
(5) Allowance for possible losses of confirmed and unconfirmed acceptances and guarantees (current period)		253,543
(6) Unused credit line of loan commitments (current period)		25,814
(7) Allowance for severance benefits		2,481
(8) Depreciation		654
(9) Others		10,125

		846,197

2. Deductions:
(1) Gain (loss) on fair value hedges		81,234
(2) Loss on valuation of derivative instruments (prior period)		137,735
(3) Gain on valuation of derivative instruments (current period)		43,119
(4) Allowance for loan losses (prior period)		282,019
(5) Allowance for possible losses of confirmed acceptances and guarantees (prior period)		227,670
(6) Unused credit line of loan commitments (prior period)		27,597
(7) Depreciation		169
(8) Gain on valuation of securities using the equity method		4,564
(9) Adjustment of available-for-sale		118,985
(10) Debt-to-equity swap		11,842
(11) Others		15,532

		950,466

IV. Taxable income	(Won)	126,501

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(2)	Changes in accumulated temporary difference for the year ended December 31, 2006 were as follows (Won in millions):

	Beginning(*)		Decrease		Increase		Ending
Loss(gain) on fair value hedges	(Won)	(82,863)	(Won)	(99,979)	(Won)	(81,234)	(Won)	(64,118)
Depreciation		1,675		169		654		2,160
Allowance for severance benefits		13,760		—		2,481		16,241
Allowance for loan losses		282,019		282,019		308,736		308,736
Gain on valuation of securities using the equity method		(14,111)		—		(4,564)		(18,675)
Loss on valuation of derivative instruments		137,735		137,735		86,751		86,751
Gain on valuation of derivative instruments		(58,114)		(58,114)		(43,119)		(43,119)
Available-for-sale securities (KEB)		4,293		—		(118,985)		(114,692)
Convertible stock		110,755		11,842		—		98,913
Allowance for possible losses of confirmed and unconfirmed acceptances and guarantees		227,670		227,670		253,543		253,543
Unused credit line of loan commitments		27,597		27,597		25,814		25,814
Others		17,759		15,532		10,125		12,352

		668,175		544,471		440,202		563,906

Statutory tax rate		27.5%						27.5%
Tax effect		183,748						155,075

Deferred tax effect from available-for-sale securities		(339,713)						(232,370)

Deferred tax assets (liabilities)	(Won)	(155,965)					(Won)	(77,295)

Difference amounting to (Won) 1,597 million between closing statements and statement of tax reconciliation in 2005 was reflected in the current period. The beginning balance of accumulated temporary difference was adjusted on the prior-period final income tax.

(3)	Income tax expense for the years ended December 31, 2006 and 2005 was as follows (Won in millions):

	2006		2005
Income tax currently payable	(Won)	34,767	(Won)	108,831
Changes in deferred tax assets (liabilities)		(78,670)		321,816
Changes due to adjustment for the prior-period final income tax		(83)		(7,646)
Changes due to claim for income tax return		—		(1,504)
Income tax expense charged to capital		107,343		(339,713)

	(Won)	63,357	(Won)	81,784

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(4)	The statutory income tax rate applicable to the Bank is 27.5% for the years ended December 31, 2006 and 2005. However, due to tax adjustments, the effective tax rates for the years ended December 31, 2006 and 2005 were 27.3% and 26.7%, respectively.

20.    Assets and Liabilities Denominated in Foreign Currencies:

(1)	Significant assets denominated in foreign currencies as of December 31, 2006 and 2005 were as follows:

	2006				2005
	USD in thousands		Korean won in millions		USD in thousands		Korean won in millions
Due from banks	USD	71,690	(Won)	66,644	USD	37,663	(Won)	38,153
Available-for-sale securities		11,115		10,332		11,322		11,469
Held-to-maturity securities		—		—		8,000		8,104
Securities using the equity method		97,413		90,556		86,379		87,503
Loans		11,720,570		10,895,441		8,505,905		8,616,482
Bills bought in foreign currencies		662,682		616,029		629,480		637,663
Advance for customers		3,787		3,520		912		924
Call loans		191,000		177,554		158,500		160,561

	USD	12,758,257	(Won)	11,860,076	USD	9,438,161	(Won)	9,560,859

(2)	Significant liabilities denominated in foreign currencies as of December 31, 2006 and 2005 were as follows:

	2006				2005
	USD in thousands		Korean won in millions		USD in thousands		Korean won in millions
Borrowings	USD	1,363,635	(Won)	1,267,635	USD	341,634	(Won)	346,075
Call money		235,865		219,260		299,868		303,766
Debentures		10,184,831		9,467,819		8,114,170		8,219,654

	USD	11,784,331	(Won)	10,954,714	USD	8,755,672	(Won)	8,869,495

Foreign currencies other than U.S. Dollar were translated into U.S. dollar amounts at the exchange rates announced by Seoul Money Brokerage Services, Ltd. (See Note 2).

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

21.    Related Party Transactions:

(1)	Related parties (all subsidiaries listed below are included in consolidation) as of December 31, 2006 were as follows (Won in millions):

	Capital	No. of shares	Ownership (%)
KEXIM Bank UK Limited	36,482	149,999	100.00
KEXIM Vietnam Leasing Co.	12,085	400,000	100.00
PT. KOEXIM Mandiri Finance	4,548	Limited company	85.00
KEXIM Asia Limited	27,888	Limited company	100.00

(2)	Significant balances of assets and liabilities, and incomes and expenses from significant transactions with related parties as of and for the year ended December 31, 2006 were as follows (Won in millions):

(Assets)

	Loans in foreign currencies		Call loans		Total
KEXIM Bank UK Limited	(Won)	106,164	(Won)	5,578	(Won)	111,742
KEXIM Vietnam Leasing Co.		46,945		—		46,945
PT. KOEXIM Mandiri Finance		76,227		—		76,227
KEXIM Asia Limited		32,536		—		32,536

	(Won)	261,872	(Won)	5,578	(Won)	267,450

(Liabilities)

Debentures in foreign currencies
KEXIM Bank UK Limited	(Won)	4,648

(Transactions)

	Interest income		Interest expenses		Commission income
KEXIM Bank UK Limited	(Won)	5,595	(Won)	244	(Won)	33
KEXIM Vietnam Leasing Co.		2,681		—		5
PT. KOEXIM Mandiri Finance		4,336		—		—
KEXIM Asia Limited		1,725		—		—

	(Won)	14,337	(Won)	244	(Won)	38

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

(3)	Related parties (all subsidiaries listed below are included in consolidation) as of December 31, 2005 were as follows (Won in millions):

Related parties	Capital	No. of shares	Ownership (%)
KEXIM Bank UK Limited	34,935	149,999	100.00
KEXIM Vietnam Leasing Co.	13,169	400,000	100.00
PT. KOEXIM Mandiri Finance	4,557	Limited company	85.00
KEXIM Asia Limited	30,390	Limited company	100.00

(4)	Significant balances of assets and liabilities, and incomes and expenses from significant transactions with related parties as of and for the year ended December 31, 2005 were as follows (Won in millions):

(Assets)

	Loans in foreign currencies		Call loans		Total
KEXIM Bank UK Limited	(Won)	91,170	(Won)	15,195	(Won)	106,365
KEXIM Vietnam Leasing Co.		50,650		—		50,650
PT. KOEXIM Mandiri Finance		81,040		—		81,040
KEXIM Asia Limited		11,650		4,559		16,209

	(Won)	234,510	(Won)	19,754	(Won)	254,264

(Liabilities)

Debentures in foreign currencies
KEXIM Bank UK Limited	(Won)	5,065

(Transactions)

	Interest income		Interest expenses		Commission income
KEXIM Bank UK Limited	(Won)	3,604	(Won)	400	(Won)	—
KEXIM Vietnam Leasing Co.		1,778		—		12
PT. KOEXIM Mandiri Finance		2,912		—		—
KEXIM Asia Limited		1,403		—		—

	(Won)	9,697	(Won)	400	(Won)	12

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

22.    Statements of Cash Flows:

(1)	The statements of cash flows for the Bank are presented by the indirect method. Cash flows from the Bank’s major business including loans on credit and security transactions are classified as cash flows from investing activities and those from the receipts and borrowings are classified as cash flows from financing activities. Other cash flows are included in cash flows from operating activities.

(2)	Due from banks in the statements of cash flows for the years ended December 31, 2006 and 2005 were as follows (won in millions):

	2006		2005
Due from banks in local currency	(Won)	67,850	(Won)	5,894
Restricted due from banks		(2,460)		—
Due from banks in foreign currencies		66,644		38,153

	(Won)	132,034	(Won)	44,047

(3)	Significant transactions not involving cash inflows and outflows for the years ended December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Increase (decrease) in gain on valuation of available-for-sale securities	(Won)	(390,332)	(Won)	591,565
Increase in capital from investment in kind		—		500,000
Increase in available-for-sale securities resulting from the debt for equity swap		125		12,193

	(Won)	(390,207)	(Won)	1,103,758

23.    Employee Welfare:

The Bank extends housing loans and operates in-house cafeteria, scholarship, medical insurance, workmen’s compensation, physical training facilities and recreational facilities, in order to enhance the employee welfare. Employee welfare expenses for the years ended December 31, 2006 and 2005 were as follows (Won in millions):

	2006		2005
Meal expenses	(Won)	95	(Won)	76
Medical expenses		251		233
Fringe benefits		4,678		4,161
Healthcare expenses		339		330

	(Won)	5,363	(Won)	4,800

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2006 and 2005

24.    Computation of Value Added:

Amounts required for computation of value added were as follows (Won in millions):

	2006		2005
Ordinary income	(Won)	231,673	(Won)	306,275
Salaries and wages		57,326		53,154
Rental fees		564		429
Depreciation		3,888		4,045
Amortization expense of intangible assets		1,788		1,656
Taxes and dues		1,588		3,452

	(Won)	296,827	(Won)	369,011

THE REPUBLIC OF KOREA

Land and History

Territory and Population

Located generally south of the 38th parallel on the Korean peninsula, The Republic of Korea covers about 38,000 square miles, approximately one-fourth of which is arable. The Republic has a population of approximately 48 million people. The country’s largest city and capital, Seoul, has a population of about 11 million people.

Political History

Dr. Rhee Seungman, who was elected president in each of 1948, 1952, 1956 and 1960, dominated the years after the Republic’s founding in 1948. Shortly after President Rhee’s resignation in 1960 in response to student-led demonstrations, a group of military leaders headed by Park Chung Hee assumed power by coup. The military leaders established a civilian government, and the country elected Mr. Park as President in October 1963. President Park served as President until his assassination in 1979 following a period of increasing strife between the Government and its critics.

The Government declared martial law and formed an interim government under Prime Minister Choi Kyu Hah, who became the next President. After clashes between the Government and its critics, President Choi resigned, and General Chun Doo Hwan, who took control of the Korean army, became President in 1980.

In late 1980, the country approved, by national referendum, a new Constitution, providing for indirect election of the President by an electoral college and for certain democratic reforms, and shortly thereafter, in early 1981, re-elected President Chun. Responding to public demonstrations in 1987, the legislature revised the Constitution to provide for direct election of the President. In December 1987, Roh Tae Woo won the Presidency by a narrow plurality, after opposition parties led by Kim Young Sam and Kim Dae Jung failed to unite behind a single candidate. In February 1990, two opposition political parties, including the one led by Kim Young Sam, merged into President Roh’s ruling Democratic Liberal Party.

In December 1992, the country elected Kim Young Sam as President. The election of a civilian and former opposition party leader considerably lessened the controversy concerning the legitimacy of the political regime. President Kim’s administration reformed the political sector and deregulated and internationalized the Korean economy.

In December 1997, the country elected Kim Dae Jung as President. President Kim’s party, the Millennium Democratic Party (formerly known as the National Congress for New Politics), formed a coalition with the United Liberal Democrats led by Kim Jong Pil, with Kim Jong Pil becoming the first prime minister in President Kim’s administration. The coalition, which temporarily ended before the election held in April 2000, continued with the appointment of Lee Han Dong of the United Liberal Democrats as the Prime Minister in June 2000. The coalition again ended in September 2001.

In December 2002, the country elected Roh Moo Hyun as President. President Roh began his term on February 25, 2003. The Roh administration announced that its key policy priorities would include:

•	pursuing a flexible macroeconomic policy mix to ensure stable economic growth through balanced growth in domestic demand and exports;

•	nurturing emerging industries, encouraging research and development, and improving logistical infrastructure to maximize economic growth potential;

•	expanding the economic participation of women and the elderly, while establishing a sustainable social welfare system that is consistent with recent socio-economic progress;

•	continuing structural reforms that will result in a transparent, market-driven economy;

•	continuing with inter-Korean cooperation; and

•	continuing with efforts to resolve the North Korea nuclear issue peacefully through various diplomatic channels.

President Roh and his supporters left the Millennium Democratic Party in 2003 and formed a new party, the Uri Party, in November 2003.

Government and Politics

Government and Administrative Structure

Governmental authority in the Republic is centralized and concentrated in a strong presidency. The President is elected by popular vote and can only serve one term of five years. The President chairs the State Council, which consists of the prime minister, the deputy prime ministers, the respective heads of Government ministries and the ministers of state. The President can select the members of the State Council and appoint or remove all other Government officials, except for elected local officials.

The President can veto new legislation and take emergency measures in cases of natural disaster, serious fiscal or economic crisis, state of war or other similar circumstances. The President must promptly seek the concurrence of the National Assembly for any emergency measures taken and failing to do so automatically invalidates the emergency measures. In the case of martial law, the President may declare martial law without the consent of the National Assembly; provided, however, that the National Assembly may request the President to rescind such martial law.

The National Assembly exercises the country’s legislative power. The Constitution and the Election for Public Offices Act provide for the direct election of about 81% of the members of the National Assembly and the distribution of the remaining seats proportionately among parties winning more than 5 seats in the direct election or receiving over 3% of the popular vote. National Assembly members serve four-year terms. The National Assembly enacts laws, ratifies treaties and approves the national budget. The executive branch drafts most legislation and submits it to the National Assembly for approval.

The country’s judicial branch comprises the Supreme Court, the Constitutional Court and lower courts of various levels. The President appoints the Chief Justice of the Supreme Court and appoints the other Justices of the Supreme Court upon the recommendation of the Chief Justice. All appointments to the Supreme Court require the consent of the National Assembly. The Chief Justice, with the consent of the conference of Supreme Court Justices, appoints all the other judges in Korea. Supreme Court Justices serve for six years and all other judges serve for ten years. Other than the Chief Justice, justices and judges may be reappointed to successive terms.

The President formally appoints all nine judges of the Constitutional Court, but three judges must be designated by the National Assembly and three by the Chief Justice of the Supreme Court. Constitutional Court judges serve for six years and may be reappointed to successive terms.

Administratively, the Republic comprises nine provinces and seven cities with provincial status: Seoul, Busan, Daegu, Inchon, Gwangju, Daejon and Ulsan. From 1961 to 1995, the national government controlled the provinces and the President appointed provincial officials. Local autonomy, including the election of provincial officials, was reintroduced in June 1995.

Political Organizations

The 17th legislative general election was held on April 15, 2004 to elect 299 National Assembly members. The Uri Party, which is the current ruling party, held a majority in the National Assembly following the April 2004 elections until June 2005. Currently, there are two major political parties, the Uri Party and the Grand National Party, or GNP.

As of April 26, 2007, the parties controlled the following number of seats in the National Assembly:

	Uri	GNP	Others	Total
Number of Seats	108	128	63	299

Relations with North Korea

Relations between the Republic and North Korea have been tense over most of the Republic’s history. The Korean War, which took place between 1950 and 1953, began with the invasion of the Republic by communist forces from North Korea and, following a military stalemate, an armistice was reached establishing a demilitarized zone monitored by the United Nations in the vicinity of the 38th parallel.

North Korea maintains a regular military force estimated at more than 1,000,000 troops, mostly concentrated near the northern border of the demilitarized zone. The Republic’s military forces, composed of approximately 690,000 regular troops and almost 3.1 million reserves, maintain a state of military preparedness along the southern border of the demilitarized zone. In addition, the United States has historically maintained its military presence in the Republic. In October 2004, the United States and the Republic agreed to a three-phase withdrawal of approximately one-third of the 37,500 troops stationed in the Republic by the end of 2008. By the end of 2004, 5,000 U.S. troops departed the Republic in the first phase of such withdrawal and in the plan’s second phase, the United States removed 5,000 troops by the end of 2006. In the final phase, another 2,500 U.S. troops would be removed by the end of 2008.

Over the last few years, relations between the Republic and North Korea have generally improved, despite occasional difficult periods, such as the June 1999 and June 2002 incidents during which several North Korean naval ships intruded on the northern boundary of the Republic’s territorial waters, resulting in a series of hostile naval clashes, and the events relating to North Korea’s nuclear program described below. The Government believes that the general improvement in relations between the Republic and North Korea in the last several years has stemmed from expectations of increased economic cooperation. Trade between the two Koreas, which totaled US$287 million in 1995, increased to US$724 million in 2003. In November 1998, the Hyundai Group began operating tours for South Koreans to visit the Mount Kumgang region of North Korea after reaching an agreement for such tours with the North Korean government. In June 2000, then-President Kim Dae Jung met with North Korea’s leader Kim Jong-Il in Pyongyang, North Korea. This was the first summit meeting between the leaders of the Republic and North Korea since the nation was divided in 1945. After four rounds of discussions, the summit meeting resulted in the joint announcement by then-President Kim Dae Jung and North Korea’s leader Kim Jong-Il that the two nations had reached an accord to promote: (1) the autonomous pursuit of reunification; (2) the reunion of separated families; (3) the promotion of economic cooperation and exchange in various fields; and (4) the continuation of dialogue to implement the accord. Since the summit, 14 rounds of ministerial talks have been held through July 2004.

The level of tension between the two Koreas, as well as between North Korea and the United States, has increased as a result of North Korea’s admission to the maintenance of a nuclear weapons program in breach of the peace accord executed in October 1994, in response to which the United States, Japan, the Republic and the European Union (which became party to the 1994 accord in November 2002) decided to suspend shipments of oil to North Korea called for by the 1994 accord and reiterated their demands for the dismantling of North Korea’s nuclear weapons program. Following the suspension of oil shipments, North Korea removed seals and surveillance equipment from its main nuclear complex, the Yongbyon nuclear power plant, and evicted nuclear inspectors from the United Nations International Atomic Energy Agency, or the IAEA, in December 2002, and has reportedly reactivated a reactor at its Yongbyon nuclear power plant. In January 2003, North Korea announced its intention to withdraw from the Nuclear Non-Proliferation Treaty, refusing to abandon its nuclear power and arms program unless the United States was to execute a non-aggression pact. In February 2003, the IAEA referred the nuclear issue to the United Nations Security Council. In an effort to secure a peaceful negotiated resolution to these events, the two Koreas continue to hold ministerial talks. In April 2003, the United States, North Korea and China held tripartite discussions in an effort to resolve issues relating to North Korea’s nuclear weapons program, during which North Korea reportedly admitted that it had already successfully developed nuclear weapons. In August 2003, representatives of the Republic, the United States, North Korea, China, Japan and Russia held multilateral talks in an effort to resolve issues relating to North Korea’s nuclear weapons program. While the talks concluded without resolution, participants in the August meeting indicated a further round of negotiations may take place in the future and, in February 2004, six-party talks resumed in Beijing, China. Again, the talks concluded without resolution, but the six-parties promised to push ahead the peace forum, agreeing in principle to hold the third round of talks in Beijing and to set up a working group in preparation for the plenary meeting. In June 2004, the third round of the six-party talks was held in Beijing which ended with an agreement by the parties to hold further talks by the end of September 2004.

In February 2005, North Korea declared that it had developed and is in possession of nuclear weapons. It also announced withdrawal from the six-party talks on its nuclear program. A two-phased fourth round of six party talks was held in Beijing, China during the summer and fall of 2005. In a joint statement released following the conclusion of this fourth round of talks in September 2005, North Korea agreed to abandon all nuclear weapons and programs and rejoin the Nuclear Non-Proliferation treaty at an early date. In return, the other five nations participating in the talks, China, Japan, the Republic, Russia and the United States, expressed a willingness to provide North Korea with energy assistance and other economic support. However, one day after the joint statement was released, North Korea announced that it would not dismantle its nuclear weapons program unless the United States agreed to provide civilian nuclear reactors in return, a demand that the United States rejected. In November 2005, representatives of the six nations reconvened in Beijing for the first phase of the fifth round of six party talks, which concluded without further progress with respect to the implementation of the joint statement. In July 2006, North Korea conducted several missile tests, which increased tensions in the region and raised strong objections from Japan and the United States. In response, the United Nations Security Council passed a resolution condemning such missile tests and banning any United Nations member state from conducting transactions with North Korea in connection with material or technology related to missile development or weapons of mass destruction. On October 9, 2006, North Korea announced that it had successfully conducted a nuclear test, which increased tensions in the region and raised strong objections from the Republic, the United States, Japan, China and other nations worldwide. In response, the United Nations Security Council passed a resolution which prohibits any United Nations member state from conducting transactions with North Korea in connection with any large-scale arms and material or technology related to missile development or weapons of mass destruction, and from providing luxury goods to North Korea, imposes an asset freeze and international travel ban on persons associated with North Korea’s weapons programs, and calls upon all United Nations member states to take cooperative action, including through inspection of cargo to or from North Korea. In December 2006, the six-party talks among the two Koreas, the United States, China, Japan and Russia resumed in Beijing and were concluded without resolution, but with an agreement by the parties to hold further six-party talks. On February 13, 2007, at the conclusion of the latest six-party talks held in February 2007, the six parties agreed to and jointly announced a denuclearization action plan. The action plan includes, among others, initial steps which must be implemented within 60 days from the announcement and which require North Korea to shut down and seal its main nuclear facilities at Yongbyon and to allow international inspectors to monitor and verify such process. In return for its compliance, North Korea is to receive economic, energy and humanitarian assistance, including an initial shipment of 50,000 tons of heavy fuel oil. Furthermore, the U.S. and Japan are each to begin bilateral discussions with North Korea to normalize their relations, and ministerial meetings between the six parties are to be held following the implementation of the initial steps. Finally, the parties agreed to hold the next round of the six-party talks beginning on March 19, 2007.

There can be no assurance that the level of tension will not escalate and that such escalation will not have a material adverse impact on the Republic’s economy or its ability to obtain future funding.

Over the longer term, reunification of the two Koreas could occur. Reunification may entail a significant economic commitment by the Republic.

Foreign Relations and International Organizations

The Republic maintains diplomatic relations with most nations of the world, most importantly with the United States with which it entered into a mutual defense treaty and several economic agreements. The Republic also has important relationships with Japan and China, its largest trading partners after the United States.

The Republic belongs to a number of supranational organizations, including:

•	the International Monetary Fund, or the IMF;

•	the World Bank;

•	the Asian Development Bank, or ADB;

•	the Multilateral Investment Guarantee Agency;

•	the International Finance Corporation;

•	the International Development Association;

•	the African Development Bank;

•	the European Bank for Reconstruction and Development;

•	the Bank for International Settlements;

•	the World Trade Organization, or WTO; and

•	the Inter-American Development Bank, or IDB.

In September 1991, the Republic and North Korea became members of the United Nations. During the 1996 and 1997 sessions, the Republic served as a non-permanent member of the United Nations Security Council.

In March 1995, the Republic applied for admission to the Organization for Economic Cooperation and Development, or the OECD, which the Republic officially joined as the twenty-ninth regular member in December 1996.

The Economy

Economic Developments since 1997

In 1997 and 1998, Korean companies, banks and other financial institutions experienced financial difficulties brought on by a number of factors, including among others, excessive investment and high levels of foreign currency and Won denominated debt incurred by Korean companies. The economic difficulties of certain Southeast Asian countries beginning in 1997 also adversely affected the Korean economy. The Korean economy, however, has recovered since 1998, as the Government implemented comprehensive programs for economic reform and recovery aimed at rectifying the causes of the economic and financial difficulties it experienced in 1997 and 1998.

The following table sets forth information regarding certain of the Republic’s key economic indicators for the periods indicated.

	As of or for the year ended December 31,
	1997		1998		1999		2000		2001		2002		2003		2004		2005			2006
	(billions of dollars and trillions of won, except percentages)
GDP Growth(1)		4.7%		(6.9)%		9.5%		8.5%		3.8%		7.0%		3.1%		4.7%		4.0	%(2)	5.0	(2)
Inflation		4.4%		7.5%		0.8%		2.3%		4.1%		2.7%		3.6%		3.6%		2.7%		2.2%
Unemployment(3)		2.6%		7.0%		6.3%		4.4%		4.0%		3.3%		3.6%		3.7%		3.7%		3.5%
Trade Surplus		$(8.5)		$39.0		$23.9		$11.8		$9.3		$10.3		$15.0		$29.4		$23.2		$16.4
Foreign Currency Reserves		$20.4		$52.0		$74.1		$96.2		$102.8		$121.4		$155.4		$199.1		$210.4		$239.0
External Liabilities(4)		$174.2		$163.8		$152.9		$148.5		$130.4		$143.0		$161.6		$177.6		$190.0		N/A	(5)
Fiscal Balance	(Won)	(7.0)	(Won)	(18.8)	(Won)	(13.1)	(Won)	6.5	(Won)	7.3	(Won)	22.7	(Won)	8.1	(Won)	5.6	(Won)	5.1		3.6

(1)	At constant market prices.
(2)	Preliminary.
(3)	Average for year.
(4)	Starting from June 2003, the total external liabilities of the Republic are calculated under criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. See “—Debt—External Debt” for a description of the changes in the criteria.
(5)	Not available.

Source: The Bank of Korea.

The Republic’s economic and financial difficulties in 1997 and 1998 and its subsequent recovery and reforms included the following:

•

Financial condition of Korean companies.    A significant number of Korean companies, including member companies of the conglomerates known as “chaebols” that dominate the Korean economy, struggled financially due to excessive investment in some industries, weak export performances and high levels of debt and foreign currency exposure. Many of these Korean companies failed beginning in early 1997, including the Hanbo Group, the Sammi Group, the Kia Group and the Jinro Group. Following the series of corporate failures in the late 1990s, other Korean companies underwent corporate restructuring, including the Daewoo Group, Hynix Semiconductor, SK Networks and LG Card.

•

Financial condition of Korean banks and other financial institutions.    The capital adequacy and liquidity of most Korean banks and other financial institutions have been adversely affected by the financial difficulties of corporate borrowers, high levels of short-term foreign currency borrowings from foreign financial institutions and consideration of non-market oriented factors in making lending decisions. Since December 1997, the Government has been restructuring and recapitalizing troubled financial institutions, including closing insolvent financial institutions and those failing to carry out rehabilitation plans within specified periods. Through recapitalization, the Government became the controlling shareholder of Korea First Bank, Seoul Bank, Woori Bank and Chohung Bank. The Government subsequently sold its controlling interest in Korea First Bank, Seoul Bank and Chohung Bank, each of which was later merged into or sold to other banks. Korean financial institutions have also voluntarily pursued mergers and acquisitions.

•

Foreign currency reserves.    The Republic’s foreign currency reserves fell to US$20.4 billion as of December 31, 1997 from US$33.2 billion as of December 31, 1996, due mainly to repatriations by foreign investors of their investments in Korea and reduced availability of credit from foreign sources. Since the end of 1997, however, the Government’s foreign currency reserves have continued to increase, reaching US$243.9 billion as of March 31, 2007, due primarily to continued trade surpluses and capital inflows.

•

Credit rating changes.    From October 1997 to January 1998, the rating agencies downgraded the Republic’s credit ratings, with Moody’s downgrading the Republic’s long-term foreign currency rating on bond obligations from A1 to Ba1, Standard & Poor’s Ratings Services downgrading the Republic’s long-term foreign currency rating from AA- to B+ and Fitch International Banking Credit Agency downgrading the Republic’s long-term currency rating from AA- to B-. Since that time, the rating agencies have raised the country’s ratings significantly, with Moody’s upgrading the Republic’s long-term foreign currency rating to A3, Standard and Poor’s to A- and Fitch to A in 2002. In 2003, Moody’s changed its outlook on the long-term foreign currency rating of Korea to negative from positive due primarily to the heightened security concerns stemming from North Korea’s nuclear weapons program. In 2004, Moody’s changed its outlook on the long-term foreign currency rating of Korea to stable from negative due primarily to the Republic’s continued stability in its public-sector debt position. In July 2005, Standard & Poor’s upgraded the Republic’s long-term foreign currency rating from A- to A. In October 2005, Fitch raised the Republic’s long-term foreign currency rating from A to A+. In April 2006, Moody’s changed its outlook on the long-term foreign currency rating of Korea to positive from stable.

•	Interest rate fluctuations. In late 1997 and 1998, interest rates payable by Korean borrowers increased substantially, both domestically and internationally, due to adverse economic conditions and the depreciation of the Won. Since the fourth quarter of 1998, however, interest rates have fallen significantly, primarily driven by improved economic conditions and The Bank of Korea interest rate policy. Internationally, the spreads over United States treasury bonds on benchmark dollar-denominated bonds issued by the Republic and Korean financial institutions and companies have improved since the second half of 1998. If interest rates were to rise significantly in the future, the debt service costs of Korean borrowers and the possibility of defaults on debt repayments may increase.

•

Exchange rate fluctuations.    Due to adverse economic conditions and reduced liquidity, the value of the Won relative to the U.S. dollar and other major foreign currencies declined substantially in 1997. Due to improved economic conditions and continued trade surpluses, however, the Won has generally appreciated against the U.S. dollar since the end of 1997. Won depreciation substantially increases the amount of Won revenue needed by Korean companies to repay foreign currency-denominated debt, increases the possibility of defaults and results in higher prices for imports, including key raw materials such as oil, sugar and flour. On the other hand, Won appreciation generally has an adverse effect on exports by Korean companies.

•

Stock market volatility.    The Korea Composite Stock Price Index declined by over 56% from 647.1 on September 30, 1997 to 280.0 on June 16, 1998. The index recovered to 1,441.3 on March 12, 2007, which represented a more than four-fold increase since June 16, 1998. Significant sales of Korean securities by foreign investors and the repatriation of the sales proceeds could drive down the value of the Won, reduce the foreign currency reserves held by financial institutions in the Republic and hinder the ability of Korean companies to raise capital.

Gross Domestic Product

Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country for a given period and reveals whether a country’s productive output rises or falls over time. Economists present GDP in both current and constant market prices. GDP at current market prices values a country’s output using the actual prices of each year and GDP at constant market prices values output using the prices from a base year, thereby eliminating the distorting effects of inflation or deflation.

The following table sets out the composition of the Republic’s GDP at current and constant 2000 market prices and the annual average increase in the Republic’s GDP.

Gross Domestic Product(1)

	2002	2003	2004	2005	2006(2)	As % of GDP 2006(2)
	(billions of won)
Gross Domestic Product at Current Market Prices:
Private	381,063.0	389,177.2	401,468.8	426,690.6	453,870.4	53.5
Government	88,512.2	96,203.2	105,519.9	114,838.2	125,526.8	14.8
Gross Capital Formation	199,006.0	217,099.0	230,216.6	243,659.5	252,536.9	29.8
Change in Inventories	(41.5)	291.9	6,430.1	6,420.0	6,345.4	0.7
Exports of Goods and Services	241,209.0	274,995.1	342,865.5	342,588.0	366,502.8	43.2
Less Imports of Goods and Services	(231,764.7)	(257,727.7)	(309,647.4)	(323,466.8)	(357,154.9)	42.1
Statistical Discrepancy	6,237.9	4,928.2	2,529.9	6,206.3	6,594.4	0.8

Expenditures on Gross Domestic Product	684,263.5	724,675.0	779,380.5	810,515.9	847,876.4	100.0
Net Factor Income from the Rest of the World	805.6	1,009.9	1,793.7	(1,216.1)	(15.2)	—

Gross National Product(1)	685,069.0	725,420.3	781,174.2	809,299.8	847,861.3	100.0

Gross Domestic Product at Constant 2000 Market Prices:
Private	353,560.3	349,200.2	348,067.2	360,720.6	375,901.7	49.5
Government	77,923.9	80,876.8	83,895.2	88,120.6	93,267.9	12.3
Gross Capital Formation	189,897.7	194,578.9	203,187.9	208,076.6	214,224.9	28.2
Change in Inventories	(1,566.9)	(4,469.0)	671.1	21.8	(399.8)	(0.1)
Exports of Goods and Services	260,220.9	300,824.3	359,709.5	390,443.5	438,805.2	57.8
Less Imports of Goods and Services	(240,665.1)	(264,929.7)	(301,718.5)	(323,604.7)	(360,331.3)	(47.5)
Statistical Discrepancy	1,810.4	2,104.3	183.1	(629.8)	(2,634.0)	(0.3)

Expenditures on Gross Domestic Product	642,748.1	662,654.8	693,995.5	723,126.8	759,234.4	100.0
Net Factor Income from the Rest of the World in the Terms of Trade	(715.6)	642.7	1,513.8	(1,030.3)	(29.5)	—

Trading Gains and Losses from Changes	(9,621.6)	(17,510.0)	(24,471.6)	(46,437.8)	(68,118.2)	(9.0)

Gross National Income(3)	663,842.1	645,787.6	671,037.7	675,658.7	691,086.7	91.0

Percentage Increase (Decrease) of GDP over Previous Year At Current Prices	10.0	5.9	7.5	4.0	4.6
At Constant 2000 Market Prices	7.0	3.1	4.7	4.2	5.0

(1)	GDP plus net factor income from the rest of the world is equal to the Republic’s gross national product.
(2)	Preliminary.
(3)	GDP plus net factor income from the rest of the world and trading gains and losses from changes in the terms of trade is equal to the Republic’s gross national income.

Source: National Accounts Year 2006; The Bank of Korea.

The following tables set out the Republic’s GDP by economic sector at current and constant 2000 market prices:

Gross Domestic Product by Economic Sector

(at current market prices)

	2002	2003	2004	2005	2006(1)	As % of GDP 2006(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	24,654.9	24,166.1	26,246.2	24,631.4	24,473.3	2.9
Mining and Manufacturing	164,003.4	171,208.0	200,830.8	207,327.2	212,503.3	25.0
Mining and Quarrying	2,051.4	2,062.6	2,276.5	2,626.2	2,667.9	0.3
Manufacturing	161,952.0	169,145.4	198,554.3	204,701.0	209,835.4	24.7
Electricity, Gas and Water	15,929.4	17,011.2	16,732.6	16,838.7	17,558.9	2.1
Construction	51,541.7	61,329.8	64,772.5	66,375.0	68,434.3	8.1
Services:	345,962.6	366,046.6	385,735.2	324,867.7	430,832.0	50.8
Wholesale and Retail Trade, Restaurants and Hotels	62,656.7	63,583.6	65,531.9	67,862.2	70,945.9	8.4
Transportation, Storage and Communication	45,133.8	47,787.0	50,969.0	52,429.5	54,194.3	6.4
Financial Intermediation	54,844.4	56,690.8	57,266.2	60,483.5	63,696.4	7.5
Real Estate, Renting and Business Activities	76,822.4	81,804.7	86,027.8	90,482.4	96,427.5	11.4
Public Administration and Defense; Compulsory Social Security	35,557.2	38,700.9	42,209.6	45,429.4	49,018.4	5.8
Education	32,296.7	35,760.7	39,194.9	41,569.8	44,427.9	5.2
Health and Social Work	17,432.4	19,012.7	20,847.5	23,069.3	25,683.6	3.0
Other Service Activities	21,219.0	22,706.2	23,688.3	24,975.6	26,437.0	3.1
Taxes less subsidies on products	82,171.6	84,913.1	85,063.0	89,041.7	94,074.6	11.1

Gross Domestic Product at Current Prices	684,263.5	724,675.0	779,380.5	810,515.9	847,876.4	100.0

Net Factor Income from the Rest of the World	805.6	745.3	1,793.7	(1,216.1)	(15.2)	—
Gross National Income at Current Price	685,069.0	725,420.3	781,174.2	809,299.8	847,861.3	100.0

(1)	Preliminary.

Source: National Accounts Year 2006; The Bank of Korea.

Gross Domestic Product by Economic Sector

(at constant 2000 market prices)

	2002	2003	2004	2005	2006(1)	As % of GDP 2006(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	24,422.2	23,138.3	25,258.5	25,446.6	24,785.3	3.3
Mining and Manufacturing	168,121.6	177,311.9	196,832.1	210,587.0	228,153.8	30.1
Mining and Quarrying	1,878.7	1,894.9	1,946.5	1,913.7	1,965.8	0.3
Manufacturing	166,242.9	175,417.0	194,885.6	208,673.3	226,188.0	29.8
Electricity, Gas and Water	15,258.0	15,981.3	17,035.3	18,360.7	19,005.6	2.5
Construction	46,529.4	50,548.7	51,459.1	51,413.0	51,360.9	6.8
Services:	316,104.8	321,011.9	327,166.7	338,177.8	352,231.5	46.4
Wholesale and Retail Trade, Restaurants and Hotels	61,301.0	59,563.9	59,471.4	60,687.0	62,792.5	8.3
Transportation, Storage and Communication	45,328.6	47,486.1	50,808.6	53,254.2	55,748.9	7.3
Financial Intermediation	46,641.6	46,855.5	46,211.5	48,392.3	50,683.5	6.7
Real Estate, Renting and Business Activities	71,725.5	73,291.6	74,690.0	77,247.9	80,800.7	10.6
Public Administration and Defense: Compulsory Social Security	30,393.6	31,189.9	31,838.1	32,662.5	33,642.7	4.4
Education	28,123.2	29,169.8	29,813.6	30,174.2	30,983.4	4.1
Health and Social Work	12,654.1	13,298.7	13,965.2	14,752.8	15,811.5	2.1
Other Service Activities	19,937.2	20,156.4	20,368.3	21,006.9	21,768.3	2.9
Taxes less subsidies on products	72,312.0	74,662.7	76,243.6	79,141.8	83,697.4	11.0

Gross Domestic Product at Market Prices	642,748.1	662,654.8	693,995.5	723,126.8	759,234.4	100.0

(1)	Preliminary.

Source: National Accounts Year 2006; The Bank of Korea.

GDP growth in 2002 was 7.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 7.6% and gross domestic fixed capital formation increased by 6.6%.

GDP growth in 2003 was 3.1% at constant market prices, as aggregate private and general government consumption expenditures decreased by 0.3% and gross domestic fixed capital formation increased by 4.0%, each compared with 2002.

GDP growth in 2004 was 4.7% at constant market prices, as aggregate private and general government consumption expenditures increased by 0.4% and gross domestic fixed capital formation increased by 2.1%, each compared with 2003.

GDP growth in 2005 was 4.2% at constant market prices, as aggregate private and general government consumption expenditures increased by 3.9% and gross domestic fixed capital formation increased by 2.4%, each compared with 2004.

Based on preliminary data, GDP growth in 2006 was 5.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.5% and gross domestic fixed capital formation increased by 3.2%, each compared with 2005.

Principal Sectors of the Economy

Industrial Sectors

The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production:

Industrial Production

(2000 = 100)

	Index Weight(1)	2002	2003	2004	2005	2006(2)
Mining	36.2	103.9	103.1	100.0	93.8	92.5
Coal	4.7	83.4	84.3	86.1	88.5	91.1
Metal Ores	0.8	96.7	84.5	111.0	107.1	121.3
Others	30.7	107.2	106.5	101.9	94.2	91.9
Manufacturing	9,362.9	108.4	113.8	126.2	134.0	148.1
Food Products and Beverages	658.8	108.6	106.7	108.9	108.3	108.8
Tobacco Products	53.4	99.9	130.3	140.9	113.5	126.9
Textiles	472.7	84.6	76.5	70.8	63.5	58.2
Apparel and Fur Articles	210.3	98.0	82.5	82.4	86.6	93.7
Tanning and Dressing of Leather	97.6	87.6	75.5	65.1	58.8	58.6
Wood and Wood and Cork Products	62.2	112.8	113.9	109.1	104.4	111.7
Pulp, Paper and Paper Products	193.2	105.3	105.4	108.7	109.3	109.4
Publishing, Printing and Reproduction of Record Media	226.8	109.3	101.2	98.3	92.6	92.6
Coke, Refined Petroleum Products and Nuclear Fuel	309.9	88.2	91.1	94.1	97.0	98.2
Chemicals and Chemical Products	856.9	109.2	113.4	119.0	122.7	127.0
Rubber and Plastic Products	429.9	109.2	112.0	115.7	118.0	124.4
Non-Metallic Mineral Products	331.5	104.2	110.1	108.4	101.3	101.9
Basic Metals	566.2	106.4	111.9	117.6	118.0	121.3
Fabricated Metal Products	414.8	95.6	97.4	99.9	98.4	101.7
Machinery and Equipment	812.5	104.5	109.0	119.7	123.0	131.3
Office, Accounting and Computing Machinery	330.8	111.4	97.4	85.4	78.0	77.9
Electrical Machinery and Apparatus and Others	379.8	104.2	107.2	116.0	120.1	128.7
Radio, Television and Communication Equipment	1,481.0	131.6	158.7	214.9	258.1	323.1
Medical Precision and Optical Instrument, Watches	105.0	100.9	102.8	104.4	98.9	97.2
Motor Vehicles, Trailers and Semitrailers	916.1	107.3	114.3	127.6	138.3	150.2
Other Transport Equipment	274.6	119.4	127.5	145.2	156.3	173.8
Furniture and Other Manufactured Goods	178.9	94.6	87.3	83.0	78.0	73.4
Electricity and Gas	600.9	115.0	121.3	128.4	137.5	143.5
All Items	10,000.0	108.8	114.2	126.2	134.1	147.6
Percentage Increase (Decrease) of All Items Over Previous Year		8.0	5.2	10.2	6.3	10.1

(1)	Index weights were established on the basis of an industrial census in 2000 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.
(2)	Preliminary

Source: The Bank of Korea.

Industrial production increased by 8.0% in 2002 primarily due to strong domestic consumption and increased exports. Industrial production increased by 5.2% in 2003 primarily due to increased exports and construction investment growth although domestic consumption was sluggish during 2003. Industrial production increased by 10.2% in 2004 primarily due to increased exports and domestic consumption recovery. Industrial production increased by 6.3% in 2005 primarily due to strong exports and increased domestic consumption. Based on preliminary data, industrial production increased by 10.1% in 2006 primarily due to increased exports and domestic consumption.

Manufacturing

The manufacturing sector increased production by 8.2% in 2002, 5.4% in 2003, 10.5% in 2004 and 6.2% in 2005. Based on preliminary data, in 2006, the manufacturing sector increased production by 10.2%.

In 2002, light industry recorded a 1.9% increase due to increased production of food products. In 2003, light industry recorded a 4.1% decline due to the decreased production of textile, apparel, publishing and printing and food products and beverages. In 2004, light industry recorded a 0.8% decrease due to decreased production of food products, textile, apparel and furniture. In 2005, light industry recorded a 2.8% decrease due to decreased production of textile, wood products, publishing and printing, furniture and non-metallic mineral products. Based on preliminary data, in 2006, light industry recorded a 0.6% decrease.

Automobiles.    In 2002, automobile production increased by 6.8%, domestic sales recorded an increase of 11.8% and exports recorded an increase of 0.6%, each compared with 2001. In 2003, automobile production increased by 1.0%, domestic sales recorded a decrease of 18.7% and exports recorded an increase of 20.2%, each compared with 2002. In 2004, automobile production increased by 9.2%, domestic sales recorded a decrease of 17.0% and exports recorded an increase of 31.1%, compared with 2003. In 2005, automobile production increased by 6.6%, domestic sales recorded an increase of 4.5% and exports recorded an increase of 8.7%, compared with 2004. Based on preliminary data, in 2006, automobile production increased by 3.8%, domestic sales recorded an increase of 1.9% and exports recorded an increase of 2.4%, compared with 2005.

Electronics.    In 2002, electronics production increased by 17.3% and exports increased by 17.2%, each compared with 2001 primarily due to the growth in global information technology products demand. In 2002, export sales of semiconductor memory chips constituted approximately 10.2% of the Republic’s total exports. In 2003, electronics production increased by 17.1% and exports increased by 21.8%, each compared with 2002 primarily due to the continued growth in global information technology products demand. In 2003, export sales of semiconductor memory chips constituted approximately 10.1% of the Republic’s total exports. In 2004, electronics production increased by 21.8% and exports increased by 29.6%, each compared with 2003 primarily due to growth in exports of semiconductor memory chips and global information technology products. In 2004, export sales of semiconductor memory chips constituted approximately 10.4% of the Republic’s total exports. In 2005, electronics production increased by 16.0% and exports increased by 7.1%, each compared with 2004 primarily due to continued growth in exports of semiconductor memory chips and global information technology products. In 2005, export sales of semiconductor memory chips constituted approximately 10.5% of the Republic’s total exports. Based on preliminary data, in 2006, electronics production increased by 15.5% and exports increased by 12.4%, each compared with 2005. In 2006, export sales of semiconductor memory chips constituted approximately 5.3% of the Republic’s total exports.

Iron and Steel.    In 2002, crude steel production totaled 45.4 million tons, an increase of 3.5% from 2001. Domestic sales increased by 14.6% due to the recovery of the domestic economy and exports increased by 2.3%. In 2003, crude steel production totaled 46.3 million tons, an increase of 2.0% from 2002. Domestic sales increased by 3.8% and exports increased by 31.8%. In 2004, crude steel production totaled 47.5 million tons, an increase of 2.6% from 2003. Domestic sales increased by 3.6% and exports increased by 44.4% due to increased demand in China. In 2005, crude steel production totaled 47.8 million tons, an increase of 0.5% from 2004. Domestic sales increased by 0.3% and exports increased by 23.8% due to continued strong demand in China. Based on preliminary data, in 2006, crude steel production totaled 48.4 million tons, an increase of 1.3% from 2005. Domestic sales increased by 5.3% and exports increased by 14.2%.

Shipbuilding.    In 2002, the Republic’s shipbuilding orders amounted to 6.5 million compensated gross tons, a decrease of 6.2% compared to 2001. In 2003, the Republic’s shipbuilding orders amounted to 15.8 million compensated gross tons, an increase of 143.1% compared to 2002. In 2004, the Republic’s shipbuilding orders amounted to 15.2 million compensated gross tons, a decrease of 3.8% compared to 2003. In 2005, the Republic’s shipbuilding orders amounted to 11.8 million compensated gross tons, a decrease of 22.4% compared to 2004. Based on preliminary data, in 2006, the Republic’s shipbuilding orders amounted to 18.9 million compensated gross tons, an increase of 60.2% compared to 2005.

Agriculture, Forestry and Fisheries

The Government’s agricultural policy has traditionally focused on:

•	grain production;

•	development of irrigation systems;

•	land consolidation and reclamation;

•	seed improvement;

•	mechanization measures to combat drought and flood damage; and

•	increasing agricultural incomes.

Recently, however, the Government has increased emphasis on cultivating profitable crops and strengthening international competitiveness in anticipation of opening the domestic agricultural market.

In 2002, the production of rice, the largest agricultural product in Korea, decreased 10.7% from 2001 to 4.9 million tons. In 2003, rice production decreased 9.7% from 2002 to 4.5 million tons. In 2004, rice production increased 12.3% from 2003 to 5.0 million tons. In 2005, rice production decreased 4.6% from 2004 to 4.8 million tons. Based on preliminary data, in 2006, rice production decreased 2.1% from 2005 to 4.7 million tons. Due to limited crop yields resulting from geographical and physical constraints, the Republic depends on imports for certain basic foodstuffs. In 2001, 2002, 2003, 2004 and 2005, the Republic’s self sufficiency ratio was 56.8%, 58.3%, 53.3%, 50.2% and 53.4%, respectively.

The Government is seeking to develop the fishing industry by encouraging the building of large fishing vessels and modernizing fishing equipment, marketing techniques and distribution outlets.

In 2002, the agriculture, forestry and fisheries industry, which decreased by 3.5% compared to 2001, was affected by unusually unfavorable weather conditions, including a severe typhoon during the month of September. In 2003, the agriculture, forestry and fisheries industry decreased by 5.3% compared to 2002 primarily due to unfavorable weather conditions. In 2004, the agriculture, forestry and fisheries industry increased by 9.2% compared to 2003 primarily due to increased production of rice, fruits and vegetables, as well as an increase in fishing catch. In 2005, the agriculture, forestry and fisheries industry increased by 0.7% compared to 2004 primarily due to slightly increased production of rice, fruits and corns. Based on preliminary data, in 2006, the agriculture, forestry and fisheries industry decreased by 2.6% compared to 2005 primarily due to a slowdown in the cultivation and livestock industry.

Construction

In 2002, the construction industry increased by 2.8% compared to 2001 due to the expansion of residential and commercial construction. In 2003, the construction industry increased by 8.6% compared to 2002, mainly driven by a surge in building construction, notably of commercial and residential buildings. In 2004, the construction industry increased by 1.8% compared to 2003 primarily due to a steady increase in residential and commercial construction. In 2005, the construction industry increased by 0.1% compared to 2004 primarily due to a slight increase in residential and commercial construction. Based on preliminary data, in 2006, the construction industry decreased by 0.1% compared to 2005 primarily due to a slight decrease in the construction of residential and commercial buildings.

Electricity and Gas

The following table sets out the Republic’s dependence on imports for energy consumption:

Dependence on Imports for Energy Consumption

	Total Energy Consumption	Imports	Imports Dependence Ratio
	(millions of tons of oil equivalents, except ratios)
2002	208.8	202.7	97.1
2003	215.1	208.5	96.9
2004	220.2	213.2	96.8
2005	228.6	221.1	96.7
2006	231.5	224.0	96.8

Source: Korea Energy Economics Institute.

Korea has no domestic oil or gas production and depends on imported oil and gas to meet its energy requirements. Accordingly, the international prices of oil and gas significantly affect the Korean economy. Any significant long-term increase in the prices of oil and gas will increase inflationary pressures in Korea and adversely affect the Republic’s balance of trade.

To reduce its dependence on oil and gas imports, the Government has encouraged energy conservation and energy source diversification emphasizing nuclear energy. The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

Consumption of Energy by Source

	Coal		Petroleum		Nuclear		Others		Total
	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%
	(millions of tons of oil equivalents, except percentages)
2002	49.1	23.5	102.4	49.1	29.8	14.3	27.5	13.1	208.8	100.0
2003	51.1	23.7	102.4	47.6	32.4	15.1	29.2	13.5	215.1	100.0
2004	53.1	24.1	100.6	45.7	32.7	14.8	33.8	15.4	220.2	100.0
2005	54.8	24.0	101.5	44.4	36.7	16.1	36.1	15.5	228.6	100.0
2006	56.7	24.5	101.4	43.8	37.2	16.1	36.2	15.6	231.5	100.0

Source: Korea Energy Economics Institute.

The Republic’s first nuclear power plant went into full operation in 1978 with a rated generating capacity of 587 megawatts. Construction of an additional 18 nuclear power plants was completed by July 2004, adding 16,129 megawatts of generating capacity. The Republic’s total nuclear power generating capacity is estimated to be 17,715 megawatts as of December 31, 2005.

Services Sector

In 2002, the transportation, storage and communications sector increased by 9.2% compared with 2001. In 2003, the transportation, storage and communications sector increased by 4.8% compared with 2002. In 2004, the transportation, storage and communications sector increased by 7.0%. In 2005, the transportation, storage and communications sector increased by 4.8%. Based on preliminary data, in 2006, the transportation, storage and communications sector increased by 4.7%. In 2002, the financing, insurance, real estate and business service subsector increased by 11.0% compared with 2001. In 2003, the financing, insurance, real estate and business service subsector increased by 1.5% compared with 2002. In 2004, the financing, real estate and business service subsector increased by 1.4% compared to 2003. In 2005, the financing, real estate and business service subsector increased by 3.4% compared to 2004. Based on preliminary data, in 2006, the financing, real estate and business service subsector increased by 4.2% compared to 2005.

Prices, Wages and Employment

The following table shows selected price and wage indices and unemployment rates:

	Producer Price Index(1)	Increase Over Previous Year	Consumer Price Index(1)	Increase Over Previous Year	Wage Index(1)(2)		Increase Over Previous Year		Unemployment Rate(1)(3)
	(2000=100)	(%)	(2000=100)	(%)	(2000=100)		(%)		(%)
2002	99.2	(0.3)	106.9	2.7	116.8		11.2		3.3
2003	101.4	2.2	110.7	3.6	127.6		9.2		3.6
2004	107.6	6.1	114.7	3.6	135.2		6.0		3.7
2005	109.9	2.1	117.8	2.7	144.2		6.6		3.7
2006	112.4	2.3	120.4	2.2	N/A	(4)	N/A	(4)	3.5

(1)	Average for year.
(2)	Nominal wage index of earnings in all industries.
(3)	Expressed as a percentage of the economically active population.
(4)	Not available.

Source: The Bank of Korea; Korea National Statistical Office.

The Government’s economic policy has helped keep inflation low. The inflation rate was 2.7% in 2002, 3.6% in 2003, 3.6% in 2004 and 2.7% in 2005. Based on preliminary data, in 2006, the inflation rate was 2.2%.

The unemployment rate was 3.3% in 2002, 3.6% in 2003, 3.7% in 2004 and 3.7% in 2005. Based on preliminary data, in 2006, the unemployment rate was 3.5%.

From 1992 to 2005, the economically active population of the Republic increased by 21.5% to 23.7 million, while the number of employees increased by 21.2% to 22.9 million. The economically active population over 15 years old as a percentage of the total over-15 population has remained between 60% and 63% over the past decade. Literacy among workers under 50 is almost universal.

As of July 1, 2004, Korea adopted a five-day workweek for large corporations with over 1,000 employees, publicly-owned (state-run) companies, banks and insurance companies, reducing working hours from 44 to 40 hours a week. The adoption of the five-day workweek has been extended to companies with over 300 employees and to government employees as of July 1, 2005 and to companies with over 100 employees as of July 1, 2006. Companies with more than 50 employees are expected to adopt the five-day workweek by July of 2007 and those with over 20 by July 2008.

Approximately 10.8% of the Republic’s workers were unionized as of December 31, 2003. In the early 2000s, the labor unions of several of the Republic’s largest commercial banks, including Kookmin Bank, Shinhan Bank (formerly Chohung Bank) and KorAm Bank, staged strikes in response to consolidation in the banking industry. In addition, in the summer of 2004 and 2005, respectively, unionized workers of GS Caltex Corporation and Asiana Airlines staged strikes demanding better compensation and working conditions. In the fall of 2005, unionized workers at Hyundai Motor Company and Kia Motors Corp. went on strikes during annual contract talks. In December 2005, Korean Air’s unionized pilots also staged strikes demanding a higher wage increase. In the summer of 2006, unionized workers of Hyundai Motor Company and Kia Motors Corp. went on partial strikes demanding better compensation and working conditions, and unionized workers of Ssangyong Motor Company went on strike in response to the company’s proposed layoff plans. Also, in July 2006, unionized workers of POSCO’s subcontractors initiated a sit-in strike at POSCO’s headquarters in Pohang demanding better wages and working conditions, disrupting POSCO’s operations for nine days. Actions such as these by labor unions may hinder implementation of the labor reform measures and disrupt the Government’s plans to create a more flexible labor market. Although much effort is being expended to resolve labor disputes in a peaceful manner, there can be no assurance that further labor unrest will not occur in the future. Continued labor unrest in key industries of the Republic may have an adverse effect on the economy.

In 1997, the Korean Confederation of Trade Unions organized a political alliance, which led to the formation of the Democratic Labor Party in January 2000. The Democratic Labor Party, which seeks to represent the interests of workers, currently controls nine seats in the National Assembly.

The Financial System

Structure of the Financial Sector

The Republic’s financial sector includes the following categories of financial institutions:

•	The Bank of Korea;

•	banking institutions;

•	non-bank financial institutions; and

•	other financial entities, including:

•	securities institutions;

•	credit guarantee institutions;

•	venture capital companies; and

•	miscellaneous others.

To increase transparency in financial transactions and enhance the integrity and efficiency of the financial markets, Korean law requires that financial institutions confirm that their clients use their real names when transacting business. To ease the liquidity crisis, the Government altered the real-name financial transactions system during 1998, to allow the sale or deposit of foreign currencies through domestic financial institutions and the purchase of certain bonds, including Government bonds, without identification. The Government also strengthened confidentiality protection for private financial transactions.

The Government has recently proposed the Act on Capital Markets and Financial Investment Business, or ACMFIB, under which various industry-based capital markets regulatory systems currently in place will be consolidated into a single regulatory system. The proposed ACMFIB will expand the scope of permitted investment-related financial products and activities through expansive definitions of financial instruments and function-based regulations that allow financial investment companies to offer a wider range of financial services, as well as strengthening investor protection and disclosure requirements. The proposed ACMFIB was submitted to the National Assembly in December 2006.

Banking Industry

The banking industry comprises commercial banks and specialized banks. Commercial banks serve the general public and corporate sectors. They include nationwide banks, regional banks and branches of foreign banks. Regional banks provide services similar to nationwide banks, but operate in a geographically restricted region. Branches of foreign banks have operated in Korea since 1967 but provide a relatively small proportion of the country’s banking services. As of December 31, 2006, commercial banks consisted of seven nationwide banks, all of which have branch networks throughout Korea, six regional banks and 42 branches of 28 foreign banks operating in the country. Nationwide and regional banks had, in the aggregate, 5,335 domestic branches and offices, 52 overseas branches, four overseas representative offices and 20 overseas subsidiaries as of December 31, 2006.

Specialized banks meet the needs of specific sectors of the economy in accordance with Government policy; they are organized under, or chartered by, special laws. Specialized banks include:

•	The Korea Development Bank;

•	The Export-Import Bank of Korea;

•	The Industrial Bank of Korea;

•	National Agricultural Cooperative Federation (which merged with the National Livestock

•	Cooperative Federation in July 2000); and

•	National Federation of Fisheries Cooperatives.

The economic difficulties in 1997 and 1998 caused an increase in Korean banks’ non-performing assets and a decline in capital adequacy ratios of Korean banks. From 1998 through 2002, the Financial Supervisory Commission amended banking regulations several times to adopt more stringent criteria for non-performing loans that more closely followed international standards. The new criteria increased the level of non-performing loans held by banks and other financial institutions. The following table sets out the total loans and discounts and non-performing assets of the commercial banking sector.

	Total Loans	Non-Performing Assets	Percentage of Total
	(trillions of won)		(percentage)
December 31, 2002	464.6	11.3	2.4
December 31, 2003	499.5	13.7	2.7
December 31, 2004	512.3	10.1	2.0
December 31, 2005	548.0	7.0	1.3
December 31, 2006	654.4	5.8	0.9

Source: Banking Statistics, February 2007; Financial Supervisory Service.

Most of the growth in total loans since the end of 2001 has been attributable to loans to the retail sector, accounting for 55.8% of total loans as of December 31, 2006, compared to 34.3% as of December 31, 1999.

A group of the Republic’s banks, including seven nationwide commercial banks, six regional commercial banks and five special banks, posted an aggregate net profit of (Won)1.7 trillion in 2003, compared to an aggregate net profit of (Won)5.0 trillion in 2002, primarily due to increased loan loss provisions for SK Networks and credit card companies. In 2004, these banks posted an aggregate net profit of (Won)8.8 trillion compared to an aggregate net profit of (Won)1.7 trillion in 2003, primarily due to decreased loan loss provisions and increased investment income. In 2005, these banks posted an aggregate net profit of (Won)13.6 trillion primarily due to decreased loan loss provisions and increased commissions and foreign exchange revenues. In 2006, these banks posted an aggregate net profit of (Won)13.3 trillion.

Non-Bank Financial Institutions

Non-bank financial institutions include:

•	investment institutions, including merchant banks, asset management companies and the Korea Securities Finance Corporation;

•	savings institutions, including trust accounts of banks, mutual savings banks, credit unions, mutual credit facilities, community credit cooperatives and postal savings;

•	life insurance institutions; and

•	credit card companies.

As of December 31, 2006, two merchant banks were operating in the country. As of December 31, 2006, the total assets of Korea’s merchant banks amounted to an aggregate of (Won)1,197.0 billion.

As of December 31, 2006, 49 asset management companies, which manage trust assets and/or assets held by investment companies under the Indirect Investment Asset Management Business Act, with assets totaling approximately (Won)235.6 trillion, were operating in Korea.

The Banking Act of Korea permits banks to provide trust account management services under the Trust Business Act, as well as asset management services under the Indirect Investment Asset Management Business Act, effective January 5, 2004, with the approval of the Financial Supervisory Commission. In this regard, pursuant to an addendum to the Indirect Investment Asset Management Business Act, banks already engaged in trust account management services for money trust products (excluding products that are managed under specified investment policies) under the Trust Business Act are permitted to continue offering such services, provided they qualified as an asset management company under the Indirect Investment Asset Management Business Act before July 5, 2004. In addition, banks that failed to qualify as an asset management company before July 5, 2004, may apply for qualification pursuant to separate procedures under the Indirect Investment Asset Management Business Act. Banks segregate trust assets and cannot use them to satisfy claims of depositors or other creditors. Accordingly, trust accounts appear separately from banking accounts in the banks’ financial statements. As of December 31, 2005, assets of trust accounts of all banks providing trust account management services totaled (Won)109.8 trillion.

The country had 110 mutual savings banks as of December 31, 2006, with assets totaling (Won)50,807.1 billion.

As of December 31, 2006, 12 domestic life insurance institutions, two joint venture life insurance institutions and eight wholly-owned subsidiaries of foreign life insurance companies, with assets totaling approximately (Won)265.8 trillion as of December 31, 2006, were operating in the Republic.

As of December 31, 2006, six credit card companies operated in the country with loans totaling approximately (Won)35.7 trillion, of which 4.0% were classified as non-performing loans.

Money Markets

In Korea, the money markets consist of the call market and markets for a wide range of other short-term financial instruments, including treasury bills, monetary stabilization bonds, negotiable certificates of deposits, repurchase agreements and commercial paper.

Securities Markets

As of December 31, 2006, 40 domestic securities companies (including joint venture securities companies) and 14 branches of foreign securities companies operated in Korea.

The Korea Stock Exchange, a non-profit corporation wholly owned by its member firms began operations in 1956 as Korea’s only stock exchange. It had a single trading floor located in Seoul. The exchange imposed daily limits on share price movements to avoid excessive fluctuation. The Korea Composite Stock Price Index was comprised of all equities listed on the exchange. The exchange opened a stock index futures market in May 1996 and an options market in July 1997.

In addition to the Korea Stock Exchange, Korea has two over-the-counter stock markets. The KOSDAQ Stock Market was established in July 1996, and the OTC Bulletin Board Market was

launched in March 2000 for trading of shares not listed on either the Korea Stock Exchange or the KOSDAQ. Pursuant to the Korea Securities and Futures Exchange Act promulgated in January 2004, the Korea Stock Exchange, the KOSDAQ and the Korea Futures Exchange were merged into a single exchange known as the Korea Exchange in January 2005. Following this merger, the Korea Stock Exchange, the KOSDAQ and the Korea Futures Exchange were organized into the Stock Market Division of the Korea Exchange, the KOSDAQ Market Division of the Korea Exchange and the Futures Market Division of the Korea Exchange, respectively.

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated:

December 30, 2002	627.6
December 30, 2003	810.7
January 30, 2004	848.5
February 27, 2004	883.4
March 31, 2004	880.5
April 30, 2004	862.8
May 31, 2004	803.8
June 30, 2004	785.8
July 31, 2004	735.3
August 31, 2004	803.6
September 30, 2004	835.1
October 29, 2004	834.8
November 30, 2004	878.1
December 30, 2004	895.9
January 31, 2005	932.7
February 28, 2005	1,011.4
March 31, 2005	965.7
April 30, 2005	911.3
May 31, 2005	970.2
June 30, 2005	1,008.2
July 29, 2005	1,111.3
August 31, 2005	1,083.3
September 30, 2005	1,221.0
October 31, 2005	1,158.1
November 30, 2005	1,297.4
December 29, 2005	1,379.4
January 31, 2006	1,399.8
February 28, 2006	1,371.6
March 31, 2006	1,359.6
April 28, 2006	1,419.7
May 30, 2006	1,317.7
June 30, 2006	1,295.2
July 31, 2006	1,297.8
August 31, 2006	1,352.7
September 29, 2006	1,371.4
October 31, 2006	1,364.6
November 30, 2006	1,432.2

December 28, 2006	1,434.5
January 31, 2007	1,360.2
February 28, 2007	1,417.3
March 31, 2007	1,452.6
April 30, 2007	1,542.2

On December 27, 1997, the last day of trading in 1997, the index stood at 376.3, a sharp decline from 647.1 on September 30, 1997. The fall resulted from growing concerns about the Republic’s weakening financial and corporate sectors, the Republic’s falling foreign currency reserves, the sharp depreciation of the Won against the U.S. Dollar and other external factors, such as a sharp decline in stock prices in Hong Kong on October 24, 1997 and financial turmoil in Southeast Asian countries. The Korea Composite Stock Price Index rose to 1,028.1 on December 28, 1999, but has since been volatile. The index was 1,553.3 on May 2, 2007.

Supervision System

The Office of Bank Supervision, the Securities Supervisory Board, the Insurance Supervisory Board and all other financial sector regulatory bodies merged in January 1999 to form the Financial Supervisory Commission. The Financial Supervisory Commission acts as the executive body over the Financial Supervisory Service. The Financial Supervisory Commission reports to, but operates independently of, the Prime Minister’s office.

The Ministry of Finance and Economy focuses on financial policy and foreign currency regulations. The Bank of Korea manages monetary policy focusing on price stabilization.

Deposit Insurance System

The Republic’s deposit insurance system insures amounts on deposit with banks, non-bank financial institutions, securities companies and life insurance companies.

Since January 2001, deposits at any single financial institution are insured only up to (Won)50 million regardless of the amount deposited.

The Government recently excluded certain deposits, such as repurchase agreements, from the insurance scheme, expanded the definition of unsound financial institutions to which the insurance scheme would apply and increased the insurance premiums payable by insured financial institutions.

Monetary Policy

The Bank of Korea

The Bank of Korea was established in 1950 as Korea’s central bank and the country’s sole currency issuing bank. A seven-member Monetary Policy Committee, chaired by the Governor of The Bank of Korea, formulates and controls monetary and credit policies.

The core inflation rate, which is the consumer price index adjusted to remove the non-cereal agriculture and petroleum components, is used as The Bank of Korea’s target indicator. To achieve its established inflation target, the Monetary Policy Committee of The Bank of Korea determines and announces its overnight call rate target on a monthly basis. The Bank of Korea uses open market operations as its primary instrument to keep the call rate in line with the Monetary Policy Committee’s target rate. In addition, The Bank of Korea is able to establish policies regarding its lending to banks in Korea and their reserve requirements.

Interest Rates

On July 10, 2003, the Bank of Korea cut its target for the benchmark call rate (uncollaterized overnight rate) to 3.75% from 4.00%, which was further lowered to 3.5% on August 12, 2004 and 3.25% on November 11, 2004. On October 11, 2005, the Bank of Korea raised the benchmark call rate to 3.5%, which was further raised to 3.75% on December 8, 2005, to 4.0% on February 9, 2006 and to 4.25% on June 8, 2006 primarily due to the economic recovery and persistently high oil prices. As of the end of 2003, all deposit and lending rates had been deregulated with the exception of those on demand deposits. In February 2004, the Bank of Korea removed the 1% per annum deposit interest rate ceiling on demand deposits.

Money Supply

The following table shows the volume of the Republic’s money supply:

	December 31,
	2002	2003	2004	2005	2006
	(billions of won)
Money Supply (M1)(1)	283,580.8	298,952.9	321,727.7	332,344.9	371,087.6
Quasi-money(2)	588,494.8	599,116.5	632,994.8	689,103.8	778,174.5
Money Supply (M2)	872,075.6	898,069.4	954,722.5	1,021,448.7	1,149,262.1
Percentage Increase Over Previous Year	14.0%	3.0%	6.3%	7.0%	12.5%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.
(2)	Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.

Source: The Bank of Korea.

Exchange Controls

Authorized foreign exchange banks, as approved by the Ministry of Finance and Economy, handle foreign exchange transactions. The ministry has designated other types of financial institutions to handle foreign exchange transactions on a limited basis.

Korean laws and regulations generally require the approval of, or a report to, either the Ministry of Finance and Economy, The Bank of Korea or authorized foreign exchange banks, as applicable, for issuances of international bonds and other instruments, overseas investments and certain other transactions involving foreign exchange payments.

In 1994 and 1995, the Government relaxed regulations of foreign exchange position ceilings and foreign exchange transaction documentation and created free Won accounts which may be opened by non-residents at Korean foreign exchange banks. The Won funds deposited into the free Won accounts may be converted into foreign currencies and remitted outside Korea without any governmental approval. In December 1996, after joining the OECD, the Republic freed the repatriation of investment funds, dividends and profits, as well as loan repayments and interest payments. The Government continues to reduce exchange controls in response to changes in the world economy, including the new trade regime under the WTO, anticipating that such foreign exchange reform will improve the Republic’s competitiveness and encourage strategic alliances between domestic and foreign entities.

In September 1998 the National Assembly passed the Foreign Exchange Transactions Act, which became effective in April 1999 and was subsequently amended in October 2000, December 2000, December 2005 and January 2007. In principle, most currency and capital transactions, including, among others, the following transactions have been liberalized:

•	the investment in real property located overseas by Korean companies and financial institutions;

•	the establishment of overseas branches and subsidiaries by Korean companies and financial institutions;

•	the investment by non-residents in deposits and trust products having more than one year maturities; and

•	the issuance of debentures by non-residents in the Korean market.

To minimize the adverse effects from further opening of the Korean capital markets, the Ministry of Finance and Economy is authorized to introduce a variable deposit requirement system to restrict the influx of short-term speculative funds.

The Government has also embarked on a second set of liberalization initiatives starting in January 2001, under which ceilings on international payments for Korean residents have been eliminated, including overseas travel expenses, overseas inheritance remittances and emigration expenses. Overseas deposits, trusts, acquisitions of foreign securities and other foreign capital transactions made by residents and the making of deposits in Korean currency made by non-residents have also been liberalized. In line with the foregoing liberalization, measures will also be adopted to curb illegal foreign exchange transactions and to stabilize the foreign exchange market.

Effective as of January 1, 2006, the Government liberalized the regulations governing “capital transactions.” The regulations provide that no regulatory approvals are required for any capital transactions. The capital transactions previously subject to approval requirements are now subject only to reporting requirements. These reporting requirements are also scheduled to be largely eliminated as of January 1, 2009.

Foreign Exchange

The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated:

Exchange Rates

Won/U.S. Dollar Exchange Rate
December 31, 2002	1,200.4
December 31, 2003	1,197.8
January 31, 2004	1,173.7
February 27, 2004	1,176.2
March 31, 2004	1,146.6
April 30, 2004	1,167.7
May 31, 2004	1,165.7
June 30, 2004	1,152.5
July 31, 2004	1,171.3
August 31, 2004	1,153.8
September, 30, 2004	1,147.9
October 30, 2004	1,122.3
November 30, 2004	1,047.9
December 31, 2004	1,043.8
January 31, 2005	1,026.4
February 28, 2005	1,008.1
March 31, 2005	1,024.3
April 30, 2005	1,001.8
May 31, 2005	1,002.5
June 30, 2005	1,024.4
July 30, 2005	1,025.7
August 31, 2005	1,031.0
September 30, 2005	1,038.0
October 31, 2005	1,042.7
November 30, 2005	1,036.3
December 30, 2005	1,013.0
January 31, 2006	971.0
February 28, 2006	969.0
March 31, 2006	975.9
April 28, 2006	945.7
May 30, 2006	947.4
June 30, 2006	960.3
July 31, 2006	953.1
August 31, 2006	959.6
September 29, 2006	945.2
October 31, 2006	944.2
November 30, 2006	929.9
December 29, 2006	929.6
January 31, 2007	940.9
February 28, 2007	938.3
March 31, 2007	940.3
April 30, 2007	929.4

Prior to November 1997, the Government permitted exchange rates to float within a daily range of 2.25%. In response to the substantial downward pressures on the Won caused by the Republic’s economic difficulties in late 1997, in November 1997, the Government expanded the range of permitted daily exchange rate fluctuations to 10%. The Government eliminated the daily exchange rate band in December 1997, and the Won now floats according to market forces. The value of the Won relative to the U.S. dollar depreciated from (Won)888.1 to US$1.00 on June 30, 1997 to (Won)1,964.8 to US$1.00 on December 24, 1997. Due to improved economic conditions and increases in trade surplus, the Won has generally appreciated against the U.S. dollar. The market average exchange rate was (Won)930.9 to US$1.00 on May 2, 2007.

Balance of Payments and Foreign Trade

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current balance and the capital balance. The current balance tracks a country’s trade in goods and services and transfer payments and measures whether a country is living within its income from trading and investments. The capital balance covers all transactions involving the transfer of capital into and out of the country, including loans and investments. The overall balance represents the sum of the current and capital balances. An overall balance surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. An overall balance deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency. The financial account mirrors the overall balance. If the overall balance is positive, the surplus, which represents the nation’s savings, finances the overall deficit of the country’s trading partners. Accordingly, the financial account will indicate cash outflows equal to the overall surplus. If, however, the overall balance is negative, the nation has an international deficit which must be financed. Accordingly, the financial account will indicate cash inflows equal to the overall deficit.

The following table sets out certain information with respect to the Republic’s balance of payments:

Balance of Payments

	December 31,
Classification	2002	2003	2004	2005	2006(3)
	(millions of dollars)
Current Account	5,393.9	11,949.5	28,173.5	14,980.9	6,092.6
Goods	14,777.4	21,952.0	37,568.8	32,683.1	29,213.7
Exports(1)	163,414.0	197,289.2	257,710.1	288,970.7	331,844.8
Imports(1)	148,636.6	175,337.2	220,141.3	256,287.6	302,631.1
Services	(8,197.5)	(7,424.2)	(8,046.1)	(13,658.2)	(18,762.9)
Income	432.3	326.3	1,082.8	(1,562.5)	(538.6)
Current Transfers	(1,618.3)	(2,904.6)	(2,432.0)	(2,481.5)	(3,819.5)
Capital and Financial Account	6,251.5	13,909.4	7,598.8	4,756.5	18,618.7
Financial Account(2)	7,338.3	15,307.8	9,351.6	7,096.9	21,652.0
Capital Account	(1,086.8)	(1,398.4)	(1,752.8)	(2,340.4)	(3,033.3)
Changes in Reserve Assets	(11,799.4)	(25,849.4)	(38,710.5)	(19,805.8)	(22,111.7)
Net Errors and Omissions	154.0	(9.5)	2,938.2	68.4	(2,599.6)

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.

(2)	Includes borrowings from the IMF, syndicated bank loans and short-term borrowings.
(3)	Preliminary.

Source: Monthly Bulletin, March 2007; The Bank of Korea.

Based on preliminary data, the Republic recorded a current account surplus of approximately US$6.1 billion in 2006 compared with a current account surplus of US$15.0 billion in 2005, primarily due to a decrease in surplus from the goods account from US$32.7 billion to US$29.2 billion and an increase in deficit from the service account from US$13.7 billion to US$18.8 billion.

Trade Balance

Trade balance figures measure the difference between a country’s exports and imports. If exports exceed imports the country has a trade balance surplus while if imports exceed exports the country has a deficit. A deficit, indicating that a country’s receipts from abroad fall short of its payments to foreigners, must be financed, rendering the country a debtor nation. A surplus, indicating that a country’s receipts exceed its payments to foreigners, allows the country to finance its trading partners’ net deficit to the extent of the surplus, rendering the country a creditor nation.

The following table summarizes the Republic’s trade balance for the periods indicated:

Trade Balance

	Exports(1)	Imports(1)	Balance of Trade	Exports as % of Imports
	(millions of dollars, except percentages)
2002	162,470.5	152,126.2	10,344.4	106.8
2003	193,817.4	178,826.7	14,990.7	108.4
2004	253,844.7	224,462.7	29,382.0	113.1
2005	284,418.7	261,238.3	23,180.4	108.9
2006(2)	325,681.1	309,308.5	16,372.6	106.3

(1)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.
(2)	Preliminary

Source: Principal Economic Indicators, March 2007; The Bank of Korea.

The Republic, due to its lack of natural resources, relies on extensive trading activity for growth. The country meets virtually all domestic requirements for petroleum, wood and rubber with imports, as well as much of its coal and iron needs. Exports consistently represent a high percentage of GDP and, accordingly, the international economic environment is of crucial importance to the Republic’s economy.

The following tables give information regarding the Republic’s exports and imports by major commodity groups:

Exports by Major Commodity Groups (C.I.F.)(1)

	2002	As % of Total	2003	As % of Total	2004	As % of Total	2005	As % of Total	2006(2)	As % of Total
	(millions of dollars, except percentages)
Foods & Consumer Goods	2,634.7	1.6	2,792.3	1.4	3,122.7	1.2	3.174.4	1.1	3,173.3	1.0
Raw Materials and Fuels	8,498.1	5.2	9,048.4	4.7	13,061.4	5.1	18,650.9	6.6	25,076.1	7.7
Light Industrial Products	25,479.5	15.7	27,306.4	14.1	29,625.7	11.7	26,346.4	9.3	26,916.9	8.3
Textile Material	11,950.8	7.4	11,291.8	5.9	10,975.5	4.3	9,709.9	3.4	8,802.0	2.7
Tires and Tubes	1,516.7	0.9	1,715.1	0.9	2,093.9	0.8	2,439.3	0.9	2,562.5	0.8
Heavy & Chemical Industrial Products	125,858.3	77.5	154,670.4	79.8	208,034.8	82.0	236,247.0	83.0	270,514.9	83.1
Chemical Manufacturing Products	11,845.3	7.3	14,781.6	7.6	20,540.7	8.1	24,753.1	8.7	28,374.7	8.7
Metal Goods	10,312.1	6.4	13,089.8	6.8	18,614.3	7.3	22,474.1	7.9	27,183.5	8.3
Machinery	12,824.6	7.9	16,007.6	8.3	22,605.4	8.9	32.033.1	11.3	42,742.1	13.1
Electronics	56,116.5	34.5	68,189.1	35.2	87,769.7	34.6	88,268.9	31.0	89,843.7	27.6
Passenger Cars	13,322.3	8.2	17,479.8	9.0	24,576.9	9.7	27,180.4	9.6	30,498.8	9.4
Ship	10,672.2	6.6	11,103.9	5.7	15,321.3	6.0	17,231.5	6.0	21,486.4	6.6

Total	162,470.5	100.0	193,817.4	100.0	253,844.7	100.0	284,418.7	100.0	325,681.1	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods include insurance and freight costs.
(2)	Preliminary

Source: Monthly Bulletin, March 2007; The Bank of Korea.

Imports by Major Commodity Groups (C.I.F.)(1)

	2002	As % of Total	2003	As % of Total	2004	As % of Total	2005	As % of Total	2006(2)	As % of Total
	(millions of dollars, except percentages)
Foods & Consumer Goods	20,250.9	13.3	23,595.2	13.2	26,497.4	11.8	26,818.4	10.3	31,810.5	10.3
Grain	2,665.0	1.8	2,993.9	1.6	3,716.5	1.7	3,365.0	1.3	3,470.7	1.1
Direct Consumption Goods	5,707.7	3.8	6,161.0	3.4	6,326.3	2.8	7,154.5	2.7	8,287.5	2.7
Durable Goods	7,759.7	5.1	9,922.0	5.5	11,585.3	5.2	10,856.8	4.2	13,221.6	4.3
Nondurable Goods	4,112.3	2.7	4,574.5	2.6	4,867.6	2.2	5,440.4	2.1	6,829.2	2.2
Industrial Materials and Fuels	73,891.4	48.6	86,407.2	48.3	113,837.9	50.7	141,377.8	54.1	173,966.3	56.2
Crude Oil	19,200.3	12.6	23,081.6	12.9	29,917.2	13.3	42,605.8	16.3	55,958.7	18.1
Raw Material for Light Industry	5,320.4	3.5	5,363.8	3.0	7,762.2	3.5	8,596.8	3.3	6,622.9	2.1
Chemical Products	12,269.2	8.1	14,443.1	8.1	18,233.6	8.1	21,530.6	8.2	24,043.4	7.8
Steel Products	6,267.8	4.1	8,204.8	4.6	13,251.2	5.9	16,407.8	6.3	17,701.4	5.7
Capital Goods	57,983.8	38.1	68,824.3	38.5	84,127.4	37.5	93,042.1	35.6	103,531.7	33.5
Machinery	17,998.9	11.8	21,704.2	12.1	28,223.8	12.6	31,924.7	12.2	36,282.8	11.7
Electronic Products	35,996.6	23.7	42,528.5	23.8	49,996.9	22.3	54,483.1	20.9	58,932.6	19.1
Transport Equipment	3,082.5	2.0	3,379.6	1.9	4,498.1	2.0	5,195.3	2.0	6,681.4	2.2

Total	152,126.2	100.0	178,826.7	100.0	224,462.7	100.0	261,238.3	100.0	309,308.5	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods include insurance and freight costs.
(2)	Preliminary

Source: Monthly Bulletin, March 2007; The Bank of Korea.

In 2002, the Republic recorded a trade surplus of US$10.3 billion. Exports increased by 8.0% primarily due to an increase in sales of semiconductors, automobiles and wireless telecommunication devices and an increase in trade volume with China and imports increased by 7.8% primarily due to an increase in purchases of raw materials and machinery.

The Republic recorded a trade surplus of US$15.0 billion in 2003. Exports increased by 19.3% and imports increased by 17.6% compared to 2002.

In 2004, the Republic recorded a trade surplus of US$29.4 billion. Exports increased by 31.0% to US$253.8 billion and imports increased by 25.5% to US$224.5 billion from US$193.8 billion of exports and US$178.8 billion of imports, respectively, in 2003.

In 2005, the Republic recorded a trade surplus of US$23.2 billion. Exports increased by 12.0% to US$284.4 billion and imports increased by 16.4% to US$261.2 billion from US$253.8 billion of exports and US$224.5 billion of imports, respectively, in 2004.

Based on preliminary data, the Republic recorded a trade surplus of US$16.4 billion in 2006. Exports increased by 14.5% to US$325.7 billion and imports increased by 18.4% to US$309.3 billion from US$284.4 billion of exports and US$261.2 billion of imports, respectively, in 2005.

The Republic’s largest trading partners, the United States, Japan and China accounted for the following percentages of the country’s imports and exports:

	2002		2003		2004		2005		2006
	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports
	(percentages of total imports or exports)
United States	20.2	15.1	17.7	13.9	16.9	12.8	14.5	11.7	13.3	10.9
Japan	9.3	19.6	8.9	20.3	8.5	20.6	8.4	18.5	8.2	16.8
China(1)	20.9	12.6	25.7	13.8	26.7	14.7	27.2	15.6	27.2	16.4

(1)	Includes Hong Kong.

Source: Ministry of Commerce, Industry and Energy.

In 2003, the outbreak of severe acute respiratory syndrome, or SARS, and the avian influenza in Asia (including China) and other parts of the world increased uncertainty of economic prospects for affected countries in particular, as well as world economic prospects in general. The avian influenza carried by migrating wild birds spread to several Asian countries, Russia, Romania and Turkey. In response to these recent outbreaks of avian influenza, the Government issued an advisory on disease prevention as of October 14, 2005 and plans to conduct special monitoring of poultry farms. In addition, the Government will continue to cooperate with regional and international efforts to develop and implement additional measures to contain and prevent SARS, the avian influenza and other diseases. Another outbreak of SARS, the avian influenza or similar incidents in the future may have an adverse effect on Korean and world economies.

On April 12, 2007, a bilateral free trade agreement, or FTA, was reached between the Republic and the United States. The FTA will become effective upon legislative ratification by both countries.

Non-Commodities Trade Balance

In 2002, the Republic recorded a non-commodities trade deficit in its current account of approximately US$7.8 billion. The non-commodities trade deficit decreased to US$7.1 billion in 2003 and US$7.0 billion in 2004 but increased to US$15.4 billion in 2005. Based on preliminary data, in 2006, the non-commodities trade deficit increased to US$19.3 billion.

Foreign Currency Reserves

The following table shows the Republic’s total official foreign currency reserves:

Total Official Reserves

	December 31,
	2002	2003	2004	2005	2006
	(millions of dollars)
Gold(1)	$69.2	$70.9	$72.3	$73.6	$74.2
Foreign Exchange	120,811.4	154,508.8	198,175.3	209,967.7	238,387.9

Total Gold and Foreign Exchange	120,880.6	154,579.7	198,247.6	210,041.6	238,462.1
Reserve Position at IMF	520.2	751.6	785.4	305.8	440.0
Special Drawing Rights	11.8	21.0	32.7	43.3	54.0

Total Official Reserves	$121,412.5	$155,352.3	$199,066.1	$210,390.7	$238,956.1

(1)	For this purpose, domestically-owned gold is valued at US$42.22 per troy ounce (31.1035 grams) and gold deposited overseas is calculated at cost of purchase.

Source: The Bank of Korea.

The Government’s foreign currency reserves increased to US$243.9 billion as of March 31, 2007 from US$8.9 billion as of December 31, 1997, primarily due to continued balance of trade surpluses and capital inflows.

Government Finance

The Ministry of Planning and Budget prepares the Government budget, and the Ministry of Finance and Economy administers the Government’s finances.

The Government’s fiscal year commences on January 1. The Ministry of Planning and Budget must submit the budget to the National Assembly not later than 90 days prior to the start of the fiscal year and may submit supplementary budgets revising the original budget at any time during the fiscal year.

The following table shows consolidated Government revenues and expenditures:

Consolidated Central Government Revenues and Expenditures

	2001	2002	2003	2004	2005
	(billions of won)
Total Revenues	144,033	158,712	171,945	178,784	191,488
Current Revenues	142,709	157,226	170,486	177,453	190,206
Total Tax Revenues	95,793	103,967	114,664	117,796	152,347
Income Profits and Capital Gains	35,638	38,404	46,420	48,112	54,456
Tax on Property	2,920	2,894	2,921	2,996	4,683
Tax on Goods and Services	43,818	48,047	50,906	51,800	53,401
Customs Duties	5,923	6,601	6,847	6,796	6,318
Others	7,494	8,021	7,570	8,090	10,244
Social Security Contribution	17,538	19,723	20,703	22,848	24,882
Non-Tax Revenues	29,378	33,536	35,119	34,629	36,224
Capital Revenues	1,324	1,486	1,459	1,331	1,281
Total Expenditures and Net Lending	136,765	136,046	164,303	173,189	186,398
Total Expenditures	126,688	135,610	166,812	171,800	183,370
Current Expenditures	101,744	106,255	136,212	144,805	158,721
Goods and Services	26,223	28,629	29,827	33,910	36,166
Interest Payments	7,198	6,846	6,598	8,312	10,094
Subsidies and Other Transfers(1)	66,540	68,929	96,498	98,801	109,894
Subsidies	534	768	424	748	779
Other Transfers(1)	66,006	68,161	96,074	98,053	109,115
Non-Financial Public Enterprises Expenditures	1,783	1,851	3,289	3,031	2,566
Capital Expenditures	24,944	29,355	30,600	26,997	24,649
Net Lending	10,077	436	(2,509)	1,389	3,028

(1)	Includes transfers to local governments, non-profit institutions, households and abroad.

Source: Ministry of Finance and Economy; Korea National Statistical Office.

The consolidated Government account consists of a General Account, Special Accounts (including a non-financial public enterprise special account) and Public Funds. The Government segregates the accounts of certain functions of the Government into Special Accounts and Public Funds for more effective administration and fiscal control. The Special Accounts and Public Funds relate to business type activities, such as economic development, road and railway construction and maintenance, monopolies, and communications developments and the administration of loans received from official international financial organizations and foreign governments.

Revenues derive mainly from national taxes and non-tax revenues. Expenditures include general administration, national defense, community service, education, health, social security, certain annuities and pensions and local finance, which involves the transfer of tax revenues to local governments.

For 2001, revenues increased by approximately 6.1%, which represented 23.9% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea.

Non-tax revenues increased due to the sale by the Government of the shares it owns in Korean companies such as KT Corporation (formerly known as Korea Telecom Corp.) and KT&G (formerly known as Korea Tobacco & Ginseng Corporation) as part of the Government’s privatization plans. The Republic had a fiscal surplus of 1.2% in 2001.

For 2002, revenues increased by approximately 10.2%, which represented 24.6% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to an increase in surplus amounts transferred from The Bank of Korea. The Republic had a fiscal surplus of 3.3% in 2002.

For 2003, revenues increased by approximately 8.2%, which represented 25.9% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of 1.1% in 2003.

For 2004, revenues increased by approximately 4.0%, which represented 25.8% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of (Won)5.6 trillion in 2004.

For 2005, revenues increased by approximately 7.1%, which represented 26.5% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of (Won)5.1 trillion in 2005.

Based on preliminary data, for 2006, revenues increased by approximately 9.4%, which represented 27.6% of the Republic’s GDP. Based on preliminary data, the Republic had a fiscal surplus of (Won)3.6 trillion in 2006.

Debt

External and Internal Debt of the Government

The following table sets out, by currency and the equivalent amount in U.S. Dollars, the estimated outstanding direct external debt of the Government as of December 31, 2005:

Direct External Debt of the Government

	Amount in Original Currency		Equivalent Amount in U.S. Dollars(1)
	(millions)
US$	US$	10,584.9	US$	10,984.9
German Mark (DM)	DM	26.0		15.7
Japanese Yen (¥)		¥28,858.5		245.0
Euro (EUR)	EUR	500.0		592.0

Total			US$	11,437.6

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2005.

The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic:

Direct Internal Debt of the Government

(billions of won)
2001	87,327.5
2002	103,341.3
2003	141,395.2
2004	182,201.5
2005	227,066.3

The following table sets out all guarantees by the Government of indebtedness of others:

	December 31,
	2003	2004	2005
	(billions of won)
Domestic	79,131.7	65,350.5	54,667.7
External(1)	1,458.5	699.3	310.2

Total	80,590.2	66,049.8	54,977.9

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers in effect on December 31 of each year.

For further information on the outstanding indebtedness, including guarantees, of the Republic, see “—Tables and Supplementary Information.”

External Debt

The following tables set out certain information regarding the Republic’s external debt calculated under the criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. Starting from June 2003, in particular, the Republic’s total external debt calculation under the new criteria excludes offshore borrowings by overseas branches and subsidiaries of Korean banks but includes Won-denominated liabilities such as bank deposits by nonresidents and also includes international finance lease liabilities.

	December 31,
	2001	2002	2003	2004	2005
	(billions of dollars)
Foreign Currencies	124.0	134.9	148.9	161.3	178.0
Korean Won	4.7	6.6	8.6	11.0	12.0

Total External Liabilities	128.7	141.5	157.6	172.3	190.0

	December 31,
	2001	2002	2003	2004	2005
	(billions of dollars)
Long-term Debt	88.4	93.3	106.7	115.9	124.2
General Government	18.3	17.6	11.6	10.4	8.5
Monetary Authorities	3.0	2.9	3.2	4.0	5.0
Banks	21.1	20.3	27.0	30.0	32.6
Other Sectors	46.0	52.5	65.0	71.5	77.9
Short-term Debt	40.3	48.2	50.8	56.3	65.8

Monetary Authorities	1.9	2.0	2.1	2.0	2.2
Banks	30.2	38.2	40.8	44.5	51.5
Other Sectors	8.2	8.0	7.9	9.9	12.1

Total External Liabilities	128.7	141.5	157.6	172.3	190.0

Source: The Bank of Korea.

Under the old criteria, the total external liabilities of the Republic were as follows as of the dates indicated:

	December 31,
	2001	2002
	(billions of dollars)
External Liabilities	118.8	131.0

Source: The Bank of Korea.

Debt Record

The Government has always paid when due the full amount of principal of, interest on, and amortization of sinking fund requirements of, all of its indebtedness.

Tables and Supplementary Information

A.    External Debt of the Government

Currency of Borrowings	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2005
	(%)			(million of units)
US$	0.75-8.875/Floating	1960-2005	1982-2025	US$	10,584.9
Japanese Yen (¥)	3.25-5	1980-1990	2004-2015		¥28,858.5
German Mark (DM)	2-2.2	1973-1985	2003-2021	DM	6.0
Euro (EUR)	3.625	2005	2015	EUR	500.0

Total External Funded Debt(1)				US$	11,437.6

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2005.

B.    External Guaranteed Debt of the Government

Name	Interest Rates	Years of Issue	Years of Maturity	Principal Amounts Outstnading as of December 31, 2005
	(%)			(millions of dollars)
1. Bonds
Total Bonds				None

2. Borrowings
The Korea Development Bank	Floating	1999	2008	52.7
Industrial Bank of Korea	Floating	1999	2008	250.6

Total Borrowings(1)				303.3

Total External Guaranteed Debt(1)				303.3

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2005.

C.    Internal Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2005
	(%)			(billions of won)
1. Bonds
Foreign Exchange Stabilization Bonds	4.50-7.67	2001-2003	2006-2008	15,300.0
Interest-Bearing Treasury Bond for Treasury Bond Management Fund	3.50-11.09	996-2005	2006-2015	170,475.2
Interest-Bearing Treasury Bond for National Housing I	5.0	1995-2005	2000-2010	33,497.3
Interest-Bearing Treasury Bond for National Housing II	3.0	1983-1999	2000-2019	2,994.5
Interest-Bearing Treasury Bond for National Housing III	0	2005	2025	594.2
Non-interest-Bearing Treasury Bond for Contribution(1)	—	1967-1985	—	112.5

Total Bonds				222,872.5

2. Borrowings
Borrowings from The Bank of Korea				830.0
Borrowings from the Sports Promotion Fund				65.0
Borrowings from the Civil Servant Pension Fund				650.0
Borrowings from the Export Insurance Fund				510.0
Authorized Government Debt beyond Budget Limit				2,138.8
Sub-Total				4,193.8

Total Internal Funded Debt				227,066.3

(1)	Interest Rates and Years of Maturity not applicable.

D.    Internal Guaranteed Debt of the Government

Name	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2005
	(%)			(billions of won)
1. Bonds of Government-Affiliated Corporations
Korea Container Terminal Authority	6.0	1997	2006	50.0
Korea Asset Management Corporation	4.26-5.05	2003	2008	4,000.0
Korea Deposit Insurance Corporation	3.57-7.88	1999-2005	2004-2010	50,464.2	(1)

Total Bonds				54,474.2

2. Borrowings of Government-Affiliated Corporations
Rural Development Corporation and Federation of Farmland	5.5	1967	2000-2024	193.5

Total Borrowings				193.5

(1)	Over four years beginning in 2003, (Won)49 trillion of such debt will be converted into direct debt of the Government.

DESCRIPTION OF THE SECURITIES

Description of Debt Securities

We will issue debt securities under a fiscal agency agreement or agreements. The description below summarizes the material provisions of the debt securities and the fiscal agency agreement. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, we urge you to read the form of fiscal agency agreement and the form of global debt security before deciding whether to invest in the debt securities. We have filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

The financial terms and other specific terms of your debt securities will be described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

We will appoint a fiscal agent or agents in connection with debt securities whose duties will be governed by the fiscal agency agreement. We may replace the fiscal agent or appoint different fiscal agents for different series of debt securities.

General Terms of the Debt Securities

We may issue debt securities in separate series at various times. The prospectus supplement that relates to your debt securities will specify some or all of the following terms:

•	the aggregate principal amount;

•	the currency of denomination and payment;

•	any limitation on principal amount and authorized denominations;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the interest rate for the debt securities and, if variable, the method by which the interest rate will be calculated;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	the dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

•	where and how we will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed before maturity;

•	any sinking fund or similar provision;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•

if issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other; and

•	other specific provisions.

Depending on the terms of the debt securities we issue, the prospectus supplement relating to the debt securities may also describe applicable U.S. federal income tax and other considerations additional to the disclosure in this prospectus.

Unless otherwise specified in the applicable prospectus supplement, we will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities issued in registered form.

Payments of Principal, Premium and Interest

On every payment date specified in the relevant prospectus supplement, we will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. We will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, we will make payments in U.S. dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement or debt securities, we will pay interest by check, payable to the registered holder.

We will make any payments on debt securities in bearer form at the offices and agencies of the fiscal agent or any other paying agent outside the United States as we may designate. At the option of the holder of the bearer debt securities, we will make such payments by check or by transfer to an account maintained by the holder with a bank located outside of the United States. We will not make payments on bearer debt securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, we will not make any payment by mail to an address in the United States or by transfer to an account maintained by a holder of bearer debt securities with a bank in the United States. Nevertheless, we will make payments on a bearer debt security denominated and payable in U.S. dollars at an office or agency in the United States if:

•	payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	the payment is then permitted under United States law, without material adverse consequences to us.

If we issue bearer debt securities, we will designate the offices of at least one paying agent outside the United States as the location for payment.

Repayment of Funds; Prescription

If no one claims money paid by us to the fiscal agent for the payment of principal or interest in respect of any series of debt securities for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to us. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid, and you may look only to us for any payment under the debt securities.

Under Korea law, you will not be permitted to file a claim against us for payment of principal or interest on any series of debt securities unless you do so within five years, in the case of principal, and two years, in the case of interest, from the date on which payment was due.

Global Securities

The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security

The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the fiscal agency agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•

must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder; and

•	will receive payments of principal and interest from the depositary or its participants rather than directly from us.

We understand that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

We will register debt securities in the name of a person other than the depositary or its nominee only if:

•	the depositary for a series of debt securities is unwilling or unable to continue as depositary; or

•	we determine, in our sole discretion, not to have a series of debt securities represented by a global security.

In either such instance, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form.

Beneficial Interests in and Payments on a Global Security

Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, we expect the depositary to credit its participants’ accounts with amounts that correspond to their respective beneficial interests in the global security. We also expect that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. We have no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. We also have no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Bearer Securities

We may issue debt securities in a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear and Clearstream, or with a nominee identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Additional Amounts

We will make all payments of principal of, and premium and interest, if any, on the debt securities without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. If Korean law requires us to deduct or withhold taxes, we will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.

We will not pay, however, any additional amounts if you are liable for Korean tax because:

•	you are connected with the Republic other than by merely owning the debt security or receiving income or payments on the debt security;

•	you failed to complete and submit a declaration of your status as a non-resident of the Republic after we or the relevant tax authority requested you to do so; or

•

you failed to present your debt security for payment within 30 days of when the payment is due or, if the fiscal agent did not receive the money prior to the due date, the date notice is given to holders that the fiscal agent has received the full amount due to holders. Nevertheless, we will pay additional amounts to the extent you would have been entitled to such amounts had you presented your debt security for payment on the last day of the 30-day period.

We will not pay any additional amounts for taxes on the debt securities except for taxes payable through deduction or withholding from payments of principal, premium or interest. Examples of the types of taxes for which we will not pay additional amounts include the following: estate or inheritance taxes, gift taxes, sales or transfer taxes, personal property or related taxes, assessments or other governmental charges. We will pay stamp or other similar taxes that may be imposed by the Republic, the United States or any political subdivision or taxing authority in one of those two countries on the fiscal agency agreement or be payable in connection with the issuance of the debt securities.

Status of Debt Securities

The debt securities will:

•	constitute our direct, unconditional, unsecured and unsubordinated obligations;

•	rank at least equally in right of payment among themselves, regardless of when issued or currency of payment; and

•	rank at least equally in right of payment with all of our other unsecured and unsubordinated obligations, subject to certain statutory exceptions under Korean law.

Negative Pledge Covenant

If any debt securities are outstanding, we will not create or permit any security interests on our assets as security for any of our Long-Term External Indebtedness or guarantees issued by us, unless the security interest also secures our obligations under the debt securities. “Long-Term External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic and which has a final maturity of one year or more from its date of issuance.

We may, however, create or permit a security interest:

•	in favor of the Government or The Bank of Korea or any other agency or instrumentality of or controlled by the Government;

•

arising from, or any deposit or other arrangement made or entered into in connection with, the sale, assignment or other disposition or the discounting of any of our notes or receivables, or any other transaction in the ordinary course of our business; or

•	on any asset (or documents of title to such asset) incurred when the asset was purchased or improved to secure payment of the cost of the activity.

Events of Default

Each of the following constitutes an event of default with respect to any series of debt securities:

1.	Non-Payment: we do not pay principal or interest or premium or deposit any sinking fund payment on any debt securities of the series when due and such failure to pay continues for 30 days.

2.	Breach of Other Obligations: we fail to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered to us at the corporate trust office of the fiscal agent in New York City by holders representing at least 10% of the aggregate principal amount of the debt securities of the series.

3.	Cross Default and Cross Acceleration:

•	we default on any External Indebtedness, and, as a result, becomes obligated to pay an amount equal to or greater than US$10,000,000 in aggregate principal amount prior to its due date; or

•

we fail to pay when due, including any grace period, any of our External Indebtedness in aggregate principal amount equal to or greater than US$10,000,000 or we fail to pay when requested and required by the terms thereof any guarantee for External Indebtedness of another person equal to or greater than US$10,000,000 in aggregate principal amount, except in any such case where such External Indebtedness or guarantee is being contested in good faith by appropriate proceedings.

4.	Moratorium/Default:

•	we declare a general moratorium on the payment of our External Indebtedness, including obligations under guarantees;

•	the Republic declares a general moratorium on the payment of its External Indebtedness, including obligations under guarantees;

•

the Republic becomes liable to repay prior to maturity any amount of External Indebtedness, including obligations under guarantees, as a result of a default under such External Indebtedness or obligations; or

•	the international monetary reserves of the Republic become subject to a security interest or segregation or other preferential arrangement for the benefit of any creditors.

5.	Bankruptcy:

•	we are declared bankrupt or insolvent by any court or administrative agency with jurisdiction over us;

•	we pass a resolution to apply for bankruptcy or to request the appointment of a receiver or trustee or similar official in insolvency;

•	a substantial part of our assets are liquidated; or

•	we cease to conduct the banking business.

6.	Failure of Support: the Republic fails to provide financial support for us as required under Article 37 of the KEXIM Act as of the date of the debt securities of such series.

7.	Control of Assets: the Republic ceases to control us (directly or indirectly).

8.	IMF Membership/World Bank Membership: the Republic ceases to be a member of the IMF or the International Bank for Reconstruction and Development (World Bank).

For purposes of the foregoing, “External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic.

If an event of default occurs, any holder may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to us and the fiscal agent.

You should note that:

•	despite the procedure described above, no debt securities may be declared due and payable if we cure the applicable event of default before we receive the written notice from the debt security holder;

•	we are not required to provide periodic evidence of the absence of defaults; and

•	the fiscal agency agreement does not require us to notify holders of the debt securities of an event of default or grant any debt security holder a right to examine the security register.

Modifications and Amendments; Debt Securityholders’ Meetings

Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the fiscal agency agreement that would, among other things:

•	change the stated maturity of the principal of the debt securities or any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt security’s interest rate or premium payable;

•	change the currency of payment of principal, interest or premium;

•	amend either the procedures provided for a redemption event or the definition of a redemption event;

•	shorten the period during which we are not allowed to redeem the debt securities or grant us a right to redeem the debt securities which we previously did not have; or

•	reduce the percentage of the outstanding principal amount needed to modify or amend the fiscal agency agreement or the terms of such series of debt securities.

We may, with the exception of the above changes, with the consent of the holders of at least 66 2/3% in principal amount of the debt securities of a series that are outstanding, modify and amend other terms of that series of debt securities.

The fiscal agency agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants made by us that benefit holders of the debt securities;

•	surrender any right or power given to us;

•	secure the debt securities;

•

permit registered securities to be exchanged for bearer securities or relax or eliminate restrictions on the payment of principal, premium or interest on bearer securities to the extent permitted under United States Department of Treasury regulations, provided that holders of the debt securities do not suffer any adverse tax consequences as a result; and

•

cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

Fiscal Agent

The fiscal agency agreement governs the duties of each fiscal agent. We may maintain bank accounts and a banking relationship with each fiscal agent. The fiscal agent is our agent and does not act as a trustee for the holders of the debt securities.

Further Issues of Debt Securities

We may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of debt securities (or that are the same except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). We may consolidate such additional debt securities with the outstanding debt securities to form a single series.

We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities after the date of any further issue will not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID that they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Description of Warrants

The description below summarizes some of the provisions of warrants for the purchase of debt securities that we may issue from time to time and of the warrant agreement. Copies of the forms of warrants and the warrant agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.

The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Warrants

Each series of warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to the series of warrants will describe:

•

the terms of the debt securities purchasable upon exercise of the warrants, as described above under “Description of the Securities—Description of Debt Securities—General Terms of the Debt Securities”;

•	the principal amount of debt securities purchasable upon exercise of one warrant and the exercise price;

•	the procedures and conditions for the exercise of the warrants;

•	the dates on which the right to exercise the warrants begins and expires;

•	whether and under what conditions the warrants may be terminated or canceled by us;

•	whether and under what conditions the warrants and any debt securities issued with the warrants will be separately transferable;

•	whether the warrants will be issued in bearer or registered form;

•	whether the warrants will be exchangeable between registered and bearer form, and, if issued in registered form, where they may be transferred and registered; and

•	other specific provisions.

Terms Applicable to Debt Securities and Warrants

Governing Law

The fiscal agency agreement, any warrant agreement and the debt securities and any warrants will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing our authorization, execution and delivery of the debt securities and the fiscal agency agreement and any warrants and warrant agreement by us will be governed by the laws of the Republic.

Jurisdiction and Consent to Service

We are owned by a foreign sovereign government and all of our directors and executive officers and some of the experts named in this prospectus are residents of Korea. In addition, all or most our assets and the assets of the people named in the preceding sentence are located outside of the United States. For that reason, you may have difficultly serving process on us or the individuals described above in the United States or enforcing in a U.S. court a U.S.-court judgment based on the U.S. federal securities laws. Our Korean counsel has informed us that there is doubt regarding the enforceability in Korea, either in original actions or in actions for the enforcement of U.S.-court judgments, of civil liabilities based on the U.S. federal securities laws.

We have appointed the Chief Representative of our New York Representative Office, Mr. Joo-shik Kong, and the Senior Deputy General Representative of our New York Representative Office, Mr. Kyu-yeol Cho, and each of their successors in the future, as our authorized agents to receive service of process in any suit which a holder of any series of debt securities or warrants may bring in any state or federal court in New York City and we have accepted the jurisdiction of those courts for those actions. Our New York Representative Office is located at 460 Park Avenue, 8th Floor, New York, New York 10022. These appointments are irrevocable as long as any amounts of principal, premium or interest remain payable by us to the Fiscal Agent under any series of debt securities or any warrants have not expired or otherwise terminated under their terms. If for any reason either of these two men ceases to act as our authorized agent or ceases to have an address in Manhattan, we shall appoint a replacement. The appointment of agents for receipt of service of process and the acceptance of jurisdiction of state or federal courts in New York City do not, however, apply to actions brought under the United States federal securities laws. We may also be sued in courts having jurisdiction over us located in the Republic.

We will irrevocably consent to any relief and process in connection with a suit against us in relation to the debt securities or warrants, including the enforcement or execution of any order or judgment of the court. To the extent permitted by law, we will waive irrevocably any immunity from jurisdiction to which we might otherwise be entitled in any suit based on any series of debt securities or warrants.

Foreign Exchange Controls

The Minister of Finance and Economy of Korea must receive a notification with respect to the issuance by us of debt securities before we may issue debt securities outside the Republic. After issuance of debt securities outside the Republic, we are required to notify the Minister of Finance and Economy of such issuance. No further approval or authorization is required for us to pay principal of or interest on the debt securities.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

AND BEARER WARRANTS

Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person; except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities, without interest coupons, deposited with a common depositary in London for Euroclear and Clearstream for credit to designated accounts. Unless otherwise indicated in the prospectus supplement:

•

each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations, provided that no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

•

any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations.

Bearer securities, other than temporary global debt securities, and any related coupons will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain, which might otherwise be characterized as capital gain, recognized on the disposition will be treated as ordinary income.

For purposes of this section, “United States person” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

For purposes of this section, “United States” means the United States of America, including each state and the District of Columbia, its territories, possessions and other areas subject to its jurisdiction.

TAXATION

The following discussion summarizes certain Korean and U.S. federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Korean Taxation

The following summary of Korean tax consideration applies to you so long as you are not:

•	a resident of Korea;

•	a corporation organized under Korean law; or

•	engaging in a trade or business in Korea through a permanent establishment or a fixed base to which the relevant income is attributable or with which the relevant income is effectively connected.

Tax on Interest Payments

Under the Special Tax Treatment Control Law (the “STTCL”), when we make payments of interest to you on the debt securities, no amount will be withheld from such payments for, or on account of, taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein; provided that the debt securities are deemed to be foreign currency denominated bonds for the purpose of the STTCL.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of a debt security, provided that the disposition does not involve a transfer of the debt security to a resident of Korea (or the Korean permanent establishment of a non-resident). In addition, the STTCL exempts you from Korean taxation on any capital gains that you earn from the transfer of the debt securities outside of Korea; provided that the offering of the debt securities is deemed to be an overseas issuance for the purpose of the STTCL. If you sell or otherwise dispose of debt securities to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 27.5% of net gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs) or 11% of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of a debt security, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, please refer to the heading “Tax Treaties” below.

With respect to computing the above-mentioned 27.5% withholding taxes on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the debt securities. The purchaser of the debt securities or, in the case of the sale of the debt securities through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or in the absence of producing satisfactory evidence of your acquisition cost and certain direct transaction cost in relation to the debt securities being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant debt securities occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

Inheritance Tax and Gift Tax

If you die while domiciled in Korea, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities, wherever located, that you own at the time of death. Furthermore, regardless of where you are domiciled when you die, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities you own that are located in Korea at the time of death. Similarly, if you give the debt securities as a gift to any other person, the donee will be subject to Korean gift tax, based on where you are domiciled or where the debt securities are located at the time that you make the gift. The amount, if any, of the applicable inheritance or gift tax imposed in specific cases depends on the value of the debt securities (or other property) and the identities of the parties involved.

Under Korean inheritance and gift tax laws, debt securities issued by Korean corporations are deemed to be located in Korea irrespective of where they are physically located or by whom they are owned.

Stamp Duty

You will not be subject to any Korean stamp duty, registration duty or similar documentary tax in respect of or in connection with a transfer of any debt securities or in connection with the exercise of exchange rights or conversion rights that may be acquired with the debt securities.

Guarantees

Any payments by us under our guarantee on the debt securities issued by a third-party Korean issuer, except payments made in respect of the principal amount of such guaranteed debt securities (or the issue price if the debt securities were originally issued at a discount), may be subject to withholding tax at the rate of 27.5% (including resident surtax) or such lower rate as may be available under an applicable tax treaty, if any, between Korea and the country of incorporation or residence of the non-resident holder of the debt securities who receives our guarantee payments, unless otherwise exempt under such applicable tax treaty or Korean tax law. Further details of the tax consequences of the holders of third-party debt securities guaranteed by us may be provided in the relevant prospectus supplement.

Tax Treaties

At the date of this prospectus, Korea has tax treaties with, among others, Australia, Austria, Bangladesh, Belgium, Brazil, Bulgaria, Canada, China, Czech Republic, Denmark, Egypt, Finland, France, Germany, Hungary, India, Indonesia, Ireland, Italy, Japan, Luxembourg, Malaysia, Mexico, Mongolia, the Netherlands, New Zealand, Norway, Pakistan, Philippines, Poland, Republic of Fiji, Romania, Singapore, Spain, Sri Lanka, Sweden, Switzerland, Thailand, Tunisia, Turkey, the United Kingdom, the United States of America and Vietnam under which the rate of withholding tax on interest and dividends is reduced, generally to between 5% and 15%, and the tax on capital gains is often eliminated.

With respect to any gains subject to Korean withholding tax, as described under the heading “Tax on Capital Gains” above, you should inquire for yourself whether you are entitled to the benefit of a tax treaty with Korea. It will be your responsibility to claim the benefits of any tax treaty that may exist between your country and Korea in respect of capital gains, and to provide to the purchaser of the debt securities, or the relevant securities company through which the transfer of the debt securities is effected, as applicable, a certificate as to your country of residence. In the absence of sufficient proof, the purchaser, or the relevant securities company, as the case may be, must withhold tax at normal rates.

In addition, subject to certain exceptions, in order to receive the benefit of a tax exemption available under any applicable tax treaty, you may also be required to submit to the payer of such Korean source income an application for tax exemption under a tax treaty, together with a certificate as to your country of residence. The payer of such Korean source income, in turn, will be required to submit such exemption application to the relevant district tax office in Korea by the ninth day of the month following the date of the first payment of such income.

At present, Korea has not entered into any tax treaties regarding inheritance or gift tax.

United States Tax Considerations

Any U.S. federal tax advice included in this communication was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal tax penalties.

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in a debt security. This summary deals only with U.S. holders that hold debt securities as capital assets for tax purposes. This summary does not apply to you if you are an investor that is subject to special tax rules, such as:

•	a bank or thrift;

•	a real estate investment trust;

•	a regulated investment company;

•	an insurance company;

•	a dealer in securities or currencies;

•	a trader in securities or commodities that elects mark-to-market treatment;

•	a person that will hold debt securities as a hedge against currency risk or as a position in a straddle or conversion transaction for tax purposes;

•	a tax exempt organization; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

If you are not a U.S. holder, consult the discussions under the captions “Non-U.S. Persons” and “Information Reporting and Backup Withholding” below; the remainder of this summary does not discuss the treatment of persons that are not U.S. holders.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars, a “foreign currency”, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period, or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder you may elect to translate all interest income on foreign-currency-denominated debt securities at the spot rate on the last day of the accrual period, or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year, or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Notes

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign-currency-denominated debt security is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis taxpayer that makes a special election, then you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign-currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the purchase.

When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction, less any accrued qualified stated interest, which will be subject to tax in the manner described above, and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder, or if you are an accrual-basis holder that makes a special election, then you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15% for debt securities held for more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of whole years to their maturity, the debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and their stated redemption price at maturity will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by the Company, at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in Original Issue Discount Debt Securities you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, before you receive the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i)	multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount Debt Security that is a floating-rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security had borne interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating-rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. Additional rules may apply if interest on a floating-rate debt security is based on more than one interest index. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price, including any accrued interest, and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars will generally be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis.

In the case of an Original Issue Discount Debt Security that is also a foreign-currency-denominated debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period, or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period. Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period, or the last day of the taxable year, for an accrual period that spans two taxable years, or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption “Payments or Accruals of Interest” above. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security, you will recognize ordinary income or loss measured by the difference between the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its “remaining redemption amount”, or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you will also generally be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Debt Security is the total of all future payments to be made on the debt security other than qualified stated interest.

Certain of the Original Issue Discount Debt Securities may be redeemed prior to Maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash- or accrual-basis holder, if you are the holder of a short-term debt security you can elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase debt securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about these features.

Premium and Market Discount

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date when the holder acquired the debt security. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount, or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Warrants

A description of the tax consequences of an investment in warrants will be provided in the applicable pricing supplement.

Indexed Notes and Other Notes Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating-rate debt securities if the interest payable on the debt securities is based on more than one interest index. We will provide a detailed description of the tax considerations relevant to U.S. holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant pricing supplement.

Non-U.S. Persons

The following summary applies to you if you are not a United States person for U.S. federal income tax purposes.

If you are not a United States person, the interest income and gains that you derive in respect of the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service to establish that you are not a United States person. See “Information Reporting and Backup Withholding” below.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest income you derive in respect of the debt securities if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the Code; or

•

you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (i) a banking, financing or similar business in the United States or (ii) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States; or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

Information Reporting and Backup Withholding

The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

PLAN OF DISTRIBUTION

We may sell or issue the debt securities or warrants in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The prospectus supplement relating to a particular series of debt securities or warrants will state:

•	the names of any underwriters;

•	the purchase price of the securities;

•	the proceeds to us from the sale;

•	any underwriting discounts and other compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.

Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, certain conditions must be satisfied before the underwriters become obligated to purchase securities from us, and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we sell any securities through agents, the prospectus supplement will identify the agent and indicate any commissions payable by us. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis and will not acquire the securities for their own account.

We may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

Agents and underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution from us with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, us in the ordinary course of business.

LEGAL MATTERS

The validity of any particular series of debt securities or warrants issued with debt securities will be passed upon for us and any underwriters or agents by United States and Korean counsel identified in the related prospectus supplement.

AUTHORIZED REPRESENTATIVES IN THE UNITED STATES

Our authorized agents in the United States are Mr. Joo-shik Kong, Chief Representative of our New York Representative Office, or Mr. Kyu-yeol Cho, Senior Deputy Representative of our New York Representative Office. The address of our New York Representative Office is 460 Park Avenue, 8th Floor, New York, New York 10022. The authorized representative of the Republic in the United States is Mr. In-kang Cho, Financial Attache, Korean Consulate General in New York, located at 335 East 45th Street, New York, New York 10017.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth under “The Export-Import Bank of Korea” (except for the information set out under “The Export-Import Bank of Korea—Business—Government Support and Supervision”). Such information is stated on his authority.

The Minister of Finance and Economy of The Republic of Korea, in his official capacity, has supplied the information set out under “The Export-Import Bank of Korea—Business—Government Support and Supervision” and “The Republic of Korea”. Such information is stated on his authority. The documents identified in the portion of this prospectus captioned “The Republic of Korea” as the sources of financial or statistical data are official public documents of the Republic or its agencies and instrumentalities.

EXPERTS

Our financial statements as of and for the years ended December 31, 2006 and 2005 included in this prospectus have been so included in reliance on the report of Deloitte Anjin LLC (member of Deloitte Touche Tohmatsu), independent accountants, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

This prospectus includes future expectations, projections or “forward-looking statements”, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “expect”, “anticipate”, “estimate”, “project” and similar words identify forward-looking statements. In addition, all statements other than statements of historical facts included in this prospectus are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. This prospectus discloses important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”). All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.

Factors that could adversely affect the future performance of the Korean economy include:

•

financial problems relating to chaebols (Korean conglomerates), or their suppliers, and their potential adverse impact on the Korean economy, including as a result of recent investigations relating to unlawful political contributions by chaebols;

•	failure or lack of progress in restructuring of chaebols, the financial industry and other large troubled companies, including credit card companies;

•	loss of investor confidence arising from corporate accounting irregularities and corporate governance issues at certain chaebols;

•	a slowdown in consumer spending or the overall economy;

•	adverse changes or volatility in foreign currency reserve levels, commodity prices (including an increase in oil prices), exchange rates, interest rates or stock markets;

•	deterioration of economic or market conditions in other emerging markets;

•

adverse developments in the economies of countries that are important export markets for the Republic, such as the United States, Japan and China, or in emerging market economies in Asia or elsewhere that could result in a loss of confidence in the Korean economy;

•

the continued emergence of China, to the extent its benefits (such as increased exports to China) are outweighed by its costs (such as competition in export markets or for foreign investment and the relocation of the manufacturing base from the Republic to China);

•	social and labor unrest;

•

a decrease in tax revenues and a substantial increase in the Korean government’s expenditures for unemployment compensation and other social programs that, together, would lead to an increased government budget deficit;

•	geo-political uncertainly and risk of further attacks by terrorist groups around the world;

•	the recurrence of SARS or avian influenza in Asia and other parts of the world;

•	political uncertainly or increasing strife among or within political parties in the Republic;

•

deterioration in economic or diplomatic relations between the Republic and its trading partners or allies, including such deterioration resulting from trade disputes or disagreements in foreign policy;

•	hostilities involving oil producing countries in the Middle East and any material disruption in the supply of oil or increase in the price of oil resulting from those hostilities; and

•	an increase in the level of tensions or an outbreak of hostilities between North Korea and the Republic and/or the United States.

FURTHER INFORMATION

We filed a registration statement with respect to the securities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning ourselves and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549.

HEAD OFFICE OF THE BANK

16-1, Youido-dong,

Yongdeungpo-ku

Seoul 150-996

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Shin & Kim	Cleary Gottlieb Steen & Hamilton LLP
Ace Tower, 4th Floor 1-170, Soonhwa-dong, Chung-ku Seoul 100-712 Korea	39th Floor Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law	as to Mexican law	as to U.K. law

Davis Polk & Wardwell	White & Case, S.C.	Allen & Overy
18th Floor	Abogados	9th Floor
The Hong Kong Club Building	Torre del Bosque - PH	Three Exchange Square
3A Chater Road Hong Kong	BLVD. Manuel Avila Camcho # 24	Central Hong Kong
Col. Lomas de Chapultepec
11000 México, D.F.

AUDITOR OF THE BANK

DeloitteAnjin LLC

14F, Hanwha Securities Bldg.

23-5 Youido-dong

Youngdeungpo-ku, Seoul

Korea